     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

             (Exact name of registrant as specified in its charter)
                             ---------------------

              DELAWARE                              4832                          75-2451687
    (State or other jurisdiction        (Primary Standard Industrial            (IRS Employer
  of incorporation or organization)     Classification Code Number)         Identification Number)

                             ---------------------

                       (FOR CO-REGISTRANTS, PLEASE SEE "TABLE OF CO-REGISTRANTS" ON THE FOLLOWING PAGE)

                                                                                          MATTHEW E. DEVINE
                                                                                       CHIEF FINANCIAL OFFICER
                    433 EAST LAS COLINAS BOULEVARD                                 433 EAST LAS COLINAS BOULEVARD
                         IRVING, TEXAS 75039                                             IRVING, TEXAS 75039
                            (972) 869-9020                                                 (972) 869-9020
         (Address, including zip code, and telephone number,                (Name, address, including zip code, telephone
  including area code, of registrant's principal executive offices)      number, including area code, of agent for service)

                             ---------------------
                                   Copies to
                           JOHN D. WATSON, JR., ESQ.
                              MARK D. SPOTO, ESQ.
                            MONETTE P. DAWSON, ESQ.
                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
                          WASHINGTON, D.C. 20004-2505
                                 (202) 637-2200
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF SHARES                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
           TO BE REGISTERED                 REGISTERED             NOTE              PRICE(1)       REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------
8 1/8% Senior Subordinated Notes Due
  2007, Series B.......................    $500,000,000            100%            $500,000,000         $147,500.00
-----------------------------------------------------------------------------------------------------------------------
Guarantees of the 8 1/8% Senior
  Subordinated Notes due 2007, Series
  B(2).................................         N/A                 N/A                 N/A                 N/A
=======================================================================================================================

(1) The registration fee has been calculated pursuant to Rule 457(a) and Rule 457(f)(2) under the Securities Act of 1933, as amended. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2) Represents the guarantees of the 8 1/8% Senior Subordinated Notes due 2007, Series B to be issued by the Co-Registrants. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                            TABLE OF CO-REGISTRANTS

                                                                       PRIMARY STANDARD         IRS
                                                    STATE OR OTHER        INDUSTRIAL          EMPLOYER
                                                    JURISDICTION OF     CLASSIFICATION     IDENTIFICATION
                       NAME                          INCORPORATION       CODE NUMBER           NUMBER
                       ----                         ---------------    ----------------    --------------
Chancellor Media Corporation of the Lone Star
  State...........................................     Delaware              4832            99-0248294
KZPS/KDGE License Corp............................     Delaware              4832            75-2449662
Chancellor Media Corporation of the Bay Area......     Delaware              4832            59-2312787
KIOI License Corp.................................     Delaware              4832            75-2449654
Chancellor Media Corporation of Illinois..........     Delaware              4832            75-2490925
WRCX License Corp.................................     Delaware              4832            75-2528716
Chancellor Media Corporation of Chicago AM........     Delaware              4832            59-2412802
WMVP-AM License Corp..............................     Delaware              4832            75-2449660
Chancellor Media Corporation of Dade County.......     Delaware              4832            59-2312792
WVCG License Corp.................................     Delaware              4832            75-2449668
Chancellor Media/Pyramid Corporation..............     Delaware              4832            04-3221315
Chancellor Media/Pyramid Holdings Corporation.....     Delaware              4832            04-3221316
Broadcast Architecture, Inc.......................     Massachusetts         4832            04-3096275
Chancellor Media Corporation of Massachusetts.....     Delaware              4832            04-3216274
WJMN License Corp.................................     Delaware              4832            04-3216272
Chancellor Media Corporation of the Nation's
  Capital.........................................     Delaware              4832            75-2699485
WWRC License Corp.................................     Delaware              4832            75-2697127
Chancellor Media Partners Corporation.............     Delaware              4832            13-3467127
Chancellor Media Corporation of Gotham............     Delaware              4832            36-3905992
Chancellor Media Corporation of New York..........     Delaware              4832            54-1475267
WYNY License Corp.................................     Delaware              4832            36-3906005
Chancellor Media Corporation of Detroit...........     Delaware              4832            36-2826680
WKQI/WDOZ/WNIC License Corp.......................     Delaware              4832            36-3906004
Chancellor Media Corporation of Chicagoland.......     Delaware              4832            36-3604824
WEJM/WEJM-FM/WVAZ License Corp....................     Delaware              4832            36-3905998
Chancellor Media Corporation of Charlotte.........     Delaware              4832            62-1364794
WIOQ License Corp.................................     Delaware              4832            36-3906002
Chancellor Media Corporation of Dallas............     Delaware              4832            75-2245927
KSKY License Corp.................................     Delaware              4832            36-3906008
Chancellor Media Corporation of San Francisco.....     Delaware              4832            75-2449639
KMEL License Corp.................................     Delaware              4832            75-2449650
Chancellor Media Corporation of Houston...........     Delaware              4832            75-2486583
Chancellor Media of Houston Limited Partnership...     Delaware              4832            75-2486577
KLOL License Limited Partnership..................     Delaware              4832            75-2486580
Chancellor Media Corporation of Tiburon...........     Delaware              4832            75-2674715
KKSF License Corp.................................     Delaware              4832            75-2674717
Chancellor Media Corporation of Washington,
  D.C.............................................     Delaware              4832             75-243256
Chancellor Media Corporation of St. Louis.........     Delaware              4832            75-2449637
WTOP License Limited Partnership..................     Delaware              4832            75-2528718
Chancellor Media Corporation of the Motor City....     Delaware              4832            75-2666019
WJLB License Corp.................................     Delaware              4832            75-2666024
Chancellor Media Corporation of Michigan..........     Delaware              4832            75-2666017
WMXD License Corp.................................     Delaware              4832            75-2666023
Chancellor Media/WAXQ Inc.........................     Delaware              4832            13-3387794
WAXQ License Corp.................................     Delaware              4832              N/A
Chancellor Media/WMZQ Inc.........................     Delaware              4832            04-2981015
WMZQ License Corp.................................     Delaware              4832              N/A

                                                                       PRIMARY STANDARD         IRS
                                                    STATE OR OTHER        INDUSTRIAL          EMPLOYER
                                                    JURISDICTION OF     CLASSIFICATION     IDENTIFICATION
                       NAME                          INCORPORATION       CODE NUMBER           NUMBER
                       ----                         ---------------    ----------------    --------------
Chancellor Media Corporation of the Liberty
  City............................................     Delaware              4832            75-2674728
WDAS (FM) License Corp............................     Delaware              4832            75-2674731
WDAS (AM) License Corp............................     Delaware              4832            75-2674729
Chancellor Media/Riverside Broadcasting Co.
  Inc.............................................     Delaware              4832            13-2688382
WLTW License Corp.................................     Delaware              4832              N/A
Chancellor Media Corporation of the Great Lakes...     Delaware              4832            75-2674722
WWWW/WDFN License Corp............................     Delaware              4832            75-2674723
Chancellor Media Corporation of the Capital
  City............................................     Delaware              4832            75-2647157
WGAY License Corp.................................     Delaware              4832            75-2647158
Chancellor Media Licensee Company.................     Delaware              4832            75-2544625
Chancellor Media/Trefoil Communications, Inc......     Delaware              4832            95-3278846
Chancellor Media/Shamrock Broadcasting, Inc.......     Delaware              4832            95-4068583
Chancellor Media/Shamrock Radio Licenses, Inc.....     Delaware              4832            95-4501833
Chancellor Media/Shamrock Broadcasting of Texas,
  Inc.............................................     Texas                 4832            71-0527506
Chancellor Media/Shamrock Broadcasting Licenses of
  Denver, Inc.....................................     Delaware              4832            75-2688376
Chancellor Media/KCMG Inc.........................     Delaware              4832            13-3930133
Chancellor Media/KYSR Inc.........................     Delaware              4832            13-3547704
Chancellor Media/WLIT Inc.........................     Delaware              4832            13-3930134
Radio 100 L.L.C...................................     Delaware              4832              N/A
Chancellor Media Corporation of Pennsylvania......     Delaware              4832            04-3216281
WJJZ License Corp.................................     Delaware              4832            04-3216283
Chancellor Media Corporation of Miami.............     Delaware              4832            04-3216285
WEDR License Corp.................................     Delaware              4832            04-3216278
Chancellor Media Corporation of Boston............     Delaware              4832            04-3221317
WXKS (AM) License Corp............................     Delaware              4832            04-3221319
WXKS (FM) License Corp............................     Delaware              4832            04-3221318
Chancellor Media Corporation of the Windy City....     Delaware              4832            04-3221712
WNUA License Corp.................................     Delaware              4832            04-3221714
Chancellor Media Corporation of Philadelphia......     Delaware              4832            04-3221716
Chancellor Media Corporation of the Keystone
  State...........................................     Delaware              4832            04-3221374
WYXR License Corp.................................     Delaware              4832            04-3221718
WUSL License Corp.................................     Delaware              4832            04-3221375
KKBT License Corp.................................     Delaware              4832            75-2449648
Katz Media Corporation............................     Delaware              7319            13-3779266
Katz Cable Corporation............................     Delaware              7319            13-3814104
Seltel Inc........................................     Delaware              7319            06-0963166
The National Payroll Company, Inc.................     Delaware              7319            13-3744365
Katz Communications, Inc..........................     Delaware              7319            13-0904500
Eastman Radio Sales, Inc..........................     Delaware              7319            13-3581043
Christal Radio Sales, Inc.........................     Delaware              7319            13-2618663
Amcast Radio Sales, Inc...........................     Delaware              7319            13-3406436
Katz Millennium Marketing, Inc....................     Delaware              7319            13-3894491

THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                  SUBJECT TO COMPLETION, DATED APRIL 22, 1998
PROSPECTUS

                               OFFER TO EXCHANGE
    8 1/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B FOR ALL OUTSTANDING
              8 1/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A

                                       OF

                          CHANCELLOR MEDIA CORPORATION
                                 OF LOS ANGELES
           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
             TIME, ON                      , 1998, UNLESS EXTENDED
                         ------------------------------

    Chancellor Media Corporation of Los Angeles ("CMCLA", and together with its subsidiaries, the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 8 1/8% Senior Subordinated Notes due 2007, Series A (the "Original Notes"), of which an aggregate of $500,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 8 1/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"). The Original Notes were issued on December 22, 1997 (the "Offering") by the Company. The form and terms of the Exchange Notes will be the same as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act") and hence will not bear legends restricting the transfer thereof; and (ii) the holders of the Exchange Notes will not be entitled to certain rights of the holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of an indenture dated as of December 22, 1997, governing the Original Notes and the Exchange Notes (the "Indenture"). The Indenture provides for the issuance of both the Exchange Notes and the Original Notes. The Exchange Notes and the Original Notes are sometimes referred to herein collectively as the "Notes".

    The Exchange Notes will mature on December 15, 2007. Interest on the Exchange Notes will be payable semi-annually on each June 15 and December 15 commencing June 15, 1998, at the rate of 8 1/8% per annum. The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, on or after December 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to December 15, 2000, the Company may, at its option, redeem the Exchange Notes, in part, with the net cash proceeds of one or more Public Equity Offerings (as defined), at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least 65% of the aggregate principal amount of the Notes originally issued in the Offering.

    The Exchange Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment to the Company's 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"), the Company's 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes") and the Company's 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"), and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. As of December 31, 1997, on a pro forma basis after giving effect to the Completed Transactions (as defined) completed after such date, the offering (the "1998 Equity Offering") on March 13, 1998 by Chancellor Media Corporation ("Chancellor Media") of 21,850,000 shares of its common stock and the contribution of the net proceeds therefrom to the Company and the proposed Preferred Stock Repurchase (as defined), but without giving effect to the Company's Pending Transactions (as defined), approximately $1.08 billion of Senior Debt and $500.0 million of debt ranking pari passu to the Exchange Notes would have been outstanding. The Exchange Notes will be fully and unconditionally guaranteed on a senior subordinated basis by substantially all of the Company's direct and indirect subsidiaries (the "Guarantors").

    Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to December 15, 2000, to redeem the Exchange Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the Exchange Notes or if such Change of Control occurs after December 15, 2000, each holder will have the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, in the event of certain asset sales. See "Description of the Exchange Notes."

                                                        (Continued on next page)
                         ------------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF ORIGINAL NOTES AND PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                         ------------------------------

              THE DATE OF THIS PROSPECTUS IS                , 1998

(Continued from previous page)

     The Original Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages market (the "PORTAL" Market) of the National Association of Securities Dealers, Inc. Prior to this Exchange Offer, there has been no public market for the Exchange Notes. If a market for the Exchange Notes develops, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation on any automated quotation system. There can be no assurance that an active public market for the Exchange Notes will develop. See "Risk Factors -- Absence of Public Market for the Exchange Notes."

     The Company will accept for exchange any and all validly tendered Original
Notes on or prior to 5:00 p.m., New York City time, on                , 1998 (if
and as extended, the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of notes being tendered for exchange. The Original Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Notes, the Company will promptly return all previously tendered Original Notes to the holders thereof.

     The Original Notes were originally issued and sold on December 22, 1997 in a transaction not registered under the Securities Act in reliance upon the exemptions provided by Rule 144A and Regulation S of the Securities Act (the "Offering"). Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the staff (the "Staff") of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired the Original Notes directly from the Company or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

     The Company will not receive any proceeds from, and has agreed to bear the expense of, this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF THE ORIGINAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                             ---------------------

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER COVERED BY THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     THIS PROSPECTUS (THIS "PROSPECTUS") IS BEING FURNISHED BY THE COMPANY IN CONNECTION WITH AN EXCHANGE OFFER SOLELY FOR THE PURPOSE OF ENABLING A PROSPECTIVE INVESTOR TO CONSIDER PARTICIPATING IN THE EXCHANGE OF THE ORIGINAL NOTES FOR EXCHANGE NOTES. THE INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE COMPANY AND OTHER SOURCES IDENTIFIED HEREIN. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A PROMISE OR REPRESENTATION.

     EACH PROSPECTIVE INVESTOR MUST COMPLY WITH ALL APPLICABLE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION IN CONNECTION WITH THE DISTRIBUTION OF THIS PROSPECTUS AND THE OFFER OR SALE OF THE EXCHANGE NOTES. IN MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THIS EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR THEIR OWN ATTORNEY, BUSINESS ADVISOR AND/OR TAX ADVISOR FOR LEGAL, BUSINESS OR TAX ADVICE.

     ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT OF 1986 MUST BE COMPLIED WITH IN RESPECT TO ANYTHING DONE IN RELATION TO THE EXCHANGE NOTES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

     THE EXCHANGE NOTES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR ANY FOREIGN SECURITIES COMMISSION OR ANY REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ("RSA 421-B") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER,

CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                          NOTICE TO CANADIAN RESIDENTS

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Prospective Canadian holders of Exchange Notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Exchange Notes in their particular circumstances and with respect to the eligibility of the Exchange Notes for investment by the purchaser under relevant Canadian legislation.
                          ---------------------------

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company, the Guarantors and this Exchange Offer, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

     The Company and Chancellor Media Corporation, the Company's indirect parent corporation ("Chancellor Media"), are each subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy materials and other information with the Commission. The reports, proxy materials and other information filed by each of the Company and Chancellor Media with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Indenture requires the Company to file with the Commission and provide to holders of the Exchange Notes copies of the reports and other information filed by the Company with the Commission pursuant to Sections 13 or 15(d) under the Exchange Act. In the event that the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the Exchange Notes. See "Description of the Exchange Notes -- Reports."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and in documents incorporated by reference herein. As used herein, unless the context otherwise requires, the term "Company" refers to Chancellor Media Corporation of Los Angeles and its subsidiaries. All share and per share data in this Prospectus give effect to the Company's two-for-one common stock split effected in the form of a stock dividend, paid on January 12, 1998 to stockholders of record at the close of business on December 29, 1997.

                                  THE COMPANY

     The Company is one of the largest radio broadcasting companies in the United States. Upon consummation of the Pending Transactions (as defined), the Company will own and operate 108 radio stations (79 FM and 29 AM) in 22 large markets, including each of the nation's 12 largest radio revenue markets. Based on the most recent industry data available to the Company, the Company's portfolio will include the first or second ranked station cluster in terms of revenue share in 15 markets. On a pro forma basis after giving effect to the Completed Transactions (as defined), financing transactions undertaken by the Company and Chancellor Radio Broadcasting Company ("CRBC") during 1997 (including the Offering), the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering and the proposed Preferred Stock Repurchase (as defined), but without giving effect to the Pending Transactions, the Company would have had net revenue and broadcast cash flow (as defined) of approximately $1.0 billion and $431.6 million, respectively, for the year ended December 31, 1997, its pro forma broadcast cash flow margin for such period would have been 43%, and approximately 64% of pro forma net revenue for such period would have been generated by markets in which the Company owns four or five FM stations ("superduopolies").

     The Company's strategy is to secure leading clusters of radio stations in the markets in which it operates. The Company's current station portfolio consists of 97 stations (70 FM and 27 AM), including a total of 11 superduopolies in seven of the nation's 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and
Detroit -- and in four other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. Consummation of the Pending Transactions will result in a net increase of nine FM stations and two AM stations and will add the San Diego market to the Company's portfolio. In addition, consummation of the Pending Transactions will increase the number of superduopolies in the Company's station portfolio to 14, including two new superduopolies in the nation's 12 largest radio markets -- Dallas/Ft. Worth and Houston -- and one in another large market -- Pittsburgh. See "Recent Developments -- Pending Transactions."

     As a complement to its radio broadcasting operations, the Company has recently formed a national radio network, The AMFM Radio Networks, which began broadcasting advertising over the Company's portfolio of stations and stations owned by Capstar Broadcasting Corporation ("Capstar") in January 1998. Management believes that The AMFM Radio Networks will allow the Company to further leverage this broad station base, personalities and advertising inventory by delivering a national base of approximately 62 million listeners (including approximately 45 million listeners from the Company's portfolio of stations) to network advertisers.

     The Company's portfolio is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, urban, jazz, country, oldies, news/talk, rock and sports. Each of the Company's stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, the Company is not unduly reliant on the performance of any one station or market. No single market to be served by the Company represented more than 12% of the Company's pro forma broadcast cash flow for the year ended December 31, 1997 (giving effect to the Completed Transactions, but without giving effect to the Pending Transactions).

     The Company also owns Katz Media Group, Inc. ("KMG" and, together with its operating subsidiaries, "Katz"), a full-service media representation firm serving multiple types of electronic media, with a leading market share in the representation of radio and television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas, to sell national spot advertising air time.

     The Company, formerly known as "Evergreen Media Corporation of Los Angeles" ("EMCLA"), was renamed Chancellor Media Corporation of Los Angeles in connection with the merger on September 5, 1997 of Evergreen and Chancellor Broadcasting Company ("Chancellor") and certain of their respective subsidiaries (the "Chancellor Merger"). The Company's principal executive office is located at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039, and its telephone number is (972) 869-9020.

                               BUSINESS STRATEGY

     The Company's senior management team has extensive experience in acquiring and operating large radio station groups. The Company's business strategy historically has been to assemble and operate radio station clusters in order to maximize broadcast cash flow generated in each market. This strategy relies on the following six key elements.

     Create Large Market Superduopolies. The Company seeks to be the owner and operator of the leading superduopoly in the largest markets in the United States. Management believes that the large revenue base in these markets, in conjunction with operating synergies achievable through the operation of multiple stations, enable it to appeal to a wider universe of national and local advertisers and to achieve a greater degree of profitability. The Pending Transactions, if consummated, will complement the Company's existing stations in the Dallas, Houston, Washington, D.C. and Pittsburgh markets as well as allow the Company to expand into a new large market -- San Diego. The Company expects to continue to selectively pursue acquisition opportunities in the major markets in which it competes as well as in other markets.

     Maximize Superduopoly Revenue and Expense Synergies. The Company seeks to capitalize on the revenue growth and expense savings opportunities of superduopolies. Superduopolies have only been permissible since the passage of the Telecommunications Act of 1996 (the "1996 Act"). Management believes that substantial benefits can be derived from the successful integration of these station cluster groups. Management also believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.

     Establish Strong Listener Loyalty. Management believes that strong listener familiarity with a given radio station produces listener loyalty. Management seeks to establish this familiarity through a variety of programming and marketing techniques, including the development of high-profile on-air personalities and creative station-sponsored promotional events, all of which are designed to secure heightened listener awareness. The Company also conducts extensive market research to help identify programming format opportunities and attract new listeners, as has been the case with WKTU-FM in New York. After operating WKTU-FM for nine months under the call letters and country music format inherited from a prior operator, in February 1996 the Company began to operate WKTU-FM as a rhythmic contemporary hits station. According to Arbitron, WKTU-FM was ranked eleventh in its target demographic group as a country station, and was ranked first in several key demographic groups (including its target demographic group) in the first full ranking period after the station changed its format. The station has continued to rank among the top five stations in its target demographic group in subsequent periods. Management believes that institutionalizing its radio stations in their markets through programming, marketing and research ensures steady long-term audience share ratings.

     Maintain Strict Cost Controls. Management maintains a company-wide focus on cost controls in an effort to maximize broadcast cash flow margins. Management reviews station spending on a monthly basis. In addition, corporate level employees maintain weekly sales reporting systems designed to enable management to evaluate station performance on a current basis. The Company's focus on maximizing superduopoly revenues and maintaining cost controls is reflected by the fact that, during 1995, 1996 and 1997, the Company has achieved broadcast cash flow margins of 40% or more. The Company also carefully monitors capital expenditures.

     Develop Experienced, Incentivized Management Team. The Company believes that management depth is critical to achieving superior operating performance in a portfolio as large as the Company's. The Company's senior management team collectively has an aggregate of more than 45 years of radio industry operating experience. This senior management team is supported by an experienced team of veteran group operators and station general managers. At the station level, the Company seeks to incentivize its individual radio station managers and sales forces to outperform revenue and broadcast cash flow budget expectations by granting quarterly and annual performance measurement-based bonuses. The Company believes that the incentives it offers to its employees, as well as its stature in the radio industry, will enable it to continue to be successful in recruiting top industry employees.

     Maximize Free Cash Flow. By emphasizing the revenue and expense synergies achievable through the assembly and operation of superduopolies and by carefully monitoring operating costs, the Company seeks to maximize broadcast cash flow and, ultimately, after tax cash flow (broadcast cash flow less corporate general and administrative expenses, debt service, tax payments and dividend requirements). This focus on after tax cash flow should facilitate reduction of leverage without undue dependence on capital markets and position the Company to pursue attractive acquisitions.

     Related Business Expansion. In addition to the foregoing six key elements, the Company seeks to further leverage its radio expertise and expand into industries related to the operation of radio stations. In this regard, the Company formed a national radio network, The AMFM Radio Networks, in September 1997 and acquired Katz, a full-service media representation firm in October 1997. The Company has also recently begun exploring the acquisition of additional complementary media businesses, particularly businesses with significant after tax cash flow generating potential, including radio stations in medium-sized markets, television, outdoor advertising, and similar international media opportunities.

                              RECENT DEVELOPMENTS

     For a further discussion of the transactions described below, see "Business" and "Pro Forma Financial Information."

THE AMFM RADIO NETWORKS

- In September 1997, the Company announced the formation of a national radio network, The AMFM Radio Networks, and the appointment of David Kantor to the position of Senior Vice President with responsibility for all of the Company's radio network operations. Prior to joining the Company, Mr. Kantor served as President of ABC Radio Networks, the largest commercial radio network in the United States. The AMFM Radio Networks began broadcasting advertising over the Company's portfolio of stations and stations by Capstar in January 1998. Management believes that the network will allow the Company to further leverage this broad station base, personalities and advertising inventory by delivering a national base of approximately 62 million listeners (including approximately 45 million listeners from the Company's portfolio of stations) to network advertisers. See "Risk Factors -- Integration of Operations; Operation of Katz and Radio Network."

COMPLETED TRANSACTIONS

- Since January 1, 1997, the Company has completed (i) the Chancellor Merger (as defined), which added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, for a net purchase price of approximately $2.0 billion, (ii) the acquisition of 23 radio stations for a net purchase price of approximately $1.5 billion, (iii) the exchange of ten stations and $66.5 million in cash for eight stations and $9.5 million in cash, (iv) the sale or other disposition of 10 radio stations for $269.3 million in cash and a promissory note for $18.0 million and (v) the acquisition of Katz, a full service media representation firm, for a net purchase price of approximately $379.1 million. These transactions, together with the acquisitions and dispositions completed by the Company during 1996 and acquisitions and dispositions completed by Chancellor during 1996 and 1997, are referred to herein as the "Completed Transactions."

PENDING TRANSACTIONS

- CAPITOL BROADCASTING ACQUISITION. On February 17, 1998, the Company entered into an agreement to acquire WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $72.0 million in cash (including $4.0 million paid by the Company in escrow), plus an amount equal to the value assigned to certain accounts receivable for the stations (the "Capitol Broadcasting Acquisition"). Although there can be no assurance, the Company expects that the Capitol Broadcasting Acquisition will be consummated in the second quarter of 1998.

- CAPSTAR TRANSACTION. On February 20, 1998, the Company entered into an agreement to acquire from Capstar 11 radio stations in Dallas/Ft. Worth, Houston, San Diego and Pittsburgh (the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637.5 million (the "Capstar Transaction"). The Capstar/SFX Stations are presently owned by SFX Broadcasting, Inc. ("SFX"), and are expected to be acquired by Capstar as part of Capstar's pending acquisition of SFX (the "Capstar/SFX Acquisition"). The Capstar/SFX Stations would be acquired by the Company in a series of purchases and exchanges over a period of three years, and would be operated by the Company under time brokerage agreements immediately upon the consummation of the Capstar/SFX Acquisition until acquired by the Company. As part of the Capstar Transaction, the Company would exchange its two Jacksonville stations (valued for purposes of the Capstar Transaction at $53.0 million) plus $90.3 million in cash for one of the Capstar/SFX Stations in Houston. The Company would pay approximately $494.3 million for the remaining ten Capstar/SFX stations. As part of the Capstar Transaction, the Company would, at the consummation of the Capstar/SFX Acquisition, provide a subordinated loan to Capstar in the principal amount of $250.0 million (the "Capstar Loan"). The Capstar Loan would bear interest at the rate of 12% per annum (subject to increase in certain circumstances), and would be secured by a senior pledge of common stock of Capstar's direct subsidiaries and SFX and a senior guarantee by one of Capstar's direct subsidiaries. A portion of the Capstar Loan would be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The Company's obligation to provide the Capstar Loan is conditioned, among other things, on Capstar's receipt of at least $650.0 million in equity investments that are subordinate to the Capstar Loan between January 1, 1998 and the consummation of the Capstar/SFX Acquisition. Hicks, Muse, Tate & Furst, Incorporated ("Hicks Muse"), which is a substantial shareholder of the Company, controls Capstar, and certain directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse. Capstar has informed the Company that Capstar expects that the Capstar/SFX Acquisition will be consummated in the second quarter of 1998.

- PETRY ACQUISITION. On April 8, 1998, the Company entered into an agreement to acquire Petry Media Corporation ("Petry"), a leading independent television representation firm, for approximately $150.0 million in cash (the "Petry Acquisition"). Although there can be no assurance, the Company expects that the Petry Acquisition will be consummated in the third or fourth quarter of 1998.

     The foregoing transactions are referred to herein as the "Pending Transactions." Upon the consummation of the Pending Transactions, the Company's portfolio will consist of 108 radio stations (79 FM and 29 AM).

CHANGES IN EXECUTIVE MANAGEMENT

     On April 14, 1998, Scott K. Ginsburg resigned as President and Chief Executive Officer of Chancellor Media, Chancellor Mezzanine Holdings Corporation ("CMHC") and the Company, and on April 20, 1998, Mr. Ginsburg resigned as a director of Chancellor Media, CMHC and the Company and from all positions held with their respective subsidiaries. Thomas O. Hicks, Chairman of the Board of Chancellor Media, CMHC and the Company, is serving as Chief Executive Officer of Chancellor Media, CMHC and the Company on an interim basis.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange up to $500.0 million aggregate principal amount of Exchange Notes for a like principal amount of Original Notes. The Exchange Notes may be exchanged only in multiples of $1,000 principal amount. The Company will issue the Exchange Notes on or promptly after the Expiration Date. See "The Exchange Offer."

                             Based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired the Original Notes directly from the Company or
                             (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. If a holder of Original Notes does not exchange such Original Notes pursuant to the Exchange Offer, such Original Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange" and "Description of Exchange Notes".

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on                  , 1998 unless
                             extended in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is so extended.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company in whole or in part and from time to time in its sole discretion. See "The Exchange Offer -- Certain Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Procedures for Tendering
the Original Notes.........  Each registered holder of Original Notes (a
                             "Registered Holder") wishing to tender such Original Notes in the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Original Notes and any other required documentation, to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder of the Original Notes (other than Participating Broker-Dealers (as defined)) must represent to the Company that, among other things, (i) the Exchange Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not the holder of the Original Notes, (ii) neither the holder of the Original Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Original Notes and (iii) neither the holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each Registered Holder whose Original Notes are held through DTC (as defined) and wishes to participate in the Exchange Offer may do so through DTC's Automated Tender Offer Program ("ATOP") by which each tendering participant will agree to be bound by the Letter of Transmittal. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Procedures for Tendering Original Notes."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Original Notes should contact such Registered Holder promptly and instruct such Registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the Registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering Original Notes."

Guaranteed Delivery
Procedures.................  Holders of Original Notes who wish to tender their
                             Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by the Exchange Agent at its address set forth herein. Such notice must (i) specify the name of the person having tendered the Original Notes to be withdrawn; (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of Original Notes to be withdrawn); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered; and (iv) specify the name in which the Original Notes are to be registered; if different from that of the withdrawing holder. See "The Exchange Offer -- Withdrawal Rights."

Acceptance of Original
Notes and Delivery of
  Exchange Notes...........  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Consequences of Failure to
  Exchange.................  Holders of Original Notes who do not exchange their
                             Original Notes for the Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon. In general, Original Notes that are not exchanged pursuant to the Exchange Offer may not be offered or sold except pursuant to a registration statement filed under the Securities Act or an exemption from registration thereunder and in compliance with applicable state securities laws. In the event the Company completes the Exchange Offer, the interest rate on Original Notes will remain as stated thereon and holders of Original Notes will have no further rights under the Registration Rights Agreements (as defined below).

Certain Tax
Considerations.............  Latham & Watkins, counsel to the Company, has advised the Company that because the Exchange Notes should not be considered to differ materially from the Original Notes, the exchange of Original Notes for Exchange Notes should not result in any material federal income tax consequences to holders exchanging Original Notes for Exchange Notes. For a full description of the basis of, and limitations on, this opinion, see "Material United States Federal Income Tax Considerations."

Registration Rights
Agreement..................  Pursuant to a registration rights agreement (the
                             "Registration Rights Agreement") among the Company and the initial purchasers of the Original Notes (the "Initial Purchasers"), the Company agreed (i) to file a registration statement within 120 days after the Issue Date with respect to an offer to exchange the Original Notes for a like amount of Exchange Notes and (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the Issue Date. The Exchange Offer is intended to satisfy the rights of holders of Original Notes under the Registration Rights Agreement, which rights terminate upon consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes.

Exchange Agent.............                        is the Exchange Agent for the
                             Exchange Offer. The address and telephone number of the Exchange Agent are set forth in the "The Exchange Offer -- Exchange Agent."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The Exchange Offer applies to $500.0 million aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes will be the same as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights of the holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

Issuer.....................  Chancellor Media Corporation of Los Angeles.

Securities Offered.........  $500,000,000 aggregate principal amount of 8 1/8%
                             Senior Subordinated Notes due 2007, Series B.

Maturity Date..............  December 15, 2007.

Interest Rate and Payment
  Dates....................  The Exchange Notes will bear interest at a rate of
                             8 1/8% per annum. Interest on the Exchange Notes will accrue from the date of issuance and will be payable semi-annually on each June 15 and December 15, commencing June 15, 1998.

Optional Redemption........  The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after December 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to December 15, 2000, the Company may, at its option, redeem the Exchange Notes, in part, with the net cash proceeds of one or more Public Equity Offerings (as defined), at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of Exchange Notes outstanding must equal at least 65% of the aggregate principal amount of Original Notes originally issued on December 22, 1997. See "Description of the Exchange Notes -- Optional Redemption."

Change of Control..........  If a Change of Control (as defined) occurs, (i) the
                             Company will have the option, at any time on or prior to December 15, 2000, to redeem the Exchange Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the Exchange Notes or if such Change of Control occurs after December 15, 2000, the Company will be required to offer to repurchase all outstanding Exchange Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds to purchase all the Exchange Notes in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Senior Credit Facility (as defined) will restrict the Company's ability to repurchase the Exchange Notes, including pursuant to a Change of Control Offer (as defined). The Senior Credit Facility also contains certain other provisions relating to a change of control of the Company. These provisions are generally broader than the Change of Control provisions of the Indenture. Consequently, certain events that may give rise to a change of control under the Senior Credit Facility may not give rise to a Change of Control under the Indenture. See "Risk Factors -- Change of Control," "Description of the Exchange Notes --

                             Change of Control" and "Description of Certain Indebtedness -- Senior Credit Facility -- Events of Default."

Offers to Purchase.........  In the event of certain asset sales, the Company will be required to offer to repurchase the Exchange Notes (to the extent of any net proceeds remaining following the Company's offer to purchase the 9 3/8% Notes, the 8 3/4% Notes and the 10 1/2% Notes) at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Exchange Notes -- Certain Covenants -- Limitation on Asset Sales."

Ranking....................  The Exchange Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment to the Company's 9 3/8% Notes, the 8 3/4% Notes and the 10 1/2% Notes, and will be subordinated in right of payment to all existing and future Senior Debt. As of December 31, 1997, on a pro forma basis after giving effect to the Completed Transactions completed after such date, the 1998 Equity Offering and the application of the net proceeds therefrom, and the proposed Preferred Stock Repurchase (as defined), but without giving effect to the Pending Transactions, approximately $1.08 billion of Senior Debt (represented by borrowings under the Senior Credit Facility) would have been outstanding and approximately $500.0 million of debt ranking pari passu to the Exchange Notes would have been outstanding. See "Description of the Exchange Notes -- Subordination."

Guarantees.................  The Exchange Notes will be fully and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Guarantors. The obligation of the Guarantors with respect to the Guarantees will be subordinated in right of payment, to the same extent as the obligations of the Company in respect of the Exchange Notes are subordinated to all existing and future Senior Debt, to all existing and future Guarantor Senior Debt (as defined)(which includes the guarantee by the Guarantors of the Company's borrowings under the Senior Credit Facility), and will rank pari passu to the Guarantors' guarantees of the 9 3/8% Notes, the 8 3/4% Notes and the 10 1/2% Notes. See "Description of the Exchange Notes -- Guarantees."

Certain Covenants..........  The Indenture imposes certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, engage in certain asset swaps, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Exchange Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations and businesses related thereto, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of the Exchange Notes -- Certain Covenants.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to this Prospectus.

                                  RISK FACTORS

     See "Risk Factors", which begin on page 14, for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following table presents summary unaudited combined pro forma financial information of the Company for the year ended December 31, 1997 and should be read in conjunction with the unaudited pro forma condensed combined financial statements, a complete set of which are included on pages P-1 through P-16 of this Prospectus.

     The summary pro forma financial information set forth below under Company As Adjusted for the Completed Transactions presents adjustments for (i) in the case of the Operating Data and Other Data, the Completed Transactions, financing transactions undertaken by the Company and CRBC during 1997 (including the Offering), and the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering as if such transactions had occurred on January 1, 1997 and (ii) in the case of the Balance Sheet Data, the Completed Transactions consummated after December 31, 1997 and the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering, as if such transactions had occurred on December 31, 1997.

     The summary pro forma financial information set forth below under Company Pro Forma presents the adjustments as described under Company As Adjusted for the Completed Transactions and further assumes that all of the outstanding shares of the Company's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") and the Company's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") will be repurchased by the Company and retired pursuant to a tender offer, certain permitted redemptions, negotiated purchases or open-market transactions (the "Preferred Stock Repurchase"). The pro forma data is based on assumed premiums plus accrued and unpaid dividends to be paid to holders of 12 1/4% Preferred Stock and 12% Preferred Stock in the proposed Preferred Stock Repurchase, and other assumptions relating to such repurchases. No assurance can be given that the actual premiums paid in connection with any such repurchases made by the Company will not be greater, perhaps by a substantial amount, than the amounts assumed in the pro forma data. In addition, there can be no assurance that any shares of 12 1/4% Preferred Stock and 12% Preferred Stock will be repurchased by the Company. See "Risk Factors -- Possible Non-Consummation of, or Increased Cost of, Proposed Repurchase of 12 1/4% Preferred Stock and 12% Preferred Stock."

     The summary pro forma financial information does not give effect to the Pending Transactions. See "Business -- Recent Developments -- Pending Transactions" for a description of these transactions.

                                                         YEAR ENDED
                                                     DECEMBER 31, 1997
                                           --------------------------------------
                                                          COMPANY
                                                        AS ADJUSTED
                                                          FOR THE
                                            COMPANY      COMPLETED      COMPANY
                                           HISTORICAL   TRANSACTIONS   PRO FORMA
                                           ----------   ------------   ----------
                                                   (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net revenues............................   $  582,078    $1,004,205    $1,004,205
Station operating expenses excluding
  depreciation and amortization.........      316,248       572,613       572,613
Operating income........................       58,406        35,038        35,038
Interest expense........................       85,017       150,375       163,288
Net loss................................      (18,844)      (71,296)      (78,785)
Preferred stock dividends...............       12,901        40,222            --
Net loss attributable to common stock...      (31,745)     (111,518)      (78,785)

                                                            YEAR ENDED
                                                        DECEMBER 31, 1997
                                           --------------------------------------------
                                                             COMPANY
                                                           AS ADJUSTED
                                                             FOR THE
                                             COMPANY        COMPLETED        COMPANY
                                            HISTORICAL     TRANSACTIONS     PRO FORMA
                                           ------------   --------------   ------------
                                            (DOLLARS IN THOUSANDS, EXCEPT MARGIN DATA)
OTHER DATA:
Broadcast cash flow(1)..................    $  265,830      $  431,592      $  431,592
Broadcast cash flow margin..............            46%             43%             43%
EBITDA(1)...............................    $  244,388      $  395,754      $  395,754
Ratio of earnings to fixed charges(2)...            --              --              --
BALANCE SHEET DATA (END OF PERIOD):
Working capital.........................    $  112,644      $  349,936      $  126,229
Intangible assets, net..................     4,404,443       4,491,569       4,491,569
Total assets............................     4,961,477       5,283,119       5,045,827
Long-term debt..........................     2,573,000       1,900,000       2,084,466
Redeemable preferred stock..............       331,208         331,208              --
Stockholder's equity....................     1,480,207       2,474,849       2,397,884

---------------

(1) Broadcast cash flow consists of operating income excluding depreciation, amortization, corporate general and administrative expense, and other non-cash and non-recurring charges. EBITDA consists of operating income before depreciation and amortization, and other non-cash and non-recurring charges. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, the Company believes that broadcast cash flow and EBITDA are widely used as a measure of operating performance. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow and EBITDA do not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow and EBITDA are not necessarily indicative of amounts that may be available for reinvestment in the Company's business or other discretionary uses.

(2) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $6,692 for the year ended December 31, 1997. On a pro forma basis after giving effect to the Completed Transactions, financing transactions undertaken by the Company and CRBC during 1997 and the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering, earnings were insufficient to cover fixed charges by $94,875 for the year ended December 31, 1997. On a pro forma basis after giving effect to the Completed Transactions, financing transactions undertaken by the Company and CRBC during 1997, the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering and the Preferred Stock Repurchase, earnings were insufficient to cover fixed charges by $107,788 for the year ended December 31, 1997.

                                  RISK FACTORS

     Holders of Original Notes considering participating in this Exchange Offer should carefully consider, in addition to the other information contained in this Prospectus, the following factors regarding an investment in the Exchange Notes.

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

     The Company has consolidated indebtedness that is substantial in relation to its stockholders equity. The Company is subject to the terms of a senior loan agreement dated April 25, 1997 (as amended, the "Senior Credit Facility"), the indenture governing the 9 3/8% Notes (the "9 3/8% Indenture"), the indenture governing the 8 3/4% Notes (the "8 3/4% Indenture), the indenture governing the 10 1/2% Notes (the "10 1/2% Indenture"), the Indenture and the certificates of designation governing two series of preferred stock, the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") and the 12% Exchangeable Preferred Stock (the "12% Preferred Stock"). The Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, the Indenture and such certificates of designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company. As of December 31, 1997, the Company had outstanding long-term indebtedness of approximately $2.57 billion and redeemable preferred stock of $331.2 million, an accumulated deficit of $157.4 million and stockholder's equity of $1.48 billion. As of December 31, 1997, on a pro forma basis after giving effect to the Completed Transactions consummated after such date, the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering and the proposed Preferred Stock Repurchase, but without giving effect to the Pending Transactions, the Company would have had outstanding long-term indebtedness of approximately $2.08 billion, an accumulated deficit of $234.4 million and stockholder's equity of $2.40 billion. See "Summary Pro Forma Financial Information," "Risk Factors -- Possible Non-Consummation of, or Increased Cost of, Proposed Repurchase of 12 1/4% Preferred Stock and 12% Preferred Stock," "Capitalization" and "Use of Proceeds." In addition to the foregoing long-term indebtedness, it is expected that the Company will finance the Pending Transactions through the incurrence of as much as approximately $806.5 million in additional long-term indebtedness. Of the amount required to finance the Capstar Transaction, the Company expects that $340.3 million will be required immediately upon consummation of the Capstar/SFX Acquisition (which amount includes the Capstar Loan) and $244.2 million will be required over the three year period in which the Capstar/SFX Stations will be acquired.

     The degree to which the Company is leveraged could have material consequences to the Company and the holders of the Exchange Notes, including, but not limited to the following: (i) its ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired, (ii) a substantial portion of its cash flow will be required for debt service under the Senior Credit Facility, the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the Original Notes, and, assuming consummation of the Exchange Offer, the Exchange Notes, and, as a result, will not be available for other purposes, (iii) to the extent the Company is not successful in repurchasing the 12% Preferred Stock and the 12 1/4% Preferred Stock, commencing in February 2001, the Company will have substantial cash dividend requirements on the 12 1/4% Preferred Stock and, commencing in January 2002, on the 12% Preferred Stock (the Company is permitted, but not required to pay cash dividends on such securities prior to such debt, and has made the most recent dividend payments on both securities in cash), (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions, (v) certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates and (vi) the agreements governing its long-term debt (and, to a lesser extent, the 12 1/4% Preferred Stock and the 12% Preferred Stock) contain numerous restrictive operating and financial covenants with which it must comply. The failure by the Company to comply with such covenants could result in an event of default thereunder, which could permit acceleration of the obligations under such instruments and in some cases acceleration of obligations under other instruments that contain cross-default or cross-acceleration provisions.

     The ability of the Company to satisfy its obligations under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, the Indenture, and the certificates of designation governing the 12 1/4% Preferred Stock and the 12% Preferred Stock will depend upon the Company's future operating performance. Such operating performance will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company anticipates that its operating cash flow, together with borrowings under the Senior Credit Facility, will be sufficient to meet its operating expenses and to service its debt and preferred stock dividend requirements as they become due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, it will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the Federal Communications Commission (the "FCC") could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.

     The Company has historically experienced, on a consolidated basis, net losses, principally as a result of significant interest charges, certain non-recurring expenses and depreciation and amortization charges relating to the acquisition of radio broadcasting stations. The Company's net loss attributable to common stock for the years ended December 31, 1995, 1996 and 1997 was $5.9 million, $16.2 million and $31.7 million, respectively. On a pro forma basis, after giving effect to the Completed Transactions, financing transactions undertaken by the Company and CRBC during 1997, the contribution to CMCLA from Chancellor Media of the net proceeds from the 1998 Equity Offering and the proposed Preferred Stock Repurchase, but without giving effect to the Pending Transactions, the Company's net loss attributable to common stock for the year ended December 31, 1997 would have been $78.8 million. The acquisition of radio broadcasting stations and business related thereto has been and will continue to be an important part of the Company's operating strategy, and the Company expects that amortization charges and interest expenses relating to past and possible future acquisitions will continue to have a significant adverse effect on the Company's reported results.

POSSIBLE NON-CONSUMMATION OF, OR INCREASED COST OF, PROPOSED REPURCHASE OF 12 1/4% PREFERRED STOCK AND 12% PREFERRED STOCK

     Except under certain circumstances applicable to a portion of each issue, neither the 12 1/4% Preferred Stock nor the 12% Preferred Stock is currently redeemable at the option of the Company. The Company anticipates that it will attempt to repurchase any and all shares of such preferred stock in the near future. However, the decision whether to sell shares of 12 1/4% Preferred Stock or 12% Preferred Stock will be entirely within the discretion of the holders thereof based on the price offered by the Company, the terms and conditions of the offer and other factors deemed relevant by a holder. There can be no assurance that the Company will be able to repurchase all shares of 12 1/4% Preferred Stock or 12% Preferred Stock, as to the amount of securities of either series that may be repurchased or as to the prices at which any repurchase will be made. In addition, the Company reserves the right not to seek to repurchase either or both of the 12 1/4% Preferred Stock or the 12% Preferred Stock based on prevailing market prices for such preferred stock and other factors which the Company deems relevant.

NECESSITY OF GOVERNMENTAL REVIEWS AND APPROVALS PRIOR TO CONSUMMATION OF THE PENDING TRANSACTIONS

     Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. In addition, the consummation of the Pending Transactions (other than the Capitol Broadcasting Acquisition) are, and any future transactions undertaken by the Company likely will be, conditioned upon the expiration or termination of the applicable waiting periods under the HSR Act. To date, the FCC has not yet approved the Capstar Transaction or the Capitol Broadcasting Acquisition, and the waiting periods required under the HSR Act for the Capstar Transaction and the Petry Acquisition have not expired or been terminated. No waiting period under the HSR Act was required for the Capitol Broadcasting Acquisition and the approval of the FCC is not required for the Petry Acquisition.

INTEGRATION OF ACQUISITIONS; OPERATION OF KATZ AND RADIO NETWORK

     As a result of the Completed Transactions, the Company holds, and if the Pending Transactions are consummated, the Company will hold, a significantly larger portfolio of radio stations than the Company has held in the past. In addition, management is regularly involved in discussions with third parties regarding potential acquisitions, and the Company may pursue an active acquisition strategy that could result in additional expansion in the future. As a result of the Company's acquisition strategy, the Company's management is required to manage a substantially larger radio station group than historically has been the case. The Company's future operations and earnings will be largely dependent on the Company's ability to integrate the stations recently acquired and proposed to be acquired. The Company must, among other things, integrate management and employee personnel and combine certain administrative procedures. There can be no assurance that the Company will successfully integrate the stations recently acquired and proposed to be acquired, and the failure to do so could have a material adverse effect on the Company's results of operations and financial condition. In addition, the need to focus management's attention on the integration of these stations may limit the ability of the Company to successfully pursue other opportunities for a period of time.

     The acquisition strategy of the Company involves numerous other risks, including increasing leverage and debt service requirements, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. The availability of additional acquisition financing cannot be assured, and depending on the terms of the proposed acquisitions and financings, could be restricted by the terms of the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, the Indenture, the certificates of designation for the 12 1/4% Preferred Stock and the 12% Preferred Stock, and, to a lesser extent, the certificates of designation for Chancellor Media's 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock") and $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock"). There can be no assurance that any future acquisitions will not have a material adverse effect on the Company's financial condition and results of operations.

     With the Company's acquisition of Katz (and its proposed acquisition of Petry), the Company has entered into a line of business not previously undertaken by the Company on a national basis. Although the media representation business is related to the radio broadcasting business and the Company's subsidiaries have experience in certain aspects of the media representation business at the local radio station level, the Company, through its Katz subsidiaries, must operate the business of Katz and manage a significantly larger base of management and employee personnel performing national media representation functions. There can be no assurance that the Company will be able to successfully operate Katz or Petry (if the Petry Acquisition is consummated). In addition, the need to focus management's attention on the operation of this business may limit the ability of the Company to successfully pursue other opportunities for a period of time.

     The Company, through The AMFM Radio Networks, is operating a new national radio network. Although certain of the Company's radio stations have syndicated programs created locally in the past, the Company has not previously undertaken, at the national level, a radio network. The Company will compete with a number of established state and national radio network operators in this regard. There can be no assurance that the Company will be successful in its efforts to create a new national radio network.

COMPETITIVE NATURE OF RADIO BROADCASTING AND MEDIA REPRESENTATION

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations, as well as with other media, within their respective markets. The Company also competes with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. To the extent that the consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than the Company. The audience ratings and market share for the Company are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of their stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional multi-channel and multi-format satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

     The success of the Company's media representation operations depends on the Company's ability to maintain and acquire representation contracts with radio and television stations and cable systems, the inventory of time the Company represents and the experience of executive management and sales personnel. The media representation business is highly competitive, both in terms of competition to gain client stations and to sell air time to advertisers. The Company competes not only with other independent and network media representatives but also with direct national advertising. The Company also competes on behalf of its clients for advertising dollars with other media such as newspapers and magazines, outdoor advertising, transit advertising, direct response advertising, yellow page directories and point of sale advertising.

ANTITRUST MATTERS

     As a result of the recent consolidation of ownership in the radio broadcast industry, the DOJ has been giving closer scrutiny to acquisitions in the industry, including certain transactions involving the Company. The consummation of each of the Pending Transactions (other than the Capitol Broadcasting Acquisition) is, and any future transactions undertaken by the Company likely will be, subject to notification filing requirements, applicable waiting periods and possible review by the DOJ or the United States Federal Trade Commission (the "FTC") under the HSR Act. DOJ review of certain transactions has caused, and may continue to cause, delays in anticipated consummations of certain transactions and, in some cases, may result in attempts by DOJ to enjoin such transactions or negotiate modifications of the proposed transactions. Such delays, injunctions and modifications could have an adverse effect on the Company and may result in the abandonment of some otherwise attractive transactions.

     The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. Although the Company does not believe that its acquisition strategy as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that the Company may have to make as a result of antitrust review, there can be no assurance that this will be the case.

RADIO BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION

     The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (as amended by the 1996 Act, the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. See "-- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions" above. In particular, the Company's business is dependent upon its continuing to hold radio broadcasting licenses from the FCC that are issued for terms of up to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates, or that renewals, if granted, will not include conditions or qualifications that could adversely affect the Company's operations. In addition, the Communications Act and FCC rules restrict alien ownership and voting of capital stock of, and participations in the affairs of the Company. Moreover, laws, regulations and policies may be changed significantly over time and there can be no assurance that such changes will not have a material adverse effect on the business, financial condition and results of operations of the Company.

     The 1996 Act, which amended the Communications Act in a number of important respects, has created significant new opportunities for radio broadcasters, but also has created uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act. Although the 1996 Act eliminated the national ownership ceiling previously applicable to radio broadcasters and also loosened restrictions previously applicable to ownership within single markets, significant restrictions remain on permitted levels of local ownership. In markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FM or AM; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be FM or AM; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FM or AM; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AM or FM. Compliance with the FCC's multiple ownership rules is expected to cause the Company and other radio broadcasters to forego acquisition opportunities that they might otherwise wish to pursue. Compliance with these rules by third parties may also have a significant impact on the Company as, for example, in precluding the consummation of swap transactions that would cause such third parties to violate multiple ownership rules.

     Hicks Muse, through its ownership of a majority of the outstanding capital stock of Capstar, has an attributable interest in Capstar. In addition, three of the Company's directors -- Thomas O. Hicks, Lawrence D. Stuart, Jr. and Eric C. Neuman -- are directors of Capstar and therefore have attributable interests in Capstar, and Messrs. Hicks, Stuart and Neuman are officers of Hicks Muse. Capstar presently owns or proposes to acquire over 300 radio stations in numerous markets (mainly mid-size and small) throughout the United States. Hicks Muse and Messrs. Hicks and Neuman also have attributable interests in Sunrise Broadcasting, Inc. ("Sunrise"), which owns or proposes to acquire six television stations in six markets, and in LIN Television Corporation ("LIN"), which owns or operates 11 television stations in eight markets. Under the FCC's rules, these broadcast interests are attributed to the Company. If any such radio broadcast interests overlap with the Company's directly-held radio broadcast interests in the Company's markets, such interests are combined with the Company's interests in such markets when determining compliance with the multiple ownership rules. In addition, under the FCC's one-to-a-market rules, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. Although none of the television stations owned through Sunrise and LIN overlap with any of the stations owned or to be acquired by the Company in any of its markets, there can be no assurance that, in the future, such overlaps will not occur. As a result of these attributable interests, the Company's future acquisition strategy may be adversely affected. There can be no assurance that these additional attributable interests will not have a material adverse effect on the Company's future acquisition strategy or on the business, financial condition and results of operations of the Company.

CONFLICT OF INTEREST

     As described above (see "-- Radio Broadcasting Industry Subject to Federal Regulation"), Hicks Muse and certain of the Company's directors have interests in Capstar, which owns or proposes to acquire over 300 radio stations in a number of states, in Sunrise, which owns or proposes to acquire six television stations in six markets, and in LIN, which owns or operates 11 television stations in eight markets. Hicks Muse and these directors may in the future acquire interests in, manage or otherwise control other radio or television stations or other entertainment and communications media.

     Directors of the Company who are also directors and/or executive officers of Capstar, Sunrise or LIN may have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and Capstar, Sunrise or LIN, such as acquisitions, operations, financings and other corporate opportunities that may be suitable for both the Company and Capstar, Sunrise or LIN. To the extent that such opportunities arise, these directors may consult with their legal advisors and make determinations with respect to such opportunities after consideration of a number of factors, including whether such opportunities are consistent with the Company's strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, determinations may be made by the Company's Board of Directors, when appropriate, by a vote of some or all of the disinterested directors only. However, no assurances can be given that such disinterested director approval will be sought or that any such conflicts will be resolved in favor of the Company.

SUBORDINATION

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Notes will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company. The Guarantors' Guarantees also will be subordinated in right of payment to Guarantor Senior Debt (as defined) of any Guarantor. Guarantor Senior Debt will include all existing and future indebtedness of the Guarantors not expressly subordinated to other indebtedness of the Guarantors, including indebtedness represented by the guarantee of the Guarantors under the Senior Credit Facility. As of December 31, 1997, on a pro forma basis after giving effect to the Completed Transactions consummated after such date, the 1998 Equity Offering and the application of the net proceeds therefrom, and the proposed Preferred Stock Repurchase, but without giving effect to the Pending Transactions, approximately $1.08 billion of Senior Debt would have been outstanding (represented by borrowings under the Senior Credit Facility) and approximately $1.42 billion would have been available for additional borrowing under the Revolving Loan Facility. In addition, it is expected that the Company will finance the Pending Transactions through the incurrence of as much as approximately $806.5 million in additional Senior Debt (represented by additional borrowings under the Senior Credit Facility). The 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture limit the incurrence by the Company and the Guarantors of additional Senior Debt and Guarantor Senior Debt, respectively. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange Notes, or purchase, redeem or otherwise retire the Exchange Notes, if a payment default or a non-payment default exists with respect to certain Senior Debt, including Senior Debt under the Senior Credit Facility and, in the case of non-payment default, if a payment blockage notice has been received by the Trustee (as defined). See "Description of the Exchange Notes -- Subordination" and "Description of Certain
Indebtedness -- Senior Credit Facility."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, the Indenture and the certificates of designations for the Company's preferred stock and the Senior Credit Facility each contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Exchange Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations and businesses related thereto, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Senior Credit Facility requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture, and other financial documents. In the event of an event of default under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, or the 10 1/2% Indenture the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Senior Credit Facility, if the Company were unable to repay those amounts, the lenders thereunder could, subject to compliance with applicable FCC rules, proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Senior Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of the Exchange Notes -- Certain Covenants" and "Description of Certain Indebtedness."

CONTROL OF THE COMPANY

     Thomas O. Hicks and affiliates of Hicks Muse hold approximately 13% of the outstanding primary shares of the Common Stock of Chancellor Media. Additionally, three directors of Chancellor Media are also principals or executive officers of Hicks Muse. Accordingly, Mr. Hicks and Hicks Muse will have substantial influence over the management and policies of Chancellor Media and the Company and on all matters submitted to a vote of the holders of Common Stock of Chancellor Media, and the combined voting power of Mr. Hicks and Hicks Muse may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Chancellor Media or the Company.

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Original Notes or the Exchange Notes or the Guarantees in favor of other existing or future creditors of the Company or the Guarantors.

     If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the Original Notes, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Original Notes and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's obligations under the Original Notes or the Exchange Notes and void such transactions. Alternatively, in such event, claims of the holders of such Original Notes or the Exchange Notes could be subordinated to claims of the other creditors of the Company.

     The Company's obligations under the Exchange Notes will be guaranteed by each of the Guarantors. To the extent that a court were to find that (x) the Guarantee was incurred by the Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Guarantee and the Guarantor (i) was insolvent,
(ii) was rendered insolvent by reason of the issuance of the Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of the Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate the Guarantee in favor of such Guarantor's creditors. Among other things, a legal challenge of any Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by a Guarantor as a result of the issuance by the Company of the Original Notes.

     To the extent that any Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Original Notes or the Exchange Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and the other Guarantors, if any. In such event, the claims of the holders of the Original Notes or the Exchange Notes against such Guarantor would be subject to the prior payment of all liabilities and preferred stock claims of the Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the Original Notes or the Exchange Notes relating to any voided portion of a guarantee.

     Based upon financial and other information currently available to it, management of the Company believes that the Exchange Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each of the Guarantors (i) are solvent and will continue to be solvent after giving effect to the issuance of the Exchange Notes or Guarantee, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance, and (iii) will be able to pay its debts as they mature. See "Management's Discussions and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

CHANGE OF CONTROL

     Upon a Change of Control, the Company may be required to offer to purchase all of the Exchange Notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all the Exchange Notes that the Company might be required to purchase. In the event that the Company were required to purchase Exchange Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the various financing arrangements of the Company will restrict the Company's ability to repurchase the Exchange Notes, including pursuant to a Change of Control Offer. Also, a Change of Control will result in an event of default under the Senior Credit Facility and may cause the acceleration of other Senior Debt, if any, in which case the subordination provisions of the Exchange Notes would require payment in full of the Senior Credit Facility and any such Senior Debt before repurchase of the Exchange Notes. In addition, a Change of Control may result in the Company being required to offer to redeem the 12 1/4% Preferred Stock and 12% Preferred Stock, and may result in Chancellor Media being required to offer to redeem the 7% Convertible Preferred Stock and the $3.00 Convertible Preferred Stock. See "Description of the Exchange Notes -- Change of Control," "Description of the Exchange
Notes -- Subordination" and "Description of Certain Indebtedness -- Senior Credit Facility -- Change of Control." The inability to repay Senior Debt, if accelerated, and to purchase all of the tendered Exchange Notes, would constitute an event of default under the Indenture.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

     The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for the Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "Exchange Offer."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Original Notes have not been registered under the Securities Act and are subject to significant transfer restrictions. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. The Company has been advised by the Initial Purchasers (as defined) that they intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act, and may be limited during the Exchange Offer. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

     The Original Notes were sold by the Company on December 22, 1997 (the "Issue Date") to the Initial Purchasers. The Initial Purchasers subsequently placed the Original Notes with qualified institutional buyers in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A and Regulation S under the Securities Act. As a condition to the sale of the Original Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on December 22, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) use its reasonable best efforts, within 120 days after the Issue Date, to file with the Commission a registration statement (the "Registration Statement") with respect to a registered offer to exchange the Original Notes for Exchange Notes, (ii) use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date and (iii) use its reasonable best efforts to consummate the Exchange Offer within 225 days after the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company, upon the Registration Statement being declared effective, will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date and exchange them for Exchange Notes. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, the Original Notes may be tendered only in integral multiples of $1,000.

     The Company will keep the Exchange Offer open for not less than 20 business days or longer if required by applicable law, after the date notice of the Exchange Offer is mailed to holders of the Original Notes.

     The Exchange Notes will evidence the same debt as the Original Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

     Holders do not have appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

     The Company shall be deemed to have accepted validly tendered Exchange Notes when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders whose Original Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original

Notes held by them. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean             , 1998 unless the
Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is so extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the Registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Original Notes are tendered.

     The Company reserves the right (i) to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Original Notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all Registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period. During any extension of the Expiration Date, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     Interest accrues on the Original Notes, and will accrue on the Exchange Notes, in each case, from December 22, 1997, at the rate of 8 1/8% per annum and will be payable in cash semiannually in arrears on each June 15 and December 15, commencing on June 15, 1998. No interest will be payable on the Original Notes on the date of the exchange for the Exchange Notes and therefore no interest will be paid thereon to the holders at such time.

PROCEDURES FOR TENDERING ORIGINAL NOTES

     The tender to the Company of the Original Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender the Original Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Exchange Date or, in the alternative, comply with The Depository Trust Company's ("DTC") ATOP procedures described below. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, or properly transmitted Agent's Message (as defined below), must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF THE ORIGINAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Original Notes surrendered for exchange pursuant thereto are tendered (i) by a Registered Holder of the Original Notes who has not completed the boxes entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the Registered Holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the Original Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Original Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the Registered Holder with the signature thereon guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact the Registered Holder promptly and instruct such Registered Holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes in such beneficial owner's name, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the Registered Holder of the Original Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender. Accordingly, participants in DTC's ATOP may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer the Original Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC's ATOP that is tendering Original Notes which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the agreement may be enforced against such participant.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Original Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Original Note not properly tendered or to not accept any particular Original Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Original Note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender the Original Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Original Note either before or after the Expiration Date (including the Letter of Transmittal and instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Original Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of the Original Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the Registered Holder or holders of Original Notes, such Original Notes must be endorsed or accompanied by a properly completed bond power, in either case signed exactly as the names of the Registered Holder or holders that appear on the Original Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering, each holder will represent to the Company that, among other things, either (a) such holder is not an "affiliate" of the Company, within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Company, that it is acquiring the Exchange Notes in the ordinary course of such holder's business and that such holder has no arrangement with any person to participate in the distribution of such Exchange Notes, or (b) such holder is an "affiliate" of the Company and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Original Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Original Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Original Notes for exchange when, and if, the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Original Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Original Notes or a timely Book-Entry Confirmation of such Original Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing the Original Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Original Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account at DTC in accordance with DTC's procedure for transfer. However, although delivery of the Original Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the book-entry transfer facility does not constitute delivery to the Exchange Agent.

     THE METHOD OF DELIVERY OF THE ORIGINAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Original Notes desires to tender such Original Notes and the Original Notes are not immediately available, or time will not permit such holder's Original Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery (be telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Original Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Original Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three business days after the date of execution of the Notice and Guaranteed Delivery. Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmissions to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely book-Entry Confirmation).

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     Subject to, and effective upon, the acceptance for exchange of the principal amount of Original Notes tendered in accordance with the Letter of Transmittal, the party tendering Original Notes for exchange (the "Transferor") sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to the Original Notes, tendered thereby. The Transferor, irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to the tendered Original Notes, with full power of substitution to (i) deliver certificates for such Original Notes, (ii) deliver Original Notes and all accompanying evidence of transfer and authenticity to or upon the order of the Company upon receipt by the Exchange Agent, or the Transferor's agent, of the Exchange Notes to which the Transferor is entitled upon the acceptance by the Company of the Original Notes tendered under the Exchange Offer and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms of the Exchange Offer. The Transferor represents and warrants that he or she has full power and authority to tender, exchange, assign and transfer the Original Notes and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity or dissolution of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes, the Transferor certifies (a) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an "affiliate" (as so defined) of the Company or of the Initial Purchasers, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

     Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, (i) a written or facsimile notice of withdrawal must be received by the Exchange Agent at its address set forth below under "-- Exchange Agent" or (ii) holders must comply with the appropriate procedures of DTC's ATOP. Any such notice of withdrawal must (i) specify the name of the person having tendered the Original Notes to be withdrawn, (ii) identify the Original Notes to be withdrawn (including the serial number or numbers and the principal amount of Original Notes to be withdrawn), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered and (iv) specify the name in which such Original Notes are to be registered, if different from that of the withdrawing holder. If Original Notes have been tendered pursuant to the procedure for book-entry described above, any notice of withdrawal must specify, in lieu of certificate numbers, the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Original Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Original Notes will be credited to an account maintained with DTC for the Original Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Original Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company's obligation to accept for exchange, or exchange Exchange Notes for, any Original Notes not theretofore accepted for exchange is subject to the following conditions:

          (a) no action or proceeding having been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the Company or there shall not have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its subsidiaries;

          (b) there shall not have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries which, in the judgment of the Company, would materially impair the Company's ability to consummate the Exchange Offer or have a material adverse impact on the Company if the Exchange Offer is consummated;

          (c) there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the Company if the Exchange Offer is consummated; or

          (d) all governmental approvals which the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have been obtained.

     If the Company determines in good faith that any of the conditions are not met, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "-- Withdrawal Rights") or (iii) waive certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all Registered Holders.

     Holders have certain rights and remedies against the Company under the Registration Rights Agreement. If, notwithstanding a failure of the conditions stated above, (i) a registration statement concerning the Exchange Offer has not been filed on or prior to the 120th day after the Closing Date, (ii) such registration statement is not declared effective by the Commission on or prior to the 180th day after the Closing Date, (iii) such registration statement is declared effective by the Commission and the Company does not exchange the Exchange Notes for all Original Notes validly tendered on or prior to the 225th day after the Closing Date or (iv) a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act has been declared effective by the Commission and ceases to be effective or usable during the 24 months after the Closing Date without being cured on the same day (each, a "Registration Default"), then with respect to the first 90-day period following the date on which such Registration Default occurs, Holders have the right to receive, as liquidated damages, additional interest of 0.5% per annum until the Registration Default has been cured. The amount of such additional interest shall increase by 0.5% per annum at the beginning of each subsequent 90-day period until all Registration Defaults are cured; provided, that such additional interest shall not exceed 1.0% per annum at any one time. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for the benefit of the Company and may be asserted by the Company in good faith regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing, to terminate or amend the Exchange Offer.

EXCHANGE AGENT

                    has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

            By Mail:                       By Hand Delivery:                      By Courier:

                                         Confirm by Telephone:


     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES; SOLICITATION OF TENDERS

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $0.7 million and include fees and expenses of the Exchange Agent and accounting and legal fees.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes, or the Original Notes not tendered or tendered but not accepted for exchange, are to be delivered to, or are to be registered or issued in the name of, any person other than the Registered Holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the original Registered Holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus or the accompanying Letter of Transmittal. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus and the accompanying Letter of Transmittal does not constitute an offer to sell, or a solicitation of an offer to buy, the Exchange Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the Prospectus or the accompanying Letter of Transmittal, nor any sale made thereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Original Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Original Notes under the Securities Act. The Company believes that, based upon interpretations contained in no-action letters issued to third parties by the Staff, the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired the Original Notes directly from the Company or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." If any Holder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Material United States Federal Income Tax Considerations."

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange Original Notes." The Company may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, which will be cancelled and as such will not result in any increase in indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at December 31, 1997, (ii) such pro forma capitalization as adjusted to give effect to the Completed Transactions consummated after December 31, 1997 and the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering, but without giving effect to the Pending Transactions and
(iii) such pro forma capitalization as further adjusted to give effect to the proposed Preferred Stock Repurchase. See "Pro Forma Financial Statements."

                                                                    COMPANY
                                                                  AS ADJUSTED
                                                                    FOR THE
                                                    COMPANY        COMPLETED             COMPANY
                                                   HISTORICAL     TRANSACTIONS          PRO FORMA
                                                   ----------     ------------     -------------------
                                                                 (DOLLARS IN THOUSANDS)
Long-term Debt:
  Senior Credit Facility(1)......................  $1,573,000      $  900,000(2)       $1,084,466(2)
  9 3/8% Senior Subordinated Notes due 2004......     200,000         200,000             200,000
  8 3/4% Senior Subordinated Notes due 2007......     200,000         200,000             200,000
  10 1/2% Senior Subordinated Notes due 2007.....     100,000         100,000             100,000
  8 1/8% Senior Subordinated Notes due 2007......     500,000         500,000             500,000
                                                   ----------      ----------          ----------
          Total Long-term Debt...................   2,573,000       1,900,000(2)        2,084,466(2)
Redeemable Preferred Stock:
  12 1/4% Series A Senior Cumulative Exchangeable
     Preferred Stock.............................     119,445         119,445                  --(3)
  12% Exchangeable Preferred Stock...............     211,763         211,763                  --(3)
Stockholder's equity:
  Common Stock...................................           1               1                   1
  Additional Paid-in Capital.....................   1,637,628       2,632,270           2,632,270
  Accumulated Deficit............................    (157,422)       (157,422)           (234,387)(3)
                                                   ----------      ----------          ----------
     Total Stockholder's Equity..................   1,480,207       2,474,849           2,397,884
                                                   ----------      ----------          ----------
          Total Capitalization...................  $4,384,415      $4,706,057(2)       $4,482,350(2)
                                                   ==========      ==========          ==========

---------------

(1) The Senior Credit Facility provides for a total commitment of $2.50 billion, consisting of a $1.60 billion reducing revolving credit facility and a $900.0 million term loan facility.

(2) Does not give effect to borrowings that the Company expects to make in order to finance the Pending Transactions. The Company expects that it will finance the Pending Transactions through borrowings of as much as approximately $806.5 million under the Senior Credit Facility. Of the amount required to finance the Capstar Transaction, the Company expects that $340.3 million will be required immediately upon consummation of the Capstar/SFX Acquisition (which amount includes the Capstar Loan) and

    $244.2 million will be required over the three year period in which the Capstar/SFX Stations will be acquired.

(3) Reflects the use of a portion of the net proceeds of Chancellor Media's 1998 Equity Offering which were contributed to CMCLA by Chancellor Media to pay premiums and accrued and unpaid dividends on the proposed repurchase of all of the outstanding shares of 12 1/4% Preferred Stock and 12% Preferred Stock. No assurance can be given that the actual premiums paid in connection with any repurchase by the Company will not be greater, perhaps by a substantial amount, than the amounts assumed in the pro forma data. In addition, there can be no assurance that any shares of 12 1/4% Preferred Stock and 12% Preferred Stock will be repurchased by the Company. See "Risk Factors -- Possible Non-Consummation of, or Increased Cost of, Proposed Repurchase of 12 1/4% Preferred Stock and 12% Preferred Stock."

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The selected consolidated historical financial data presented below as of and for each of the five years in the period ended December 31, 1997 have been derived from the annual audited consolidated financial statements of the Company and its subsidiaries. The consolidated historical financial results of the Company and its subsidiaries are not comparable from period to period because of the acquisition and disposition of various radio stations and assets by the Company and its subsidiaries during the periods covered (See "Pro Forma Financial Information"). The following data should be read in conjunction with the historical consolidated financial statements of the Company and its subsidiaries and the related notes thereto, the unaudited pro forma condensed consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                        YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------
                                          1993       1994       1995        1996         1997
                                        --------   --------   --------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Gross revenues......................  $106,813   $125,478   $186,365   $  337,405   $  663,804
  Net revenues........................    93,504    109,516    162,931      293,850      582,078
  Station operating expenses excluding
     depreciation and amortization....    60,656     68,852     97,674      174,344      316,248
  Depreciation and amortization.......    33,524     30,596     47,005       93,749      185,982
  Corporate general and administrative
     expense..........................     2,378      2,672      4,475        7,797       21,442
  Other nonrecurring costs(1).........     7,002         --         --           --           --
                                        --------   --------   --------   ----------   ----------
  Operating income (loss).............   (10,056)     7,396     13,777       17,960       58,406
  Interest expense....................    13,878     13,809     19,199       37,527       85,017
  Other (income) expense, net(2)......    (3,185)    (6,452)       236         (477)     (19,919)
                                        --------   --------   --------   ----------   ----------
  Income (loss) before income taxes
     and extraordinary item...........   (20,749)        39     (5,658)     (19,090)      (6,692)
  Income tax expense (benefit)........        --         --        192       (2,896)       7,802
                                        --------   --------   --------   ----------   ----------
  Income (loss) before extraordinary
     item.............................   (20,749)        39     (5,850)     (16,194)     (14,494)
  Extraordinary loss on early
     extinguishment of debt(3)........        --      3,585         --           --        4,350
                                        --------   --------   --------   ----------   ----------
  Net loss............................   (20,749)    (3,546)    (5,850)     (16,194)     (18,844)
  Preferred stock dividends(4)........        --         --         --           --       12,901
                                        --------   --------   --------   ----------   ----------
  Net loss attributable to common
     stock............................  $(20,749)  $ (3,546)  $ (5,850)  $  (16,194)  $  (31,745)
                                        ========   ========   ========   ==========   ==========

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------
                                          1993       1994       1995        1996         1997
                                        --------   --------   --------   ----------   ----------

CONSOLIDATED BALANCE SHEET DATA AT
  YEAR-END:
  Working capital.....................  $  7,873   $ 15,952   $ 30,556   $   41,421   $  112,644
  Intangible assets (net of
     accumulated amortization)........   212,517    233,494    458,787      853,643    4,404,443
  Total assets........................   283,505    297,990    552,347    1,020,959    4,961,477
  Long-term debt (including current
     portion)(5)......................   152,000    174,000    201,000      358,000    2,573,000
  Redeemable preferred stock..........        --         --         --           --      331,208
  Stockholder's equity................   120,968    112,353    304,577      549,411    1,480,207
  OTHER FINANCIAL DATA:
     Broadcast cash flow(6)...........    32,848     40,664     65,257      119,506      265,830
     Ratio of earning to fixed
       charges(7).....................        --        1.0         --           --           --

         See accompanying notes to Selected Consolidated Financial Data

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) Consists of a non-cash charge resulting from the grant of employee stock options prior to Chancellor Media's initial public offering.

(2) Includes gain on disposition of assets of $3,392, $6,991 and $18,380 in 1993, 1994 and 1997, respectively.

(3) In connection with its debt refinancing in 1994 and 1997, the Company wrote off the unamortized balance of deferred debt issuance costs of $3,585 and $4,350, respectively, as an extraordinary charge.

(4) Represents preferred stock dividends on the 12% Preferred Stock and the 12 1/4% Preferred Stock for the period September 5, 1997 to December 31, 1997. Such preferred stock was issued by the Company on September 5, 1997 in connection with the Chancellor Merger in exchange for substantially identical securities originally issued by CRBC.

(5) The current portion of the Company's long-term debt was $10,625, $4,000, $4,000, $26,500 and $0 at December 31, 1993, 1994, 1995, 1996 and 1997,
     respectively.

(6) Broadcast cash flow consists of operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges. Although broadcast cash flow is not calculated in accordance with generally accepted accounting principles, the Company believes that broadcast cash flow is widely used as a measure of operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for reinvestment in the Company's business or other discretionary uses.

(7) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $20,749, $5,658, $19,090 and $6,692 for the years ended December 31, 1993, 1995, 1996 and 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Since 1995, the Company has engaged in an acquisition strategy concentrating on expanding the Company's presence in the nation's largest radio markets. Implementation of this acquisition strategy was significantly accelerated in 1996 to date in 1998 due to passage of the 1996 Act and the associated relaxation of national and local ownership limits. See
"Business -- Federal Regulation of Radio Broadcasting Industry -- Ownership Matters." For a discussion of the various transactions completed and agreements entered into since January 1, 1997 as part of the Company's acquisition strategy, see "Business -- Recent Developments." For a discussion of the Company's operating strategy, see "Business -- Company Strategy."

     The Company's current station portfolio consists of 97 stations (70 FM and 27 AM), including a total of 11 superduopolies in seven of the nation's 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit -- and in four other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. Consummation of the Pending Transactions will result in a net increase of nine FM stations and two AM stations and will add the San Diego market to the Company's portfolio. In addition, consummation of the Pending Transactions will increase the number of superduopolies in the Company's station portfolio to 14, including two new superduopolies in the nation's 12 largest radio markets -- Dallas/Ft. Worth and Houston and one other large market -- Pittsburgh.

     The Company's results of operations from period to period have not historically been comparable because of the impact of the various acquisitions and dispositions that the Company has completed. For a description of the transactions completed by the Company during 1997 and to date in 1998, see "Business -- Recent Developments -- Transactions Completed Since January 1, 1997."

     In the following analysis, management discusses the Company's broadcast cash flow. The performance of a radio station group is customarily measured by its ability to generate broadcast cash flow. The two components of broadcast cash flow are gross revenues (net of agency commissions) and operating expenses (excluding depreciation and amortization, corporate general and administrative expense and non-cash and non-recurring charges). The primary source of revenues is the sale of broadcasting time for advertising. The Company's most significant operating expenses for purposes of the computation of broadcast cash flow are employee salaries and commissions, programming expenses, and advertising and promotion expenses. The Company strives to control these expenses by working closely with local station management. The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first calendar quarter generally produces the lowest revenues, and the fourth quarter generally produces the highest revenues.

     Although broadcast cash flow is not calculated in accordance with generally accepted accounting principles, the Company believes that it is widely used as a measure of operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for dividends, reinvestment in the Company's business or other discretionary uses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The Company's results of operations for the year ended December 31, 1997 are not comparable to the results of operations for the year ended December 31, 1996 due to the impact of the Chancellor Merger, the Viacom Acquisition (as defined), the Katz Acquisition (as defined) and various other station acquisitions and dispositions discussed in "Business -- Recent Developments."

     Net revenues for the year ended December 31, 1997 increased 98.1% to $582.1 million compared to $293.9 million for the year ended December 31, 1996. Operating expenses excluding depreciation and amortization for 1997 increased 81.4% to $316.2 million compared to $174.3 million in 1996. Operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges (broadcast cash flow) for 1997 increased 122.4% or $146.3 million to $265.8 million compared to $119.5 million in 1996. The increase in net revenues, operating expenses, and broadcast cash flow was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements realized by the Company.

     Depreciation and amortization for 1997 increased 98.4% to $186.0 million compared to $93.7 million in 1996. The increase is primarily due to the impact of the Viacom Acquisition and the Chancellor Merger, as well as other acquisitions completed during 1997.

     Corporate general and administrative expenses for 1997 increased 175.0% to $21.4 million compared to $7.8 million in 1996. The increase is due to the growth of the Company, and related increase in properties and staff, primarily due to recent acquisitions.

     As a result of the above factors, operating income for 1997 increased 225.2% to $58.4 million compared to $18.0 million in 1996.

     Interest expense for 1997 increased 126.6% to $85.0 million compared to $37.5 million in 1996. The net increase in interest expense was primarily due to
(i) additional bank borrowings under the Senior Credit Facility (as defined below) required to finance the various acquisitions discussed elsewhere herein offset by repayment of borrowings from the net proceeds of the Company's various radio station dispositions, (ii) the assumption of the 9 3/8% Notes and the 8 3/4% Notes upon consummation of the Chancellor Merger on September 5, 1997 and
(iii) the assumption of the 10 1/2% Notes upon consummation of the Katz Acquisition on October 28, 1997.

     The Company recorded a gain on disposition of assets of $18.4 million in 1997 related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), WEJM-AM in Chicago ($3.4 million) and the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million).

     The provision for income tax expense of $7.8 million for the year ended December 31, 1997 is comprised of current federal and state income taxes of $6.8 million and $4.8 million, respectively, and a deferred federal income tax benefit of $3.8 million.

     The Company recorded an extraordinary charge of $4.4 million (net of a tax benefit of $2.3 million) in 1997, consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of the Company's Senior Credit Facility on April 25, 1997.

     Dividends on preferred stock were $12.9 million in 1997, representing dividends on the 12 1/4% Preferred Stock and 12% Preferred Stock issued in September 1997 as part of the Chancellor Merger.

     As a result of the above factors, the Company incurred a $31.7 million net loss attributable to common stock in 1997 compared to a $16.2 million net loss in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The Company's results of operations for the year ended December 31, 1996 are not comparable to the results of operations for the year ended December 31, 1995 due to the impact of the Company's acquisition of Pyramid Communications, Inc. on January 17, 1996 (the "Pyramid Acquisition") and various other station acquisitions and dispositions.

     Net revenues for the year ended December 31, 1996 increased 80.4% to $293.9 million compared to $162.9 million for the year ended December 31, 1995. Operating expenses excluding depreciation and amortization for 1996 increased 78.5% to $174.3 million compared to $97.7 million in 1995. Operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges (broadcast cash flow) for 1996 increased 83.1% or $54.2 million to $119.5 million compared to $65.3 million in 1995. The increase in net revenues, operating expenses, and broadcast cash flow was primarily attributable to the impact of various station acquisitions and dispositions, in addition to the overall net operational improvements realized by the Company's radio stations.

     Depreciation and amortization for 1996 increased 99.4% to $93.7 million compared to $47.0 million in 1995. The increase represents additional depreciation and amortization expenses due to the impact of recent acquisitions, offset by decreases due to certain intangibles which became fully amortized in 1995 and 1996.

     Corporate general and administrative expenses for 1996 increased 74.2% to $7.8 million compared to $4.5 million in 1995. The increase is due to the growth of the Company, and related increase in properties and staff, primarily due to recent acquisitions.

     As a result of the above factors, operating income for 1996 increased 30.4% to $18.0 million compared to $13.8 million in 1995.

     Interest expense for 1996 increased 95.4% to $37.5 million compared to $19.2 million in 1995. The net increase in interest expense was primarily due to additional bank borrowings required to finance the Pyramid Acquisition as well as the other station acquisitions, offset by repayment of borrowings under the Company's prior senior credit facility from the net proceeds of the offering in October 1996 by Chancellor Media of 18,000,000 shares of its Common Stock, the net proceeds of which Chancellor Media contributed to the Company, and an overall decrease in the Company's borrowing rates.

     The provision for income tax expense for the year ended December 31, 1996 is comprised of current federal and state taxes of $.5 million and $1.0 million, respectively, and a deferred federal income tax benefit of $4.4 million.

     As a result of the above factors, the Company incurred a $16.2 million net loss attributable to common stockholders in 1996 compared to a $5.9 million net loss in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Overview. The Company historically has generated sufficient cash flow from operations to finance its existing operational requirements and debt service requirements, and the Company anticipates that this will continue to be the case. The Company historically has used the proceeds of bank debt and private and public debt and equity offerings, supplemented by cash flow from operations not required to fund operational requirements and debt service, to fund implementation of the Company's acquisition strategy.

     On December 22, 1997, the Company completed the Offering, pursuant to Rule 144A under the Securities Act of 1933, as amended, of $500.0 million aggregate principal amount of Original Notes. The net proceeds of the Offering of approximately $485.0 million were used to reduce borrowings under the revolving credit portion of the Company's Senior Credit Facility.

     On March 13, 1998, Chancellor Media completed a secondary public offering of 21,850,000 shares of its Common Stock (the "1998 Equity Offering"). The net proceeds from the 1998 Equity Offering of approximately $994.6 million were contributed to the Company and will be used for general corporate purposes, including the possible repurchase of the outstanding shares of 12 1/4% Preferred Stock and 12% Preferred Stock. Pending any such use, net proceeds were used to reduce borrowings under the revolving credit portion of the Company's Senior Credit Facility, and any excess was invested in short-term investment grade securities. Amounts not used in connection with the proposed repurchase of the 12% Preferred Stock and the 12 1/4% Preferred Stock will be available for general corporate purposes (including financing of the Pending Transactions), subject to compliance with certain conditions.

     The total cash financing required to consummate the Pending Transactions is expected to be $806.5 million. Of this amount, approximately $4.0 million has already been advanced by the Company in the form of escrow deposits or other upfront payments. Accordingly, the Company will require approximately $802.5 million in additional financing to consummate the Pending Transactions. Of such amount, a total of $584.5 million in cash will be required to finance the Capstar Transaction. The Company expects that $340.3 million will be required for the Capstar Transaction immediately upon the consummation of the Capstar/SFX Acquisition and $244.2 million will be required for the Capstar Transaction over the three year period in which the Capstar/SFX Stations will be acquired. The Company anticipates that it will obtain any additional financing needed to complete the Pending Transactions through borrowings under the Senior Credit Facility and excess net proceeds resulting from the 1998 Equity Offering. The Company from time to time may explore other financing alternatives to supplement the financing available under the Senior Credit Facility, including the public or private issuance of debt, common equity or preferred equity securities.

     Senior Credit Facility. On April 25, 1997, the Company entered into a loan agreement which amended and restated its prior senior credit facility. Under the amended and restated agreement, as amended on June 26, 1997, August 7, 1997, October 28, 1997 and February 10, 1998 (as amended, the "Senior Credit Facility"), the Company established a $1.25 billion revolving facility (the "Revolving Loan Facility") and a $500.0 million term loan facility (the "Term Loan Facility"). Upon consummation of the Chancellor Merger, the aggregate commitments under the Revolving Loan Facility and the Term Loan Facility were increased to $1.6 billion and $900.0 million, respectively. At March 1, 1998, the Company had drawn $900.0 million of the Term Loan Facility and $698.0 million of the Revolving Loan Facility. Upon consummation of the 1998 Equity Offering, on March 13, 1998, all amounts outstanding under the Revolving Loan Facility on such date were repaid. The aggregate commitment under the Revolving Loan Facility remains available for reborrowing, subject to compliance with the conditions contained in the Senior Credit Facility. In connection with the amendment and restatement of the Senior Credit Facility, the Company wrote off the unamortized balance of deferred debt issuance costs of $4.4 million (net of a tax benefit of $2.3 million) as an extraordinary charge. The capital stock of the Company's subsidiaries is pledged to secure the performance of the Company's obligations under the Senior Credit Facility, and each of the Company and its subsidiaries have guaranteed those obligations.

     Notes. The Company is required to pay interest on the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the Original Notes (collectively, the "Senior Subordinated Notes"). Interest payment requirements of the Company on the Senior Subordinated Notes are $87.4 million per year.

     Redeemable Preferred Stock. The Company is not required to pay cash dividends on its 12 1/4% Preferred Stock and 12% Preferred Stock through February 14, 2001 and January 14, 2002, respectively, although the Company must incur accretion or issue additional shares of such preferred stock, respectively, in lieu of cash dividends until such times. Although it is not obligated to continue doing so, the Company has paid the most recent dividends on the 12% Preferred Stock and the 12 1/4% Preferred Stock in cash. Dividend requirements of the Company on its 12 1/4% Preferred Stock and its 12% Preferred Stock are $40.0 million per year (assuming continued payment of dividends in cash).

RECENTLY-ISSUED ACCOUNTING PRINCIPLES

     The Company adopted the provisions of SFAS No. 128, Earnings Per Share, effective for the year ended December 31, 1997. This Statement establishes new standards for computing and presenting earnings per share and requires restatement of all prior period earnings per share data. The adoption of this Statement resulted in the dual presentation of basic and diluted earnings per share on the Company's income statement. In accordance with this statement, the Company has applied these provisions on a retroactive basis. Basic and diluted loss per common share does not differ from previously reported primary loss per share information for the years ended December 31, 1993, 1994, 1995 and 1996 due to the Company's loss position.

     The Company adopted the provisions of SFAS No. 129, Disclosures of Information about Capital Structure, effective for the year ended December 31, 1997. This Statement consolidates existing pronouncements on required disclosures about a company's capital structure including a brief discussion of rights and privileges for securities outstanding. The adoption of this Statement had no material effect on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

YEAR 2000 ISSUE

     The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue (as defined) and has developed an implementation plan. The "Year 2000 Issue" is whether the Company's computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company uses purchased software programs for a variety of functions, including general ledger, accounts payable and accounts receivable accounting packages. The companies providing these software programs are Year 2000 compliant, and the Company has received Year 2000 compliance certificates from these software vendors. The Company's Year 2000 implementation plan also includes ensuring that all individual work stations are Year 2000 compliant. Costs associated with ensuring the Company's systems are Year 2000 compliant are expected to be minimal. The Company believes that the Year 2000 Issue will not pose significant operational problems for the Company's computer systems and, therefore, will not have an impact on the operations of the Company.

                                    BUSINESS

     The Company is one of the largest radio broadcasting companies in the United States. Upon consummation of the Pending Transactions, the Company will own and operate 108 radio stations (79 FM and 29 AM) in 22 large markets, including each of the nation's 12 largest radio revenue markets. Based on the most recent industry data available to the Company, the Company's portfolio will include the first or second ranked station cluster in terms of revenue share in 15 markets. On a pro forma basis after giving effect to the Completed Transactions, the financing transactions undertaken by the Company and CRBC during 1997 (including the Offering), the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering and the proposed Preferred Stock Repurchase, but without giving effect to the Pending Transactions, the Company would have had net revenue and broadcast cash flow of approximately $1.0 billion and $431.6 million, respectively, for the year ended December 31, 1997, its pro forma broadcast cash flow margin for such period would have been 43%, and approximately 64% of pro forma net revenue for such period would have been generated by markets in which the Company owns superduopolies.

     The Company's strategy has been to secure leading clusters of radio stations in the markets in which it operates. The Company's current station portfolio consists of 97 stations (70 FM and 27 AM), including a total of 11 superduopolies in seven of the nation's 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and
Detroit -- and in four other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. Consummation of the Pending Transactions will result in a net increase of nine FM stations and two AM stations and will add the San Diego market to the Company's portfolio. In addition, consummation of the Pending Transactions will increase the number of superduopolies in the Company's station portfolio to 14, including two new superduopolies in the nation's 12 largest radio markets -- Dallas/Ft. Worth and Houston -- and one in another large market -- Pittsburgh. See "Recent Developments -- Pending Transactions."

     As a complement to its radio broadcasting operations, the Company has recently formed a national radio network, The AMFM Radio Networks, which began broadcasting advertising over the Company's portfolio of stations and stations owned by Capstar in January 1998. Management believes that The AMFM Radio Networks will allow the Company to further leverage this broad station base, personalities and advertising inventory by delivering a national base of approximately 62 million listeners (including approximately 45 million listeners from the Company's portfolio of stations) to network advertisers.

     The Company's portfolio is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, urban, jazz, country, oldies, news/talk, rock and sports. Each of the Company's stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, the Company is not unduly reliant on the performance of any one station or market. No single market to be served by the Company represented more than 12% of the Company's pro forma broadcast cash flow for the year ended December 31, 1997 (giving effect to the Completed Transactions, but without giving effect to the Pending Transactions).

     The Company also owns Katz, a full-service media representation firm serving multiple types of electronic media, with a leading market share in the representation of radio and television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas, to sell national spot advertising air time.

     The Company's principal executive office is located at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039, and its telephone number is (972) 869-9020.

RECENT DEVELOPMENTS

  The AMFM Radio Networks

     In September 1997, the Company announced the formation of a national radio network, The AMFM Radio Networks, and the appointment of David Kantor to the position of Senior Vice President with responsibility for all of the Company's radio network operations. Prior to joining the Company, Mr. Kantor served as President of ABC Radio Networks, the largest commercial radio network in the United States. The AMFM Radio Networks began broadcasting advertising over the Company's portfolio of stations and stations owned by Capstar in January 1998. Management believes that the network will allow the Company to further leverage this broad station base, personalities and advertising inventory by delivering a national base of approximately 62 million listeners (including approximately 45 million listeners from the Company's portfolio of stations) to network advertisers.

  Summary of Acquisitions and Dispositions Since January 1, 1997

     Since January 1, 1997, the Company has completed (i) the Chancellor Merger (as defined), which added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, for a net purchase price of approximately $2.0 billion,
(ii) the acquisition of 23 radio stations for a net purchase price of approximately $1.5 billion, (iii) the exchange of ten stations and $66.5 million in cash for eight stations and $9.5 million in cash, (iv) the sale or other disposition of 10 radio stations for $269.3 million in cash and a promissory note for $18.0 million and (v) the acquisition of Katz, a full service media representation firm, for a net purchase price of approximately $379.1 million. In addition, the Company has entered into agreements to purchase an additional 13 radio stations in exchange for two stations and $656.5 million in cash and a leading independent television representation firm, Petry, for $150.0 million in cash (collectively, the "Pending Transactions"). There can be no assurance that the Pending Transactions will be consummated.

  Transactions Completed Since January 1, 1997

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Broadcasting Company ("Chancellor") for $30.0 million in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115.0 million in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50.0 million in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale.

     On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168.0 million in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

     On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32.0 million in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. in return for WWRC-AM in Washington, D.C. and $9.5 million in cash. The net purchase price to the Company of WWRC-AM was therefore $22.5 million. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103.0 million in cash plus various other direct acquisition costs.

     On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia, and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10.0 million in cash and recognized a gain of $3.5 million.

     On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75.7 million in cash (including $2.0 million for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75.0 million in cash and recognized a gain of $0.5 million.

     On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14.8 million in cash and recognized a gain of $9.3 million.

     On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612.4 million in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552.6 million; (ii) $53.8 million in escrow funds paid by the Company on February 19, 1997 and (iii) $6.1 million financed through working capital. In June 1997, the Company issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock") for net proceeds of $287.8 million which were used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68.0 million in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales.

     On July 7, 1997, the Company sold the Federal Communications Commission ("FCC") authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44.0 million in cash and recognized a gain of $1.7 million. Simultaneously therewith, Chancellor sold the call letters "KSAN-FM" (which Chancellor previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and Chancellor entered into a time brokerage agreement to enable the Company to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, Chancellor changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger (as defined herein), the Company changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.

     On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80.0 million which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80.0 million in cash, plus an additional $3.5 million and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

     On July 21, 1997, the Company entered into a time brokerage agreement with Chancellor whereby the Company began managing certain limited functions of Chancellor's stations KBGG-FM, KNEW-AM and KABL-FM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

     On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) and KDFC-AM in San Francisco to affiliates of Douglas Broadcasting ("Douglas") for $18.0 million in the form of a promissory note. The promissory note bears interest at 7 3/4%, with a balloon principal payment due four years after closing. At closing, Douglas was required to post a

$1.0 million letter of credit for the benefit of the Company that will remain outstanding until all amounts due under the promissory note are paid.

     On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7.5 million in cash and recognized a gain of $3.3 million.

     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor, Chancellor Radio Broadcasting Company ("CRBC"), Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) Chancellor was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, Evergreen was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC"). Upon consummation of the Subsidiary Merger, EMCLA was renamed Chancellor Media Corporation of Los Angeles ("CMCLA"). Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $2.0 billion which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of the Company's Common Stock, resulting in the issuance of 34,617,460 shares of the Company's Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949.0 million which included $549.0 million of borrowings outstanding under the CRBC senior credit facility, $200.0 million of CRBC's
9 3/8% Senior Subordinated Notes due 2004 and $200.0 million of CRBC's 8 3/4% Senior Subordinated Notes due 2007 (iii) the issuance of 2,117,629 shares of CMCLA's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215.6 million including accrued and unpaid dividends of $3.8 million, (iv) the issuance of 1,000,000 shares of CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120.2 million including accrued and unpaid dividends of $0.8 million, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock") in exchange for Chancellor's substantially identical securities with a fair value of $111.1 million including accrued and unpaid dividends of $1.1 million, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $35.0 million and (vii) estimated acquisition costs of $31.0 million.

     On October 28, 1997, the Company acquired Katz, a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379.1 million (the "Katz Acquisition") which included (i) the conversion of each outstanding share of KMG Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149.6 million, (ii) the assumption of long-term debt of KMG and its subsidiaries of $222.0 million which included $122.0 million of borrowings outstanding under the KMG senior credit facility and $100.0 million of 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation (a subsidiary of KMG) and (iii) estimated acquisition costs of $7.5 million.

     On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140.0 million, KKBQ-FM/AM in Houston for $110.0 million and KHKS-FM in Dallas for $90.0 million, for an aggregate purchase price of $340.0 million in cash plus various other direct acquisition costs.

     On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26.0 million in cash plus various other direct acquisition costs, of which $1.7 million was previously paid by Chancellor as escrow funds and are classified as other assets at December 31, 1997. The Company had previously been operating KXPK-FM under a time brokerage agreement since September 1, 1997.

     On April 3, 1998, the Company completed its exchange of WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63.0 million in cash to Bonneville in return for WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles. The Company had previously been operating KLDE-FM and KBIG-FM under time brokerage agreements since October 1, 1997 and WBIX-FM since October 10, 1997, and had sold substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM to Bonneville since October 1, 1997.

  Pending Transactions

     On February 17, 1998, the Company entered into an agreement to acquire WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $72.0 million in cash (including $4.0 million paid by the Company in escrow), plus an amount equal to the value assigned to certain accounts receivable for the stations (the "Capitol Broadcasting Acquisition"). Although there can be no assurance, the Company expects that the Capitol Broadcasting Acquisition will be consummated in the second quarter of 1998.

     On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WVTY-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637.5 million (the "Capstar Transaction"). The Capstar/SFX Stations are presently owned by SFX, and are expected to be acquired by Capstar as part of Capstar's pending acquisition of SFX (the "Capstar/SFX Acquisition"). The Capstar/SFX Stations would be acquired by the Company in a series of purchases and exchanges over a period of three years, and would be operated by the Company under time brokerage agreements immediately upon the consummation of the Capstar/SFX Acquisition until acquired by the Company. As part of the Capstar Transaction, the Company would exchange WAPE-FM and WFYV-FM in Jacksonville (valued for purposes of the Capstar Transaction at $53.0 million) plus $90.3 million in cash for Capstar/SFX Station KODA-FM in Houston. The Company would pay approximately $494.3 million for the remaining ten Capstar/SFX stations. As part of the Capstar Transaction, the Company would, at the consummation of the Capstar/SFX Acquisition, provide a subordinated loan to Capstar in the principal amount of $250.0 million (the "Capstar Loan"). The Capstar Loan would bear interest at the rate of 12% per annum (subject to increase in certain circumstances), and would be secured by a senior pledge of common stock of Capstar's direct subsidiaries and SFX and a senior guarantee by one of Capstar's direct subsidiaries. A portion of the Capstar Loan would be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The Company's obligation to provide the Capstar Loan is conditioned, among other things, on Capstar's receipt of at least $650.0 million in equity investments that are subordinate to the Capstar Loan between January 1, 1998 and the consummation of the Capstar/SFX Acquisition. Hicks Muse, which is a substantial shareholder of the Company, controls Capstar, and certain directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse. The Capstar Transaction was approved by the disinterested directors of the Company's Board of Directors. Capstar has informed the Company that Capstar expects that the Capstar/SFX Acquisition will be consummated in the second quarter of 1998.

     On April 8, 1998, the Company entered into an agreement to acquire Petry, a leading independent television representation firm, for approximately $150.0 million in cash (the "Petry Acquisition"). Although there can be no assurance, the Company expects that the Petry Acquisition will be consummated in the third or fourth quarter of 1998.

     Consummation of each of the transactions discussed above is subject to various conditions, including approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. The Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

BROADCAST PROPERTIES

     The following table sets forth selected information with respect to the portfolio of radio stations that are owned by the Company as of April 7, 1998 or would be owned upon consummation of the Pending Transactions.

                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Los Angeles, CA.....       1       KKBT-FM           4.5       Urban Contemporary          Women 18-34               2
                                   KYSR-FM           2.8       Hot Adult Contemporary      Persons 25-54            12
                                   KBIG-FM           2.7       Adult Contemporary          Persons 25-54            13
                                   KLAC-AM           2.3       Adult Standards/Sports      Persons 35-64            21
                                   KCMG-FM(5)        1.4       Adult Contemporary          Women 25-54              22

New York, NY........       2       WLTW-FM           6.2       Soft Adult Contemporary     Persons 25-54             1
                                   WKTU-FM           4.6       Rhythmic Contemporary       Persons 25-54             5
                                                               Hits
                                   WHTZ-FM           3.9       Contemporary Hit Radio      Persons 18-34             5
                                   WBIX-FM(6)        1.5       Hot Adult Contemporary      Women 25-49              13
                                   WAXQ-FM           1.4       Classic Rock                Persons 25-54            17

Chicago, IL.........       3       WGCI-FM           7.2       Urban Oldies                Persons 25-54             1
                                   WNUA-FM           4.8       Contemporary Jazz           Persons 25-54             4
                                   WLIT-FM           4.5       Soft Adult Contemporary     Persons 25-54             2
                                   WVAZ-FM           4.3       Black Adult                 Women 25-54               3
                                   WRCX-FM           3.0       Mainstream Rock             Men 18-34                 2
                                   WGCI-AM           1.7       Urban/R&B                   Persons 18-34            20
                                   WMVP-AM           1.1       Personality/Sports          Men 25-54                22
San Francisco, CA...       4       KYLD-FM           4.2       Contemporary Hits           Persons 18-34             1
                                   KMEL-FM           3.4       Contemporary Hits           Persons 18-34             2
                                   KKSF-FM           3.3       Contemporary Jazz           Persons 25-54             2
                                   KABL-AM           3.2       Adult Standards             Persons 35-64            13
                                   KISQ-FM           3.0       70's Oldies                 Persons 25-54             4
                                   KIOI-FM           2.9       Adult Contemporary          Women 25-54               1
                                   KNEW-AM           1.4       Country/Sports              Persons 25-54            37
Dallas, TX..........       5       KHKS-FM           7.5       Contemporary Hits           Women 18-34               1
                                   KZPS-FM           3.9       Classic Rock                Persons 25-54             4
                                   KDGE-FM           2.7       Alternative Rock            Persons 18-34             6
                                   KSKY-AM           N/M       Inspirational               N/M                     N/M
                                   KBFB-FM*          2.6       Adult Contemporary          Persons 25-54            14
                                   KTXQ-FM*          2.4       Album Rock                  Persons 18-49            13
Philadelphia, PA....       6       WDAS-FM           5.5       Urban Contemporary          Persons 25-54             2
                                   WUSL-FM           4.7       Urban Contemporary          Women 18-34               4
                                   WJJZ-FM           4.2       Contemporary Jazz           Persons 35-54             7
                                   WIOQ-FM           3.2       Contemporary Hit Radio/     Women 18-34               6
                                                               Dance
                                   WYXR-FM           3.0       Adult Contemporary          Women 18-49               3
                                   WDAS-AM           1.2       Gospel                      N/M                     N/M
Washington, D.C.....       7       WMZQ-FM           5.1       Country                     Persons 25-54             3
                                   WASH-FM           4.2       Adult Contemporary          Women 25-54               2
                                   WBIG-FM           4.1       Oldies                      Persons 25-54             6
                                   WGAY-FM           3.7       Adult Contemporary          Persons 35-64             8
                                   WTEM-AM           1.1       Sports/Talk                 Men 18-49                17
                                   WWRC-AM           0.9       News/Talk                   Persons 35-64            20
                                   WWDC-FM*          4.0       Adult Rock                  Persons 18-34             4
                                   WWDC-AM*          0.5       Nostalgia                   Persons 55+              11

                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Houston, TX.........       8       KKBQ-FM           4.5       Fresh Country               Persons 25-54             6
                                   KLDE-FM           4.5       Oldies                      Persons 25-54             4
                                   KLOL-FM           4.1       Album Rock                  Men 18-34                 2
                                   KTRH-AM           3.9       News/Sports                 Men 25-54                17
                                   KBME-AM(7)        0.2       Popular Standards           Persons 35-64            34
                                   KODA-FM*          7.1       Adult Contemporary          Persons 25-54             1
                                   KKRW-FM*          3.6       Classic Rock                Persons 25-54             7
                                   KQUE-AM*          1.8       Nostalgia                   Persons 35-64            19
Atlanta, GA.........       9       WFOX-FM           4.2       Oldies                      Persons 25-54             7
Boston, MA..........      10       WJMN-FM           6.2       Contemporary Hits           Women 18-24               1
                                   WXKS-FM           5.9       Contemporary Hits           Women 25-34               1
                                   WXKS-AM           2.5       Nostalgia                   Women 45-54              14
Detroit, MI.........      11       WJLB-FM           7.9       Urban Contemporary          Persons 18-34             1
                                   WNIC-FM           7.4       Adult Contemporary          Women 25-54               1
                                   WKQI-FM           4.1       Adult Contemporary          Women 25-54               5
                                   WMXD-FM           3.9       Black Adult                 Persons 25-54             4
                                   WWWW-FM           3.4       Country                     Women 25-54               9
                                   WDFN-AM           1.8       Sports/Talk                 Men 25-49                 7
                                   WYUR-AM           N/M       Brokered(8)                 N/M                     N/M
Miami/Ft.
 Lauderdale, FL.....      12       WEDR-FM           4.9       Urban Contemporary          Persons 25-54             4
                                   WVCG-AM           N/M       Brokered(9)                 N/M                     N/M
Denver, CO..........      14       KXKL-FM           4.7       Oldies                      Persons 25-54             7
                                   KALC-FM           4.7       Hot Adult Contemporary      Persons 18-34             3
                                   KIMN-FM           3.4       70's Oldies                 Persons 25-54            11
                                   KXPK-FM           3.0       Alternative Rock            Persons 18-49            10
                                   KVOD-FM           2.2       Classical                   Persons 25-54            19
                                   KRRF-AM           0.4       Talk                        Men 25-54                21
Minneapolis/St.
 Paul, MN...........      15       KEEY-FM           8.0       Country                     Persons 25-54             2
                                   KDWB-FM           7.8       Contemporary Hit Radio      Persons 18-34             2
                                   KQQL-FM           4.5       Oldies                      Persons 25-54             6
                                   KTCZ-FM           4.0       Progressive Album Rock      Men 25-49                 4
                                   WRQC-FM           3.8       Album Rock                  Men 18-34                 2
                                   KFAN-AM           2.6       Sports                      Men 18-49                 4
                                   KXBR-AM           0.5       Classic Country             Persons 35-64            16
Phoenix, AZ.........      16       KOY-AM            5.3       Adult Standards             Persons 35-64            10
                                   KMLE-FM           5.2       Country                     Persons 25-54             4
                                   KOOL-FM           5.1       Oldies                      Persons 25-54             2
                                   KYOT-FM           3.6       Contemporary Jazz           Persons 25-54             8
                                   KZON-FM           3.0       Alternative Rock            Persons 18-34             3
                                   KISO-AM           N/M       Urban Adult Contemporary    Persons 25-54           N/M
San Diego, CA.......      17       KYXY-FM*          5.1       Adult Contemporary          Persons 25-54             3
                                   KPLN-FM*          1.8       Classic Rock                Persons 25-54            13
Cincinnati, OH......      19       WUBE-FM(10)       9.4       Country                     Persons 25-54             1
                                   WYGY-FM(10)       4.0       Young Country               Men 18-34                 8
                                   WBOB-AM           0.9       Sports/Talk                 Men 18-49                15
                                   WUBE-AM           N/M       Nostalgia                   Persons 35-64           N/M
Pittsburgh, PA......      24       WWSW-FM           5.1       Oldies                      Persons 25-54             3
                                   WWSW-AM(11)       0.4       Oldies                      Persons 25-54            26
                                   WDVE-FM*          9.2       Rock                        Persons 25-54             1
                                   WXDX-FM*          5.0       Alternative Rock            Persons 18-34             2
                                   WJJJ-FM*          3.5       Smooth Jazz                 Persons 25-54            10
                                   WVTY-FM*          3.2       Adult Contemporary          Persons 25-54            11

                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Orlando, FL.........      26       WJHM-FM           6.6       Urban Contemporary          Persons 18-34             3
                                   WOCL-FM           6.4       Oldies                      Persons 25-54             7
                                   WXXL-FM           6.1       Contemporary Hit Radio      Persons 18-34             2
                                   WOMX-FM           5.0       Adult Contemporary          Persons 25-54             8
Sacramento, CA......      28       KFBK-AM           9.6       News/Talk                   Persons 25-54             2
                                   KHYL-FM           4.2       Oldies                      Persons 25-54             5
                                   KGBY-FM           4.0       Adult Contemporary          Women 25-54               2
                                   KSTE-AM           2.3       Talk                        Persons 25-54            15
Jacksonville, FL....      44       WFYV-FM+          9.4       Album Oriented Rock         Men 25-54                 1
                                   WAPE-FM+          7.7       Contemporary Hit Radio      Women 18-34               1
Nassau/Suffolk
 (Long Island)            45       WALK-FM           5.3       Adult Contemporary          Persons 25-54             2
   NY(12)...........
                                   WALK-AM           N/M       Adult Contemporary          Persons 35-64           N/M
Riverside/San             64       KGGI-FM           7.0       Contemporary Hit Radio      Persons 18-34             1
 Bernardino, CA.....
                                   KMRZ-AM           0.5       Oldies                      Men 25-54                44

---------------

N/M:  Not meaningful

  +   Indicates station to be disposed in a pending transaction.

  *   Indicates station to be acquired in a pending transaction.

 (1) Actual city of license may differ from metropolitan market served in certain cases.

 (2) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1997 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1998 ed.).

 (3) Information derived from The Arbitron Company, Fall 1997, Local Market Reports in the specified markets for listeners age 12+, Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

 (4) Information derived from The Arbitron Company, Fall 1997, Local Market Reports in the specified markets for the Target Demographics specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

 (5) The format of KCMG-FM (formerly KIBB-FM) was changed from Rhythmic Adult Contemporary with a target demographic of Persons 25-54 to Adult Contemporary with a target demographic of Women 25-54 effective November 19, 1997. The station ranking in the target demographic for KCMG-FM for Fall 1997 is based on the new target demographic of Women 25-54.

 (6) The format of WBIX-FM (formerly WNSR-FM) was changed from Modern Adult Contemporary with a target demographic of Women 25-44 to Hot Adult Contemporary with a target demographic of Women 25-49 effective January 21, 1998. The station ranking in the target demographic for WBIX-FM for Fall 1997 is based on the prior target demographic of Women 25-44.

 (7) The format of KBME-AM (formerly KKBQ-AM) was changed from Country with a target demographic of Persons 25-54 to Popular Standards with a target demographic of Persons 35-64 effective January 15, 1998. The station ranking in the target demographic for KBME-AM for Fall 1997 is based on the prior target demographic of Persons 25-54.

 (8) The Company has historically brokered WYUR-AM to third parties.

 (9) The Company sells airtime on WVCG-AM to third parties for broadcast of specialty programming on a variety of topics.

(10) WUBE-FM and WYGY-FM are sold in combination.

(11) Programming provided to WWSW-AM via simulcast of programming broadcast on WWSW-FM.

(12) Nassau/Suffolk (Long Island) may be considered part of the greater New York market, although it is reported separately as a matter of convention.

COMPANY STRATEGY

     The Company's senior management team has extensive experience in acquiring and operating large radio station groups. The Company's business strategy historically has been to assemble and operate radio station clusters in order to maximize broadcast cash flow generated in each market. This strategy relies on the following six key elements.

     Create Large Market Superduopolies. The Company seeks to be the owner and operator of the leading superduopoly in the largest markets in the United States. Management believes that the large revenue base in these markets, in conjunction with operating synergies achievable through the operation of multiple stations, enable it to appeal to a wider universe of national and local advertisers and to achieve a greater degree of profitability. The Pending Transactions, if consummated, will complement the Company's existing stations in the Dallas, Houston, Washington, D.C. and Pittsburgh markets as well as allow the Company to expand into a new large market -- San Diego. The Company expects to continue to selectively pursue acquisition opportunities in the major markets in which it competes as well as in other markets.

     Maximize Superduopoly Revenue and Expense Synergies. The Company seeks to capitalize on the revenue growth and expense savings opportunities of superduopolies that have been created or that will be created. Superduopolies have only been permissible since the passage of the 1996 Act in January 1996. Management believes that substantial benefits can be derived from the successful integration of these station cluster groups. Management also believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.

     Establish Strong Listener Loyalty. Management believes that strong listener familiarity with a given radio station produces listener loyalty. Management seeks to establish this familiarity through a variety of programming and marketing techniques, including the development of high-profile on-air personalities and creative station-sponsored promotional events, all of which are designed to secure heightened listener awareness. The Company also conducts extensive market research to help identify programming format opportunities and attract new listeners, as has been the case with WKTU-FM in New York. After operating WKTU-FM for nine months under the call letters and country music format inherited from a prior operator, in February 1996 the Company began to operate WKTU-FM as a rhythmic contemporary hits station. According to Arbitron, WKTU-FM was ranked eleventh in its target demographic group as a country station, and was ranked first in several key demographic groups (including its target demographic group) in the first full ranking period after the station changed its format. The station has continued to rank among the top five stations in its target demographic group in subsequent periods. Management believes that institutionalizing its radio stations in their markets through programming, marketing and research ensures steady long-term audience share ratings.

     Maintain Strict Cost Controls. Management maintains a company-wide focus on cost controls in an effort to maximize broadcast cash flow margins. Management reviews station spending on a monthly basis. In addition, corporate level employees maintain weekly sales reporting systems designed to enable management to evaluate station performance on a current basis. The Company's focus on maximizing superduopoly revenues and maintaining cost controls is reflected by the fact that, during 1995, 1996 and 1997, the Company has achieved broadcast cash flow margins of 40% or more. The Company also carefully monitors capital expenditures.

     Develop Experienced, Incentivized Management Team. The Company believes that management depth is critical to achieving superior operating performance in a portfolio as large as the Company's. The Company's senior management team collectively has an aggregate of more than 45 years of radio industry operating experience. This senior management team is supported by an experienced team of veteran group operators and station general managers. At the station level, the Company seeks to incentivize its individual radio station managers and sales forces to outperform revenue and broadcast cash flow budget expectations by granting quarterly and annual performance measurement-based bonuses. The Company believes that the incentives it offers to its employees, as well as its stature in the radio industry, will enable it to continue to be successful in recruiting top industry employees.

     Maximize After Tax Cash Flow. By emphasizing the revenue and expense synergies achievable through the assembly and operation of superduopolies and by carefully monitoring operating costs, the Company seeks to maximize broadcast cash flow and, ultimately, after tax cash flow (broadcast cash flow less corporate general and administrative expenses, debt service, tax payments and dividend requirements). This focus on after tax cash flow should facilitate reduction of leverage without undue dependence on capital markets and position the Company to pursue attractive acquisitions.

     Related Business Expansion. In addition to the foregoing six key elements, the Company seeks to further leverage its radio expertise and expand into industries related to the operation of radio stations. In this regard, the Company formed a national radio network, The AMFM Radio Networks, in September 1997 and acquired Katz, a full-service media representation firm in October 1997. The Company has also recently begun exploring the acquisition of additional complementary media businesses, particularly businesses with significant after tax cash flow generating potential, including radio stations in medium-sized markets, television, outdoor advertising, and similar international media opportunities. There can be no assurance that these plans will ultimately be successful.

ADVERTISING

     The primary source of the Company's radio revenues is the sale of broadcasting time for local, regional and national advertising. On a pro forma basis, giving effect to the Completed Transactions (but without giving effect to the Pending Transactions), approximately 70% of the Company's gross radio revenues would have been generated from the sale of local advertising in 1997. The Company believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by the Company's radio stations are based primarily on (i) a station's ability to attract audiences in the demographic groups targeted by its advertisers (as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times) and (ii) the supply of and demand for radio advertising time. Advertising rates generally are the highest during morning and evening drive-time hours.

     Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. The Company determines the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's sales staff generates most of its local and regional advertising sales. To generate national advertising sales, the Company engages an advertising representative for each of its stations that specializes in national sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.

     The Company's Katz media representation operations generate revenues primarily through contractual commissions realized through the sale of national spot advertising air time. National spot advertising air time is commercial air time sold to advertisers on behalf of radio and television stations and cable systems located outside the local markets of those stations and systems. Katz represents its media clients pursuant to media representation contracts. Media representation contracts typically have terms of up to ten years in initial length. In connection with the substantial consolidation that has occurred in the broadcast industry in recent years and the concomitant development of large client station groups, the frequency of representation contract "buyouts" has increased. These buyouts occur because station groups have tended to negotiate exclusive, long-term representation contracts with a single media representation firm covering all of the station group's stations, including stations acquired after the date of the initial representation contract. In the event that one of the station group's stations is sold to an owner represented by a different firm, representation contracts are frequently bought out by the successor representation firm. Katz generally amortizes the cost of acquiring new representation contracts associated with a buyout over the expected benefit period, and also generally amortizes the income associated with a sellout of an existing client's contract over the remaining life of the contract sold.

COMPETITION

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Company's radio stations compete for listeners and advertising revenues directly with other radio stations, as well as with other media, within their respective markets. Radio stations compete for listeners primarily on the basis of program content and by hiring on-air talent that appeals to a particular demographic group. By building a strong listener base comprised of a specific demographic group in each of its markets, the Company is able to attract advertisers who seek to reach those listeners. Other media, including broadcast television, cable television, newspapers, magazines, direct mail coupons and billboard advertising also compete with the Company's stations for advertising revenues. The Company also competes with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. To the extent that the rapid pace of consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than does the Company. The audience ratings and market share for the Company are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of its stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

     The success of the Company's Katz media representation operations depends on Katz' ability to maintain and acquire representation contracts with radio and television stations and cable systems, the inventory of time Katz represents and the experience of Katz' executive management and sales personnel. The media representation business is highly competitive, both in terms of competition to gain client stations and to sell air time to advertisers. Katz competes not only with other independent and network media representatives but also with direct national advertising. Katz also competes on behalf of its clients for advertising dollars with other media such as newspapers and magazines, outdoor advertising, transit advertising, direct response advertising, yellow page directories and point of sale advertising.

FEDERAL REGULATION OF RADIO BROADCASTING INDUSTRY

     Introduction. The radio broadcasting industry is subject to extensive and changing regulation over, among other things, program content, technical operations and business and employment practices.

     The ownership, operation and sale of radio broadcast stations (including those licensed to the Company) are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. The Communications Act prohibits the assignment or transfer of control of an FCC license without the prior consent of the FCC. In determining whether to grant requests for consent to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including: limitations on alien ownership and the common ownership of television broadcast, radio broadcast and daily newspaper properties, the "character" of the licensee (and proposed licensee) and those persons or entities that have "attributable" interests, and compliance with the Anti-Drug Abuse Act of 1988. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties for violations of its rules and the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Reference should be made to the Communications Act, FCC rules, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

     Failure to observe these or other FCC rules and policies may result in the imposition of various sanctions, including admonishment, monetary forfeitures, the grant of "short" (less than the maximum eight-year term) renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of FCC licenses, or the denial of FCC consent to acquire additional broadcast properties.

     License Renewal. Radio broadcast licenses are granted for maximum terms of up to eight years. They may be renewed through an application to the FCC, and, in certain instances, licensees are entitled to renewal expectancies. During certain periods when a renewal application is pending, competing applicants may file for the radio frequency being used by the renewal applicant, although the FCC is prohibited from considering such competing applications if the existing license has satisfied certain obligations. Petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC is required to hold hearings on a renewal application in certain circumstances.

     The following table sets forth the date of acquisition by the Company of the radio stations actually owned by the Company as of April 7, 1998 or would be owned upon consummation of the Pending Transactions, the frequency of each such station, and the date of expiration of such station's main FCC broadcast license:

                                                               DATE OF               EXPIRATION DATE
          STATION                       MARKET(1)            ACQUISITION  FREQUENCY  OF FCC LICENSE
          -------                       ---------            -----------  ---------  ---------------
KKBT-FM.....................  Los Angeles, CA                   5/89      92.3 MHz        12/05
KYSR-FM.....................  Los Angeles, CA                   9/97      98.7 MHz        12/97*
KBIG-FM.....................  Los Angeles, CA                   4/98      104.3 MHz       12/05
KLAC-AM.....................  Los Angeles, CA                   9/97       570 kHz        12/05
KCMG-FM.....................  Los Angeles, CA                   9/97      100.3 MHz       12/05
WLTW-FM.....................  New York, NY                      7/97      106.7 MHz        6/98
WKTU-FM.....................  New York, NY                      5/95      103.5 MHz        6/98
WHTZ-FM.....................  New York, NY                      9/97      100.3 MHz        6/98
WBIX-FM.....................  New York, NY                      4/98      105.1 MHz        6/98
WAXQ-FM.....................  New York, NY                      7/97      104.3 MHz        6/98
WGCI-FM.....................  Chicago, IL                       12/97     107.5 MHz       12/03
WNUA-FM.....................  Chicago, IL                       1/96      95.5 MHz        12/03
WLIT-FM.....................  Chicago, IL                       9/97      93.9 MHz        12/03
WVAZ-FM.....................  Chicago, IL                       5/95      102.7 MHz       12/03
WRCX-FM.....................  Chicago, IL                       12/93     103.5 MHz       12/03
WGCI-AM.....................  Chicago, IL                       12/97     1390 kHz        12/03
WMVP-AM.....................  Chicago, IL                       5/84      1000 kHz        12/03

                                                               DATE OF               EXPIRATION DATE
          STATION                       MARKET(1)            ACQUISITION  FREQUENCY  OF FCC LICENSE
          -------                       ---------            -----------  ---------  ---------------
KYLD-FM.....................  San Francisco, CA                 9/97      94.9 MHz        12/97*
KMEL-FM.....................  San Francisco, CA                 11/92     106.1 MHz       12/05
KKSF-FM.....................  San Francisco, CA                 1/97      103.7 MHz       12/05
KABL-AM.....................  San Francisco, CA                 9/97       960 kHz        12/05
KISQ-FM.....................  San Francisco, CA                 9/97      98.1 MHz        12/97*
KIOI-FM.....................  San Francisco, CA                 4/94      101.3 MHz       12/97*
KNEW-AM.....................  San Francisco, CA                 9/97       910 kHz        12/05
KHKS-FM.....................  Dallas, TX                        12/97     106.1 MHz        8/05
KZPS-FM.....................  Dallas, TX                        10/97     92.5 MHz         8/05
KDGE-FM.....................  Dallas, TX                        10/97     94.5 MHz         8/05
KSKY-AM.....................  Dallas, TX                        5/95       660 kHz         8/05
KBFB-FMS....................  Dallas, TX                       Pending    97.9 MHz         8/05
KTXQ-FMS....................  Dallas, TX                       Pending    102.1 MHz        8/05
WDAS-FM.....................  Philadelphia, PA                  5/97      105.3 MHz        8/98
WUSL-FM.....................  Philadelphia, PA                  5/97      98.9 MHz         8/98
WJJZ-FM.....................  Philadelphia, PA                  1/96      106.1 MHz        8/98
WIOQ-FM.....................  Philadelphia, PA                  5/97      102.1 MHz        8/98
WYXR-FM.....................  Philadelphia, PA                  1/96      104.5 MHz        8/98
WDAS-AM.....................  Philadelphia, PA                  5/97      1480 kHz         8/98
WMZQ-FM.....................  Washington, D.C.                  7/97      98.7 MHz        10/03
WASH-FM.....................  Washington, D.C.                  11/92     97.1 MHz        10/03
WBIG-FM.....................  Washington, D.C.                  9/97      100.3 MHz       10/03
WGAY-FM.....................  Washington, D.C.                  11/96     99.5 MHz        10/03
WTEM-AM(2)..................  Washington, D.C.                               980
                                                                4/97       kHz(2)         10/03
WWRC-AM(2)..................  Washington, D.C.                               570
                                                                9/97       kHz(2)         10/03
WWDC-FMS....................  Washington, D.C.                 Pending    101.1 MHz       10/03
WWDC-AMS....................  Washington, D.C.                 Pending    1260 kHz        10/03
KKBQ-FM.....................  Houston, TX                       12/97     92.9 MHz         8/05
KLDE-FM.....................  Houston, TX                       4/98      94.5 MHz         8/05
KLOL-FM.....................  Houston, TX                       6/93      101.1 MHz        8/97*
KTRH-AM.....................  Houston, TX                       6/93       740 kHz         8/05
KBME-AM.....................  Houston, TX                       12/97      790 kHz         8/05
KODA-FMS....................  Houston, TX                      Pending    99.1 MHz         8/05
KKRW-FMS....................  Houston, TX                      Pending    93.7 MHz         8/05
KQUE-AMS....................  Houston, TX                      Pending    1290 kHz         8/97*
WFOX-FM.....................  Atlanta, GA                       9/97      97.1 MHz         4/03
WJMN-FM.....................  Boston, MA                        1/96      94.5 MHz         4/98*
WXKS-FM.....................  Boston, MA                        1/96      107.9 MHz        4/05
WXKS-AM.....................  Boston, MA                        1/96      1430 kHz         4/98*
WJLB-FM.....................  Detroit, MI                       4/97      97.9 MHz        10/03
WNIC-FM.....................  Detroit, MI                       5/95      100.3 MHz       10/03
WKQI-FM.....................  Detroit, MI                       5/95      95.5 MHz        10/03
WMXD-FM.....................  Detroit, MI                       4/97      92.3 MHz        10/03
WWWW-FM.....................  Detroit, MI                       1/97      106.7 MHz       10/03
WDFN-AM.....................  Detroit, MI                       1/97      1130 kHz        10/03
WYUR-AM.....................  Detroit, MI                       5/95      1310 kHz        10/03
WEDR-FM.....................  Miami/Ft. Lauderdale, FL          10/96     99.1 MHz         2/03
WVCG-AM.....................  Miami/Ft. Lauderdale, FL          7/83      1080 kHz         2/03

                                                               DATE OF               EXPIRATION DATE
          STATION                       MARKET(1)            ACQUISITION  FREQUENCY  OF FCC LICENSE
          -------                       ---------            -----------  ---------  ---------------
KXKL-FM.....................  Denver, CO                        9/97      105.1 MHz        4/05
KALC-FM.....................  Denver, CO                        9/97      105.9 MHz        4/05
KIMN-FM.....................  Denver, CO                        9/97      100.3 MHz        4/05
KXPK-FM.....................  Denver, CO                        1/98      96.5 MHz         4/05
KVOD-FM.....................  Denver, CO                        9/97      92.5 MHz         4/05
KRRF-AM.....................  Denver, CO                        9/97      1280 kHz         4/05
KEEY-FM.....................  Minneapolis/St. Paul, MN          9/97      102.1 MHz        4/05
KDWB-FM.....................  Minneapolis/St. Paul, MN          9/97      101.3 MHz        4/05
KQQL-FM.....................  Minneapolis/St. Paul, MN          9/97      107.9 MHz        4/05
KTCZ-FM.....................  Minneapolis/St. Paul, MN          9/97      97.1 MHz         4/05
WRQC-FM.....................  Minneapolis/St. Paul, MN          9/97      100.3 MHz        4/05
KFAN-AM.....................  Minneapolis/St. Paul, MN          9/97      1130 kHz         4/05
KXBR-AM.....................  Minneapolis/St. Paul, MN          9/97       690 kHz         4/05
KOY-AM......................  Phoenix, AZ                       9/97       550 kHz        10/05
KMLE-FM.....................  Phoenix, AZ                       9/97      107.9 MHz       10/05
KOOL-FM.....................  Phoenix, AZ                       9/97      94.5 MHz        10/05
KYOT-FM.....................  Phoenix, AZ                       9/97      95.5 MHz        10/05
KZON-FM.....................  Phoenix, AZ                       9/97      101.5 MHz       10/05
KISO-AM.....................  Phoenix, AZ                       9/97      1230 kHz        10/05
KYXY-FMS....................  San Diego, CA                    Pending    96.5 MHz        12/97*
KPLN-FMS....................  San Diego, CA                    Pending    103.7 MHz       12/97*
WUBE-FM.....................  Cincinnati, OH                    9/97      105.1 MHz       10/03
WYGY-FM.....................  Cincinnati, OH                    9/97      96.5 MHz        10/03
WBOB-AM.....................  Cincinnati, OH                    9/97      1160 kHz        10/03
WUBE-AM.....................  Cincinnati, OH                    9/97      1230 kHz        10/03
WWSW-FM.....................  Pittsburgh, PA                    9/97      94.5 MHz         8/98
WWSW-AM.....................  Pittsburgh, PA                    9/97       970 kHz         8/98
WDVE-FMS....................  Pittsburgh, PA                   Pending    102.5 MHz        8/98
WXDX-FMS....................  Pittsburgh, PA                   Pending    105.9 MHz        8/98
WJJJ-FMS....................  Pittsburgh, PA                   Pending    104.7 MHz        8/98
WVTY-FMS....................  Pittsburgh, PA                   Pending    96.1 MHz         8/98
WJHM-FM.....................  Orlando, FL                       9/97      101.9 MHz        2/03
WOCL-FM.....................  Orlando, FL                       9/97      105.9 MHz        2/03
WXXL-FM.....................  Orlando, FL                       9/97      106.7 MHz        2/03
WOMX-FM.....................  Orlando, FL                       9/97      105.1 MHz        2/03
KFBK-AM.....................  Sacramento, CA                    9/97      1530 kHz        12/05
KHYL-FM.....................  Sacramento, CA                    9/97      101.1 MHz       12/05
KGBY-FM.....................  Sacramento, CA                    9/97      92.5 MHz        12/05
KSTE-AM.....................  Sacramento, CA                    9/97       650 kHz        12/05
WFYV-FM+....................  Jacksonville, FL                  9/97      104.5 MHz        2/03
WAPE-FM+....................  Jacksonville, FL                  9/97      95.1 MHz         2/03
WALK-FM.....................  Nassau/Suffolk
                              (Long Island), NY                 9/97      97.5 MHz         6/98
WALK-AM.....................  Nassau/Suffolk
                              (Long Island), NY                 9/97      1370 kHz         6/98
KGGI-FM.....................  Riverside/San-Bernardino, CA      9/97      99.1 MHz        12/05
KMRZ-AM.....................  Riverside/San-Bernardino, CA      9/97      1290 kHz        12/05

---------------

 *   Indicates pending renewal application.

 +   Indicates station to be disposed in a pending transaction.

 S   Indicates station to be acquired in a pending transaction.

(1) Actual city of license may differ from metropolitan market served in certain cases.

(2) On March 9, 1998, the Company exchanged the call signs and formats of WWRC-AM and WTEM-AM such that beginning on such date the call sign and format of WWRC-AM were used on the 570 kHz frequency and the call sign and format of WTEM-AM were used on the 980 kHz frequency.

     Ownership Matters. Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The Company has been advised that the FCC staff has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation and that the FCC has made such an affirmative finding only in limited circumstances. These restrictions apply in modified form to other forms of business organizations, including partnerships. The Company therefore may be restricted from having more than one-fourth of its stock owned or voted by aliens, foreign governments or non-U.S. corporations. The respective Certificates of Incorporation of Chancellor Media, CMHC and the Company prohibit alien ownership and control that are intended to facilitate compliance with the provisions of the Communications Act applicable to alien ownership. The Company believes that in light of current levels of alien ownership of the Company's capital stock, the foregoing restrictions are not likely to have a material impact on Chancellor Media, CMHC or the Company.

     The Communications Act and FCC rules also generally prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in a local market where it then owned any radio broadcast station. In October 1996, the Commission issued a Notice of Inquiry to explore possible changes in the newspaper/broadcast cross-ownership waiver policy with respect to newspaper/radio combinations, including the possibility of adopting a waiver policy based on market size or on the number of independently owned media in a market.

     The 1996 Act eliminated national ownership caps on ownership of AM and FM radio stations. Prior to the 1996 Act, radio groups were limited to ownership of 20 FM stations and 20 AM stations on a national basis. Additionally, the 1996 Act increased local ownership limits. Prior to the 1996 Act, a single owner was limited to owning two FMs and two AMs in a single large radio market with common ownership of three stations, including two in the same service, permitted in smaller markets. After the 1996 Act, local ownership limits were increased as follows: in markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be in the same service; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be in the same service; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be in the same service; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total with no more than three stations in the same service.

     Because of these multiple ownership rules and the cross-interest policy described below, a purchaser of capital stock of Chancellor Media or the Company who acquires an attributable interest in the Company may violate the FCC's rules if it also has an "attributable" interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If an attributable stockholder of the Company violates any of these ownership rules, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

     The FCC generally applies its television/radio/newspaper cross-ownership rules, and its broadcast multiple ownership rules, by considering the "attributable," or cognizable, interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner or stockholder of a company that owns that station or newspaper. Whether that interest is cognizable under the FCC's ownership rules is determined by the FCC's attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as the "owner" of the radio station, television station or daily newspaper in question, and therefore subject to the FCC's ownership rules.

     In the case of corporations, the interest of officers, directors and persons or entities that directly or indirectly have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other "passive investors" that hold such stock for investment purposes only) are generally attributed with ownership of whatever radio stations, television stations, and daily newspapers the corporation owns. Likewise, the interest of an officer or a director of a corporate parent (as well as the corporate parent) is generally attributed with ownership of whatever the subsidiary owns.

     In the case of a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is "materially involved" in the media-related activities of the partnership. Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock, generally do not subject their holders to attribution.

     Hicks Muse, through its ownership of a majority of the outstanding capital stock of Capstar, has an attributable interest in Capstar, and also has attributable interests in Sunrise and LIN. Thomas O. Hicks, the Chairman of the Board and a director of Chancellor Media, CMHC and the Company, has an attributable interest in Capstar, which holds attributable interests in numerous radio stations in various markets (mainly mid-size and small) throughout the United States. Mr. Hicks also has an attributable interest in Sunrise, which owns or proposes to acquire six television stations in six markets. Eric C. Neuman, a director of Chancellor Media, CMHC and the Company, also has attributable interests in Capstar and Sunrise. Messrs. Hicks and Newman also have attributable interests in LIN, which owns or operates 11 television stations in eight markets. Lawrence D. Stuart, Jr., a director of Chancellor Media, CMHC and the Company, also has attributable interest in Capstar. The attributable interests of Hicks Muse and Messrs. Hicks, Neuman and Stuart in these broadcast entities may impact the ability of the Company to acquire certain properties. Under the FCC's rules, these broadcast interests are attributed to the Company. If any such radio broadcast interests overlap with the Company's directly-held radio broadcast interests in the Company's markets, such interests are combined with the Company's interests in such markets when determining compliance with the multiple ownership rules. In addition, under the FCC's one-to-a-market rules, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. Although none of the television stations owned through Sunrise and LIN overlap with any of the stations owned or to be acquired by the Company in any of its markets, there can be no assurance that, in the future, such overlaps will not occur. As a result of these attributable interests, the Company's future acquisition strategy may be adversely affected. There can be no assurance that these additional attributable interests will not have a material adverse effect on the Company's future acquisition strategy or on the business, financial condition and results of operations of the Company. See "Risk
Factors -- Radio Broadcasting Industry Subject to Federal Regulation."

     The FCC has issued a Notice of Proposed Rulemaking (the "NPRM") that contemplates tightening attribution standards where parties have multiple nonattributable interests in and relationships with stations that would be prohibited by the FCC's cross-interest rules, if the interests/relationships were attributable. The NPRM contemplates that this change in attribution will apply only to persons holding debt or equity interests that exceed certain benchmarks.

     In addition, the FCC has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station or daily newspaper from having a "meaningful" nonattributable interest in another broadcast station or daily newspaper in the same local market. Among other things, "meaningful" interests could include significant equity interests (including non-voting stock, voting stock, and limited partnership interests) and significant employment positions. This policy may limit the permissible investments that an equity investor in the Company may make or hold. If the FCC determines that a stockholder of the Company has violated this cross-interest policy, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political advertising, sponsorship identification, and technical operations (including limits on radio frequency radiation). In addition, licensees must develop and implement programs designed to promote equal employment opportunities. The broadcast of obscene and indecent material and the advertisement of contests and lotteries are regulated by FCC rules, as well as by state and other federal laws.

     Time Brokerage Agreements. Over the past three years, a number of radio stations, including certain of the Company's stations, have entered into what commonly are referred to as "Time Brokerage Agreements," or "TBAs" (certain types of these agreements also are known as "Local Marketing Agreements," or "LMAs"). These agreements may take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales, and other matters, subject to the licensee of each station maintaining independent control over the programming and other operations of its own station and compliance with the requirements of antitrust laws. One typical type of TBA is a programming agreement between two separately-owned radio stations that serve a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station (subject to ultimate editorial and other controls being exercised by the latter licensee), and sells advertising time during those program segments. The FCC staff has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast station and otherwise ensures compliance with applicable FCC rules and policies.

     A station that brokers more than 15% of the broadcast time, on a weekly basis, on another station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules, discussed above. As a result, a broadcast station may not enter into a TBA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns and programs the other through a TBA arrangement.

     Proposed Changes. The FCC is considering various proposals to modify its broadcast "attribution" rules. Among the proposals are (i) raising the basic benchmark for attributing ownership from 5% to 10% of the licensee's voting stock, (ii) raising the attribution benchmark for certain institutional investors from 10% to 20%, (iii) limiting the applicability of the single majority shareholder rule (discussed above) to treat as attributable large stock interests coupled with other debt or securities and (iv) treating non-voting stock as attributable in certain circumstances. The FCC is also considering changes to its multiple ownership rules to encourage minority ownership of radio and television broadcast stations.

     The FCC has under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and financial performance of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. Such matters include: changes to the license renewal process; the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; AM stereo broadcasting; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; proposals to auction to the highest bidder the right to use the radio broadcast spectrum, instead of granting FCC licenses and subsequent license renewals; and proposals to reinstate the "Fairness Doctrine" which requires a station to present coverage of opposing views in certain circumstances. It is also possible that Congress may enact additional legislation that could have a material impact on the operation, ownership and financial performance of the Company's radio stations over and above the already substantial impact of the 1996 Act.

     The FCC has taken initial steps to authorize the use of a new technology, DARS, to deliver audio programming by satellite. The FCC is also considering various proposals for terrestrial DARS. DARS may provide a medium for the delivery of multiple new audio programming formats to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Federal Antitrust Laws. The FTC and the DOJ evaluate transactions requiring a pre-acquisition filing under the HSR Act to determine whether those transactions should be challenged under the federal antitrust laws. These agencies (particularly the DOJ) recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets.

     As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that TBAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. Since then, the DOJ has stated publicly that it will apply its new policy prohibiting TBAs in connection with purchase agreements until the expiration or termination of the HSR waiting period on a prospective basis.

     The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. Although the Company does not believe that its acquisition strategy as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that the Company may have to make as a result of antitrust review, there can be no assurance that this will be the case.

EMPLOYEES

     The Company has approximately 4,300 full-time employees and 900 part-time employees. Certain employees at the Company's stations in New York, Los Angeles, Chicago, San Francisco, Washington, D.C., Philadelphia, Detroit and Cincinnati (approximately 300 employees), are represented by unions. The Company believes that it has good relations with its employees and these unions.

     The Company employs several high-profile on-air personalities who have large, loyal audiences in their respective markets. The Company believes that its relationships with its on-air talent are valuable, and it generally enters into employment agreements with these individuals.

PROPERTIES

     The Company's corporate headquarters is in Irving, Texas. The types of properties required to support each of the Company's existing or to be acquired radio stations include offices, studios, transmitter sites and antenna sites. A station's studio is generally housed with its office in a downtown or business district. A station's transmitter sites and antenna sites generally are located in a manner that provides maximum market coverage.

     The studios and offices of the Company's stations and its corporate headquarters are located in leased or owned facilities. The terms of these leases typically expire in one to ten years. The Company either owns or leases its transmitter and antenna sites. These leases have expiration dates that range generally from one to eight years.

     The Company does not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required.

     Katz operates out of 69 sales offices in approximately 54 separate locations throughout the United States.

     No one property is material to the Company's overall operations. The Company believes that its properties are in good condition and suitable for its operations. The Company owns substantially all of the equipment used in its radio broadcasting business.

LEGAL PROCEEDINGS

     In August 1993, the Company terminated an agreement with Sagittarius Broadcasting Company (an affiliate of Infinity Broadcasting Corporation) and One Twelve, Inc. (collectively, the "Claimants") pursuant to which programming featuring radio personality Howard Stern was broadcast on radio station WLUP-AM (now WMVP-AM) in Chicago. The Claimants allege that termination of the agreement was wrongful and have sued the Company in the Supreme Court of the State of New York, County of New York (the "Court"). The agreement required payments to the Claimants in the amount of $2.6 million plus five percent of advertising revenues generated by the programming over the three-year term of the agreement. A total of approximately $680,000 was paid to the Claimants pursuant to the agreement prior to termination. Claimants' complaint alleged claims for breach of contract, indemnification, breach of fiduciary duty and fraud. Claimants' aggregate prayer for relief totaled $45.0 million. On July 12, 1994, the Court granted the Company's motion to dismiss Claimants' claims for fraud and breach of fiduciary duty. On June 6, 1995, the Court denied the Claimants' motion for summary judgment on their contract and indemnification claims and this order has been affirmed on appeal. On May 17, 1996, after the close of discovery, the Company filed a motion for summary judgment, seeking the dismissal of the remaining claims in the original complaint. On July 1, 1996, Claimants moved for leave to amend their complaint in order to add claims for breach of the covenant of good faith and fair dealing, tortious interference with business advantage and prima facie tort. In the proposed amended complaint, Claimants seek compensatory and punitive damages in excess of $25.0 million. On March 13, 1997, the Court denied the Company's motion for summary judgment, allowed Claimants' request to amend the complaint to add a claim for breach of the covenant of good faith and fair dealing and denied Claimants' request to amend the complaint to add claims for tortious interference with business advantage and prima facia tort. On April 25, 1997, the Company filed a notice of appeal of the denial of the Company's motion for summary judgment. In October 1997, the N.Y. State Supreme Court, Appellate Division, granted a portion of the appeal seeking to strike certain damages sought, but otherwise affirmed the denial of the motion for summary judgment and sent the case back to the trial court for trial. The Company believes that it acted within its rights in terminating the agreement.

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position or results of operations.

                       MANAGEMENT AND BOARD OF DIRECTORS

     The directors and executive officers of Chancellor Media, CMHC and the Company are:

                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
Thomas O. Hicks........................   52   Chairman of the Board, interim Chief
                                               Executive Officer and Director
James E. de Castro.....................   45   Chief Operating Officer and Director
Matthew E. Devine......................   49   Chief Financial Officer and Chief
                                               Accounting Officer, Secretary
Kenneth J. O'Keefe.....................   43   Executive Vice President -- Operations
Thomas J. Hodson.......................   54   Director
Perry J. Lewis.........................   59   Director
Jeffrey A. Marcus......................   51   Director
John H. Massey.........................   57   Director
Eric C. Neuman.........................   52   Director
Lawrence D. Stuart, Jr.................   52   Director
Steven Dinetz..........................   51   Director
Vernon E. Jordan, Jr...................   62   Director

     In addition to the foregoing, one seat on the Board of Directors of Chancellor Media, CMHC and CMCLA is currently vacant as a result of the resignation of Scott K. Ginsburg from the Board of Directors on April 20, 1998. Under the respective bylaws of Chancellor Media, CMHC and CMCLA, the Board of Directors of each company has the authority to fill this vacancy. As of the date of this Prospectus, the vacant seat on the Board of Directors of each company has not yet been filled.

THOMAS O. HICKS

     Mr. Hicks was elected Chairman of the Board and a director of Chancellor Media, CMHC and CMCLA upon the consummation of the Chancellor Merger. Mr. Hicks has also served as interim Chief Executive Officer of Chancellor Media, CMHC and CMCLA since April 14, 1998. He had been Chairman and a director of Chancellor and CRBC prior to the Chancellor Merger, since April 1996. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse, a private investment firm located in Dallas, St. Louis, New York and Mexico City specializing in strategic investments, leveraged acquisitions and recapitalizations. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas, Incorporated, a Dallas based private investment firm. Mr. Hicks serves as a director of Capstar Broadcasting Corporation, Sybron International Corporation, Inc., Berg Electronics Corp., Neodata Corporation, D.A.C. Vision Inc. and Olympus Real Estate Corporation.

JAMES E. DE CASTRO

     Mr. de Castro has been Chief Operating Officer of Chancellor Media, CMHC and CMCLA since September 22, 1997. From September 5, 1997 to September 22, 1997, Mr. de Castro served as Co-Chief Operating Officer of Chancellor Media, CMHC and CMCLA. Mr. de Castro was elected Co-Chief Operating Officer and a director of Chancellor Media, CMHC and CMCLA upon the consummation of the Chancellor Merger. Mr. de Castro was previously President of Evergreen since 1993 and Chief Operating Officer and a director of Evergreen since 1989. From 1987 to 1988, Mr. de Castro held various positions with H&G Communications, Inc. and predecessor entities. From 1981 to 1989, Mr. de Castro was general manager of radio stations WLUP-FM and WLUP-AM (now known as WMVP-AM) in Chicago, and from 1989 to 1992, Mr. de Castro was general manager of radio station KKBT-FM in Los Angeles.

MATTHEW E. DEVINE

     Mr. Devine became Chief Financial Officer, Chief Accounting Officer and Secretary of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Prior thereto, Mr. Devine had been an Executive Vice President of Evergreen since 1993, Chief Financial Officer, Treasurer and Secretary of Evergreen since 1988 and a director of Evergreen from 1989 through the Chancellor Merger.

KENNETH J. O'KEEFE

     Mr. O'Keefe became an Executive Vice President of Chancellor Media, CMHC and CMCLA upon the consummation of the Chancellor Merger. Mr. O'Keefe had been an Executive Vice President of Evergreen since February of 1996 and served as a director of Evergreen from May of 1996 until the consummation of the Chancellor Merger. Prior to joining Evergreen in 1996, Mr. O'Keefe was a director, Chief Financial Officer and Executive Vice President of Pyramid Communications, Inc. from March 1994 until Evergreen's acquisition of Pyramid Communications, Inc. on January 17, 1996. Mr. O'Keefe served in various capacities with Pyramid Communications, Inc. or predecessor entities during the five-year period prior to his joining Evergreen in 1996.

THOMAS J. HODSON

     Mr. Hodson became a director of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Mr. Hodson had previously served as a director of Evergreen since 1992. Mr. Hodson is President of TJH Capital, Inc., a private investment company. He had been the President and a director of Columbia Falls Aluminum Company from January 1994 to March 1998. He had been a Vice President of Stephens, Inc. from 1986 through 1993.

PERRY J. LEWIS

     Mr. Lewis became a director of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Mr. Lewis had previously served as a director of Evergreen since Evergreen acquired BPI in 1995. Mr. Lewis was the Chairman of BPI from its inception in 1988 until its merger with Evergreen, and was Chief Executive Officer of BPI from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm which was established in 1982. Mr. Lewis serves as director of Aon Corporation, ITI Technologies, Inc., Gradall Industries, Inc. and Stuart Entertainment, Inc.

JEFFREY A. MARCUS

     Mr. Marcus became a director of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Prior to the Chancellor Merger, Mr. Marcus served as a director of Chancellor and CRBC. Mr. Marcus currently serves as the Chairman and Chief Executive Officer of Marcus Cable Company, the ninth largest cable television multiple system operator (MSO) in the United States which serves over 1.2 million customers and which Mr. Marcus formed in 1990. Until November 1988, Mr. Marcus served as Chairman and Chief Executive Officer of WestMarc Communications, Inc., an MSO formed through the merger in 1987 of Marcus Communications, Inc. and Western TeleCommunications, Inc. Mr. Marcus has more than 29 years experience in the cable television business. Mr. Marcus is a co-owner of the Texas Rangers Baseball Club and serves as a director of Brinker International, Inc. and a director or trustee of several charitable and civic organizations.

JOHN H. MASSEY

     Mr. Massey became a director of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Prior to the Chancellor Merger, Mr. Massey served as a director of Chancellor and CRBC. Until August 2, 1996, Mr. Massey served as the Chairman of the Board and Chief Executive Officer of Life Partners Group, Inc., an insurance holding company, having assumed those offices in October 1994. Prior to joining Life Partners, he served, since 1992, as the Chairman of the Board of, and currently serves as a director of, FSW Holdings, Inc., a regional investment banking firm. Since 1986, Mr. Massey has served as a director of Gulf-California Broadcast Company, a private holding company that was sold in May 1996. From 1986 to 1992, he also was President of Gulf-California Broadcast Company. From 1976 to 1986, Mr. Massey was President of Gulf Broadcast Company, which owned and operated 6 television stations and 11 radio stations in major markets in the United States. Mr. Massey currently serves as a director of Central Texas Bankshare Holdings, Inc., Colorado Investment Holdings, Inc., Hill Bancshares Holdings, Inc., Bank of The Southwest of Dallas, Texas, Columbus State Bank, Columbine JDS Systems, Inc., The Paragon Group, Inc., the Brazos Fund Group Inc. and Sunrise Television Group, Inc.

ERIC C. NEUMAN

     Mr. Neuman became a director of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Mr. Neuman previously served as a director of Chancellor and CRBC since April 1996. Since May 1993, Mr. Neuman has been an officer of Hicks Muse and is currently serving as Senior Vice President. From 1985 to 1993, Mr. Neuman was a Managing General Partner of Communications Partners, Ltd., a private investment firm specializing in media and communications businesses. Mr. Neuman currently serves as a director of Capstar Broadcasting Corporation.

LAWRENCE D. STUART, JR.

     Mr. Stuart became a director of Chancellor Media, CMHC and CMCLA upon consummation of the Chancellor Merger. Mr. Stuart previously served as a director of Chancellor and CRBC since January 1997. Since October 1995, Mr. Stuart has served as a Managing Director and Principal of Hicks Muse. Prior to joining Hicks Muse, from 1990 to 1995 he served as the managing partner of the Dallas office of the law firm Weil, Gotshal & Manges LLP. Mr. Stuart serves as a director of Capstar Broadcasting Corporation.

STEVEN DINETZ

     Mr. Dinetz was elected Co-Chief Operating Officer and a director of Chancellor Media, CMHC, and CMCLA upon the consummation of the Chancellor Merger. As of September 22, 1997, Mr. Dinetz no longer serves as Co-Chief Operating Officer of Chancellor Media, CMHC and CMCLA, but continues to serve as a director for each such entity. Prior to consummation of the Chancellor Merger, Mr. Dinetz served as President, Chief Executive Officer and a director of Chancellor and CRBC since their formation and prior thereto was the President and Chief Executive Officer and a director of Chancellor Communications, a predecessor entity of Chancellor.

VERNON E. JORDAN, JR.

     Mr. Jordan became a director of Chancellor Media, CMHC and CMCLA on October 14, 1997. Mr. Jordan currently serves as a senior partner in the Washington, D.C. office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Jordan serves as a director of American Express Company, Bankers Trust Company, Bankers Trust New York Corporation, Dow Jones & Company, Inc., the Ford Foundation, Howard University, J.C. Penney Company, Inc., Revlon Group, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation, Xerox Corporation, LBJ Foundation, National Academy Foundation and the Roy Wilkins Foundation.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. To the Company's knowledge, for the period from January 1, 1997 through March 1, 1998, all
Section 16(a) filing requirements applicable to its executive officers, directors and holders of more than 10% of the Company's Common Stock were satisfied, except that (i) Putnam Investments, Inc. has not filed a Form 3 in connection with its ownership of the Company's Common Stock, (ii) directors Jeffrey A. Marcus and John H. Massey each filed a late Form 5 for the year ended December 31, 1997 in connection with the grant of stock options under the Company's Non-Employee Director Stock Option Plan in September 1997, and (iii) director Steven Dinetz has not filed a Form 4 in connection with certain stock option exercises effected by Mr. Dinetz in November and December 1997.

COMPENSATION OF DIRECTORS

     Directors who are also officers of Chancellor Media, CMHC and CMCLA receive no additional compensation for their services as directors. Effective following the Chancellor Merger, directors of Chancellor Media, CMHC and CMCLA who are not officers will receive (i) a fee of $36,000 per annum, (ii) a $1,000 fee for attendance at meetings or, if applicable, a $500 fee for attendance at meetings by telephone and (iii) a $2,000 fee for service as chairman of a board committee, a $1,000 fee for attendance at committee meetings or, if applicable, a $500 fee for attendance at committee meetings by telephone. Directors of Chancellor Media, CMHC and CMCLA are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with such meetings. Additionally, all non-employee directors of Chancellor Media, CMHC and CMCLA in office on the day of Chancellor Media's annual stockholders meeting are entitled to an award of options to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation. The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by the Company for the three fiscal years ending December 31, 1997, to the Company's Chief Executive Officer and each of the Company's other executive officers serving in such capacity at the end of the last completed fiscal year whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                        ANNUAL COMPENSATION               LONG TERM
                              ----------------------------------------   COMPENSATION
                                                            OTHER        ------------   SECURITIES
      NAME AND                                             ANNUAL         RESTRICTED    UNDERLYING    LTIP        ALL OTHER
 PRINCIPAL POSITION    YEAR    SALARY       BONUS      COMPENSATION(2)   STOCK AWARDS    OPTIONS     PAYOUTS   COMPENSATION(3)
 ------------------    ----   --------    ----------   ---------------   ------------   ----------   -------   ---------------
Scott K. Ginsburg....  1997   $850,000    $3,615,000      --               --            500,000      --           $9,101
  Former President     1996    750,000       956,000      --               --            375,000      --            9,776
  and Chief            1995    650,000            --      --               --                 --                    7,663
  Executive Officer
James E. de Castro...  1997   $825,000    $2,581,000      --               --            425,000      --            2,630
  Chief Operating      1996    750,000       704,000      --               --             75,000      --            2,455
  Officer              1995    650,000       125,000      --               --            300,000      --            2,455
Matthew E. Devine....  1997   $375,000    $1,205,000      --               --            262,500      --               --
  Senior Vice          1996    300,000       352,000      --               --             37,500      --               --
  President,           1995    275,000        63,000      --               --            150,000      --               --
  Chief Financial
  Officer and
  Secretary
Kenneth J. O'Keefe...  1997   $320,000    $1,205,000      --               --                 --      --               --
  Executive Vice       1996    210,000(4)    210,000      --               --            300,000      --               --
  President-           1995         --            --      --               --                 --      --               --
  Operations

---------------

(1) No information is set forth herein regarding Steven Dinetz, who served as the Company's Co-Chief Operating Officer from September 5, 1997 through September 22, 1997, as amounts paid by the Company to Mr. Dinetz during 1997 for total annual salary and bonus did not exceed $100,000. On September 22, 1997, as part of the Chancellor Merger, Mr. Dinetz resigned from his position as Co-Chief Operating Officer of the Company, but retained his position as a director of the Company. Upon Mr. Dinetz' resignation, the Company accelerated the exercisability of all of Mr. Dinetz' stock options previously granted by Chancellor Broadcasting Company. In February 1998, the Company made certain additional cash payments to Mr. Dinetz. Both the acceleration of the exercisability of the stock options and the cash payment were part of Mr. Dinetz' severance package which he elected to receive after a change in job responsibilities directly related to the Chancellor Merger.

(2) The aggregate annual amount of perquisites and other personal benefits, securities or property does not exceed $50,000 or 10% of the total of the annual salary and bonus for the named officer.

(3) Represents payments of term life insurance policies.

(4) Represents compensation for the period beginning March 1, 1996, when Mr. O'Keefe joined the Company.

     Option Grants in Last Fiscal Year. The following table sets forth information regarding options to purchase Common Stock granted by the Company to its Chief Executive Officer and the other executive officers named in the Summary Compensation Table during the 1997 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                     ----------------------------------------
                                     NUMBER OF
                                     SECURITIES    % OF TOTAL                        GRANT DATE VALUE
                                     UNDERLYING     OPTIONS                     --------------------------
                                      OPTIONS      GRANTED TO    EXERCISE OR                  GRANT DATE
                                      GRANTED     EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE
               NAME                  (#)(1)(2)    FISCAL YEAR    ($/SHARE)(2)      DATE          $(3)
               ----                  ----------   ------------   ------------   ----------   -------------
Scott K. Ginsburg..................   500,000         8.0%          $23.25        9/5/07      $6,155,000
James E. de Castro.................   425,000         6.8%           23.25        9/5/07       5,231,750
Matthew E. Devine..................   262,500         4.2%           23.25        9/5/07       3,231,375
Kenneth J. O'Keefe.................        --           --              --            --              --

---------------

(1) Represents options to purchase shares of Common Stock granted under the Company's 1995 Stock Option Plan for Executive Officers and Key Employees (the "1995 Stock Option Plan"). The options awarded to Mr. Ginsburg, Mr. de Castro and Mr. Devine during the last fiscal year are exercisable in whole or part beginning on September 5, 1997, and expire on September 5, 2007. The options may expire earlier upon the occurrence of certain merger or consolidation transactions involving the Company. The Company is not required to issue and deliver any certificate for shares of Common Stock purchased upon exercise of the option or any portion thereof prior to fulfillment of certain conditions, including the completion of registration or qualification of such shares of Common Stock under federal or state securities laws and the payment to the Company of all amounts required to be withheld upon exercise of the options under any federal, state or local tax law. The holder of an option has no rights or privileges of a stockholder in respect of any shares of Common Stock purchasable upon exercise of the options unless and until certificates representing such shares shall have been issued by the Company to such holder. Once exercisable, the options are exercisable by the holder or, upon the death of such holder, by his personal representatives or by any person empowered to do so under such holder's will or under the applicable laws of descent and distribution. The options are not transferable except by will or by the applicable laws of descent and distribution.

(2) Represents the estimated fair value of Common Stock on September 5, 1997, the date of grant, as adjusted for the two-for-one stock split of the Company's Common Stock effected in the form of a stock dividend, paid on January 12, 1998.

(3) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 41.88%; risk-free interest rate of 5.38%, and expected life of seven years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

     The following table sets forth information concerning option exercises in the year ended December 31, 1997 by the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the value of each such executive officer's unexercised options at December 31, 1997.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   -----------   -----------   -------------   -----------   -------------
Scott K. Ginsburg..........         --             --       500,000       375,000       7,034,000      9,873,000
James E. de Castro.........    300,000      6,979,000     1,220,000       375,000      34,830,250      9,873,000
Matthew E. Devine..........         --             --       562,500       187,500      14,082,000      4,936,500
Kenneth J. O'Keefe.........         --             --       175,000       125,000       4,662,000      3,330,000

---------------

(1) Based upon a per share price for Common Stock of $37.31. This price represents the closing price for the Common Stock on the Nasdaq National Market System on December 31, 1997, as adjusted for the two-for-one stock split of the Company's Common Stock, effected in the form of a stock dividend, paid on January 12, 1998.

EMPLOYMENT AGREEMENTS

  Ginsburg Employment Agreement

     Prior to April 14, 1998, Scott K. Ginsburg served as the President and Chief Executive Officer of Chancellor Media, CMHC and CMCLA. On September 4, 1997, the Company entered into a new employment agreement (the "Ginsburg Employment Agreement") with Mr. Ginsburg, to be effective on the closing date of the Chancellor Merger. The Ginsburg Employment Agreement, which had a term that extends through September 5, 2002, provided for an initial annual base salary of $1,000,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the Ginsburg Employment Agreement provided for an annual bonus based upon the financial performance of the Company in relation to certain annual performance targets which are defined in the Ginsburg Employment Agreement. The Ginsburg Employment Agreement provided that, on the closing date of the Chancellor Merger and on each of the first four anniversaries thereof on which Mr. Ginsburg remained employed by the Company, Mr. Ginsburg would be granted options to purchase 200,000 shares of Common Stock. If Mr. Ginsburg's employment was terminated without "cause" (as defined in the Ginsburg Employment Agreement) or if Mr. Ginsburg terminated his employment for "good reason" (as defined in the Ginsburg Employment Agreement) prior to the fifth annual anniversary of the consummation of the Chancellor Merger, Mr. Ginsburg would receive on such termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Ginsburg pursuant to the preceding sentence prior to such date. In addition, in recognition of Mr. Ginsburg's rights under his prior employment agreement, the Company granted Mr. Ginsburg an option to acquire an additional 300,000 shares of Common Stock on the closing date of the Chancellor Merger. The Ginsburg Employment Agreement provided that all options granted pursuant to the Ginsburg Employment Agreement would be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment), at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The Ginsburg Employment Agreement provided that, in the event of termination of Mr. Ginsburg's employment by the Company without "cause" or by Mr. Ginsburg with "good reason," the Company would make a one-time cash payment to Mr. Ginsburg in a gross amount such that the net payments retained by Mr. Ginsburg shall equal $20,000,000. The Ginsburg Employment

Agreement further provided that, in the event of termination of Mr. Ginsburg's employment by reason of expiration or non-renewal of the Ginsburg Employment Agreement, the Company would make a one-time cash payment to Mr. Ginsburg equal to two times the amount of his annual base salary for the contract year in which his employment terminates. The Ginsburg Employment Agreement provided that Mr. Ginsburg would have registration rights with respect to all Common Stock acquired by Mr. Ginsburg at any time which rights were no less favorable to Mr. Ginsburg as the registration rights held by Hicks Muse and its affiliates with respect to the common stock of Chancellor immediately prior to the consummation of the Chancellor Merger. Under the Ginsburg Employment Agreement, the Company also agreed to make to Mr. Ginsburg a ten-year unsecured loan in the amount of $3,500,000 bearing interest at a fixed rate equal to the applicable Federal long-term rate in effect on the date on which the loan is made. The terms of the loan require Mr. Ginsburg to repay principal of the loan in five equal annual installments, commencing on the sixth anniversary of the date on which the loan is made. As of April 15, 1998, Mr. Ginsburg has borrowed $3,500,000 under the loan.

     On April 14, 1998, Mr. Ginsburg resigned as President and Chief Executive Officer of Chancellor Media, CMHC and CMCLA, and on April 20, 1998, Mr. Ginsburg resigned as director of Chancellor Media, CMHC and CMCLA and from all appointments and positions with their respective subsidiaries. On April 20, 1998 (the "Agreement Date"), the Company entered into a separation and consulting agreement (the "Ginsburg Separation and Consulting Agreement") with Mr. Ginsburg. The Ginsburg Separation and Consulting Agreement, provides for (a) a lump sum severance payment of $20,000,000 net of applicable employee withholding taxes, which is the same amount Mr. Ginsburg would have been entitled to under the Ginsburg Employment Agreement based upon a termination of his employment by him for "good reason" or by the Company "without cause," and (b) a grant to Mr. Ginsburg of stock options to acquire 800,000 shares of Common Stock of Chancellor Media, subject to the approval of Chancellor Media's stockholders (at the 1998 annual meeting of stockholders) of a 1998 Chancellor Media Corporation Employee Stock Option Plan, which is the same number of stock options to which Mr. Ginsburg would have been entitled based upon a termination of his employment by him for "good reason" or by the Company "without cause," except that the Ginsburg Separation and Consulting Agreement provides that the exercise price for such stock options is $23.25 per share and shall become exercisable as follows: (i) options for 266,666 shares shall be exercisable beginning on the Agreement Date for a period of seven years thereafter, (ii) options for 266,667 shares shall be exercisable beginning one year from the Agreement Date for a period of six years thereafter, and (iii) options for 266,667 shares shall be exercisable beginning two years from the Agreement Date for a period of five years thereafter. Should the stockholders of Chancellor Media fail to approve the 1998 Chancellor Media Corporation Employee Stock Option Plan, the Ginsburg Separation and Consulting Agreement provides that Mr. Ginsburg shall receive equivalent rights through stock appreciation rights. Previously granted stock options were unaffected by the Ginsburg Separation and Consulting Agreement. The Ginsburg Separation and Consulting Agreement also provides that Chancellor Media, CMHC and CMCLA shall retain Mr. Ginsburg as a consultant through April 13, 2003, Mr. Ginsburg to be compensated for such consulting services in an amount equal to $2,500,000 for each full year of consulting services. The Ginsburg Separation and Consulting Agreement further provides for three-year non-solicitation and non-hire covenants by Mr. Ginsburg, as well as other mutual releases and other provisions typically found in an employment termination agreement, but does not provide for a noncompetition agreement from Mr. Ginsburg.

  de Castro Employment Agreement

     On September 4, 1997, Evergreen and the Company entered into a new employment agreement (the "de Castro Employment Agreement") with Mr. de Castro, Chief Operating Officer of Chancellor Media, CMHC and CMCLA, to be effective on the closing date of the Chancellor Merger. The de Castro Employment Agreement, which has a term that extends through September 5, 2002, provides for an initial annual base salary of $900,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the de Castro Employment Agreement provides for an annual bonus based upon a percentage of the amount by which the Company exceeds an annual performance target which is defined in the de Castro Employment Agreement. The de Castro Employment Agreement provides that, on the closing date of the Chancellor Merger and on each of the first four anniversaries thereof on which Mr. de Castro remains employed by the

Company, Mr. de Castro shall be granted options to purchase 200,000 shares of Common Stock. If Mr. de Castro's employment is terminated without "cause" (as defined in the de Castro Employment Agreement) or if Mr. de Castro terminates his employment for "good reason" (as defined in the de Castro Employment Agreement) prior to the fifth annual anniversary of the consummation of the Chancellor Merger, Mr. de Castro will receive on such termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. de Castro pursuant to the preceding sentence prior to such date. In addition, in recognition of Mr. de Castro's rights under his prior employment agreement, the Company granted Mr. de Castro an option to acquire an additional 225,000 shares of Common Stock on the closing date of the Chancellor Merger. The de Castro Employment Agreement provides that all options granted pursuant to the de Castro Employment Agreement will be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment), at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The de Castro Employment Agreement provides that, in the event of termination of Mr. de Castro's employment by the Company without "cause" or by Mr. de Castro with "good reason," the Company shall make a one-time cash payment to Mr. de Castro in a gross amount such that the net payments retained by Mr. de Castro shall equal $5,000,000 less applicable employee withholding taxes. The de Castro Employment Agreement further provides that, in the event of termination of Mr. de Castro's employment by Mr. de Castro for other than "good reason," in exchange for Mr. de Castro's agreement not to induce any employee of any radio station owned by the Company to terminate such employment or to become employed by any other radio station, the Company shall continue to pay Mr. de Castro his applicable base salary through the fifth anniversary of the closing date of the Chancellor Merger. In such event, the Company also has the right, in exchange for the payment at the end of each calendar year until each calendar year through December 31, 2002, of an annual amount equal to the product of Mr. de Castro's average bonus multiplied by the fraction of each such calendar year which precedes the fifth anniversary of the consummation of the Chancellor Merger, to require that Mr. de Castro not be employed by or perform activities on behalf of or have ownership interest in any radio broadcasting station serving the same market as any radio station owned by the Company. The de Castro Employment Agreement further provides that if Mr. de Castro's employment is terminated by reason of expiration or non-renewal of the de Castro Employment Agreement, the Company shall make a one-time cash payment to Mr. de Castro equal to two times the amount of his annual base salary for the contract year in which such employment terminates.

     Following Mr. Ginsburg's resignation, on April 19, 1998, the Board of Directors of Chancellor Media, CMHC and CMCLA approved the principal terms of a new employment agreement to be entered with Mr. de Castro (the "New de Castro Employment Agreement"), under which Mr. de Castro would remain in his position as Chief Operating Officer of Chancellor Media, CMHC and CMCLA. It is expected that the terms of the New de Castro Employment Agreement will be identical to the terms of the de Castro Employment Agreement, except in the following respects: (i) the New de Castro Employment Agreement will have a term that extends through April 17, 2003, (ii) the New de Castro Employment Agreement will provide for a $1,000,000 signing bonus, (iii) the Company shall make a one-time cash payment to Mr. de Castro of $5,000,000 net of applicable employee withholding taxes and the Company shall grant to Mr. de Castro stock options to purchase 800,000 shares of Common Stock of Chancellor Media at an exercise price per share equal to the closing price for the Common Stock of Chancellor Media on the Nasdaq Stock Market on April 16, 1998 (subject to stockholder approval of the 1998 Chancellor Media Corporation Employee Stock Option Plan), (iv) certain portions of the formula used to calculate Mr. de Castro's annual bonus would be adjusted and (v) the Company will grant to Mr. de Castro 80% of the number of stock options that the Company grants annually to its new Chief Executive Officer (without taking into account any initial lump-sum stock options granted to such Chief Executive Officer), on the same terms and conditions as set forth in the grant to such new Chief Executive Officer. Definitive documentation regarding the New de Castro Employment Agreement is currently in progress.

  Devine Employment Agreement

     On September 4, 1997, Evergreen and the Company entered into a new employment agreement (the "Devine Employment Agreement") with Mr. Devine, Senior Vice President and Chief Financial Officer of Chancellor Media, CMHC and the Company, to be effective on the closing date of the Chancellor Merger. The Devine Employment Agreement, which has a term that extends through September 5, 2002, provides for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the Devine Employment Agreement provides for an annual bonus based upon a percentage of the amount by which the Company exceeds an annual performance target which is defined in the Devine Employment Agreement. The Devine Employment Agreement provides that, on the closing date of the Chancellor Merger and on each of the first four anniversaries thereof on which Mr. Devine remains employed by the Company, Mr. Devine shall be granted options to purchase 150,000 shares of Common Stock. If Mr. Devine's employment is terminated without "cause" (as defined in the Devine Employment Agreement) or if Mr. Devine terminates his employment for "good reason" (as defined in the Devine Employment Agreement) prior to the fifth annual anniversary of the consummation of the Chancellor Merger, Mr. Devine will receive on such termination date a number of options equal to 750,000 minus the number of options previously granted to Mr. Devine pursuant to the preceding sentence prior to such date. In addition, in recognition of Mr. Devine's rights under his prior employment agreement, the Company granted Mr. Devine an option to acquire an additional 112,500 shares of Common Stock on the closing date of the Chancellor Merger. The Devine Employment Agreement provides that all options granted pursuant to the Devine Employment Agreement will be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment), at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The Devine Employment Agreement provides that, in the event of termination of Mr. Devine's employment by the Company without "cause" or by Mr. Devine with "good reason," the Company shall make a one-time cash payment to Mr. Devine in a gross amount such that the net payments retained by Mr. Devine shall equal $2,000,000 less applicable employee withholding taxes. The Devine Employment Agreement further provides that, in the event of termination of Mr. Devine's employment by Mr. Devine for other than "good reason," in exchange for Mr. Devine's agreement not to induce any employee of any radio station owned by the Company to terminate such employment or to become employed by any other radio station, the Company shall continue to pay Mr. Devine his applicable base salary through the earlier of the fifth anniversary of the closing date of the Chancellor Merger or the second anniversary of the termination of employment (the "Cessation Date"). In such event, the Company also has the right, in exchange for the payment at the end of each calendar year through the year which includes the Cessation Date of an annual amount equal to the product of Mr. Devine's average bonus multiplied by the fraction of each such calendar year which precedes the Cessation Date, to require that Mr. Devine not be employed by or perform activities on behalf of or have an ownership interest in any radio broadcasting station serving the same market as any radio station owned by the Company. The Devine Employment Agreement further provides that if Mr. Devine's employment is terminated by reason of expiration or non-renewal of the Devine Employment Agreement, the Company shall make a one-time cash payment to Mr. Devine equal to two times the amount of his annual base salary for the contract year in which such employment terminates.

     Following Mr. Ginsburg's resignation, on April 19, 1998, the Board of Directors of Chancellor Media, CMHC and CMCLA approved the principal terms of a new employment agreement to be entered with Mr. Devine (the "New Devine Employment Agreement"), under which Mr. Devine would remain in his position as Chief Financial Officer of Chancellor Media, CMHC and CMCLA or any new multi-media company formed with Chancellor Media. It is expected that the terms of the New Devine Employment Agreement will be identical to the terms of the Devine Employment Agreement, except in the following respects: (i) the New Devine Employment Agreement will have a term that extends through April 17, 2003, (ii) the New Devine Employment Agreement will provide for a $1,000,000 signing bonus, (iii) the Company shall make a one-time cash payment to Mr. Devine of $2,000,000 net of applicable employee withholding taxes and the Company shall grant to Mr. Devine stock options to purchase 600,000 shares of Common Stock of Chancellor Media at an exercise price per share equal to the closing price for the Common Stock of Chancellor Media on the Nasdaq Stock Market on April 16, 1998 (subject to stockholder approval of the

1998 Chancellor Media Corporation Employee Stock Option Plan) (iv) Mr. Devine's maximum annual bonus would be increased and certain portions of the formula used to calculate Mr. Devine's annual bonus would be adjusted, (v) certain provisions related to termination by Mr. Devine for other than "good reason" would be modified to make them comparable to certain provisions related to termination by Mr. de Castro for other than "good reason" contained in the de Castro Employment Agreement and (vi) the Company will grant to Mr. Devine 60% of the number of stock options that the Company grants annually to its new Chief Executive Officer (without taking into account any initial lump-sum stock options granted to such Chief Executive Officer), on the same terms and conditions as set forth in the grant to such new Chief Executive Officer. Definitive documentation regarding the New Devine Employment Agreement is currently in progress.

  O'Keefe Employment Agreement

     In February of 1996, the Company entered into an employment agreement (the "O'Keefe Employment Agreement") with Mr. O'Keefe that has a term through February 28, 1999 and provides for an annual base salary beginning at $300,000 in 1996 and increasing incrementally to $350,000 in 1998. The O'Keefe Employment Agreement provides for Mr. O'Keefe to receive an annual incentive bonus based upon a percentage of the amount by which the Company exceeds certain annual performance targets as defined in the agreement. The agreement also provides that Mr. O'Keefe is eligible for certain options to purchase Common Stock. Pursuant to the agreement, Mr. O'Keefe was awarded options to purchase 300,000 shares of Common Stock. The stock options vest and become exercisable subject to Mr. O'Keefe's continued employment by the Company through February 28, 1999. However, Mr. O'Keefe may be eligible to exercise the options on a pro rata basis in the event he is terminated prior to February 28, 1999 upon certain events specified in his employment agreement, including Mr. O'Keefe's death or disability, a change in control of the Company, termination without cause and a material breach of the employment agreement by the Company leading to the resignation of Mr. O'Keefe. The agreement terminates upon the death of Mr. O'Keefe and may be terminated by the Company upon the disability of Mr. O'Keefe or for or without "cause" (as defined in the agreement). During the term of the agreement, Mr. O'Keefe is prohibited from engaging in certain activities competitive with the business of the Company. However, with the approval of the Company, Mr. O'Keefe may engage in activities not directly competitive with the business of the Company as long as such activities do not materially interfere with Mr. O'Keefe's employment obligations. On March 1, 1997, Evergreen and Mr. O'Keefe amended the O'Keefe Employment Agreement in order to make certain provisions of the O'Keefe Employment Agreement comparable to those contained in Mr. de Castro's and Mr. Devine's former employment agreement.

     On September 4, 1997, the Company amended its employment agreement (the "O'Keefe Amendment") with Mr. O'Keefe. As a result of the O'Keefe Amendment, the O'Keefe Employment Agreement is to expire as of December 31, 1997, and the O'Keefe Amendment is effective on January 1, 1998. The O'Keefe Amendment, which has a term through December 31, 2000, provides for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the O'Keefe Amendment provides for an annual bonus based upon the financial performance of the Company in relation to certain annual performance targets which are defined in the O'Keefe Amendment. The O'Keefe Amendment provides that, on January 1, 1998 and 1999, assuming that Mr. O'Keefe remains employed by the Company on such dates, Mr. O'Keefe shall be granted options to purchase 100,000 shares of Common Stock. Furthermore, with respect to the option to purchase 300,000 shares of Common Stock granted under the O'Keefe Employment Agreement, (i) all such options will become exercisable on February 28, 1999 if Mr. O'Keefe remains employed by the Company on such date, (ii) if Mr. O'Keefe's employment is terminated as a result of Mr. O'Keefe's death or disability or resignation by Mr. O'Keefe following a material breach of the O'Keefe Amendment by the Company, a prorated portion of such options will become exercisable and (iii) if Mr. O'Keefe's employment is terminated without "cause" (as defined in the O'Keefe Amendment) or there is a "change of control" (as defined in the O'Keefe Amendment), all such options shall become exercisable. The O'Keefe Amendment provides that all options described in the O'Keefe Amendment will be exercisable for seven years from the date of grant of the option, and that all options granted pursuant to the O'Keefe Amendment will be granted at a price per share equal to the market price for Common Stock on the date of the grant. The O'Keefe Amendment provides that, in the event of termination of Mr. O'Keefe's employment by the Company without "cause," the Company shall pay Mr. O'Keefe his base salary and a prorated annual bonus and provide health and life insurance coverage until the earlier of the expiration of the term of the O'Keefe Amendment or the date on which Mr. O'Keefe becomes employed in a position providing similar compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the compensation committee of Chancellor Media, CMHC and CMCLA are Messrs. Hicks, Massey, Jordan, Marcus and Lewis. Mr. Hicks serves as chairman of the compensation committee, and also serves as the Chairman of the Board of Chancellor Media, CMHC and CMCLA. Messrs. Massey and Marcus previously served on the compensation committee of Chancellor, and Mr. Lewis previously served on the compensation committee of Evergreen.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists information concerning the beneficial ownership of the Common Stock of Chancellor Media on March 1, 1998 by (i) each director and executive officer of Chancellor Media and their affiliates on March 1, 1998,
(ii) all directors and executive officers as a group and (iii) each person known to the Company to own beneficially more than 5% of the Common Stock of Chancellor Media. As of March 1, 1998, 1,000 shares of the common stock of CMCLA are held beneficially and of record by CMHC, and 40 shares are held beneficially and of record by KMG, which is a wholly-owned subsidiary of CMHC. As of March 1, 1998. All of the common stock of CMHC is held beneficially and of record by Chancellor Media Corporation.

NAME OF STOCKHOLDER                                            SHARES        PERCENT(1)
-------------------                                          ----------      ----------
Scott K. Ginsburg..........................................   4,718,132(2)       3.9%
James E. de Castro.........................................   1,170,000(3)         *
Matthew E. Devine..........................................     562,500(4)         *
Kenneth J. O'Keefe.........................................     104,000(5)         *
Thomas O. Hicks............................................  16,444,371(6)      13.7%
Perry J. Lewis.............................................     118,548(7)         *
Thomas J. Hodson...........................................      15,000(8)         *
Eric C. Neuman.............................................       6,356            *
Lawrence D. Stuart, Jr.....................................       9,910            *
Jeffrey A. Marcus..........................................      87,878(9)         *
John H. Massey.............................................      41,024(10)        *
Steven Dinetz..............................................   1,681,226(11)      1.4%
Vernon E. Jordan, Jr.......................................          --            *
All directors and executive officers as a group............  24,958,945(12)     20.8%
Hicks Muse and affiliates..................................  16,444,371(13)     13.7%
Putnam Investments, Inc....................................  15,703,966(14)     13.1%
Janus Capital Corp.........................................   6,517,600(15)      5.4%

---------------

  *  Less than one percent (1%).

 (1) Assumes that 120,145,483 primary shares of Chancellor Media Common Stock were issued and outstanding as of March 1, 1998.

 (2) Includes options to purchase 500,000 shares and 14,400 shares held by Mr. Ginsburg as custodian for his children.

 (3) Consists of options to purchase 1,170,000 shares.

 (4) Consists of options to purchase 562,500 shares.

 (5) Includes options to purchase 100,000 shares.

 (6) Consists of 778,969 shares owned of record by Mr. Hicks, 346,736 shares owned of record by Mr. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 15,297,850 shares owned of record by three limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks and Hicks Muse. Mr. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks disclaims beneficial ownership of shares not owned of record by him.

 (7) Includes options to purchase 15,000 shares.

 (8) Consists of options to purchase 15,000 shares.

 (9) Includes options to purchase 24,242 shares.

(10) Consists of options to purchase 24,242 shares and 16,782 shares held by Mr. Massey's wife as her separate property.

(11) Includes (i) options to purchase 1,549,138 shares, (ii) 1,090 shares held by an individual retirement account for the benefit of Mr. Dinetz and (iii) 1,000 shares held by Mr. Dinetz' daughter. Mr. Dinetz disclaims beneficial ownership of the shares of Chancellor Media Common Stock that are not owned by him of record.

(12) Includes options to purchase 3,960,122 shares.

(13) Consists of 778,969 shares owned of record by Mr. Hicks, 346,736 shares owned of record by Mr. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 15,297,850 shares owned of record three limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks or Hicks Muse. Mr. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt, and Alan B. Menkes are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of shares held by such partnerships. Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt and Menkes disclaim the existence of a group and each of them disclaims beneficial ownership of shares not owned of record by him. The address of Hicks Muse is 200 Crescent Court, Suite 1600, Dallas, TX 75201.

(14) The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109.

(15) The address of Janus Capital Corp. is 100 Fillmore Street, Denver, CO 80206-4923.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1997, Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate 18,727,028 shares of Common Stock of the Company. Mr. Hicks was elected Chairman of the Board and a director of the Company upon consummation of the Chancellor Merger.

     The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997 (the "Financial Monitoring and Oversight Agreement"), with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. Pursuant to the Financial Monitoring and Oversight Agreement, the Company pays to Hicks Muse Partners an annual fee of not less than $1.0 million, subject to increase or decrease (but not below $1.0 million), based upon changes in the Consumer Price Index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the Financial Monitoring and Oversight Agreement. The Financial Monitoring and Oversight Agreement provides that the agreement will terminate at such time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Common Stock beneficially owned by them, collectively, at the effective time of the Chancellor Merger. The Company and Chancellor paid Hicks Muse Partners a total of $0.7 million in 1997 pursuant to the Financial Monitoring and Oversight Agreement of which $0.3 million was paid by the Company following the Chancellor Merger and which is included in corporate general and administrative expense in the accompanying consolidated statement of operations.

     In connection with the consummation of the Chancellor Merger, a Financial Advisory Agreement among Chancellor, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the Financial Advisory Agreement in respect of the transactions contemplated by the Chancellor Merger, HM2/Management was paid a fee of $10.0 million in cash upon consummation of the Chancellor Merger which was accounted for as a direct acquisition cost. As part of the termination of the Financial Advisory Agreement, the Company paid Hicks Muse Partners $1.5 million for financial advisory services in connection with the Katz Acquisition which was accounted for as a direct acquisition cost.

     Vernon E. Jordan, Jr., a director of the Company, also serves on the board of directors of Bankers Trust Company and Bankers Trust New York Corporation. Affiliates of Bankers Trust Company and Bankers Trust New York Corporation have provided a variety of commercial banking, investment banking and financial advisory services to the Company, and expect to continue to provide such services to the Company in the future.

     Chancellor Media is subject to that certain Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended on September 4, 1997 (the "Chancellor Stockholders Agreement"), among Chancellor and certain holders of the Common Stock held by former stockholders of Chancellor, which provides for certain registration rights for the shares of Common Stock held by such holders. In addition, Chancellor Media is subject to an additional registration rights agreement relating to the Common Stock held by former stockholders of Chancellor (collectively with the Chancellor Stockholders Agreement, the "Registration Rights Agreements"). Each of the Registration Rights Agreements relates to shares of Common Stock held by certain affiliates of Hicks Muse, and in one instance, shares of Common Stock held by an unaffiliated third party.

     As part of the Chancellor Merger, the Company has made certain cash payments and accelerated the vesting of certain stock options previously granted by Chancellor to Steven Dinetz, a director of the Company. For a description of these transactions, see "Executive Compensation -- Compensation of Executive Officers."

     The Company has entered into the Capstar Transaction with Capstar, which is affiliated with the Company. For a description of this transaction, see "Business -- Recent Developments -- Pending Transactions."

     Certain radio stations owned by Capstar have engaged Katz to sell national spot advertising air time, and such stations pay customary commissions to Katz for such services. Additionally, Capstar's radio stations are affiliated with the AMFM Radio Networks and receive a portion of advertising revenues generated by the network.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under an indenture, dated as of December 22, 1997 (the "Indenture"), by and among the Company, the Guarantors named therein and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained from the Company upon written request. The following summary of all of the provisions of the Indenture considered by the Company to be material to a prospective investor in the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." The Trustee also serves as the Transfer Agent and Registrar for the Common Stock of Chancellor Media and for all of the preferred stock of Chancellor Media and the Company. In addition, the Trustee serves as trustee under the Indenture, dated June 16, 1997, governing Chancellor Media's 6% Convertible Subordinated Exchange Debentures due 2012. Finally, the Trustee serves as a lender and as a co-syndication agent under the Senior Credit Facility.

     The Exchange Notes will be unsecured obligations of the Company and will rank pari passu in right of payment to the 9 3/8% Notes, the 8 3/4% Notes and the 10 1/2% Notes, and will be subordinated in right of payment to all Senior Debt of the Company. The Exchange Notes will be guaranteed on a senior subordinated basis by the Guarantors.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's principal corporate trust office. The Company may change any paying agent and registrar without notice to the holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's principal corporate trust office in New York, New York. At the Company's option, such amounts may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of the holders.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited to $500,000,000 aggregate principal amount and will mature on December 15, 2007. Interest on the Exchange Notes will accrue at the rate of 8 1/8% per annum and will be payable semiannually on each June 15 and December 15, commencing on June 15, 1998, to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 15, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on December 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                               PERCENTAGE
----                                                               ----------
2002.............................................................     104.063%
2003.............................................................     102.708
2004.............................................................     101.354
2005 and thereafter..............................................     100.000

     In addition, on or prior to December 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem the Exchange Notes, in part, at a redemption price equal to 108.125% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of Notes outstanding must equal at least 65% of the aggregate principal amount of Notes originally issued in the Offering. In order to effect a redemption with proceeds of a Public Equity Offering, the Company shall send the redemption notice in the manner specified in the Indenture not later than 60 days after the consummation of such Public Equity Offering.

     In addition, at any time on or prior to December 15, 2000, the Exchange Notes may also be redeemed in whole at the option of the Company upon the occurrence of a Change of Control (as defined below), upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Exchange Notes).

     "Applicable Premium" means, with respect to an Exchange Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Exchange Note and (ii) (a) the present value of all remaining required interest and principal payments due on such Exchange Note and all premium payments relating thereto assuming a redemption date of December 15, 2002, computed using a discount rate equal to the Treasury Rate (as defined below) plus 100 basis points minus (b) the then outstanding principal amount of such Exchange Note minus (c) accrued interest paid on the redemption date.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) ("Statistical Release") which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2002; provided, however, that if the period from the Redemption Date to December 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     Selection. In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Exchange Note of $1,000 in original principal amount or less will be redeemed in part. If any Exchange Note is to be redeemed in part only, the notice of redemption relating to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new

Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note.

     The Senior Credit Facility restricts the Company's ability to optionally redeem the Exchange Notes.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each holder may have the right to require that the Company repurchase all or a portion of such holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which a Change of Control occurs, the Company covenants to (i) repay in full all Indebtedness under the Senior Credit Facility (and terminate all commitments thereunder) or offer to repay in full all such Indebtedness (and terminate all such commitments) and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facility to permit the repurchase of the Exchange Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Exchange Notes pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause (iii) under "-- Events of Default."

     Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Upon compliance by the Company with the covenant described in the immediately preceding paragraph, the Company's failure to make a Change of Control Offer in accordance with this "Change of Control" covenant, and, upon the making of a Change of Control Offer, the failure of the Company to pay, on or before the Change of Control Payment Date, the purchase price for the Exchange Notes validly tendered pursuant to the Change of Control Offer, shall constitute an Event of Default described under clauses (iii) and (ii), respectively, under "-- Events of Default." Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     The Company will comply with the requirements of Rule 14e-1 under the Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Exchange Notes pursuant to a Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (i) certain transactions with Permitted Holders (as defined below) and (ii) changes in a majority of the Board of Directors of Chancellor Media, CMHC or the Company so long as a majority of each such Board of Directors continues to consist of Continuing Directors (as defined below). In addition, this covenant is not intended to afford holders of the Exchange Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of the Exchange Notes but would not constitute a Change of Control. However, the Indenture contains limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," "-- Certain Covenants -- Limitation on Asset Sales," "-- Certain Covenants -- Limitation on Asset Swaps" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Exchange Notes that the Company might be required to purchase. In the event that the Company were required to purchase Exchange Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Senior Credit Facility restricts the Company's ability to repurchase the Exchange Notes, including pursuant to a Change of Control Offer. See "Description of Certain Indebtedness -- Senior Credit Facility."

     With respect to the sale of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Exchange Notes are subject to a Change of Control Offer.

     Without the consent of each holder of the Exchange Notes affected thereby, after the mailing of the notice of the Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the Exchange Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer. In addition, the Trustee may not waive the right of any holder of the Exchange Notes to require the repurchase of his or her Exchange Notes upon a Change of Control.

SUBORDINATION

     The payment of all Obligations on the Exchange Notes will be subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of Senior Debt) of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt will first be paid in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of Senior
Debt) before any payment or distribution of any kind or character is made on account of any Obligations on the Exchange Notes, or for the acquisition of any of the Exchange Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, or interest on, or any other amounts owing with respect to any Senior Debt, no payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Exchange Notes or issued in exchange for the Exchange Notes,
(ii) in securities substantially identical to the Exchange Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Debt at least to the same extent as the Exchange Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Exchange Notes (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Exchange Notes or to pay interest accrued on outstanding Exchange Notes)), will be made by the Company or any other Person on behalf of the Company with respect to any Obligations on the Exchange Notes or to acquire any of the Exchange Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Exchange Notes or would arise upon the passage of time as a result of such payment) with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) and such event of default permits the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Company and the Trustee receive notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on behalf of the Company will make any payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Exchange Notes or issued in exchange for the Exchange Notes, (ii) in securities substantially identical to the Exchange Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Debt at least to the same extent as the Exchange Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Exchange Notes (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Exchange Notes or to pay interest accrued on outstanding Exchange Notes)) with respect to any Obligations on the Exchange Notes or to acquire any of the Exchange Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Exchange Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt initiating such Blockage Period shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing, shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of the Exchange Notes, may recover less, ratably, than holders of Senior Debt.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants.

     Limitation on Incurrence of Additional Indebtedness. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company or any Subsidiary may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than 7.0 to 1.

     Limitation on Restricted Payments. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Subsidiaries that is subordinate or junior in right of payment to the Exchange Notes, or (d) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if, at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default has occurred and is continuing, (ii) the Company is not able to incur at least $1.00 of additional

Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, or (iii) the aggregate amount of Restricted Payments made by the Company on or after the Merger Date, together with the aggregate amount of Restricted Payments made by CRBC subsequent to the 9 3/8% Notes Issue Date and through September 4, 1997 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the respective Board of Directors in good faith) exceeds the sum of: (A) (x)100% of the aggregate Consolidated EBITDA of CRBC from the 9 3/8% Notes Issue Date through September 4, 1997, plus 100% of the aggregate Consolidated EBITDA of the Company from and after the Merger Date (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same entities and for the same periods, plus (B) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Merger Date of Qualified Capital Stock of the Company, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash as previously determined by the board of directors of CRBC in good faith, previously received by CRBC from any Person (other than a Subsidiary of CRBC) from the issuance and sale on or subsequent to the 9 3/8% Notes Issue Date of Qualified Capital Stock of CRBC (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company or from CRBC or any Subsidiary of CRBC, respectively, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company or CRBC, respectively, upon such conversion or exchange), plus (C) without duplication of any amount included in clause (iii)(B) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), received by the Company as a capital contribution on or subsequent to the Merger Date, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), previously received by CRBC as a capital contribution on or subsequent to the 9 3/8% Notes Issue Date (excluding the net proceeds from one or more Public Equity Offerings by Chancellor Media or CMHC to the extent used to redeem the Exchange Notes on or after the date of the Indenture).

     Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of Capital Stock or warrants, options or other rights to acquire Capital Stock either (i) solely in exchange for shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Notes, either (i) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or for Indebtedness of the Company which is subordinate or junior in right of payment to the Exchange Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the Exchange Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by CRBC to fund the operating expenses of Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997 and by the Company to fund the operating expenses of CMHC from and after the Merger Date, in each case in an amount not to exceed $500,000 per annum; (5) payments by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997 and by the Company to CMHC from and after the Merger Date, respectively, in

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

each case to make payments pursuant to (a) the Financial Monitoring and Oversight Agreements or (b) the Tax Sharing Agreement; (6) payments by (a) CRBC to repurchase or to enable Chancellor Broadcasting to repurchase Capital Stock or other securities of Chancellor Broadcasting from employees of Chancellor Broadcasting or CRBC in each case, from the 9 3/8% Notes Issue Date through September 4, 1997, and (b) by the Company to repurchase or to enable CMHC to repurchase Capital Stock or other securities of CMHC from employees of CMHC or the Company, in each case, after the Merger Date, in an aggregate amount not to exceed $5,000,000; (7) payments by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997, or by the Company to CMHC from and after the Merger Date, in each case, to enable Chancellor Broadcasting or CMHC, respectively, to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (8) payments, not to exceed $100,000 in the aggregate, by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997, together with payments by the Company to CMHC after the Merger Date, in each case, to enable Chancellor Broadcasting or CMHC, respectively, to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (9) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (9) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 5.5 to 1; provided, however, that in the case of clauses (5)(a), (6), (7), (8) and (9), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made by the Company on or subsequent to the Merger Date and the aggregate amount of Restricted Payments made by CRBC subsequent to the 9 3/8% Notes Issue Date and through September 4, 1997, amounts expended pursuant to clauses (1), (2), (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock), (5)(a), (6), (7), (8) and (9) (including any amounts previously expended by CRBC pursuant to clauses (1), (2) (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock), (5)(a), (6), (7), (8) and (9) under the 'Limitation on Restricted Payments' section of the 9 3/8% Indenture) shall be included in such calculation.

     Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000 by the Board of Directors, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale is cash or Cash Equivalents (other than in the case where the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay the principal of any Senior Debt (and, to the extent such Senior Debt relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds, or (C) to purchase Exchange Notes (pro rata among the holders of Exchange Notes tendered to the Company for purchase, based upon the aggregate principal amount of the Exchange Notes so tendered) tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus accrued interest thereon

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

to the date of purchase, pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that, prior to making any Net Proceeds Offer, the Company shall, to the extent required pursuant to the 9 3/8% Indenture as in effect on the Issue Date, offer to use such Net Proceeds to repurchase and use all or a portion of such Net Proceeds to repurchase 9 3/8% Notes and then, to the extent required pursuant to the 8 3/4% Indenture as in effect on the Issue Date, offer to use the remaining Net Proceeds to repurchase 8 3/4% Notes and then, to the extent required pursuant to the 10 1/2% Indenture as in effect on the Issue Date, offer to use the remaining Net Proceeds to repurchase 10 1/2% Notes, in which event the Company shall be required to use only the Net Proceeds remaining after such repurchases to make the Net Proceeds Offer contemplated by this covenant; provided further, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with clause (iii) above; provided, further that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales (taking into account any Net Cash Proceeds used to repurchase 9 3/8% Notes, 8 3/4% Notes and 10 1/2% Notes pursuant to the second immediately preceding proviso) to be applied equals or exceeds $5,000,000.

     Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of Exchange Notes as shown on the applicable register of holders of Exchange Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Exchange Notes may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Exchange Notes in an amount exceeding the Net Proceeds Offer, subject to the limitations set forth in the immediately preceding paragraph, the Company shall select the Exchange Notes to be repurchased on a pro rata basis (based upon the aggregate principal amount of Exchange Notes tendered). To the extent that the aggregate principal amount of Exchange Notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Exchange Notes for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer.

     Limitation on Asset Swaps. The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless:
(i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(ii) the Company would, after giving pro forma effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) the respective fair market values of the assets being purchased and sold by the Company or any of its Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $2,500,000, by the Board of Directors, as evidenced by a board resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by the Company and its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company, calculated from the time the agreement to swap assets was entered into; provided, however, that this covenant shall not apply to any of the transactions of the Company and its subsidiaries pending as of the date of December 15, 1997.

     Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly-Owned Subsidiary of the Company or among Wholly-Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the Board of Directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, or to any obligations of the Company under the Financial Monitoring and Oversight Agreements, the Tax Sharing Agreement or any employment agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant), as well as reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to BT Securities Corporation and its Affiliates.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law, (2) the Indenture, (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary, (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (5) agreements permitted under the 9 3/8% Indenture, the 8 3/4% Indenture and the 10 1/2% Indenture existing on the Issue Date (including the Credit Agreement and Senior Credit Facility, as applicable), as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements which affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the Board of Directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification, (6) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or
(5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in all material respects as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5), or (7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien.

     Prohibition on Incurrence of Senior Subordinated Debt.The Indenture prohibits the Company from incurring or suffering to exist Indebtedness that is senior in right of payment to the Exchange Notes and is expressly subordinate in right of payment to any other Indebtedness of the Company.

     Limitation on Preferred Stock of Subsidiaries. The Indenture provides that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-Owned

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

Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock of a Subsidiary (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant).

     Limitation on Liens. The Indenture provides that neither the Company nor any of its Subsidiaries will create, incur, assume or suffer to exist any Liens upon any of their respective assets, except for (a) Permitted Liens, (b) Liens to secure Senior Debt or guarantees thereof permitted under the Indenture, (c) Liens permitted under the 9 3/8% Indenture, the 8 3/4% Indenture and the 10 1/2% Indenture existing on the Issue Date, (d) Liens in favor of the Trustee, (e) Liens to secure Guarantor Senior Debt permitted under the Indenture, and (f) any Lien to secure the replacement, refunding, extension or renewal, in whole or in part, of any Indebtedness described in the foregoing clauses; provided that, to the extent any such clause limits the amount secured or the asset subject to such Liens, no extension or renewal will increase the assets subject to such Liens or the amount secured thereby beyond the assets or amounts set forth in such clauses.

     Limitation on Sale and Leaseback Transactions. The Indenture provides that neither the Company nor any of its Subsidiaries will enter into any Sale and Leaseback Transaction, except that the Company or any Subsidiary may enter into a Sale and Leaseback Transaction if, immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

     Guarantees of Certain Indebtedness. The Indenture provides that the Company will not permit any of its Subsidiaries, directly or indirectly, to incur, guarantee or secure through the granting of Liens, the payment of any Indebtedness under the Senior Credit Facility or any refunding or refinancing thereof, in each case, unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor of the Exchange Notes and which evidences such Subsidiary's Guarantee of the Exchange Notes, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary. Neither the Company nor any such Guarantor shall be required to make a notation on the Exchange Notes or its Guarantee to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation of Incurrence of Additional Indebtedness" covenant.

     Limitation on Line of Business. The Indenture provides that for so long as any Exchange Notes are outstanding, the Company and its Subsidiaries will engage solely in the ownership and operation of broadcast businesses or businesses related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto.

     Merger, Consolidation and Sale of Assets. The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (A) the Company is the survivor of such merger or consolidation or (B) the surviving or transferee Person is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Company under the Exchange Notes and the Indenture; (ii) immediately after giving effect to such transaction and the use of proceeds therefrom (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving or transferee Person is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction) no Default or Event of Default has occurred and is continuing; and (iv) the Company has delivered to the Trustee an Officers'

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

Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees by supplemental indenture to be bound thereby, and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

GUARANTEES

     Each Guarantor will fully and unconditionally guarantee, jointly and severally, to each holder and the Trustee, subject to subordination provisions substantially the same as those described above, the full and prompt payment of principal of and interest on the Exchange Notes, and of all other obligations under the Indenture.

     The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Exchange Notes) is subordinated to Guarantor Senior Debt (defined with respect to the Indebtedness of a Guarantor in the same manner as Senior Debt is defined with respect to the Company) on the same terms as the Exchange Notes are subordinated to Senior Debt and will rank pari passu to the Guarantor's guarantees of the 9 3/8% Notes, the 8 3/4% Notes and the 10 1/2% Notes. See "-- Subordination." In addition, the Guarantors have substantial additional Guarantor Senior Debt (relating to guarantees of the borrowings under the Senior Credit Facility).

     The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or to another Guarantor without limitation. Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Guarantor (whether or not affiliated with the Guarantor). Upon the sale or disposition of a Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of such Guarantor) which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee and such Guarantee shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under the Senior Credit Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer; provided, further, that the consideration received by the Company in connection with such sale or other disposition shall be applied in accordance with the covenant. See "-- Certain Covenants -- Limitation on Asset Sales."

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on the Exchange Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);
(ii) the failure to pay the principal on any Exchange Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Exchange Notes or the Indenture which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least

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

25% in aggregate principal amount of outstanding Exchange Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time, in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the Exchange Notes shall, or the holders of at least 25% in principal amount of outstanding Exchange Notes may, declare the principal of and accrued but unpaid interest, if any, on all the Exchange Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facility, will become due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five Business Days after receipt by the Company and the Representative under the Senior Credit Facility of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Exchange Notes.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Exchange Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Exchange Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest on the Exchange Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Exchange Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause
(vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and an Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Exchange Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Exchange Notes.

     The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default within five business days after the Company becomes aware of the same.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Exchange Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the

Indenture, the holders of a majority in principal amount of the outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding Exchange Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Exchange Notes, and each Guarantor will be discharged from any and all obligations with respect to its Guarantee, (except for certain obligations of the Company to register the transfer or exchange of such Exchange Notes, replace stolen, lost or mutilated Exchange Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the Exchange Notes on the dates such payments are due in accordance with the terms of such Exchange Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee
(A) an Opinion of Counsel or a private letter ruling issued to the Company by the IRS to the effect that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a Discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable Bankruptcy Law, and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Exchange Notes not therefore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

REPORTS TO HOLDERS

     The Company will file with the Trustee and provide to the holders of the Exchange Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the Exchange Notes.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, together, without the consent of the holders of the Exchange Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes, except that, without the consent of each holder of the Exchange Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Exchange Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Notes; (iii) reduce the principal of or change the fixed maturity of any Exchange Notes, or change the date on which any Exchange Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Exchange Notes payable in money other than that stated in the Exchange Notes; (v) make any change in provisions of the Indenture protecting the right of each holder of an Exchange Note to receive payment of principal of and interest on such Exchange Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Exchange Notes to waive Defaults or Events of Default; or (vi) after the Company's obligation to purchase the Exchange Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "8 3/4% Notes" means the $200.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 of the Company, issued pursuant to an indenture, dated as of June 24, 1997, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

     "9 3/8% Notes" means the $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of the Company, issued pursuant to an indenture, dated as of February 14, 1996, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

     "9 3/8% Notes Issue Date" means February 14, 1996.

     "10 1/2% Notes" means the $100.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 of the Company, issued pursuant to an amended and restated indenture, dated as of December 19, 1996 and amended and restated as of October 28, 1997, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

     "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date, and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly-Owned Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) transactions permitted under the "Limitation on Asset Swaps" covenant, (c) transactions permitted under the "Merger, Consolidation and Sale of Assets" covenant or (d) any Contract Buy Out.

     "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Attributable Value" in respect of a sale and leaseback arrangement of any property means, as at the time of determination, the greater of (i) the fair market value of the property subject to such arrangement (as determined in good faith by the Board of Directors of the Company) or (ii) the present value (discounted at the interest rate borne by the Exchange Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Chancellor Broadcasting" means Chancellor Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation, on the Merger Date.

     "Chancellor Media" means Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation, and its successors.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors or to Steven Dinetz or Scott K. Ginsburg (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor Media, CMHC or the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, CMHC or the Company.

     "CMHC" means Chancellor Mezzanine Holdings Corporation, a Delaware corporation formerly known as Evergreen Mezzanine Holdings Corporation, and its successors.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than
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

zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor Media, CMHC or the Company on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of Chancellor Media, CMHC or the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

     "Contract Buy Out" means the involuntary disposition or termination (including, without limitation, pursuant to a buy out) of a contract between a media representation company and a client station.

     "CRBC" means Chancellor Radio Broadcasting Company, a Delaware corporation that was merged with and into CMCLA on the Merger Date.

     "Credit Agreement" means the Credit Agreement, dated on or about February 14, 1996, among Chancellor Broadcasting, CRBC, the lenders thereto and Bankers Trust Company as managing agent, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of CRBC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Guarantor Senior Debt" means (i) Indebtedness guaranteed by a Guarantor under or in respect of the Senior Credit Facility and (ii) any other Indebtedness constituting Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Guarantor Senior Debt as "Designated Guarantor Senior Debt" by the Guarantor.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Senior Credit Facility and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Financial Monitoring and Oversight Agreements" means the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., CRBC and Chancellor Broadcasting, as in effect on the
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

9 3/8% Notes Issue Date, and the Financial Advisory Agreement among HM2/Management Partners, L.P., CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date, or as each is amended in connection with the merger of Chancellor Broadcasting, CRBC, Chancellor Media, CMHC and the Company on the Merger Date.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

     "Guarantors" mean (i) initially, all of the Company's subsidiaries on the Issue Date except Katz International Limited, Katz Television Sales Limited, Katz Radio Sales Limited and National Cable Communications, L.P. and (ii) each of the Company's Subsidiaries that, subsequent to the Issue Date, executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms thereof.

     "Guarantor Senior Debt" means any Indebtedness of a Guarantor (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantees. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (x) the Senior Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (y) all Interest Swap Obligations. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include any of the following amounts (whether or not constituting Indebtedness as defined in this Indenture):
(i) any Indebtedness of a Guarantor to a Subsidiary of such Guarantor; (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services; (iii) Indebtedness represented by Disqualified Capital Stock; (iv) any liability for federal, state, local or other taxes owed or owing by a Guarantor; (v) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor; and (vi) guarantees of each of the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the Notes.

     "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which are secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

     "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.
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

     "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1.0 million, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

     "Issue Date" means the date of original issuance of the Original Notes.

     "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Merger Date" means September 5, 1997.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Permitted Indebtedness" means, without duplication, (i) the Notes; (ii) the Guarantees; (iii) Indebtedness of the Company incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as initially in effect on the 9 3/8% Notes Issue Date; (iv) the 9 3/8% Notes, the
8 3/4% Notes and the 10 1/2% Notes and Guarantees thereof; (v) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness;
(vi) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Senior Credit Facility); (vii) Refinancing Indebtedness; (viii) Indebtedness owed by the Company to any Wholly-Owned Subsidiary or by any Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company; and (ix) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture.

     "Permitted Investments" means (i) Investments by the Company or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, including an Asset Sale effected in compliance with the "Limitation on Asset Sales" covenant, (iii) Investments by the Company or any Wholly-Owned Subsidiary of the Company in any Wholly-Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly-Owned Subsidiary of the Company and Investments in the Company by any Wholly-Owned Subsidiary of the Company, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

     "Permitted Liens" means (i) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture, (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens to the extent not required to be paid under the Indenture, (iii) pledges or deposits to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation, (iv) Liens to secure the performance of public statutory obligations that are not delinquent, performance bonds or other obligations of a like nature (other than for borrowed money), in each case incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with the business of the Company or its Subsidiaries, (vi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of letters of credit or bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business,
(vii) judgment and attachment Liens not giving rise to an Event of Default,
(viii) leases or subleases granted to others in the ordinary course of business consistent with past practice not interfering in any material respect with the business of the Company or its Subsidiaries, (ix) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or its Subsidiaries of its obligations under such lease and (x) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is a lessee.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto, and specifically includes assets acquired through Asset Acquisitions.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of Chancellor Media, CMHC or the Company, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Chancellor Media or CMHC, Chancellor Media or CMHC contributes to the capital of the Company net cash proceeds in an amount at least sufficient to redeem the 9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes and Exchange Notes, if any, called for redemption in accordance with the terms thereof.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with
(A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Senior Credit Facility" means the Second Amended and Restated Loan Agreement, dated April 25, 1997, as amended from time to time, among the Company, the lenders from time to time named party thereto,

Toronto Dominion (Texas), Inc., Bankers Trust Company, The Bank of New York, NationsBank of Texas, N.A. and Union Bank of California, as managing agents, Toronto Dominion Securities (USA), Inc., as arranging agent, and Toronto Dominion (Texas), Inc., as administrative agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements, stock pledge agreements and other security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Debt" means any Indebtedness of the Company (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Exchange Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (x) the Senior Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (y) all Interest Swap Obligations. Notwithstanding the foregoing, Senior Debt shall not include any of the following amounts (whether or not constituting Indebtedness as defined in the Indenture): (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services, (iii) Indebtedness represented by Disqualified Capital Stock, (iv) any liability for federal, state, local or other taxes owed or owing by the Company, (v) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, including the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the Original Notes, the 12 1/4% Subordinated Exchange Debentures due 2008 of the Company and the 12% Subordinated Exchange Debentures due 2009 of the Company.

     "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

     "Tax Sharing Agreement" means the Tax Sharing Agreement between CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the 9 3/8% Notes Issue Date and so designated by a resolution adopted by the Board of Directors of the Company, provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and (c) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. Until otherwise designated by the Board of Directors of the Company, National Cable Communications, L.P., a Delaware limited partnership, shall be an Unrestricted Subsidiary.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Certificate"). The Global Certificate will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Certificate. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Certificate, DTC or its custodian will credit, on its internal system, the aggregate principal amount of Exchange Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Certificate for all purposes. No beneficial owner of an interest in the Global Certificate will be able to transfer that interest except in accordance with DTC's procedures, in addition to those procedures provided for in the Indenture.

     Payments of the principal of, premium, if any, and interest on the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor the Paying Agent and Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC, or its nominee, upon receipt of any payment of principal, premium, if any, and interest in respect of the Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Exchange Notes to persons in states that require physical delivery of the Certificate, or to pledge such securities, such holder must transfer its interest in the Global Certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Certificate are credited and only in respect of such Exchange Notes as to which such participant or participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificate and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Certificate.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

     On April 25, 1997, the Company closed its Second Amended and Restated Loan Agreement (as amended from time to time, the "Senior Credit Facility") with TD Securities (USA) Inc. as arranging agent, The Bank of New York and Bankers Trust Company, as co-syndication agents, NationsBank of Texas, N.A. and Union Bank of California, as co-documentation agents, Toronto Dominion (Texas), Inc., as administrative agent (the "Administrative Agent"), and the financial institutions party thereto (the "Lenders"). The Senior Credit Facility initially provided for a maximum commitment of $1.75 billion, and upon consummation of the Chancellor Merger, the aggregate commitment under the Senior Credit Facility was increased to $2.50 billion. Loans under the Senior Credit Facility consist of
(i) a $900.0 million term loan facility (the "Term Loan Facility") and (ii) a $1.60 billion revolving loan facility (the "Revolving Loan Facility" and, collectively with the Term Loan Facility, the "Loans").

     The following description of certain provisions of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Credit Facility, a copy of which is available from the Company on request.

     Term Loan Facility

     The Term Loan Facility matures on June 30, 2005. The Term Loan Facility requires scheduled annual reductions of the principal balance of the Term Loan Facility outstanding on June 30, 2000, payable quarterly in equal quarterly amounts, commencing on September 30, 2000 in the following percentages: (i) from 9/30/00 through and including 6/30/01, 15.00%; (ii) from 9/30/01 through and including 6/30/02, 20.00%; (iii) from 9/30/02 through and including 6/30/03, 20.00%; (iv) from 9/30/03 through and including 6/30/04, 20.00%; and (v) from 9/30/04 through and including 6/30/05, 25.00%. Mandatory or optional prepayments made by the Company against the Term Loan Facility will not affect the reduction percentages set forth above.

     Revolving Loan Facility

     The Revolving Loan Facility matures on June 30, 2005. The Revolving Loan Facility requires scheduled annual reductions of the Revolving Loan Commitment (as defined in the Senior Credit Facility) as of June 30, 2000, payable quarterly in equal quarterly amounts, commencing on September 30, 2000 in the following percentages: (i) from 9/30/00 through and including 6/30/01, 15.00%;
(ii) from 9/30/01 through and including 6/30/02, 20.00%; (iii) from 9/30/02 through and including 6/30/03, 20.00%; (iv) from 9/30/03 through and including 6/30/04, 20.00%; and (v) from 9/30/04 through and including 6/30/05, 25.00%.
Voluntary reductions of the Revolving Loan Commitment made by the Company shall not affect the reduction percentages set forth above.

     Additional Facility Indebtedness

     The Company has the ability to incur additional indebtedness ("Additional Facility Indebtedness") in a principal amount not to exceed $250.0 million from one or more of the Lenders or any other institution acceptable to the Administrative Agent that agrees to extend such credit, provided that certain conditions under the Senior Credit Facility are complied with. As of the date hereof, the Company has not requested, and no Lender has issued, any commitment to extend such Additional Facility Indebtedness to the Company.

     Interest Rate

     The Loans bear interest at a rate equal to, at the Company's option, (i) the Prime Rate (as defined in the Senior Credit Facility) in effect from time to time plus the Applicable Margin (as defined) (a "Prime Rate Loan") or (ii) the Eurodollar Rate (as defined in the Senior Credit Facility) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin (a "Eurodollar Loan"). The Applicable Margin is calculated based on the Company's Total Leverage Ratio (as defined in the Senior Credit Facility) according to the table set forth below:

                                                           PRIME RATE        EURODOLLAR RATE
                 TOTAL LEVERAGE RATIO                   APPLICABLE MARGIN   APPLICABLE MARGIN
                 --------------------                   -----------------   -----------------
Greater than 6.75.....................................        1.000%              2.000%
Greater than 6.50 but less than or equal to 6.75......        0.750%              1.750%
Greater than 6.00 but less than or equal to 6.50......        0.375%              1.375%
Greater than 5.50 but less than or equal to 6.00......        0.125%              1.125%
Greater than 5.00 but less than or equal to 5.50......        0.000%              0.875%
Greater than 4.50 but less than or equal to 5.00......        0.000%              0.625%
Greater than 4.00 but less than or equal to 4.50......        0.000%              0.500%
Less than or equal to 4.00............................        0.000%              0.400%

     Fees

     The Company is required to pay commitment fees on the aggregate unused amount of the Available Revolving Loan Commitment (as defined in the Senior Credit Facility) based on the Total Leverage Ratio for the most recent fiscal quarter end. If the Total Leverage Ratio is greater than or equal to 5.50, the corresponding commitment fee is 0.375%; if the Total Leverage Ratio is less than 5.50, the corresponding commitment fee is 0.250%. The Administrative Agent will also receive such other customary fees as have been separately agreed upon with the Company. The Company also is required to pay fees for outstanding letters of credit drawn under the Senior Credit Facility at a rate per annum on the amount of the Letter of Credit Obligations (as defined in the Senior Credit Facility) equal to the Applicable Margin for Eurodollar Loans plus an issuing bank fee of $2,000 for issuing, amending or renewing any letter of credit.

     Security and Guarantees

     The Senior Credit Facility is secured by (i) a pledge of all capital stock owned by CMCLA and its subsidiaries, (ii) a pledge of all capital stock of CMCLA and KMG owned by CMHC, (iii) a pledge of all capital stock of CMCLA owned by KMG, (iv) a non-recourse pledge of all capital stock of CMHC owned by Chancellor Media, (v) a pledge of all debt and equity securities of persons engaged in any Non-Core Business (as defined in the Senior Credit Facility) purchased by the Company, (vi) a collateral assignment of all partnership interests held by the subsidiaries of CMCLA, (vii) a collateral assignment of all trust interests held by the subsidiaries of CMCLA, (viii) a collateral assignment of all limited liability company interests held by CMCLA, (ix) downstream guarantees provided by CMHC and KMG and (x) upstream guarantees provided by the subsidiaries of CMCLA.

     Covenants

     The Senior Credit Facility contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap, make acquisitions and make capital expenditures and enter new lines of business.

     Under the Senior Credit Facility, the Company is required to maintain specified financial ratios, based on its Senior Leverage Ratio and Total Leverage Ratio (in each case, as defined in the Senior Credit Facility), for specified periods of time. Under the Senior Credit Facility, the Company must not exceed the following ratios during the following periods of time:

                  PERIOD ENDING                     SENIOR LEVERAGE RATIO   TOTAL LEVERAGE RATIO
                  -------------                     ---------------------   --------------------
4/25/97 through 12/31/98..........................      6.00 to 1.00            7.00 to 1.00
1/1/99 through 12/31/99...........................      5.50 to 1.00            6.00 to 1.00
1/1/00 through 12/31/00...........................      3.75 to 1.00            5.25 to 1.00
1/1/01 and thereafter.............................      3.50 to 1.00            5.25 to 1.00

In the event that Chancellor Media, CMHC or CMCLA issues Subordinated Indebtedness (as defined in the Senior Credit Facility), other than the assumption or refinancing of the 9 3/8% Notes and the 8 3/4% Notes and the assumption of the 10 1/2% Notes and certain other issuances, the Senior Leverage Ratios will be permanently reduced by 0.50. As a result of the issuance of the Original Notes, the Senior Leverage Ratios were permanently reduced by 0.50.

     Under the Senior Credit Facility, the Company may not, as of the end of any fiscal quarter, allow its ratio of the sum of Operating Cash Flow plus the Available Revolving Commitment (in each case, as defined in the Senior Credit Facility) during the last fiscal four-quarter period to Pro Forma Fixed Changes (as defined in the Senior Credit Facility) for the four-quarter period beginning on the day following that fiscal quarter end, to be less than 1.05 to 1.00.

     Under the Senior Credit Facility, the Company also is required to comply with certain other financial tests, such as a specified ratio of Operating Cash Flow to Cash Interest Expense (as each such term is defined in the Senior Credit Facility).

     Use of Proceeds

     The Senior Credit Facility requires that the Net Proceeds from any Permitted Asset Sale (in each case, as defined in the Senior Credit Facility) be applied, at the Company's election, to the Term Loan Facility or the Revolving Loan Facility or any combination thereof. In the alternative, the Company may elect to make an acquisition with the Net Proceeds, so long as the Company has entered into a contract for such acquisition within 12 months from the date of such Permitted Asset Sale and has concluded the purchase with 18 months from the date of such Permitted Asset Sale. In addition, 50% of Net Proceeds from any Subordinated Indebtedness issued by the Company, other than the assumption or refinancing of the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the Notes, may be applied, at the Company's election, to the Term Loan Facility or the Revolving Loan Facility or any combination thereof. To the extent that the Company elects to apply any amounts described in this paragraph to the Revolving Loan Facility, the commitments under such facility will not be permanently reduced and will be available for subsequent borrowing by the Company.

     Events of Default

     The Senior Credit Facility contains customary events of default, including
(i) the default in the payment of any interest, reimbursement amounts with respect to letters of credit, or fees or other amounts payable to the Lenders (other than principal) when due which is not cured within five days from the date that such payment was due, (ii) the default in the payment of any principal amount when due, (iii) the default in the performance or observance of certain representations, warranties, covenants and agreements contained in the Senior Credit Facility, (iv) a Senior Credit Facility Change of Control (as defined below), (v) the entry of an order for relief, winding-up or liquidation under Title 11 of the United States Code or similar federal or state laws against Chancellor Media, CMHC or the Company, (vi) the voluntary commencement by the Company of bankruptcy proceedings under Title 11 of the United States Code or similar federal or state laws, or the commencement of involuntary bankruptcy proceedings against the Company, which are not diligently contested or which continue undismissed for a period of 45 consecutive days, (vii) the entry of a judgment against the Company which, individually or when aggregated with other such judgments, exceeds $10 million, (viii) the failure to satisfy certain minimum employee benefit funding standards, (ix) the acceleration of the maturity of (a) Subordinated Indebtedness of the Company or (b) any other indebtedness of the Company in an aggregate principal amount exceeding $3 million, (x) any event which would permit the acceleration of such subordinated indebtedness or such other indebtedness which has not been cured within any applicable cure period or waived in writing, (xi) any event which does not permit acceleration of such Subordinated Indebtedness or such other indebtedness but requires the Company to purchase or acquire such Subordinated Indebtedness or such other indebtedness, (xii) any material default under any Interest Hedge Agreement (as defined in the Senior Credit Facility) with a notional principal amount of $6 million or more, (xii) the issuance by the FCC of a revocation order based on alleged alien ownership of the Company, (xiii) the final, non-appealable termination or revocation of any material FCC license or failure to renew any such license, (xiv) the failure of any security document or note under the Senior Credit Facility to be in effect, or (xv) the breach by CMHC of the guarantee or stock pledge made by it pursuant to the Senior Credit Facility.

     A "Senior Credit Facility Change of Control" will be deemed to have occurred under the Senior Credit Facility if (i) any Person (as defined in the Senior Credit Facility), other than Scott K. Ginsburg, Matthew Devine, Kenneth
J. O'Keefe, James de Castro and Hicks Muse and its affiliates, shall individually or collectively control more than 51% on a fully diluted basis of the voting power of Chancellor Media or (ii) CMHC and KMG shall cease to own all of the issued and outstanding common stock of CMCLA.

9 3/8% NOTES

     The 9 3/8% Notes mature on October 1, 2004. Interest on the 9 3/8% Notes accrues at the rate of 9 3/8% per annum and is payable semiannually. The 9 3/8% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the 9 3/8% Indenture) of the Company and pari passu with the 8 3/4% Notes and the 10 1/2% Notes, and will rank pari passu with the Exchange Notes.

     Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 9 3/8% Notes, and of all other obligations under the 9 3/8% Indenture.

The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 9 3/8% Notes are subordinated to the Company's Senior Debt.

     Prior to January 31, 1999 the Company may redeem the 9 3/8% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 9 3/8% Indenture) at a redemption price of 108.203% or 107.031% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the redemption date, during the respective 12-month periods commencing on February 1, 1997 and 1998; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 9 3/8% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 9 3/8% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

     Under the 9 3/8% Indenture, in the event of a change of control (as defined in the 9 3/8% Indenture) of the Company, each holder of 9 3/8% Notes will have the right to require the Company to repurchase, in whole or in part, such holder's 9 3/8% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

     The 9 3/8% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment of redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 9 3/8% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of radio broadcast stations and businesses reasonably related thereto; and (xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 9 3/8% Indenture, the trustee for the 9 3/8% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 9 3/8% Notes shall, or the holders of at least 25% in principal amount of outstanding 9 3/8% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 9 3/8% Notes to be due and payable. Upon the happening of certain other events of default specified in the 9 3/8% Notes Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 9 3/8% Notes will automatically become due and payable without any action by the trustee or the holders of the 9 3/8% Notes.

     The Company may terminate its obligations under the 9 3/8% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 9 3/8% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 9 3/8% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 9 3/8% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 9 3/8% Notes, replace stolen, lost or mutilated
9 3/8% Notes, maintain paying agencies and hold moneys for payment in trust) or
(ii) need not comply with certain of the restrictive covenants with respect to the 9 3/8% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 9 3/8% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 9 3/8% Notes to be defeased on the dates such payments are due in accordance with the terms of 9 3/8% Notes as well as the trustee's fees and expenses.

8 3/4% NOTES

     The 8 3/4% Notes mature on June 15, 2007. Interest on the 8 3/4% Notes accrues at the rate of 8 3/4% per annum and is payable semiannually. The 8 3/4% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the 8 3/4% Indenture) of the Company and pari passu with the 9 3/8% Notes and the 10 1/2% Notes, and will rank pari passu with the Exchange Notes.

     Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 8 3/4% Notes, and of all other obligations under the 8 3/4% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 8 3/4% Notes are subordinated to the Company's Senior Debt.

     Prior to June 15, 2000 the Company may redeem the 8 3/4% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 3/4% Indenture) at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 8 3/4% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 8 3/4% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

     Under the 8 3/4% Indenture, in the event of a change of control (as defined in the 8 3/4% Indenture) of the Company, each holder of 8 3/4% Notes will have the right to require the Company to repurchase, in whole or in part, such holder's 8 3/4% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

     The 8 3/4% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 8 3/4% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of radio broadcast stations and businesses reasonably related thereto; and (xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 8 3/4% Indenture, the trustee for the 8 3/4% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 8 3/4% Notes shall, or the holders of at least 25% in principal amount of outstanding 8 3/4% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 8 3/4% Notes to be due and payable. Upon the happening of certain other events of default specified in the 8 3/4% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 8 3/4% Notes will automatically become due and payable without any action by the trustee or the holders of the 8 3/4% Notes.

     The Company may terminate its obligations under the 8 3/4% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 8 3/4% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 8 3/4% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 8 3/4% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 8 3/4% Notes, replace stolen, lost or mutilated
8 3/4% Notes, maintain paying agencies and hold moneys for payment in trust) or
(ii) need not comply with certain of the restrictive covenants with respect to the 8 3/4% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 8 3/4% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 8 3/4% Notes to be defeased on the dates such payments are due in accordance with the terms of 8 3/4% Notes as well as the trustee's fees and expenses.

10 1/2% NOTES

     The 10 1/2% Notes mature on January 15, 2007. Interest on the 10 1/2% Notes accrues at the rate of 10 1/2% per annum and is payable semiannually. The
10 1/2% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the 10 1/2% Indenture) of the Company and pari passu with the 9 3/8% Notes and the 8 3/4% Notes, and will rank pari passu with the Exchange Notes.

     Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 10 1/2% Notes, and of all other obligations under the 10 1/2% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 10 1/2% Notes are subordinated to the Company's Senior Debt.

     Prior to January 15, 2000 the Company may redeem the 10 1/2% Notes with the net cash proceeds of one or more offerings of Equity Interests (as defined in the 10 1/2% Indenture) at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 65% of the aggregate principal amount of the 10 1/2% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 10 1/2% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

     Under the 10 1/2% Indenture, in the event of a change of control (as defined in the 10 1/2% Indenture) of the Company, the Company shall be obligated to make an offer to repurchase all outstanding 10 1/2% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

     The 10 1/2% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 10 1/2% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of broadcast businesses or businesses related thereto, including media representation and sale of advertising; and
(xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 10 1/2% Indenture, the trustee for the 10 1/2% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 10 1/2% Notes shall, or the holders of at least 25% in principal amount of outstanding 10 1/2% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 10 1/2% Notes to be due and payable. Upon the happening of certain other events of default specified in the 10 1/2% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 10 1/2% Notes will automatically become due and payable without any action by the trustee or the holders of the 10 1/2% Notes.

     The Company may terminate its obligations under the 10 1/2% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 10 1/2% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 10 1/2% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 10 1/2% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 10 1/2% Notes, replace stolen, lost or mutilated 10 1/2% Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the 10 1/2% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. cash or Government Securities (as defined in the 10 1/2% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 10 1/2% Notes to be defeased on the dates such payments are due in accordance with the terms of 10 1/2% Notes as well as the trustee's fees and expenses.

12% EXCHANGE DEBENTURES

     For a description of the 12% Subordinated Exchange Debentures due 2009 issuable by the Company from time to time upon exchange of the 12% Preferred Stock, see "Description of Capital Stock -- CMCLA -- 12% Preferred
Stock -- Exchange."

12 1/4% EXCHANGE DEBENTURES

     For a description of the 12 1/4% Subordinated Exchange Debentures due 2008 issuable by the Company from time to time upon exchange of the 12 1/4% Preferred Stock, see "Description of Capital Stock -- CMCLA -- 12 1/4% Preferred
Stock -- Exchange."

6% EXCHANGE DEBENTURES

     For a description of the 6% Convertible Subordinated Exchange Debentures due 2012 issuable by Chancellor Media from time to time upon exchange of the $3.00 Convertible Preferred Stock, see "Description of Capital
Stock -- Chancellor Media -- $3.00 Convertible Exchangeable Preferred Stock -- Exchange."

                          DESCRIPTION OF CAPITAL STOCK
CHANCELLOR MEDIA

  COMMON STOCK

     Chancellor Media's authorized common stock consists of 200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), approximately 120,145,483 of which were issued and outstanding as of March 1, 1998 and 75,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), none of which were issued and outstanding as of March 1, 1998.

     The shares of Common Stock currently outstanding are validly issued, fully paid and nonassessable.

     It is not contemplated that any shares of Class A Common Stock will be issued at any time. The Amended and Restated Certificate of Incorporation of Chancellor Media (the "Chancellor Media Certificate") provides that the issuance of any shares of Class A Common Stock will require the unanimous affirmative vote of the Board of Directors of Chancellor Media.

     Dividends

     Holders of shares of Common Stock and Class A Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of Chancellor Media out of funds legally available for such purpose. The Senior Credit Facility and the certificates of designation governing the $3.00 Convertible Preferred Stock and the 7% Convertible Preferred Stock each directly restrict, and the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture and the certificates of designation governing the 12% Preferred Stock and the 12 1/4% Preferred Stock each indirectly restrict, Chancellor Media's ability to pay cash dividends on the Common Stock and Class A Common Stock.

     Chancellor Media has not declared or paid any dividends on the Common Stock and Class A Common Stock in the past, and it is not anticipated that Chancellor Media will pay any cash dividends on the Common Stock and Class A Common Stock in the foreseeable future.

     Voting Rights

     Holders of shares of Common Stock and Class A Common Stock, each voting as a separate class, shall be entitled to vote on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Each share of Common Stock and Class A Common Stock is entitled to one vote per share. Holders of Common Stock and Class A Common Stock are not entitled to cumulative votes in the election of directors.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock of Chancellor Media is required to approve any amendment to the Chancellor Media Certificate that would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

     Liquidation Rights

     Upon liquidation, dissolution, or winding-up of Chancellor Media, the holders of Common Stock and Class A Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and the holders of preferred stock of Chancellor Media.

     Transfer Agent

     The Bank of New York serves as the Transfer Agent and Registrar for the Common Stock.

     Alien Ownership

     The Chancellor Media Certificate restricts the ownership and voting of Chancellor Media's capital stock, including its Common Stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of more than 25% of Chancellor Media's outstanding capital stock (or control of more than 25% of the voting power it represents) by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by such persons or entities. The Chancellor Media Certificate also prohibits any transfer of Chancellor Media's capital stock that would cause Chancellor Media to violate this prohibition. In addition, the Chancellor Media Certificate authorizes the Board of Directors of Chancellor Media to adopt such provisions as its deems necessary to enforce these prohibitions.

     Other Provisions

     The holders of Common Stock and Class A Common Stock are not entitled to preemptive or similar rights. The shares of Common Stock are not subject to redemption or a sinking fund.

     No single shareholder of Chancellor Media holds more than 50.0% of the combined voting power of Chancellor Media. See "Risk Factors -- Control of the Company." As a result, a holder of an "attributable" interest in Chancellor Media may violate the FCC's multiple ownership rules or cross interest rules if such holder also has an "attributable" interest (or, in some cases, a "meaningful" nonattributable interest) in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a stockholder may also be restricted in the companies in which such stockholder may invest. See
"Business -- Federal Regulation of Radio Broadcasting Industry -- Ownership Matters."

  $3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

     Dividends

     Holders of $3.00 Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, cash dividends at an annual rate of $3.00 per share, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date"), beginning September 15, 1997. Dividends will accrue and be cumulative from the most recent date to which dividends have been paid or, if none have been paid, from the date of first issuance of the $3.00 Convertible Preferred Stock and will be payable to holders of record on the March 1, June 1, September 1 and December 1 immediately preceding the relevant Dividend Payment Date. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

     The $3.00 Convertible Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock that ranks junior to the $3.00 Convertible Preferred Stock as to dividends. Notwithstanding the foregoing, the $3.00 Convertible Preferred Stock shall rank junior as to dividends and rights upon a liquidation, dissolution or winding-up of the Company to any and all classes or series of capital stock (other than Common Stock) of the Company, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the $3.00 Convertible Preferred Stock as to dividends and rights upon a liquidation, dissolution or winding-up of the Company.

     Liquidation Rights

     Upon liquidation, dissolution or winding-up of Chancellor Media, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of Chancellor Media, holders of $3.00 Convertible Preferred Stock are entitled to receive the liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock hereafter issued that ranks junior as to liquidation rights to the $3.00 Convertible Preferred Stock.

     Voting Rights

     The holders of $3.00 Convertible Preferred Stock will have no voting rights except as described below or as required by law. In exercising any voting rights, each outstanding share of $3.00 Convertible Preferred Stock will be entitled to one vote, although shares held by Chancellor Media or any entity controlled by Chancellor Media will have no voting rights.

     Whenever dividends on the $3.00 Convertible Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of Chancellor Media's board of directors will be increased by two, and the holders of $3.00 Convertible Preferred Stock, will be entitled to elect two additional directors to the Board of Directors at, subject to certain limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under certain circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

     Under Delaware law, holders of the $3.00 Convertible Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Chancellor Media Certificate, whether or not entitled to vote thereon by the Chancellor Media Certificate, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

     Optional Redemption

     The $3.00 Convertible Preferred Stock may not be redeemed prior to June 16, 1999. Thereafter, the $3.00 Convertible Preferred Stock may be redeemed by Chancellor Media, at its option (subject to contractual and other restrictions with respect thereto, including limitations under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture, and to the legal availability of funds therefor), in whole or in part at any time, if redeemed during the 12-month period beginning June 15 of any year specified below (June 16 in the case of 1999) at the following redemption prices (expressed as percentages of the liquidation preference thereof):

                            YEAR                              PERCENTAGE
                            ----                              ----------
1999........................................................    104.80%
2000........................................................    104.20
2001........................................................    103.60
2002........................................................    103.00
2003........................................................    102.40
2004........................................................    101.80
2005........................................................    101.20
2006........................................................    100.60
2007 and thereafter.........................................    100.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

     The foregoing is subject to the proviso that on or prior to June 15, 2000 the $3.00 Convertible Preferred Stock may not be redeemed at the option of Chancellor Media unless the closing price of Chancellor Media's Common Stock has equalled or exceeded 150% of the conversion price at such time for at least 20 out of any 30 consecutive trading days ending within 15 days before the notice of redemption is first mailed.

     Conversion Rights

     Each holder of $3.00 Convertible Preferred Stock will have the right at any time at the holder's option to convert any and all shares of $3.00 Convertible Preferred Stock into Common Stock at a conversion price (subject to adjustment as described below) of $25.00 per share (after giving effect to the 1998 Stock Split) of underlying Common Stock (equivalent to a conversion rate of 2.00 shares of Common Stock per share of $3.00 Convertible Preferred Stock). If the $3.00 Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the redemption date fixed by the Board of Directors.

     Change of Control. If there occurs a Change of Control (as defined in the certificate of designation for the $3.00 Convertible Preferred Stock) with respect to Chancellor Media, then shares of the $3.00 Convertible Preferred Stock may be converted, at the option of the holder thereof at any time from the date of such Change of Control until the expiration of 45 days after the date of a note by the Company to all holders of the $3.00 Convertible Preferred Stock of the occurrence of the Change of Control, into the number of shares of Common Stock determined by dividing (i) the redemption price for the $3.00 Convertible Preferred Stock (see "-- Optional Redemption") in effect on the date of the Change of Control by (ii) the adjusted conversion price.

     Exchange

     Shares of $3.00 Convertible Preferred Stock will be exchangeable at the option of Chancellor Media, in whole but not in part, on any March 15, June 15, September 15 or December 15, commencing September 15, 2000, through the issuance of Chancellor Media's 6% Subordinated Exchange Debentures due 2012 (the "6% Exchange Debentures") in redemption of and in exchange for shares of $3.00 Convertible Preferred Stock, provided certain conditions are met. Holders of the $3.00 Convertible Preferred Stock will be entitled to receive 6% Exchange Debentures at the rate of $50.00 principal amount of 6% Exchange Debentures for each share of $3.00 Convertible Preferred Stock.

  7% CONVERTIBLE PREFERRED STOCK

     Dividends

     Holders of 7% Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Chancellor Media out of legally available funds, cash dividends at an annual rate equal to 7% of the liquidation preference per share, payable quarterly.

     The 7% Convertible Preferred Stock has priority as to dividends over the Common Stock and Class A Common Stock of Chancellor Media and any other series or class of Chancellor Media's stock that ranks junior to the 7% Convertible Preferred Stock as to dividends (the "Junior Dividend Stock"). Notwithstanding the foregoing, the 7% Convertible Preferred Stock shall rank junior as to dividends, redemption payments and rights upon a liquidation, dissolution or winding-up of Chancellor Media to any and all classes or series of capital stock (other than common stock) of Chancellor Media, issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the 7% Convertible Preferred Stock as to dividends and rights upon a liquidation, dissolution or winding-up of Chancellor Media.

     No dividend (other than dividends payable solely in common stock, any Junior Dividend Stock or warrants or other rights to acquire such common stock or Junior Dividend Stock) may be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition shall be made by Chancellor Media of, the Common Stock of Chancellor Media or Junior Dividend Stock unless all accrued and unpaid dividends on the 7% Convertible Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.

     Except as provided below, Chancellor Media may not pay dividends on any class or series of stock issued in the future having parity with the 7% Convertible Preferred Stock as to dividends ("Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the 7% Convertible Preferred Stock. In addition, except as provided below, Chancellor Media may not pay dividends on the 7% Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Parity Dividend Stock. Whenever all accrued dividends in respect of prior dividend payment periods are not paid in full on 7% Convertible Preferred Stock and on any Parity Dividend Stock, all dividends declared on the 7% Convertible Preferred Stock and the Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared on the 7% Convertible Preferred Stock and the Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends in respect of prior dividend payment periods on the 7% Convertible Preferred Stock and the Parity Dividend Stock bear to each other. The $3.00 Convertible Preferred Stock constitutes "Parity Dividend Stock" for purposes of the 7% Convertible Preferred Stock.

     Chancellor Media may not purchase any shares of the 7% Convertible Preferred Stock or any Parity Dividend Stock (except for consideration payable in common stock or Junior Dividend Stock) or redeem fewer than all the shares of the 7% Convertible Preferred Stock and Parity Dividend Stock then outstanding if Chancellor Media has failed to pay any accrued dividend on the 7% Convertible Preferred Stock or on any Parity Dividend Stock on a stated payment date. Notwithstanding the foregoing, in such event, Chancellor Media may purchase or redeem fewer than all the shares of the 7% Convertible Preferred Stock and Parity Dividend Stock if such repurchase or redemption is made pro rata so that the amounts purchased or redeemed bear to each other the same ratio that the required redemption payments on the shares of the 7% Convertible Preferred Stock and any Parity Dividend Stock then outstanding bear to each other.

     If Chancellor Media issues any series or class of stock that ranks senior as to dividends to the 7% Convertible Preferred Stock ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Stock (except to the extent allowed by the terms of the Senior Dividend Stock), Chancellor Media may not pay or declare and set apart for payment any dividend on the 7% Convertible Preferred Stock unless and until all accrued and unpaid dividends on the Senior Dividend Stock, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment without interest.

     Liquidation Rights

     In the case of the voluntary or involuntary liquidation, dissolution or winding up of Chancellor Media, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of Chancellor Media, holders of 7% Convertible Preferred Stock are entitled to receive the liquidation preference of the 7% Convertible Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of common stock or any other series or class of stock issued in the future that ranks junior as to liquidation rights to the 7% Convertible Preferred Stock ("Junior Liquidation Stock"). Holders of 7% Convertible Preferred Stock will not be entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock that ranks senior as to liquidation rights to the 7% Convertible Preferred Stock ("Senior Liquidation Stock"), if any, and any creditors of Chancellor Media have been paid in full. The holders of 7% Convertible Preferred Stock and any series or class of stock that ranks on a parity as to liquidation rights with the 7% Convertible Preferred Stock ("Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution (after payment of the liquidation preference on any Senior Liquidation Stock) that is not sufficient to pay in full the aggregate liquidation preference on both the 7% Convertible Preferred Stock and on any Parity Liquidation Stock. The $3.00 Convertible Preferred Stock constitutes "Parity Liquidation Stock" for purposes of the 7% Convertible Preferred Stock.

     Voting Rights

     The holders of 7% Convertible Preferred Stock will have no voting rights except as described below or as required by law.

     Whenever dividends on the 7% Convertible Preferred Stock are in arrears in aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of Chancellor Media's Board of Directors will be increased by two, and the holders of 7% Convertible Preferred Stock, voting separately as a class together with holders of any Parity Dividend Stock of Chancellor Media then having voting rights, will be entitled to elect two additional directors to the Board of Directors of Chancellor Media at, subject to certain limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under certain circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

     In addition, so long as any 7% Convertible Preferred Stock is outstanding, Chancellor Media may not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of 7% Convertible Preferred Stock and outstanding Parity Dividend Stock, voting as a single class (i) amend, alter or repeal (by merger or otherwise) any provision of the certificate of designation for the 7% Convertible Preferred Stock, the Chancellor Media Certificate or the bylaws of Chancellor Media so as to affect adversely the relative rights, preferences, qualifications, limitations of restrictions of the 7% Convertible Preferred Stock or (ii) effect any reclassification of the 7% Convertible Preferred Stock.

     Change of Control

     The certificate of designation for the 7% Convertible Preferred Stock provides that, upon the occurrence of a change of control (as defined in such certificate of designation), each holder will have the right to require that Chancellor Media purchase all or a portion of such holder's 7% Convertible Preferred Stock in cash at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the 7% Preferred Stock would violate or constitute a default under the Senior Credit Facility or other indebtedness of Chancellor Media, then, pursuant to the certificate of designation for the 7% Convertible Preferred Stock, Chancellor Media will either (A) repay in full all such indebtedness or (B) obtain the requisite consents, if any, under such indebtedness required to permit the repurchase of the 7% Convertible Preferred Stock.

     Redemption at Option of Chancellor Media

     The 7% Convertible Preferred Stock may not be redeemed prior to January 19, 2000. Thereafter, the 7% Convertible Preferred Stock may be redeemed by Chancellor Media, at its option (subject to contractual and other restrictions with respect thereto, including limitations under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture, and to the legal availability of funds therefor), in whole or in part at any time, if redeemed during the 12-month period beginning January 15

(January 19 in the case of 2000), of any year specified below at the following redemption prices (expressed as percentages of the liquidation preference thereof):

                            YEAR                              PERCENTAGE
                            ----                              ----------
2000........................................................    104.90%
2001........................................................    104.20
2002........................................................    103.50
2003........................................................    102.80
2004........................................................    102.10
2005........................................................    101.40
2006........................................................    100.70
2007 and thereafter.........................................    100.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

     Conversion Rights

     Each holder of 7% Convertible Preferred Stock will have the right, at the holder's option, to convert any or all shares of 7% Convertible Preferred Stock into Common Stock at any time at a conversion price (subject to adjustment) of $18.095 per share (after giving effect to the 1998 Stock Split) of underlying Common Stock. If the 7% Convertible Preferred Stock is called for redemption, the conversion right with respect to the called shares of 7% Convertible Preferred Stock, will terminate at the close of business on the redemption date fixed by the Board of Directors of Chancellor Media.

CMCLA

     The authorized capital stock of CMCLA consists of 2,000 shares of common stock, par value $.01 per share, 1,000 of which were owned of record and beneficially by CMHC and 40 of which were owned of record and beneficially by KMG as of March 1, 1998, and 10,000,000 shares of preferred stock, par value $.01 per share, 1,000,000 of which are designated 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock with an initial liquidation value of $119.444944 per share (the "12 1/4% Preferred Stock"), of which 1,000,000 shares are issued and outstanding, and 3,600,000 of which are designated 12% Exchangeable Preferred Stock with a stated liquidation value of $100.00 per share (the "12% Preferred Stock"), of which 2,117,629 shares are issued and outstanding.

  12 1/4% PREFERRED STOCK

     Dividends. Holders of the 12 1/4% Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on each share of 12 1/4% Preferred Stock at a rate per annum equal to 12 1/4% of the then effective liquidation preference per share of the 12 1/4% Preferred Stock, payable quarterly. If any dividend payable on any dividend payment date on or before February 15, 2001 is not declared or paid in full in cash on such dividend payment date, the amount not paid on such dividend payment date will be added to the liquidation preference of the 12 1/4% Preferred Stock on such dividend payment date and will be deemed paid in full and will not accumulate. After February 15, 2001, dividends may be paid only in cash out of funds legally available therefor. Although the Company was not required to do so, it paid the most recent quarterly dividend payment on the 12 1/4% Preferred Stock in cash.

     Ranking. The 12 1/4% Preferred Stock ranks, with respect to dividend rights and distribution rights on liquidation, winding-up and dissolution (a) senior to the common stock of the Company, to the 12% Preferred Stock and to each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the 12 1/4% Preferred Stock, (b) on a parity with each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the 12 1/4% Preferred Stock and (c) junior to each class of capital stock or series of preferred stock that may in the future be established by the

Board of Directors of the Company the terms of which expressly provide that such class or series will rank senior to the 12 1/4% Preferred Stock.

     Optional Redemption. The 12 1/4% Preferred Stock is redeemable (subject to contractual and other restrictions with respect thereto, including limitations under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture, and to the legal availability of funds therefor), in whole or in part at any time on and after February 15, 2001 at the option of the Board of Directors of the Company, at the redemption prices (expressed as percentages of the then effective liquidation preference thereof) set forth below, if redeemed during the twelve-month period commencing on February 15 of each of the years set forth below, plus accumulated and unpaid dividends to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2001........................................................   106.125%
2002........................................................   104.900
2003........................................................   103.675
2004........................................................   102.450
2005........................................................   101.225
2006 and thereafter.........................................   100.000

     In addition, on or prior to February 15, 1999, the Company may, at its option, use the net cash proceeds of any Public Equity Offering (as defined in the certificate of designation for the 12 1/4% Preferred Stock) to redeem the 12 1/4% Preferred Stock, in part, at a redemption price equal to 109.8% of the then effective liquidation preference if redeemed during the twelve-month period commencing on February 15, 1998, plus accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption from the proceeds of a Public Equity Offering, the shares of 12 1/4% Preferred Stock outstanding must equal at least 75% of the aggregate number of shares of 12 1/4% Preferred Stock originally issued; provided further, that any such redemption must occur on or prior to 60 days after receipt by the Company of the proceeds of the Public Equity Offering.

     Mandatory Redemption. The 12 1/4% Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on February 15, 2008, at a price equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.

     Voting Rights. Holders of the 12 1/4% Preferred Stock have no voting rights except as otherwise required by law; provided that the Company may not authorize any class of capital stock that ranks senior to or on a parity with the 12 1/4% Preferred Stock and may not, subject to certain exceptions, effect a merger or sale of substantially all of its assets, without the affirmative vote of holders of at least a majority of the shares of 12 1/4% Preferred Stock then outstanding voting or consenting, as the case may be, as one class and, provided further, that the holders of 12 1/4% Preferred Stock, voting together as a single class, shall have the right to elect the lesser of two directors and that number of directors constituting 25% of the Board of Directors of the Company upon the occurrence of certain events including, but not limited to, the failure by the Company on or after February 15, 2001 to pay cash dividends in full on the 12 1/4% Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the failure by the Company to discharge any mandatory redemption or repayment obligation with respect to the 12 1/4% Preferred Stock, the failure by the Company to make a Change of Control Offer (as defined in the certificate of designation for the 12 1/4% Preferred Stock), the breach or violation of one or more of the covenants contained in the certificate of designation for the 12 1/4% Preferred Stock or the failure the Company to repay at final stated maturity, or the acceleration of the final stated maturity of certain indebtedness of the Company (including indebtedness under the Senior Credit Facility, the 9 3/8% Notes, the 8 3/4% Notes and the 10 1/2% Notes, the Original Notes, and, assuming consummation of the Exchange Offer, the Exchange Notes).

     Change of Control. The certificate of designation for the 12 1/4% Preferred Stock provides that, upon the occurrence of a Change of Control (as defined below), each holder will have the right to require that the Company repurchase all or a portion of such holder's 12 1/4% Preferred Stock in cash at a purchase price equal to 101% of the then current effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the 12 1/4% Preferred Stock would violate or constitute a default under the Senior Credit Facility, the 9 3/8% Indenture, or other indebtedness of the Company, then pursuant to the certificate of designation for the 12 1/4% Preferred Stock, the Company will either (A) repay in full all such indebtedness and terminate all commitments outstanding under the Senior Credit Facility or (B) obtain the requisite consents, if any, under the Senior Credit Facility, the 9 3/8% Indenture, or such other indebtedness required to permit the repurchase of 12 1/4% Preferred Stock. In an offer by the Company to repurchase the 12 1/4% Preferred Stock at the holder's option upon a Change of Control, the Company will comply with
Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder, as then in effect.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to Hicks Muse or any of its affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor Media, CMHC or the Company shall consist of Persons who are not Continuing Directors (as defined below); or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, CMHC or the Company.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of CRBC on February 26, 1996,
(ii) was nominated for election or elected to the Board of Directors of Chancellor Media, CMHC or the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

     With respect to the sale of "all or substantially all" of the assets of the Company, which would constitute a Change of Control for purposes of the certificate of designation for the 12 1/4% Preferred Stock, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the 12 1/4% Preferred Stock is subject to a Change of Control Offer.

     Certain Covenants. The certificate of designation for the 12 1/4% Preferred Stock contains covenants customary for securities comparable to the 12 1/4% Preferred Stock, including covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially of the assets of the Company.

     Exchange. The Company may, at its option, subject to certain conditions, including its ability to incur additional indebtedness under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, and the Indenture, on any scheduled dividend payment date, exchange the 12 1/4% Preferred Stock, in whole but not in part, for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Exchange Debentures"). Holders of the 12 1/4% Preferred Stock will be entitled to receive $1.00 principal amount of 12 1/4% Exchange Debentures for each $1.00 in liquidation preference of 12 1/4% Preferred Stock including, to the extent necessary, 12 1/4% Exchange Debentures in principal amounts of less than $1,000.

     The 12 1/4% Exchange Debentures, if issued, will be issued under an indenture (as supplemented the "12 1/4% Exchange Indenture") between the Company and U.S. Trust Company of Texas, N.A., as Trustee. The 12 1/4% Exchange Debentures will be unsecured obligations of the Company, ranking subordinate in right of payment to all senior indebtedness of the Company, including the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the Original Notes, and assuming consummation of the Exchange Offer, the Exchange Notes, and the indebtedness under the Senior Credit Facility. Interest on the 12 1/4% Exchange Debentures will accrue at the same rate per annum as the stated dividend rate on the 12 1/4% Preferred Stock. The 12 1/4% Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, after an initial period, at redemption prices equivalent to those relating to the optional redemption of the 12 1/4% Preferred Stock. The 12 1/4% Exchange Indenture provides that upon the occurrence of a change of control of the Company (as defined therein), each holder will have the right to require that the Company repurchase all or a portion of such holder's 12 1/4% Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The 12 1/4% Exchange Indenture contains certain customary covenants for securities comparable to the 12 1/4% Exchange Debentures, including covenants restricting the incurrence of additional indebtedness, the issuance of subsidiary preferred stock, the making of certain restricted payments, the creation of dividend and other payment restrictions affecting subsidiaries, certain transactions with affiliates, and the lines of business in which the Company and its subsidiaries may be engaged.

  12% PREFERRED STOCK

     Dividends. Holders of the 12% Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on each share of 12% Preferred Stock at a rate per annum equal to 12%, subject to increase in certain circumstances of the then effective liquidation preference per share of the 12% Preferred Stock, payable semi-annually. All dividends on the 12% Preferred Stock are cumulative. The Company, at its option, may pay dividends on any dividend payment date occurring on or before January 15, 2002 either in cash or in additional shares of 12% Preferred Stock. After January 15, 2002, dividends may be paid only in cash out of funds legally available therefor. Although the Company was not required to do so, it paid the most recent semi-annual dividend payment on the 12% Preferred Stock in cash.

     Ranking. The 12% Preferred Stock ranks with respect to dividend rights and rights on liquidation, winding-up and dissolution, (a) senior to the common stock of the Company and to each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Company the terms of which expressly provide that it ranks junior to or on a parity with the 12% Preferred Stock, (b) on a parity with each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the 12% Preferred Stock and (c) junior to the 12 1/4% Preferred Stock and to each class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Company the terms of which do not expressly provide that such class or series will rank junior to the 12% Preferred Stock.

     Optional Redemption. The 12% Preferred Stock is redeemable (subject to contractual and other restrictions with respect thereto, including limitations under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the Indenture, and to the legal availability of funds therefor), in whole or in part at any time on or after January 15, 2002 at the option of the Company, at the redemption prices (expressed as percentages of the then effective liquidation preference thereof) set forth below, if redeemed during the twelve-month period commencing on January 15 of each of the years set forth below, plus accumulated and unpaid dividends to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................    106.00%
2003........................................................    104.80%
2004........................................................    103.60%
2005........................................................    102.40%
2006........................................................    101.20%
2007 and thereafter.........................................    100.00%

In addition, on or prior to January 15, 2000, the Company may, at its option, use the net cash proceeds of any Public Equity Offering (as defined in the certificate of designation for the 12% Preferred Stock) to redeem the

12% Preferred Stock, in part, at a redemption price equal to 112% of the then effective liquidation preference, plus, in each case, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption from the proceeds of a Public Equity Offering, there must be at least $150.0 million aggregate liquidation preference of 12% Preferred Stock outstanding; provided further, that any such redemption must occur on or prior to 60 days after receipt by the Company of the proceeds of the Public Equity Offering.

     Mandatory Redemption. The 12% Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on January 15, 2009 at a price equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.

     Voting Rights. Holders of the 12% Preferred Stock will have no voting rights except as otherwise required by law; provided that the Company may not authorize any class of capital stock that is senior to or on a parity with the 12% Preferred Stock (subject to an exception for the authorization of up to $50 million initial liquidation preference of Parity Stock) and may not, subject to certain exceptions, effect a merger or sale of substantially all of its assets, without the affirmative vote of holders of at least a majority of the shares of 12% Preferred Stock then outstanding voting or consenting, as the case may be, as one class and, provided further, that the holders of 12% Preferred Stock, voting together as a single class, shall have the right to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors of the Company upon the occurrence of certain events including, but not limited to, the failure by the Company on or after January 15, 2002 to pay cash dividends in full on the 12% Preferred Stock for three or more quarterly dividend periods, whether or not consecutive, the failure by the Company to discharge any mandatory redemption or repayment obligation with respect to the 12% Preferred Stock, the failure by the Company to make a Change of Control Offer (as defined in the certificate of designation for the 12% Preferred Stock), the breach or violation of one or more of the covenants contained in the certificate of designation for the 12% Preferred Stock or the failure by the Company to repay at final stated maturity, or the acceleration of the first stated maturity of certain indebtedness of the Company, whether or not consecutive (including indebtedness under the Senior Credit Facility, the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the Original Notes, and, assuming consummation of the Exchange Offer, the Exchange Notes).

     Change of Control. The certificate of designation for the 12% Preferred Stock provides that, upon the occurrence of a change of control (which is defined identically to the definition of "change of control" applicable to the 12 1/4% Preferred Stock), each holder will have the right to require that the Company repurchase all or a portion of such holder's 12% Preferred Stock in cash at a purchase price equal to 101% of the then current effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the 12% Preferred Stock would violate or constitute a default under the certificate of designation for the 12 1/4% Preferred Stock, the Senior Credit Facility, the
9 3/8% Indenture, or other indebtedness of the Company, then pursuant to the certificate of designation for the 12% Preferred Stock, the Company will either
(A) repay in full all such indebtedness and terminate all commitments outstanding under the Senior Credit Facility or (B) obtain the requisite consents, if any, under the Senior Credit Facility, the 9 3/8% Indenture, or such other indebtedness required to permit the repurchase of the 12% Preferred Stock. In an offer by the Company to repurchase the 12% Preferred Stock at the holder's option upon a Change of Control, the Company will comply with Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder, as then in effect.

     Certain Covenants. The certificate of designation of the 12% Preferred Stock contains covenants customary for securities comparable to the 12% Preferred Stock, including covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially of the assets of the Company.

     Exchange. The Company may, at its option, subject to certain conditions, including its ability to incur additional indebtedness under the 9 3/8% Indenture and the Senior Credit Facility, on any scheduled dividend payment date, exchange the 12% Preferred Stock, in whole but not in part, for its 12% Subordinated Exchange

Debentures due 2009 (the "12% Exchange Debentures"). Holders of the 12% Preferred Stock will be entitled to receive $1.00 principal amount of 12% Exchange Debentures for each $1.00 in liquidation preference of 12% Preferred Stock including, to the extent necessary, 12% Exchange Debentures in principal amounts of less than $1,000.

     The 12% Exchange Debentures, if issued, will be issued under an indenture (as supplemented, the "12% Exchange Indenture") between the Company and U.S. Trust Company of Texas, N.A., as Trustee. The 12% Exchange Debentures will be unsecured obligations of the Company, ranking subordinate in right of payment to all senior indebtedness of the Company, including the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the Original Notes, and, assuming consummation of the Exchange Offer, the Exchange Notes, and the indebtedness under the Senior Credit Facility. Interest on the 12% Exchange Debentures will accrue at the same rate per annum as the stated dividend rate on the 12% Preferred Stock. The 12% Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, after an initial period, at redemption prices equivalent to those relating to the optional redemption of the 12% Preferred Stock. The 12% Exchange Indenture provides that upon the occurrence of a change of control (as defined therein) of the Company, each holder will have the right to require that the Company repurchase all or a portion of such holder's 12% Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The 12% Exchange Indenture contains certain customary covenants for securities comparable to the 12% Exchange Debentures, including covenants restricting the incurrence of additional indebtedness, the issuance of subsidiary preferred stock, the making of certain restricted payment, the creation of dividend and other repayment restrictions affecting subsidiaries, certain transactions with affiliates, and the lines of business in which the Company and its subsidiaries may be engaged.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Latham & Watkins, counsel to the Company, has advised the Company that the following discussion expresses its opinion as to the material federal income tax consequences expected to result to Holders whose Original Notes are exchanged for the Exchange Notes in this Exchange Offer. The signed opinion of Latham & Watkins is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. EACH HOLDER OF THE ORIGINAL NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING THE ORIGINAL NOTES FOR THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes, because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange of Original Notes for Exchange Notes should not be a taxable event to holders for federal income tax purposes. Moreover, the Exchange Notes should have the same tax attributes as the Original Notes and the same tax consequences to holders as the Original Notes have to holders, including, without limitation, the same issue price, adjusted issue price, original issue discount, adjusted tax basis and holding period.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder that is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, a distribution of Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to the Initial Purchasers) by means of this Prospectus. Pursuant to the Registration Rights Agreement, the Company agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

     The Company will not receive any proceeds from any sale of the Exchange Notes by Participating Broker-Dealers. The Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any participating Broker-Dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

     The Company has agreed in the Registration Rights Agreement to indemnify each Participating Broker-Dealer reselling the Exchange Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the Exchange Notes, including liabilities under the Securities Act, or to contribute to payments that such Participating Broker-Dealers may be required to make in respect thereof.

                                 LEGAL MATTERS

     Legal matters in connection with the issue and sale of the Exchange Notes will be passed upon for the Company by Latham & Watkins, Washington, D.C. Eric
L. Bernthal, a former director of Chancellor Media, is a partner of Latham & Watkins and owns 5,000 shares of Common Stock of Chancellor Media and options to acquire 25,000 shares of Common Stock of Chancellor Media.

                                    EXPERTS

     The consolidated financial statements of Chancellor Media Corporation of Los Angeles and Subsidiaries as of December 31, 1997 and for the year ended December 31, 1997 included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Chancellor Media Corporation of Los Angeles and subsidiaries, the combined financial statements of WMZQ Inc. and Viacom Broadcasting East Inc., the combined financial statements of Riverside Broadcasting Co., Inc. and WAXQ Inc., the financial statements of WLIT Inc., the combined financial statements of KYSR Inc. and KIBB Inc. and the financial statements of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.), included in the Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included in reliance upon the reports of KPMG Peat Marwick LLP included herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Chancellor Radio Broadcasting Company and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined financial statements of Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995 and 1994, and for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements of Chancellor Media Corporation of Los Angeles ("CMCLA" and, together with its subsidiaries, the "Company") are presented using the purchase method of accounting for all acquisitions and reflect the combination of consolidated historical financial data of the Company and each of the stations acquired in the transactions completed by the Company and Chancellor Radio Broadcasting Company ("CRBC") during 1997 and the elimination of the consolidated historical data of the stations disposed in the transactions completed by the Company and CRBC during 1997 (the "Completed Transactions"). The unaudited pro forma condensed combined balance sheet data at December 31, 1997 presents adjustments for the Completed Transactions consummated after such date, the contribution to the Company from Chancellor Media of the net proceeds from the offering by Chancellor Media of 21,850,000 shares of Common Stock completed on March 13, 1998 (the "1998 Equity Offering") and the proposed Preferred Stock Repurchase, as if each such transaction had occurred at December 31, 1997. The unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 1997 presents adjustments for the Completed Transactions, financing transactions undertaken by the Company and CRBC during 1997, the contribution to the Company from Chancellor Media of the net proceeds from the 1998 Equity Offering and the proposed Preferred Stock Repurchase, as if each such transaction occurred on January 1, 1997. The pro forma financial information does not give effect to the Pending Transactions.

     The information set forth in the unaudited pro forma condensed combined financial statements of the Company assumes that all of the outstanding shares of 12 1/4% Preferred Stock and 12% Preferred Stock will be repurchased and retired pursuant to a tender offer, certain permitted redemptions, negotiated purchases or open-market transactions. The pro forma data is based on assumed premiums plus accrued and unpaid dividends to be paid to holders of 12 1/4% Preferred Stock and 12% Preferred Stock, and other assumptions relating to such repurchases. No assurance can be given that the actual premiums paid in connection with any such repurchases made by the Company will not be greater, perhaps by a substantial amount, than the amounts assumed in the pro forma data. In addition, there can be no assurance that any shares of 12 1/4% Preferred Stock and 12% Preferred Stock will be repurchased by the Company. See "Risk Factors -- Possible Non-Consummation of, or Increased Cost of, Proposed Repurchase of 12 1/4% Preferred Stock and 12% Preferred Stock."

     The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed combined financial statements, the purchase prices of the assets acquired in the Completed Transactions have been allocated based primarily on information furnished by management of the acquired or to be acquired assets. The final allocation of the respective purchase prices of the assets acquired in the Completed Transactions are determined a reasonable time after consummation of such transactions and are based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation; however, such allocations are not expected to differ materially from the preliminary amounts.

     In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the respective financial statements and related notes thereto of the Company which have previously been reported. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the dates indicated, or of the results of operations or financial positions for any future periods or dates.

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                        PRO FORMA
                                                    PRO FORMA          COMPANY         ADJUSTMENTS
                                                   ADJUSTMENTS       AS ADJUSTED         FOR THE
                                        CMCLA        FOR THE           FOR THE          PREFERRED
                                     HISTORICAL     COMPLETED         COMPLETED           STOCK          COMPANY
                                     AT 12/31/97   TRANSACTIONS      TRANSACTIONS      REPURCHASE       PRO FORMA
                                     -----------   ------------      ------------      -----------      ----------
ASSETS:
Current assets.....................  $  283,661     $ 321,642(1)      $  520,953        $(237,292)(3)   $  283,661
                                                      (84,350)(2)
Property and equipment, net........     159,797         1,874(2)         161,671               --          161,671
Intangible assets, net.............   4,404,443        87,126(2)       4,491,569               --        4,491,569(4)
Other assets.......................     113,576        (4,650)(2)        108,926               --          108,926
                                     ----------     ---------         ----------        ---------       ----------
  Total assets.....................  $4,961,477     $ 321,642         $5,283,119        $(237,292)      $5,045,827
                                     ==========     =========         ==========        =========       ==========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Liabilities
Current liabilities................  $  171,017     $      --         $  171,017        $ (13,585)(3)   $  157,432
Long-term debt.....................   2,573,000      (673,000)(1)      1,900,000          184,466(3)     2,084,466
Deferred tax liabilities...........     361,640            --            361,640               --          361,640
Other liabilities..................      44,405            --             44,405               --           44,405
                                     ----------     ---------         ----------        ---------       ----------
  Total liabilities................   3,150,062      (673,000)         2,477,062          170,881        2,647,943
Redeemable preferred stock.........     331,208            --            331,208         (331,208)(3)           --
STOCKHOLDER'S EQUITY:
Common stock.......................           1            --                  1               --                1
Additional paid in capital.........   1,637,628       994,642(1)       2,632,270               --        2,632,270
Accumulated deficit................    (157,422)           --           (157,422)         (76,965)(3)     (234,387)
                                     ----------     ---------         ----------        ---------       ----------
  Total stockholder's equity.......   1,480,207       994,642          2,474,849          (76,965)       2,397,884
                                     ----------     ---------         ----------        ---------       ----------
  Total liabilities and
     stockholder's equity..........  $4,961,477     $ 321,642         $5,283,119        $(237,292)      $5,045,827
                                     ==========     =========         ==========        =========       ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                                      PRO FORMA
                                                                      PRO FORMA        COMPANY       ADJUSTMENTS
                                                                     ADJUSTMENTS     AS ADJUSTED       FOR THE
                                                       COMPLETED       FOR THE         FOR THE        PREFERRED
                                         COMPANY     TRANSACTIONS     COMPLETED       COMPLETED         STOCK        COMPANY
     YEAR ENDED DECEMBER 31, 1997       HISTORICAL   HISTORICAL(5)   TRANSACTIONS    TRANSACTIONS     PURCHASE      PRO FORMA
     ----------------------------       ----------   -------------   ------------    ------------    -----------    ----------
Gross revenues........................   $663,804      $485,216       $ (17,651)(6)   $1,130,526     $       --     $1,130,526
                                                                           (843)(7)
Less: agency commissions..............    (81,726)      (44,595)             --         (126,321)            --       (126,321)
                                         --------      --------       ---------       ----------     ----------     ----------
Net revenues..........................    582,078       440,621         (18,494)       1,004,205             --      1,004,205
Station operating expenses excluding
  depreciation and amortization.......    316,248       270,760         (14,395)(6)      572,613             --        572,613
Depreciation and amortization.........    185,982        32,522          (2,677)(6)      341,675             --        341,675
                                                                        125,848(8)
Corporate general and administrative
  expenses............................     21,442        16,238          (1,842)(9)       35,838             --         35,838
Merger expense........................         --         6,124          (6,124)(10)          --             --             --
Restructuring charge..................         --        15,958              --           15,958             --         15,958
Stock option compensation.............         --         3,083              --            3,083             --          3,083
                                         --------      --------       ---------       ----------     ----------     ----------
Operating income (loss)...............     58,406        95,936        (119,304)          35,038             --         35,038
Interest expense......................     85,017        69,130            (579)(6)      150,375         12,913(13)    163,288
                                                                         (3,193)(11)
Interest income.......................     (1,922)         (399)             --           (2,321)            --         (2,321)
Other (income) expense................    (17,997)         (144)             --          (18,141)            --        (18,141)
                                         --------      --------       ---------       ----------     ----------     ----------
Income (loss) before income taxes.....     (6,692)       27,349        (115,532)         (94,875)       (12,913)      (107,788)
Income tax expense (benefit)..........      7,802        18,753         (50,134)(12)     (23,579)        (5,424)(14)    (29,003)
                                         --------      --------       ---------       ----------     ----------     ----------
Net income (loss).....................    (14,494)        8,596         (65,398)         (71,296)        (7,489)       (78,785)
Preferred stock dividends.............     12,901        27,321              --           40,222        (40,222)(15)         --
                                         --------      --------       ---------       ----------     ----------     ----------
Loss attributable to common stock.....   $(27,395)     $(18,725)      $ (65,398)      $ (111,518)    $   32,733     $  (78,785)
                                         ========      ========       =========       ==========     ==========     ==========
Broadcast cash flow...................   $265,830      $169,861       $  (4,099)      $  431,592     $       --     $  431,592
                                         ========      ========       =========       ==========     ==========     ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE COMPLETED TRANSACTIONS COMPLETED AFTER DECEMBER 31, 1997

(1) Reflects the contribution to the Company from Chancellor Media of the net proceeds of $994,642 from Chancellor Media's 1998 Equity Offering. The net proceeds of the 1998 Equity Offering were used to reduce bank borrowings under the Senior Credit Facility (as defined) of $673,000 and the remaining proceeds were recorded as an increase to cash of $321,642.

(2) Reflects the Completed Transactions that were completed after December 31, 1997 as follows:

                                       PURCHASE PRICE ALLOCATION                 FINANCING
                                ----------------------------------------   ----------------------
                                               PROPERTY AND   INTANGIBLE   DECREASE   DECREASE IN
                                  PURCHASE      EQUIPMENT,     ASSETS,     IN OTHER     CURRENT
    COMPLETED TRANSACTIONS         PRICE          NET(A)        NET(A)      ASSETS      ASSETS
    ----------------------        --------     ------------   ----------   --------   -----------
KXPK-FM(b)....................    $26,000         $1,411       $24,589      $1,650      $24,350
Bonneville Exchange(c)........     63,000            463        62,537       3,000       60,000
                                  -------         ------       -------      ------      -------
          Total...............    $89,000         $1,874       $87,126      $4,650      $84,350
                                  =======         ======       =======      ======      =======

---------------

(a) The Company has assumed that historical balances of net property and equipment acquired approximate fair value for the preliminary allocation of the purchase price. Such amounts are based primarily on information provided by management of the respective stations acquired in the Completed Transactions.

(b) On January 30, 1998, the Company acquired, in the Denver Acquisition, KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26,000 in cash, of which $1,650 was previously paid by CRBC as escrow funds and are classified as other assets at December 31, 1997.

(c) On April 3, 1998, the Company exchanged WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $60,000 in cash for Bonneville's stations WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles (the "Bonneville Exchange"). The Company had previously paid $3,000 in cash to Bonneville on August 6, 1997 which was classified as other assets at December 31, 1997.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PREFERRED STOCK REPURCHASE

(3) Reflects the adjustment to record the repurchase of all of the outstanding shares of 12 1/4% Preferred Stock and 12% Preferred Stock based on assumed premiums of $76,965 and accrued and unpaid dividends of $13,585 to be paid to holders of 12 1/4% Preferred Stock and 12% Preferred Stock.

     ALLOCATION OF COMPANY PRO FORMA INTANGIBLE ASSETS

(4) The Company Pro Forma intangible assets of $4,491,569 consists of the following at December 31, 1997:

                                                               ESTIMATED
                                                              USEFUL LIFE
                                                              -----------
Broadcast licenses..........................................     15-40       $3,594,673
Goodwill....................................................     15-40          717,576
Representation contracts....................................        17          105,000
Other intangibles...........................................      1-40          386,272
                                                                             ----------
                                                                             $4,803,521
Less: accumulated amortization..............................                   (311,952)
                                                                             ----------
Net intangible assets.......................................                 $4,491,569
                                                                             ==========

     The Company discloses broadcast license value separately from goodwill and amortizes such intangible assets over an estimated average life of 15 years, whereas CRBC grouped all broadcast license value with goodwill and amortized such intangibles assets over an estimated average life of 40 years. In connection with the application of purchase accounting for the Chancellor Merger, broadcast license value and goodwill have been separately identified and disclosed and amortized over an estimated average life of 15 years in accordance with the Company's policies and procedures. The intangible assets have been treated in a consistent manner for the Company in the Unaudited Combined Condensed Pro Forma Financial Statements and, upon the consummation of the Chancellor Merger, have been accounted for similarly in the Company's financial statements.

     The Company amortizes intangible assets using the straight-line method over estimated useful lives ranging from 1 to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest for each of the Company's radio stations over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisitions of the respective stations adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts would be written down by charges to expense.

ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE COMPLETED TRANSACTIONS

(5) The detail of the historical financial data of the stations to be acquired or disposed of in the Completed Transactions for the year ended December 31, 1997 has been obtained from the historical financial statements of the respective stations and is summarized below:

                                                            ACQUISITIONS
                                --------------------------------------------------------------------
                                                             EVERGREEN      CRBC AS
                                                              VIACOM      ADJUSTED FOR    KZPS-FM/
                                                WUSL-FM     ACQUISITION    COMPLETED       KDGE-FM
                                WDAS-FM/AM      WIOQ-FM     HISTORICAL     CHANCELLOR    HISTORICAL
          YEAR ENDED            HISTORICAL    HISTORICAL       1/1-       TRANSACTIONS      1/1-
      DECEMBER 31, 1997         1/1-4/30(A)   1/1-5/15(B)     7/2(C)       1/1-9/5(D)      7/31(E)
      -----------------         -----------   -----------   -----------   ------------   -----------
Gross revenues................    $5,028        $7,088        $38,972       $241,481       $7,616
Less: agency commissions......      (680)         (829)        (5,470)       (30,754)        (929)
                                  ------        ------        -------       --------       ------
Net revenues..................     4,348         6,259         33,502        210,727        6,687
Station operating expenses
  excluding depreciation and
  amortization................     2,533         3,649         14,936        119,328        5,293
Depreciation and
  amortization................       875            --          2,279         30,505          280
Corporate general and
  administrative expenses.....       172           141            682          7,226           --
Merger expense................        --            --             --          6,124           --
Restructuring charge..........        --            --             --             --           --
Stock option compensation.....        --            --             --          3,083           --
                                  ------        ------        -------       --------       ------
Operating income (loss).......       768         2,469         15,605         44,461        1,114
Interest expense..............        19           990             --         49,812           --
Interest income...............       (21)           --             --           (218)          --
Other (income) expense........       884            --             --           (584)          12
                                  ------        ------        -------       --------       ------
Income (loss) before income
  taxes.......................      (114)        1,479         15,605         (4,549)       1,102
Income tax expense
  (benefit)...................        --            --          5,892          1,180           --
                                  ------        ------        -------       --------       ------
Net income (loss).............      (114)        1,479          9,713         (5,729)       1,102
Preferred stock dividends.....        --            --             --         27,321           --
                                  ------        ------        -------       --------       ------
Income (loss) attributable to
  common stock................    $ (114)       $1,479        $ 9,713       $(33,050)      $1,102
                                  ======        ======        =======       ========       ======
Broadcast cash flow...........    $1,815        $2,610        $18,566       $ 91,399       $1,394
                                  ======        ======        =======       ========       ======

                                                      ACQUISITIONS
                                --------------------------------------------------------

                                    KATZ                                      KBIG-FM
                                ACQUISITION      GANNETT                      KLDE-FM
                                 HISTORICAL    ACQUISITION      KXPX-FM       WBIX-FM
          YEAR ENDED                1/1-        HISTORICAL    HISTORICAL     HISTORICAL
      DECEMBER 31, 1997           10/28(F)     1/1-12/29(G)   1/1-8/31(H)   1/1-10/10(I)
      -----------------         ------------   ------------   -----------   ------------
Gross revenues................    $144,886       $61,057        $3,460        $33,125
Less: agency commissions......          --        (8,052)         (458)        (4,636)
                                  --------       -------        ------        -------
Net revenues..................     144,886        53,005         3,002         28,489
Station operating expenses
  excluding depreciation and
  amortization................     109,341        26,303         2,816         18,277
Depreciation and
  amortization................         141         1,736           198             --
Corporate general and
  administrative expenses.....       8,105            --            --             --
Merger expense................          --            --            --             --
Restructuring charge..........      15,958            --            --             --
Stock option compensation.....          --            --            --             --
                                  --------       -------        ------        -------
Operating income (loss).......      11,341        24,966           (12)        10,212
Interest expense..............      18,310            --            --             --
Interest income...............        (170)           --            --             --
Other (income) expense........          --          (375)          (81)            --
                                  --------       -------        ------        -------
Income (loss) before income
  taxes.......................      (6,799)       25,341            69         10,212
Income tax expense
  (benefit)...................       1,912        10,127            --             --
                                  --------       -------        ------        -------
Net income (loss).............      (8,711)       15,214            69         10,212
Preferred stock dividends.....          --            --            --             --
                                  --------       -------        ------        -------
Income (loss) attributable to
  common stock................    $ (8,711)      $15,214        $   69        $10,212
                                  ========       =======        ======        =======
Broadcast cash flow...........    $ 35,545       $26,702        $  186        $10,212
                                  ========       =======        ======        =======

                                                                  DISPOSITIONS
                                --------------------------------------------------------------------------------
                                  WPEG-FM
                                WBAV-FM/AM                                                               SAN
                                  WRFX-FM                                     WEJM-                   FRANCISCO
                                  WFNZ-FM       WNKS-FM       WPNT-FM         FM/AM       WJZW-FM     FREQUENCY
          YEAR ENDED            HISTORICAL    HISTORICAL     HISTORICAL    HISTORICAL    HISTORICAL   HISTORICAL
      DECEMBER 31, 1997         1/1-5/15(B)   1/1-5/15(J)   5/30-6/19(K)   1/1-8/26(L)   1/1-7/2(M)   1/1-7/7(N)
      -----------------         -----------   -----------   ------------   -----------   ----------   ----------
Gross revenues................    $(7,788)      $(1,332)       $(567)        $(1,279)     $(4,137)     $(1,370)
Less: agency commissions......      1,029           142           93             135          567          178
                                  -------       -------        -----         -------      -------      -------
Net revenues..................     (6,759)       (1,190)        (474)         (1,144)      (3,570)      (1,192)
Station operating expenses
  excluding depreciation and
  amortization................     (3,569)         (994)        (285)         (1,276)      (2,161)      (1,738)
Depreciation and
  amortization................         --          (212)        (279)           (305)        (315)         (84)
Corporate general and
  administrative expenses.....         --            --           --              --          (70)          --
Merger expense................         --            --           --              --           --           --
Restructuring charge..........         --            --           --              --           --           --
Stock option compensation.....         --            --           --              --           --           --
                                  -------       -------        -----         -------      -------      -------
Operating income (loss).......     (3,190)           16           90             437       (1,024)         630
Interest expense..............         --            --           --              --           --           --
Interest income...............         --            --           --              --           --           --
Other (income) expense........         --            --           --              --           --           --
                                  -------       -------        -----         -------      -------      -------
Income (loss) before income
  taxes.......................     (3,190)           16           90             437       (1,024)         630
Income tax expense
  (benefit)...................         --            --           --              --         (260)          --
                                  -------       -------        -----         -------      -------      -------
Net income (loss).............     (3,190)           16           90             437         (764)         630
Preferred stock dividends.....         --            --           --              --           --           --
                                  -------       -------        -----         -------      -------      -------
Income (loss) attributable to
  common stock................    $(3,190)      $    16        $  90         $   437      $  (764)     $   630
                                  =======       =======        =====         =======      =======      =======
Broadcast cash flow...........    $(3,190)      $  (196)       $(189)        $   132      $(1,409)     $   546
                                  =======       =======        =====         =======      =======      =======

                                                            DISPOSITIONS
                                --------------------------------------------------------------------

                                                WBZS-AM                     WTOP-AM
                                                WZHF-AM                     WGMS-FM
                                  KDFC-FM       KDFC-AM       WLUP-FM       KZLA-FM        WFLN-FM      COMPLETED
          YEAR ENDED            HISTORICAL    HISTORICAL    HISTORICAL     HISTORICAL    HISTORICAL    TRANSACTIONS
      DECEMBER 31, 1997         1/1-1/31(O)   1/1-8/13(P)   1/1-7/14(E)   1/1-10/1(I)    1/1-4/30(Q)    HISTORICAL
      -----------------         -----------   -----------   -----------   ------------   -----------   ------------
Gross revenues................     $(278)       $(1,091)      $(6,928)      $(31,429)      $(1,298)      $485,216
Less: agency commissions......        26             23           935          3,951           134        (44,595)
                                   -----        -------       -------       --------       -------       --------
Net revenues..................      (252)        (1,068)       (5,993)       (27,478)       (1,164)       440,621
Station operating expenses
  excluding depreciation and
  amortization................      (224)          (665)       (5,642)       (14,434)         (728)       270,760
Depreciation and
  amortization................        --            (54)       (1,443)            --          (800)        32,522
Corporate general and
  administrative expenses.....        --            (18)           --             --            --         16,238
Merger expense................        --             --            --             --            --          6,124
Restructuring charge..........        --             --            --             --            --         15,958
Stock option compensation.....        --             --            --             --            --          3,083
                                   -----        -------       -------       --------       -------       --------
Operating income (loss).......       (28)          (331)        1,092        (13,044)          364         95,936
Interest expense..............        --             --            --             (1)           --         69,130
Interest income...............        --             --            --             10            --           (399)
Other (income) expense........        --             --            --             --            --           (144)
                                   -----        -------       -------       --------       -------       --------
Income (loss) before income
  taxes.......................       (28)          (331)        1,092        (13,053)          364         27,349
Income tax expense
  (benefit)...................        --            (98)           --             --            --         18,753
                                   -----        -------       -------       --------       -------       --------
Net income (loss).............       (28)          (233)        1,092        (13,053)          364          8,596
Preferred stock dividends.....        --             --            --             --            --         27,321
                                   -----        -------       -------       --------       -------       --------
Income (loss) attributable to
  common stock................     $ (28)       $  (233)      $ 1,092       $(13,053)      $   364       $(18,725)
                                   =====        =======       =======       ========       =======       ========
Broadcast cash flow...........     $ (28)       $  (403)      $  (351)      $(13,044)      $  (436)      $169,861
                                   =====        =======       =======       ========       =======       ========

---------------

(a) On May 1, 1997, the Company acquired, in the Beasley Acquisition, WDAS-FM/AM in Philadelphia for $103,000 in cash.

(b) On May 15, 1997, the Company exchanged, in the EZ Exchange, 5 of its 6 stations in the Charlotte market (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for WUSL-FM and WIOQ-FM in Philadelphia.

(c) On July 2, 1997, the Company acquired, in the Evergreen Viacom Acquisition, WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM, and WBZS-AM in Washington, D.C. for approximately $612,388 in cash including various other direct acquisition costs. The Evergreen Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock") for net proceeds of approximately $287,800 which were contributed to the Company by Evergreen and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Evergreen Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales (see 5(m) and 5(p)).

(d) On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting Company ("Chancellor"), CRBC, Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) Chancellor was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, Evergreen was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC"). Upon consummation of the Subsidiary Merger, the Company was renamed Chancellor Media Corporation of Los Angeles ("CMCLA"). Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of Chancellor Media Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's
    8 3/4% Senior Subordinated Notes due 2007, (iii) the issuance of 2,117,629 shares of the Company's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807,
    (iv) the issuance of 1,000,000 shares of the Company's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock") in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.

CRBC's historical condensed combined statement of operations for the year ended December 31, 1997 and pro forma adjustments related to the transactions completed by CRBC prior to the Chancellor Merger (the "Completed Chancellor Transactions") is summarized below:

                                                             ACQUISITIONS          DISPOSITIONS
                                                      --------------------------   -------------    PRO FORMA
                                                                     CHANCELLOR                    ADJUSTMENTS         CRBC AS
                                                                       VIACOM                        FOR THE        ADJUSTED FOR
                                            CRBC        COLFAX      ACQUISITION       WDRQ-FM       COMPLETED         COMPLETED
                                         HISTORICAL   HISTORICAL     HISTORICAL     HISTORICAL      CHANCELLOR       CHANCELLOR
     YEAR ENDED DECEMBER 31, 1997         1/1-9/5     1/1-1/23(I)   1/1-7/2(II)    1/1-8/11(III)   TRANSACTIONS     TRANSACTIONS
     ----------------------------        ----------   -----------   ------------   -------------   ------------     -------------
Gross revenues.........................   $215,018      $3,183        $29,214         $(2,395)       $ (3,539)(iv)    $241,481
Less: agency commissions...............    (26,575)       (384)        (4,046)            251              --          (30,754)
                                          --------      ------        -------         -------        --------         --------
Net revenues...........................    188,443       2,799         25,168          (2,144)         (3,539)         210,727
Station operating expenses excluding
  depreciation and amortization........    110,548       1,872         13,326          (1,986)         (4,432)(iv)     119,328
Depreciation and amortization..........     23,919          --          2,370            (186)          4,484(v)        30,505
                                                                                                          (82)(vi)
Corporate general and administrative
  expenses.............................      7,102          --            520             (42)           (354)(vii)      7,226
Merger expense.........................      6,124          --             --              --              --            6,124
Stock option compensation..............      3,083          --             --              --              --            3,083
                                          --------      ------        -------         -------        --------         --------
Operating income (loss)................     37,667         927          8,952              70          (3,155)          44,461
Interest expense.......................     37,978          --          3,178              --           8,656(viii)     49,812
Interest income........................       (218)         --             --              --              --             (218)
Other (income) expense.................       (584)         --             --              --              --             (584)
                                          --------      ------        -------         -------        --------         --------
Income (loss) before income taxes......        491         927          5,774              70         (11,811)          (4,549)
Income tax expense (benefit)...........      2,196          --          1,558              18          (2,592)(ix)       1,180
                                          --------      ------        -------         -------        --------         --------
Net income (loss)......................     (1,705)        927          4,216              52          (9,219)          (5,729)
Preferred stock dividends..............     25,817          --             --              --           1,504(x)        27,321
                                          --------      ------        -------         -------        --------         --------
Income (loss) attributable to common
  stock................................   $(27,522)     $  927        $ 4,216         $    52        $(10,723)        $(33,050)
                                          ========      ======        =======         =======        ========         ========
Broadcast cash flow....................   $ 77,895      $  927        $11,842         $  (158)       $    893         $ 91,399
                                          ========      ======        =======         =======        ========         ========

---------------

(i) On January 23, 1997, CRBC acquired, in the Colfax Acquisition, Colfax Communications, a radio broadcasting company, with 12 radio stations (8 FM and 4 AM) located in 4 markets (Minneapolis-St. Paul, Phoenix, Washington, D.C. and Milwaukee markets). The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $383,700. The Colfax Acquisition was financed through (i) a private placement by CRBC of $200,000 of 12% Exchangeable Preferred Stock for net proceeds of $191,817; (ii) a private placement by Chancellor of $110,000 of 7% Convertible Preferred Stock for net proceeds of $105,546; (iii) additional bank borrowings under CRBC's previous senior credit agreement of $65,937 and (iv) $20,400 in escrow funds. On March 31, 1997, CRBC sold WMIL-FM and WOKY-AM in Milwaukee for $41,253 in cash. The assets of WMIL-FM and WOKY-AM are classified as assets held for sale in connection with the purchase price allocation of the Colfax Acquisition. Accordingly, WMIL-FM and WOKY-AM net income of approximately $41 for the period January 23, 1997 through March 31, 1997 has been excluded from the Colfax historical condensed statement of operations for the year ended December 31, 1997.

(ii) On July 2, 1997, CRBC acquired, in the Chancellor Viacom Acquisition, KIBB-FM and KYSR-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit for approximately $500,789 in cash including various other direct acquisition costs. The Chancellor Viacom Acquisition was financed with (i) bank borrowings of $273,159 under CRBC's restated senior credit agreement, dated July 2, 1997 (the "CRBC Restated Credit Agreement"); (ii) borrowings under an interim loan of Chancellor (the "Chancellor Broadcasting/Viacom Interim Financing") of $168,300 which were contributed to CRBC by Chancellor; (iii) escrow funds of $53,750 paid by CRBC on February 19, 1997 and (iv) $5,580 financed through working capital. The assets of WDRQ-FM in Detroit are classified as assets held for sale in connection with the purchase price allocation of the Chancellor Viacom Acquisition (see (iii) below).

(iii)On August 11, 1997, CRBC sold, in the ABC/Detroit Disposition, WDRQ-FM in Detroit for $37,000 in cash. The assets of WDRQ-FM were classified as assets held for sale in connection with the purchase price allocation of the Chancellor Viacom Acquisition (see 5(d)(ii)). Accordingly, WDRQ-FM net income for the period July 2, 1997 to August 11, 1997 has been excluded from CRBC's historical condensed statement of operations.

(iv) Reflects the elimination of time brokerage agreement fees received and paid by CRBC as follows:

           YEAR ENDED DECEMBER 31, 1997                  MARKET            PERIOD       REVENUE    EXPENSE
---------------------------------------------------  ---------------    ------------    -------    -------
WWWW-FM/WDFN-AM(1).................................  Detroit             1/1 -- 1/31    $ (235)    $   (16)
WOMX-FM, WXXL-FM, WJHM-FM(2).......................  Orlando             1/1 -- 2/13        --        (911)
WEAT-FM/AM, WOLL-FM(2).............................  West Palm Beach     1/1 -- 3/28      (593)       (304)
WAPE-FM, WFYV-FM(3)................................  Jacksonville         1/1 -- 9/5    (2,711)       (490)
WBAB-FM, WBLI-FM, WGBB-AM, WHFM-FM(3)..............  Long Island          1/1 -- 9/5        --      (2,711)
                                                                                        -------    -------
        Total adjustment for decrease in gross
          revenues and expenses                                                         $(3,539)   $(4,432)
                                                                                        =======    =======

 (1) On January 31, 1997, CRBC sold WWWW-FM and WDFN-AM in Detroit to the Company for $30,000 in cash. Prior to the completion of the sale, CRBC had entered into a joint sales agreement effective February 14, 1996 and a time brokerage agreement effective April 1, 1996 to sell substantially all of the broadcast time of WWWW-FM and WDFN-AM to the Company pending the completion of the sale.

 (2) On February 13, 1997, CRBC acquired, in the Omni Acquisition, substantially all of the assets and assumed certain liabilities of the OmniAmerica Group including WOMX-FM, WXXL-FM and WJHM-FM in Orlando, WEAT-FM/AM and WOLL-FM in West Palm Beach, Florida and WAPE-FM AND WFYV-FM in Jacksonville. The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $181,046. Prior to the consummation of the Omni Acquisition, CRBC had entered into an agreement to operate the stations under a time brokerage agreement effective July 1, 1996. Additionally, prior to the consummation of CRBC's exchange of

     WEAT-FM/AM and WOLL-FM in West Palm Beach for KSTE-FM in Sacramento and $33,000 in cash on March 28, 1997, CRBC entered into time brokerage agreements to sell substantially all of the broadcast time of WEAT-FM/AM and WOLL-FM in West Palm Beach and WAPE-FM and WFYV-FM in Jacksonville effective July 1, 1996.

 (3) On July 1, 1996, CRBC entered into an agreement to exchange, in the SFX Exchange, WAPE-FM and WFYV-FM in Jacksonville, Florida, and $11,000 in cash to SFX for WBAB-FM, WBLI-FM, WGBB-AM, and WHFM-FM in Long Island. CRBC entered into time brokerage agreements to operate WBAB-FM, WBLI-FM, WGBB-AM, and WHFM-FM effective July 1, 1996 and entered into time brokerage agreements to sell substantially all of the broadcast time of WAPE-FM and WFYV-FM effective July 1, 1996. On November 6, 1997, the DOJ filed suit against the Company seeking to enjoin under the HSR Act the acquisition of the four Long Island properties under the SFX Exchange. On March 30, 1998, the Company and SFX entered into a Consent Decree under which the Company and SFX agreed that the SFX Exchange would not be consummated and that the time brokerage agreements under which the Company operated the Long Island properties would be terminated as soon as possible but no later than August 1, 1998. The Company expects that the time brokerage agreements regarding the Long Island properties will be terminated upon the consummation of Capstar's acquisition of SFX (the "Capstar/SFX Acquisition"). The Company has also agreed, in the Capstar Transaction, to exchange its two Jacksonville properties, plus $90,250 in cash, to Capstar in exchange for KODA-FM in Houston, which the Company expects will be consummated at or following the Capstar/SFX Acquisition.

(v) Reflects incremental amortization related to the Completed Chancellor Transactions and is based on the following allocation to intangible assets:

                                        INCREMENTAL                                  HISTORICAL    ADJUSTMENT
     COMPLETED CHANCELLOR TRANSACTIONS  AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
       YEAR ENDED DECEMBER 31, 1997        PERIOD      ASSETS, NET   EXPENSE (1)      EXPENSE       INCREASE
     ---------------------------------  ------------   -----------   ------------   ------------   ----------
     Omni............................    1/1 - 2/13    $  171,837      $   525         $   --       $   525
     Colfax..........................    1/1 - 1/23       317,894          508             --           508
     KSTE-FM.........................    1/1 - 3/28       (32,475)        (198)            --          (198)
     Chancellor Viacom Acquisition...     1/1 - 7/2       451,690        5,709          2,060         3,649
                                                       ----------      -------         ------       -------
               Total.................                  $  908,946      $ 6,544         $2,060       $ 4,484
                                                       ----------      -------         ------       -------

---------------

     (1) Intangible assets were amortized on a straight-line basis over an estimated average 40 year life by CRBC. In connection with purchase accounting for the Chancellor Merger, intangible assets are amortized over an estimated average life of 15 years in accordance with the Company's accounting policies and procedures.

      Historical depreciation expense of the Completed Chancellor Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(vi) Reflects the elimination of disposed stations' historical depreciation and amortization expense of $82 for the year ended December 31, 1997 (WWWW-FM/WDFN-AM for the period of January 1, 1997 to January 31, 1997) recognized by CRBC during the time brokerage agreement holding period.

(vii)Reflects the elimination of duplicate corporate expenses of $354 for the year ended December 31, 1997 related to the Completed Chancellor Transactions.

(viii)Reflects the adjustment to interest expense in connection with the consummation of the Completed Chancellor Transactions, the issuance by CRBC of its 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, the refinancing of CRBC's previous senior credit agreement on January 23, 1997 and the offering on June 24, 1997 by CRBC of $200.0 million aggregate principal amount of its 8 3/4% Senior Notes due 2007 (the "8 3/4% Notes"):

                                                                       YEAR ENDED
                                                                    DECEMBER 31, 1997
                                                                    -----------------
      Additional bank borrowings related to:
        Completed Chancellor Acquisitions.........................      $ 558,892
        Completed Chancellor Dispositions.........................       (104,253)
        New Loan Fees.............................................          6,873
                                                                        ---------
      Total additional bank borrowings............................      $ 461,512
                                                                        =========
      Interest expense on additional bank borrowings at 7.5%......      $  11,376
      Less: historical interest expense of the stations acquired
        in the Completed Chancellor Transactions..................         (3,178)
                                                                        ---------
      Net increase in interest expense............................          8,198
      Reduction in interest expense on bank debt related to the
        application of net proceeds of the following at 7.5%:
        CRBC 8 3/4% Notes proceeds of $194,083 for the period
           January 1, 1997 to June 24, 1997.......................         (7,036)
      Reduction in interest expense resulting from the redemption of CRBC's 12.5% Senior Subordinated Notes of $60,000 on
        June 5, 1997..............................................         (3,229)
      Interest expense on $70,133 additional bank borrowings at
        7.5% related to the redemption of CRBC's 12.5% Senior
        Subordinated Notes on June 5, 1997........................          2,265
      Interest expense on $200,000 8 3/4% Notes issued
        June 24, 1997.............................................          8,458
                                                                        ---------
      Total adjustment for net increase in interest expense.......      $   8,656
                                                                        =========

(ix) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

(x) Reflects incremental dividends and accretion of $1,504 on the 12% Exchangeable Preferred Stock for the period January 1, 1997 to January 23, 1997:

(e) On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

(f) On October 28, 1997, the Company and Chancellor Media acquired Katz Media Group, Inc. ("KMG"), a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of KMG Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of KMG and its subsidiaries of $222,000 which included $122,000 of borrowings outstanding under the KMG senior credit facility and $100,000 of the 10 1/2% Notes and (iii) estimated acquisition costs of $7,500.

(g) On December 29, 1997, the Company acquired, in the Gannett Acquisition, 5 radio stations in 3 major markets from P&S, including WGCI-FM/AM in Chicago, KHKS-FM in Dallas, and KKBQ-FM/AM in Houston for $340,000 in cash.

(h) On January 30, 1998, the Company acquired, in the Denver Acquisition, KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26,000 in cash (including $1,650 paid by Chancellor in escrow). The Company had previously been operating KXPK-FM under a time brokerage agreement since September 1, 1997.

(i) On April 3, 1998, the Company exchanged WTOP-FM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $57,000 in cash for Bonneville's stations WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles (the "Bonneville Option"). The Company had previously paid $3,000 in cash to Bonneville on August 6, 1997. The Company had previously entered into time brokerage agreements to operate KLDE-FM and KBIG-FM effective October 1, 1997 and WBIX-FM effective October 10, 1997 and had entered into time brokerage agreements to sell substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM effective October 1, 1997.

(j) On May 15, 1997, the Company sold, in the EZ Sale, WNKS-FM in Charlotte for $10,000 in cash.

(k) On May 30, 1997, the Company acquired, in the Century Acquisition, WPNT-FM in Chicago for $75,750 in cash (including $2,000 for the purchase of the station's accounts receivable) of which $5,500 was paid as escrow funds in July 1996. On June 19, 1997, the Company sold, in the Bonneville/WPNT Disposition, WPNT-FM in Chicago for $75,000 in cash and recognized a gain of $500.

(l) On June 3, 1997, the Company sold, in the Crawford Disposition, WEJM-FM in Chicago for $14,750 in cash. On August 26, 1997, the Company sold, in the Douglas Chicago Disposition, WEJM-AM in Chicago for $7,500 in cash.

(m) On July 7, 1997, the Company sold, in the ABC/Washington Disposition, WJZW-FM in Washington for $68,000 in cash. The assets of WJZW-FM were classified as assets held for sale in connection with the purchase price allocation of the Evergreen Viacom Acquisition (see 5(c)). Accordingly, WJZW-FM net income for the period July 2, 1997 to July 7, 1997 has been excluded from the Company's historical condensed statement of operations.

(n) On July 7, 1997, the Company sold, in the San Francisco Frequency Disposition, the San Francisco 107.7 MHz FM dial position and transmission facility and the call letters from CRBC's KSAN-FM in San Francisco for $44,000 in cash.

(o) On January 31, 1997, the Company acquired, in the KKSF/KDFC Acquisition, KKSF-FM and KDFC-FM/AM in San Francisco for $115,000 in cash. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold, in the Bonneville/KDFC Disposition, KDFC-FM in San Francisco for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM/KDFC-FM/AM. Accordingly, KDFC-FM net income of approximately $791 for the period February 1, 1997 through July 21, 1997 has been excluded from the Company's historical condensed statement of operations. Therefore, the KDFC-FM condensed statement of operations includes the results of operations for January 1, 1997 through January 31, 1997 (the time brokerage agreement holding period in 1997) for the year ended December 31, 1997.

(p) On August 13, 1997, the Company sold, in the Douglas AM Dispositions, WBZS-AM and WZHF-AM in Washington (acquired as part of the Evergreen Viacom Acquisition -- see 5(c)) and KDFC-AM in San Francisco for $18,000 in the form of a promissory note. The assets of WBZS-AM and WZHF-AM were classified as assets held for sale in connection with the purchase price allocation of the Evergreen Viacom Acquisition (see 5(c)). Accordingly, WBZS-AM and WZHF-AM net income for the period July 2, 1997 to August 13, 1997 has been excluded from the Company's historical condensed statement of operations.

(q) On August 12, 1996, the Company entered into an agreement to acquire WFLN-FM in Philadelphia from Secret for $37,750 in cash. The Company also entered into an agreement to operate WFLN-FM under a time brokerage agreement effective September 1, 1996. The Company subsequently entered into an agreement to sell WFLN-FM to Greater Media for $41,800 in cash. On May 1, 1997, the Company assigned its time brokerage agreement to operate WFLN-FM to Greater Media. On July 16, 1997, Secret purported to terminate the sale of WFLN-FM to the Company. The Company subse-quently brought suit against Secret to enforce its right to acquire WFLN-FM. In August 1997, pursuant to a court settlement, the Company, Secret and Greater Media agreed that (i) Secret would sell WFLN-FM directly to Greater Media for $37,750, (ii) Greater Media would deposit $4,050 (the difference between the Company's proposed acquisition price for WFLN-FM from Secret and the Company's proposed sale price for WFLN-FM to Greater Media) with the court and (iii) the Company and Secret would litigate each party's entitlement to the amount deposited with the court. On April 13, 1998, the Company and Secret entered into a settlement agreement under which the Company received $3,500 of the amount deposited with the court plus interest earned during the period in which the court held such amounts, and Secret received the balance of such amounts.

 (6) Reflects the elimination of intercompany transactions between the Company and Katz for the year ended December 31, 1997.

 (7) Reflects the elimination of time brokerage agreement fees received by the Company as follows:

               YEAR ENDED DECEMBER 31, 1997                 MARKET          PERIOD     REVENUE
               ----------------------------            ----------------   ----------   -------
     KZLA-FM.........................................  Los Angeles        10/1-12/31    $(567)
     WTOP-AM.........................................  Washington, D.C.   10/1-12/31     (276)
                                                                                        -----
                                                                                        $(843)
                                                                                        =====

 (8) Reflects incremental amortization related to the Completed Transactions and is based on the following allocation to intangible assets:

                                        INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
          COMPLETED TRANSACTIONS        AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
       YEAR ENDED DECEMBER 31, 1997      PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
       ----------------------------     ------------   ----------   ------------   ------------   ----------
     WWWW-FM/WDFN-AM..................    1/1-1/31     $   26,590     $    148       $    --       $    148
     KKSF-FM (ii).....................    1/1-1/31         58,698          326            --            326
     WJLB-FM/WMXD-FM..................    1/1-3/31        165,559        2,759            --          2,759
     WWRC-AM..........................     1/1-4/2         16,808          286            --            286
     WDAS-FM/AM.......................    1/1-4/30         98,185        2,182           820          1,362
     Evergreen Viacom
       Acquisition(iii)...............     1/1-7/2        515,654       17,379           793         16,586
     Chancellor Merger(iv)............     1/1-9/5      2,178,137       98,823        23,638         75,185
     Chicago/Dallas Exchange..........    1/1-10/7           (613)         (31)           --            (31)
     Katz Acquisition(v)..............   1/1-10/28        354,058       10,267         7,616          2,651
     Gannett Acquisition..............   1/1-12/29        334,892       22,264         1,228         21,036
     Denver Acquisition...............   1/1-12/31         24,589        1,639           268          1,371
     Bonneville Option................   1/1-12/31         62,537        4,169            --          4,169
                                                       ----------     --------       -------       --------
     Total............................                 $3,835,094     $160,211       $34,363       $125,848
                                                       ==========     ========       =======       ========

---------------

     (i) Intangible assets are amortized on a straight-line basis over an estimated average 15 year life (except for the Katz
           Acquisition -- see (v) below). The incremental amortization period represents the period of the year that the station was not owned by the Company.

     (ii) Intangible assets for KKSF-FM excludes (1) $50,000 of the purchase price allocated to KDFC-FM which has been classified as assets held for sale, (2) $1,500 to be reimbursed by the buyers of KDFC-FM for costs incurred in connection with relocating KKSF and (3) $4,802 of the purchase price allocated to KDFC-AM which was sold, in the Douglas AM Dispositions, on August 13, 1997.

     (iii) Intangible assets for the Evergreen Viacom Acquisition of $515,654 excludes (1) $67,231 of the purchase price allocated to WJZW-FM which was sold in the ABC/Washington Disposition on July 7, 1997 and (2) $12,148 of the purchase price allocated to WZHF-AM and WBZS-AM which were sold in the Douglas AM Dispositions on August 13, 1997.

     (iv) Intangible assets for the Chancellor Merger of $2,178,137 includes $293,548 resulting from the recognition of deferred tax liabilities.

     (v) Intangible assets for the Katz Acquisition of $354,058 consist of goodwill of $249,058 and representation contract value of $105,000 with estimated average lives of 40 years and 17 years, respectively.

     Historical depreciation expense of the Completed Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

 (9) Reflects the elimination of duplicate corporate expenses of $1,842 for the year ended December 31, 1997 related to the Completed Transactions.

(10) Reflects the elimination of merger expenses of $6,124 for the year ended December 31, 1997 incurred by CRBC in connection with the Chancellor Merger.

(11) Reflects the adjustment to interest expense in connection with the consummation of the Completed Transactions, the amendment and restatement of the Company's senior credit agreement on April 25, 1997 (the "Senior Credit Facility"), Chancellor Media's $3.00 Convertible Preferred Stock Offering completed on June 16, 1997, the offering by the Company of the 8 1/8% Notes on December 22, 1997 and Chancellor Media's 1998 Equity Offering completed on March 13, 1998:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
Additional bank borrowings related to:
  Completed Station Acquisitions............................     $1,527,059
  Chancellor Merger(a)......................................        164,000
  Katz Acquisition(b).......................................        157,101
  Completed Station Dispositions............................       (349,250)
  New Loan Fees.............................................         10,473
                                                                 ----------
Total additional bank borrowings............................     $1,509,383
                                                                 ==========

Interest expense at 7.0%....................................     $   60,183
Less: historical interest expense related to completed
  station acquisitions and dispositions.....................         (1,009)
                                                                 ----------
Net increase in interest expense............................         59,174
Reduction in interest expense on bank debt related to the
  application of net proceeds of the following at 7.0%:
  $3.00 Convertible Preferred Stock Offering proceeds
     contributed to the Company of $287,808 for the period
     January 1, 1997 to
     June 16, 1997..........................................         (9,290)
  8 1/8% Notes proceeds of $485,000 for the period January
     1, 1997 to December 22, 1997...........................        (33,196)
  Chancellor Media's 1998 Equity Offering proceeds
     contributed to the Company and used to reduce bank
     borrowings by $673,000 for the year ended December 31,
     1997...................................................        (47,110)
Interest expense on the Company's $500,000 8 1/8% Notes
  issued December 22, 1997..................................         39,722
Reduction in interest expense related to the application of
  the 7.0% interest rate to the Company's bank debt prior to the refinancing of the Senior Credit Facility, to CRBC's
  bank debt prior to consummation of the Chancellor Merger
  and to KMG's bank debt prior to consummation of the Katz
  Acquisition...............................................        (12,493)
                                                                 ----------
Total adjustment for net decrease in interest expense.......     $   (3,193)
                                                                 ==========

     (a) The Company incurred additional bank borrowings of $133,000 to distribute to CMHC to retire outstanding borrowings under the Chancellor Broadcasting/Viacom Interim Financing and $31,000 to finance estimated acquisition costs related to the Chancellor Merger.

     (b) The Company incurred additional bank borrowings of $149,601 to finance the payment of $11.00 in cash for each outstanding share of KMG Common Stock and $7,500 to finance estimated acquisition costs related to the Katz Acquisition.

(12) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PREFERRED STOCK REPURCHASE

(13) Reflects the adjustment to interest expense in connection with the consummation of the proposed Preferred Stock Repurchase:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1997
                                                                  -----------------
     Increase in long-term debt.................................      $184,466
     Assumed interest rate......................................           7.0%
                                                                      --------
     Increase in interest expense...............................      $ 12,913
                                                                      ========

(14) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

(15) Reflects the elimination of preferred stock dividends and accretion of $40,222 for the year ended December 31, 1997 in connection with the repurchase of all of the outstanding shares of 12 1/4% Preferred Stock and 12% Preferred Stock.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES
  Report of Independent Accountants.........................    F-3
  Independent Auditors' Report..............................    F-4
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................    F-5
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996 and 1997.......................    F-6
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1995, 1996 and 1997...........    F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and
     1997...................................................    F-8
  Notes to Consolidated Financial Statements................    F-9
  Report of Independent Accountants.........................   F-32
  Schedule II -- Valuation and Qualifying Accounts..........   F-33

CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES
  Report of Independent Accountants.........................   F-34
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................   F-35
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and
     1996...................................................   F-36
  Consolidated Statements of Changes in Common Stockholder's
     Equity for the years ended December 31, 1994, 1995 and
     1996...................................................   F-37
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and
     1996...................................................   F-38
  Notes to Consolidated Financial Statements................   F-39
  Unaudited Consolidated Balance Sheets as of December 31,
     1996 and June 30, 1997.................................   F-55
  Unaudited Consolidated Statements of Operations for the
     three and six months ended June 30, 1996 and 1997......   F-56
  Unaudited Consolidated Statements of Changes in
     Stockholder's Equity for the six months ended June 30,
     1997...................................................   F-57
  Unaudited Consolidated Statements of Cash Flows for the
     six months ended June 30, 1996 and 1997................   F-58
  Notes to Unaudited Consolidated Financial Statements......   F-59

RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.
  Independent Auditors' Report..............................   F-65
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997
     (unaudited)............................................   F-66
  Combined Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-67
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-68
  Notes to Combined Financial Statements....................   F-69

WMZQ INC. AND VIACOM BROADCASTING EAST INC.:
  Independent Auditors' Report..............................   F-74
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997
     (unaudited)............................................   F-75
  Combined Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-76
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-77
  Notes to Combined Financial Statements....................   F-78

                                                              PAGE
                                                              -----
WDAS-AM/FM (STATION OWNED AND OPERATED BY BEASLEY FM
  ACQUISITION CORP.):
  Independent Auditors' Report..............................   F-83
  Balance Sheets as of December 31, 1996 and March 31, 1997
     (unaudited)............................................   F-84
  Statements of Earnings and Station Equity for the year
     ended December 31, 1996 and the three months ended
     March 31, 1996 and 1997 (unaudited)....................   F-85
  Statements of Cash Flows for the year ended December 31,
     1996 and the three months ended March 31, 1996 and 1997
     (unaudited)............................................   F-86
  Notes to Financial Statements.............................   F-87

KYSR INC. AND KIBB INC.:
  Independent Auditors' Report..............................   F-91
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997
     (unaudited)............................................   F-92
  Combined Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-93
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-94
  Notes to Combined Financial Statements....................   F-95

WLIT INC.:
  Independent Auditors' Report..............................  F-100
  Balance Sheets as of December 31, 1995 and 1996 and June
     30, 1997 (unaudited)...................................  F-101
  Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-102
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-103
  Notes to Financial Statements.............................  F-104

COLFAX COMMUNICATIONS, INC. RADIO GROUP
  Report of Independent Public Accountants..................  F-109
  Combined Balance Sheets as of December 31, 1996, 1995, and
     1994...................................................  F-110
  Combined Statements of Income for the years ended December
     31, 1996, 1995, and 1994...............................  F-111
  Combined Statements of Changes in Partners' Equity for the
     years ended December 31, 1996, 1995, and 1994..........  F-112
  Combined Statements of Cash Flows for the years ended
     December 31, 1996, 1995, and 1994......................  F-113
  Notes to Consolidated Financial Statements................  F-114

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying consolidated balance sheet of Chancellor Media Corporation of Los Angeles and subsidiaries (collectively, the "Company") as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 10, 1998, except for notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(a) as to which the date is March 13, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying consolidated balance sheet of Chancellor Media Corporation of Los Angeles (formerly Evergreen Media Corporation of Los Angeles) and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1995 and 1996. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as of and for the years ended December 31, 1995 and 1996. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chancellor Media Corporation of Los Angeles and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                            KPMG PEAT MARWICK LLP

Dallas, Texas
January 31, 1997

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash and cash equivalents.................................  $    3,060    $   16,584
  Accounts receivable, less allowance for doubtful accounts
     of $2,292 in 1996 and $12,651 in 1997..................      85,159       239,869
  Other current assets (note 3).............................       6,352        27,208
                                                              ----------    ----------
          Total current assets..............................      94,571       283,661
Property and equipment, net (note 4)........................      48,193       159,797
Intangible assets, net (note 5).............................     853,643     4,404,443
Other assets, net (note 3)..................................      24,552       113,576
                                                              ----------    ----------
                                                              $1,020,959    $4,961,477
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses (note 6)............  $   26,650    $  171,017
  Current portion of long-term debt (note 7)................      26,500            --
                                                              ----------    ----------
          Total current liabilities.........................      53,150       171,017
Long-term debt, excluding current portion (note 7)..........     331,500     2,573,000
Deferred tax liabilities (note 11)..........................      86,098       361,640
Other liabilities...........................................         800        44,405
                                                              ----------    ----------
          Total liabilities.................................     471,548     3,150,062
                                                              ----------    ----------
Redeemable preferred stock (note 8):
  Redeemable senior cumulative exchangeable preferred stock
     of subsidiary, par value $.01 per share; 1,000,000
     shares authorized, issued and outstanding in 1997;
     liquidation preference of $121,274.....................          --       119,445
  Redeemable cumulative exchangeable preferred stock of
     subsidiary, par value $.01 per share; 3,600,000 shares
     authorized and 2,117,629 shares issued and outstanding
     in 1997; liquidation preference of $223,519............          --       211,763
Stockholder's equity (note 9):
  Common stock, $.01 par value. Authorized 1,040 shares;
     issued and outstanding 1,000 shares in 1996 and 1,040
     shares in 1997.........................................           1             1
  Paid-in capital...........................................     662,922     1,637,628
  Accumulated deficit.......................................    (113,512)     (157,422)
                                                              ----------    ----------
          Total stockholder's equity........................     549,411     1,480,207
                                                              ----------    ----------
Commitments and contingencies (notes 2, 7 and 12)...........
                                                              $1,020,959    $4,961,477
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1995       1996       1997
                                                              --------   --------   --------
Gross revenues..............................................  $186,365   $337,405   $663,804
  Less agency commissions...................................    23,434     43,555     81,726
                                                              --------   --------   --------
     Net revenues...........................................   162,931    293,850    582,078
                                                              --------   --------   --------
Operating expenses:
  Station operating expenses excluding depreciation and
     amortization...........................................    97,674    174,344    316,248
  Depreciation and amortization.............................    47,005     93,749    185,982
  Corporate general and administrative......................     4,475      7,797     21,442
                                                              --------   --------   --------
     Operating expenses.....................................   149,154    275,890    523,672
                                                              --------   --------   --------
     Operating income.......................................    13,777     17,960     58,406
                                                              --------   --------   --------
Nonoperating (income) expenses:
  Interest expense..........................................    19,199     37,527     85,017
  Interest income...........................................       (55)      (477)    (1,922)
  Gain on disposition of assets (note 2)....................        --         --    (18,380)
  Other expense, net........................................       291         --        383
                                                              --------   --------   --------
     Nonoperating expenses, net.............................   (19,435)   (37,050)   (65,098)
                                                              --------   --------   --------
     Loss before income taxes and extraordinary item........    (5,658)   (19,090)    (6,692)
Income tax expense (benefit) (note 11)......................       192     (2,896)     7,802
                                                              --------   --------   --------
     Loss before extraordinary item.........................    (5,850)   (16,194)   (14,494)
Extraordinary item -- loss on extinguishment of debt, net of
  income tax benefit (note 7)...............................        --         --      4,350
                                                              --------   --------   --------
     Net loss...............................................    (5,850)   (16,194)   (18,844)
Preferred stock dividends (note 8)..........................        --         --     12,901
                                                              --------   --------   --------
     Net loss attributable to common stock..................  $ (5,850)  $(16,194)  $(31,745)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

             CHANCELLOR CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                           COMMON STOCK                                    TOTAL
                                          ---------------    PAID-IN     ACCUMULATED   STOCKHOLDER'S
                                          AMOUNT   SHARES    CAPITAL       DEFICIT        EQUITY
                                          ------   ------   ----------   -----------   -------------
Balances at December 31, 1994...........    $1     1,000    $  195,170    $ (82,818)    $  112,353
Net capital contributed by Parent.......    --        --       202,904           --        202,904
Dividend to Parent......................    --        --            --       (4,830)        (4,830)
Net loss................................    --        --            --       (5,850)        (5,850)
                                            --     -----    ----------    ---------     ----------
Balances at December 31, 1995                1     1,000       398,074      (93,498)       304,577
Net capital contributed by Parent.......    --        --       264,848           --        264,848
Dividend to Parent......................    --        --            --       (3,820)        (3,820)
Net loss................................    --        --            --      (16,194)       (16,194)
                                            --     -----    ----------    ---------     ----------
Balances at December 31, 1996...........     1     1,000       662,922     (113,512)       549,411
Net capital contributed by Parent.......    --        --       974,706           --        974,706
Dividend to Parent......................    --        --            --      (12,165)       (12,165)
Issuance of common stock in connection
  with the Katz Acquisition.............    --        40            --           --             --
Net loss................................    --        --            --      (31,745)       (31,745)
                                            --     -----    ----------    ---------     ----------
Balances at December 31, 1997...........    $1     1,040    $1,637,628    $(157,422)    $1,480,207
                                            ==     =====    ==========    =========     ==========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                           1995         1996          1997
                                                         ---------    ---------    -----------
Cash flows from operating activities:
  Net loss...........................................    $  (5,850)   $ (16,194)   $   (18,844)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation....................................        5,508        7,707         14,918
     Amortization of goodwill, intangible assets and
       other assets..................................       41,497       86,042        171,064
     Provision for doubtful accounts.................          904        2,179          5,174
     Deferred income tax benefit.....................         (479)      (4,353)        (3,829)
     Gain on disposition of assets...................           --           --        (18,380)
     Loss on extinguishment of debt, net of income
       tax benefit...................................           --           --          4,350
     Changes in certain assets and liabilities, net
       of effects of acquisitions:
       Accounts receivable...........................       (6,628)     (28,146)       (29,977)
       Other current assets..........................          724       (2,804)           733
       Accounts payable and accrued expenses.........        3,711        3,991         20,004
       Other assets..................................         (184)        (354)        (4,283)
       Other liabilities.............................          490         (587)        (1,416)
                                                         ---------    ---------    -----------
          Net cash provided by operating
            activities...............................       39,693       47,481        139,514
                                                         ---------    ---------    -----------
Cash flows from investing activities:
  Acquisitions, net of cash acquired.................     (188,004)    (457,764)    (1,631,505)
  Escrow deposits on pending acquisitions............           --      (17,000)        (4,655)
  Proceeds from sale of assets.......................           --       32,000        269,250
  Payments made on purchases of representation
     contracts.......................................           --           --        (31,456)
  Payments received on sales of station
     representation contracts........................           --           --          9,296
  Capital expenditures...............................       (2,642)      (6,543)       (11,666)
  Other..............................................       (1,466)     (12,631)       (22,273)
                                                         ---------    ---------    -----------
          Net cash used by investing activities......     (192,112)    (461,938)    (1,423,009)
                                                         ---------    ---------    -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........      186,000      447,750      2,945,250
  Principal payments on long-term debt...............     (159,000)    (290,750)    (1,901,250)
  Cash contributed by parent.........................      132,766      264,938        293,158
  Dividends to parent................................       (4,830)      (3,820)       (14,572)
  Payments for debt issuance costs...................         (303)      (3,941)       (25,567)
  Redemption of preferred stock......................           --          (90)            --
                                                         ---------    ---------    -----------
          Net cash provided by financing
            activities...............................      154,633      414,087      1,297,019
                                                         ---------    ---------    -----------
Increase (decrease) in cash and cash equivalents.....        2,214         (370)        13,524
Cash and cash equivalents at beginning of year.......        1,216        3,430          3,060
                                                         ---------    ---------    -----------
Cash and cash equivalents at end of year.............    $   3,430    $   3,060    $    16,584
                                                         =========    =========    ===========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Chancellor Media Corporation of Los Angeles (formerly known as Evergreen Media Corporation of Los Angeles) ("CMCLA"), a wholly-owned subsidiary of Chancellor Media Corporation ("Chancellor Media"), and its subsidiaries (collectively, the "Company") own and operate commercial radio stations in various geographical regions across the United States. The Company's station portfolio as of December 31, 1997 included 96 stations (68 FM and 28 AM) comprising a total of 11 station clusters of four or five FM stations ("superduopolies") in seven of the 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit -- and in four other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. The Company also owns Katz Media Group, Inc. ("KMG" and, together with its operating subsidiaries, "Katz"), a full-service media representation firm that sells national spot advertising time for its clients in the television, radio and cable industries.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of CMCLA and its subsidiaries all of which are wholly owned. Significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (d) Intangible Assets

     Intangible assets consist primarily of broadcast licenses, goodwill, representation contracts and other identifiable intangible assets. Intangible assets resulting from acquisitions are valued based upon estimated fair values. The Company amortizes such intangible assets using the straight-line method over estimated useful lives ranging from 1 to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisitions of the respective stations adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense. At this time, the Company believes that no significant impairment of goodwill and other intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (e) Debt Issuance Costs

     The costs related to the issuance of debt are capitalized and amortized to expense over the lives of the related debt. During the years ended December 31, 1995, 1996 and 1997, the Company recognized amortization of debt issuance costs of $631, $1,113 and $1,337, respectively, which amounts are included in amortization expense in the accompanying consolidated statements of operations.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (f) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used. Barter amounts are not significant to the Company's consolidated financial statements.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities which impacted operations.

  (h) Revenue Recognition

     Revenue is derived primarily from the sale of radio advertising time to local and national advertisers and from commissions on sales of advertising time for radio and television stations and cable television systems under representation contracts by the Company's media representation firm, Katz Media Group, Inc. Revenue is recognized as advertisements are broadcast.

     Fees received or paid pursuant to various time brokerage agreements are recognized as gross revenues or amortized to expense, respectively, over the term of the agreement using the straight-line method.

  (i) Representation Contracts

     Representation contracts typically may be terminated by either party upon written notice one year after receipt of such notice. In accordance with industry practice, in lieu of termination, an arrangement is typically made for the purchase of such contracts by the successor representation firm. Under such arrangements, the purchase price paid by the successor representation firm is based upon the historic commission income projected over the remaining contract period, including the evergreen notice period, plus 2 months.

     Income resulting from the disposition of representation contracts is recognized as other revenue over the remaining life of the contracts sold. Other revenue on the disposition of representation contracts included in gross revenue in the accompanying consolidated statement of operations was $153 for the year ended December 31, 1997. Costs of obtaining representation contracts are deferred and amortized over the related period of benefit. Amortization of costs of obtaining representation contracts included in depreciation and amortization in the accompanying consolidated statement of operations was $380 for the year ended December 31, 1997.

  (j) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less to be cash equivalents.

     The Company paid approximately $19,134, $37,042 and $84,610 for interest in 1995, 1996 and 1997, respectively. The Company paid approximately $733 and $11,079 for income taxes in 1996 and 1997, respectively.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (k) Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt.

     As interest rates change under interest rate swap and cap agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company is not exposed to credit loss as its interest rate swap agreements are with the participating banks under the Company's senior credit facility.

  (l) Omission of Per Share Information

     Net loss per share is not presented as such information is not meaningful. All of the issued and outstanding shares of the Company's common stock have been owned, directly or indirectly, by Chancellor Media during the three-year period ended December 31, 1997.

  (m) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. At December 31, 1995, 1996 and 1997, no receivable from any customer exceeded 5% of stockholders' equity and no customer accounted for more than 10% of net revenues in 1995, 1996 or 1997.

  (n) Stock Option Plan

     The Company does not have any stock compensation plans under which it grants stock awards to employees. Chancellor Media grants stock options to the Company's officers and other key employees on behalf of the Company.

     Prior to January 1, 1996, Chancellor Media accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Chancellor Media has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

  (o) Recently Issued Accounting Principles

     The Company adopted the provisions of SFAS No. 129, Disclosures of Information about Capital Structure, effective for the year ended December 31, 1997. This Statement consolidates existing pronouncements on required disclosures about a company's capital structure including a brief discussion of rights and

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES privileges for securities outstanding. The adoption of this Statement had no material effect on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

  (p) Reclassifications

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year presentation.

(2) ACQUISITIONS AND DISPOSITIONS

  (a) Completed Transactions

     In May 1995, the Company acquired Broadcasting Partners, Inc. ("BPI"), a publicly traded radio broadcasting company with seven FM and four AM radio stations, eight of which are in the nation's ten largest radio markets (the "BPI Acquisition"). The BPI Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into BPI, with BPI surviving the merger as a wholly-owned subsidiary of the Company. The BPI Acquisition included the conversion of each outstanding share of BPI common stock into the right to receive $12.00 in cash and .69 shares of Chancellor Media's Common Stock, resulting in total cash payments of $94,813 and the issuance of 11,222,018 shares of Chancellor Media's Common Stock valued at $6.25 per share. In addition, the Company retired existing BPI debt of $81,926 and incurred various other direct acquisition costs. The total purchase price, including closing costs, allocated to net assets acquired was approximately $258,634.

     On January 17, 1996, the Company acquired Pyramid Communications, Inc. ("Pyramid"), a radio broadcasting company with nine FM and three AM radio stations in five radio markets (Chicago, Philadelphia, Boston, Charlotte and Buffalo) (the "Pyramid Acquisition"). The Pyramid Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into Pyramid, with Pyramid surviving the merger as a wholly-owned subsidiary of the Company. The total purchase price, including closing costs, allocated to net assets acquired was approximately $316,343 in cash.

     On May 3, 1996, the Company acquired WKLB-FM in Boston from Fairbanks Communications for $34,000 in cash plus various other direct acquisition costs. On November 26, 1996, the Company exchanged WKLB-FM in Boston (now known as WROR-FM) for WGAY-FM in Washington, D.C. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously been operating WGAY-FM under a time brokerage agreement and selling substantially all of the broadcast time of WKLB-FM under a time brokerage agreement, in each case since June 17, 1996, pending completion of the exchange.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On July 19, 1996, the Company sold WHTT-FM and WHTT-AM in Buffalo to Mercury Radio for $19,500 in cash, and on August 1, 1996, the Company sold WSJZ-FM in Buffalo to American Radio Systems for $12,500 in cash (collectively, the "Buffalo Stations"). The assets of the Buffalo Stations were classified as assets held for sale in the Pyramid Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of the Buffalo stations of approximately $733 has been excluded from the consolidated statement of operations for the year ended December 31, 1996. The excess of the proceeds over the carrying amounts at the dates of sale approximated $2,561 (including interest costs during the holding period of approximately $1,169) and has been accounted for as an adjustment to the original purchase price of the Pyramid Acquisition. The Company had previously entered into time brokerage agreements (effective April 15, 1996 for WSJZ-FM and April 25, 1996 for WHTT-FM and WHTT-AM) to sell substantially all of the broadcast time of these stations pending completion of the sales.

     On August 14, 1996, the Company acquired KYLD-FM in San Francisco from Crescent Communications for $44,000 in cash plus various other direct acquisition costs. The Company had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996.

     On October 18, 1996, the Company acquired WEDR-FM in Miami from affiliates of the Rivers Group for $65,000 in cash plus various other direct acquisition costs.

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Radio Broadcasting Company ("CRBC") for $30,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115,000 in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale. The combined net income of KDFC-FM of approximately $934 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the proceeds over the carrying amount at the date of sale approximated $739 (including interest costs during the holding period of approximately $1,750) and has been accounted for as an adjustment to the original purchase price of the acquisition of KKSF-FM and KDFC-FM/AM.

     On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168,000 in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

     On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32,000 in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. in return for WWRC-AM in Washington, D.C. and $9,500 in cash. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The net purchase price to the Company of WWRC-AM was therefore $22,500. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103,000 in cash plus various other direct acquisition costs.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10,000 in cash and recognized a gain of $3,536. The Charlotte Exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction.

     On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75,740 in cash (including $1,990 for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75,000 in cash and recognized a gain of $529.

     On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14,750 in cash and recognized a gain of $9,258.

     On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612,388 in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock for net proceeds of $287,808 which were contributed to the Company by Chancellor Media and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of WJZW-FM, WZHF-AM and WBZS-AM of approximately $153 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the carrying amounts over the proceeds at the dates of sale approximated $894 and has been accounted for as an adjustment to the original purchase price of the Viacom Acquisition.

     On July 7, 1997, the Company sold the Federal Communications Commission ("FCC") authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44,000 in cash and recognized a gain of $1,726. Simultaneously therewith, CRBC sold the call letters "KSAN-FM" (which CRBC previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and CRBC entered into a time brokerage agreement to enable the Company to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CRBC changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger (as defined herein), the Company changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.

     On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On July 21, 1997, the Company entered into a time brokerage agreement with CRBC whereby the Company began managing certain limited functions of CRBC's stations KBGG-FM, KNEW-AM and KABL-FM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

     On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) and KDFC-AM in San Francisco to affiliates of Douglas Broadcasting ("Douglas") for $18,000 in the form of a promissory note. The promissory note bears interest at 7 3/4%, with a balloon principal payment due four years after closing. At closing, Douglas was required to post a $1,000 letter of credit for the benefit of the Company that will remain outstanding until all amounts due under the promissory note are paid.

     On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7,500 in cash and recognized a gain of $3,331.

     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting Company ("Chancellor"), CRBC, Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) Chancellor was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, Evergreen was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC"). Upon consummation of the Subsidiary Merger, the Company was renamed Chancellor Media Corporation of Los Angeles . Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of Chancellor Media Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's 8 3/4% Senior Subordinated Notes due 2007 (iii) the issuance of 2,117,629 shares of the Company's 12% Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of the Company's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.

     On October 28, 1997, the Company acquired Katz, a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of KMG Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of KMG and its subsidiaries of $222,000 which included $122,000 of borrowings outstanding under the KMG senior credit facility and $100,000 of 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation (a subsidiary of KMG) and (iii) estimated acquisition costs of $7,500.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140,000, KKBQ-FM/ AM in Houston for $110,000 and KHKS-FM in Dallas for $90,000, for an aggregate purchase price of $340,000 in cash plus various other direct acquisition costs.

     On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26,000 in cash plus various other direct acquisition costs, of which $1,655 was previously paid by CRBC as escrow funds and are classified as other assets at December 31, 1997. The Company had previously been operating KXPK-FM under a time brokerage agreement since September 1, 1997.

     The acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition.

     A summary of the net assets acquired follows:

                                                       1995        1996         1997
                                                     --------    --------    ----------
Working capital, including cash of $492 in 1995,
  $1,011 in 1996 and $9,724 in 1997................  $ 12,012    $ 11,218    $   66,805
Property and equipment.............................    11,684      11,519       118,371
Assets held for sale (note 2)......................        --      32,000       131,000
Intangible assets..................................   264,650     465,824     3,823,746
Other assets.......................................        --          --        26,742
Deferred tax liability.............................   (29,712)    (61,218)     (279,371)
Other liabilities..................................        --          --       (39,681)
                                                     --------    --------    ----------
                                                     $258,634    $459,343    $3,847,612
                                                     ========    ========    ==========

     The pro forma consolidated condensed results of operations data for 1996 and 1997, as if the 1996 and 1997 acquisitions and dispositions discussed above, the 8 1/8% Notes offering described in note 7(f) and the amendment and restatement of the Senior Credit Facility described in note 7(a) occurred at January 1, 1996, follow:

                                                                     UNAUDITED
                                                              -----------------------
                                                                1996          1997
                                                              ---------    ----------
Net revenues................................................  $ 882,054    $1,002,784
Net loss....................................................   (216,229)     (149,683)

     The pro forma results are not necessarily indicative of what would have occurred if the transactions had been in effect for the entire periods presented.

  (b) Pending Transactions

     On July 1, 1996, CRBC entered into an agreement with SFX Broadcasting, Inc. ("SFX") pursuant to which CRBC agreed to exchange WAPE-FM and WFYV-FM in Jacksonville and $11,000 in cash to SFX in return for WBAB-FM, WBLI-FM, WHFM-FM and WGBB-AM in Nassau/Suffolk (Long Island) (the "SFX Exchange"). The Company currently operates WBAB-FM, WBLI-FM, WHFM-FM and WGBB-FM pursuant to a time brokerage agreement effective July 1, 1996 and SFX currently operates WAPE-FM and WFYV-FM pursuant to a time brokerage agreement effective July 1, 1996. On November 6, 1997, the Antitrust Division of the United States Department of Justice (the "DOJ") filed suit against the Company seeking to enjoin, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

Act"), the Company's acquisition of the four Long Island properties from SFX. If the Company is unable to acquire the four Long Island properties, the SFX Exchange will not be consummated. Furthermore, under the terms of the Capstar Transaction (as defined below), upon consummation of Capstar Broadcasting Corporation's pending acquisition of SFX, the SFX Exchange would be terminated.

     On August 6, 1997, the Company paid $3,000 to Bonneville for an option to exchange WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington and $57,000 in cash for Bonneville's stations WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles (the "Bonneville Option"). The Bonneville Option was exercised on October 1, 1997, and definitive exchange documentation is presently being negotiated. The Company has entered into time brokerage agreements to operate KLDE-FM and KBIG-FM effective October 1, 1997 and WBIX-FM effective October 10, 1997 and has entered into time brokerage agreements to sell substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM effective October 1, 1997.

     On February 17, 1998, the Company entered into an agreement to acquire WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $72,000 in cash (including $4,000 paid by the Company in escrow on February 18, 1998), plus an amount equal to the value assigned to certain accounts receivable for the stations (the "Capitol Broadcasting Acquisition"). Consummation of the Capitol Broadcasting Acquisition is conditioned, among other things, on the consummation of the exchanges of the Company's Washington, D.C. stations that are subject to the Bonneville Option.

     On February 20, 1998, the Company entered into an agreement to acquire from Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WVTY-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 (the "Capstar Transaction"). The Capstar/SFX Stations are presently owned by SFX, and are expected to be acquired by Capstar as part of Capstar's pending acquisition of SFX (the "Capstar/SFX Acquisition"). The Capstar/SFX Stations would be acquired by the Company in a series of purchases and exchanges over a period of three years, and would be operated by the Company under time brokerage agreements immediately upon the consummation of the Capstar/SFX Acquisition until acquired by the Company. As part of the Capstar Transaction, the SFX Exchange would, upon consummation of the Capstar/SFX Acquisition, be terminated and the Company would exchange WAPE-FM and WFYV-FM in Jacksonville (valued for purposes of the Capstar Transaction at $53,000) plus $90,250 in cash for Capstar/SFX Station KODA-FM in Houston. The Company would pay approximately $494,250 for the remaining ten Capstar/SFX Stations. As part of the Capstar Transaction, the Company would, at the consummation of the Capstar/SFX Acquisition, provide a subordinated loan to Capstar in the principal amount of $250,000 (the "Capstar Loan"). The Capstar Loan would bear interest at the rate of 12% per annum (subject to increase in certain circumstances), and would be secured by a senior pledge of common stock of Capstar's direct subsidiaries and SFX and a senior guarantee by one of Capstar's direct subsidiaries. A portion of the Capstar Loan would be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The Company's obligation to provide the Capstar Loan is conditioned, among other things, on Capstar's receipt of at least $650,000 in equity investments that are subordinate to the Capstar Loan between January 1, 1998 and the consummation of the Capstar/SFX Acquisition. Hicks, Muse, Tate & Furst, Incorporated ("Hicks Muse"), which is a substantial shareholder of the Company (see note 14), controls Capstar, and certain directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse.

     Consummation of each of the transactions discussed above is subject to various conditions, including approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. Except with respect to the SFX Exchange, which the Company expects will be terminated in connection

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES with the Capstar Transaction, the Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

     Escrow funds of $4,655 paid by the Company in connection with the acquisition of KXPK-FM in Denver on January 30, 1998 and the Bonneville Option have been classified as other assets in the accompanying balance sheet at December 31, 1997.

(3) OTHER ASSETS

     Other current assets consist of the following at December 31, 1996 and 1997:

                                                               1996      1997
                                                              ------    -------
Representation contracts receivable.........................  $   --    $16,462
Prepaid expenses and other..................................   6,352     10,746
                                                              ------    -------
                                                              $6,352    $27,208
                                                              ======    =======

     Other assets consist of the following at December 31, 1996 and 1997:

                                                               1996        1997
                                                              -------    --------
Deferred costs on purchases of representation contracts,
  less accumulated amortization of $380 in 1997.............  $    --    $ 35,411
Deferred debt issuance costs, less accumulated amortization
  of $1,794 in 1996 and $943 in 1997........................    7,086      24,624
Notes receivable (note 2)...................................       --      18,000
Representation contracts receivable.........................       --      12,187
Escrow deposits.............................................   17,000       4,655
Other.......................................................      466      18,699
                                                              -------    --------
                                                              $24,552    $113,576
                                                              =======    ========

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996 and 1997:

                                                 ESTIMATED USEFUL LIFE    1996        1997
                                                 ---------------------   -------    --------
Broadcast and other equipment..................       3-15 years         $47,937    $115,440
Buildings and improvements.....................       3-20 years          11,735      24,308
Furniture and fixtures.........................        5-7 years           8,392      29,659
Land...........................................               --           7,379      23,122
                                                                         -------    --------
                                                                          75,443     192,529
Less accumulated depreciation..................                           27,250      32,732
                                                                         -------    --------
                                                                         $48,193    $159,797
                                                                         =======    ========

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(5) INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1996 and 1997:

                                             ESTIMATED USEFUL LIFE      1996          1997
                                             ---------------------   ----------    ----------
Broadcast licenses.........................      15-40               $  498,766    $3,507,547
Goodwill...................................      15-40                  131,775       717,576
Representation contracts...................       17                         --       105,000
Other intangibles..........................      1-40                   397,062       386,272
                                                                     ----------    ----------
                                                                      1,027,603     4,716,395
Less accumulated amortization..............                             173,960       311,952
                                                                     ----------    ----------
                                                                     $  853,643    $4,404,443
                                                                     ==========    ==========

     In addition to broadcast licenses, goodwill and representation contracts, categories of other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in certain of the Company's markets as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of certain stations); (iii) talent contracts (the value of employment contracts between certain stations and their key employees); (iv) fixed asset delivery premium (the benefit expected from the Company's ability to operate fully constructed and operational stations from the date of acquisition), and (v) premium audience growth pattern (the value of expected above-average population growth in a given market).

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1996 and 1997:

                                                               1996        1997
                                                              -------    --------
Accounts payable............................................  $17,746    $ 83,738
Accrued payroll.............................................    7,262      31,349
Representation contracts payable............................       --      21,680
Accrued interest............................................    1,642      18,130
Accrued dividends...........................................       --      16,120
                                                              -------    --------
                                                              $26,650    $171,017
                                                              =======    ========

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996 and 1997:

                                                                1996         1997
                                                              --------    ----------
Senior Credit Facility(a)...................................  $348,000    $1,573,000
Senior Notes(b).............................................    10,000            --
9 3/8% Notes(c).............................................        --       200,000
8 3/4% Notes(d).............................................        --       200,000
10 1/2% Notes(e)............................................        --       100,000
8 1/8% Notes(f).............................................        --       500,000
                                                              --------    ----------
          Total long-term debt..............................   358,000     2,573,000
Less current portion........................................    26,500            --
                                                              --------    ----------
                                                              $331,500    $2,573,000
                                                              ========    ==========

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (a) Senior Credit Facility

     On April 25, 1997, the Company entered into a loan agreement which amended and restated its prior senior credit facility. Under the amended and restated agreement, as amended on June 26, 1997, August 7, 1997, October 28, 1997 and February 10, 1998 (as amended, the "Senior Credit Facility"), the Company established a $1,250,000 revolving facility (the "Revolving Loan Facility") and a $500,000 term loan facility (the "Term Loan Facility"). Upon consummation of the Chancellor Merger, the aggregate commitments under the Revolving Loan Facility and the Term Loan Facility were increased to $1,600,000 and $900,000, respectively. In connection with the amendment and restatement of the Senior Credit Facility, the Company wrote off the unamortized balance of deferred debt issuance costs of $4,350 (net of a tax benefit of $2,343) as an extraordinary charge.

     Borrowings under the Senior Credit Facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Without giving effect to the interest rate swap and cap agreements described below, the interest rate on the $900,000 outstanding under the Term Loan at December 31, 1997 was 7.09% on a blended basis, based on Eurodollar rates, and the interest rate on the $665,000 and $8,000 of advances outstanding under the Revolving Loan were 7.06% on a blended basis and 8.63% at December 31, 1997, based on the Eurodollar and prime rates, respectively. The Company pays fees ranging from 0.25% to 0.375% per annum on the aggregate unused portion of the loan commitment based upon the leverage ratio for the most recent quarter end, in addition to an annual agent's fee.

     Pursuant to the Senior Credit Facility, the Company is required to enter into interest hedging agreements that result in fixing or placing a cap on the Company's floating rate debt so that no less than 50% of the principal amount of total debt outstanding has a fixed or capped rate. At December 31, 1997, interest rate swap agreements covering a notional balance of $1,325,000 were outstanding. These outstanding swap agreements mature from 1998 through 1999 and require the Company to pay fixed rates of 4.96% to 6.63% while the counterparty pays a floating rate based on the three-month London Interbank Borrowing Offered Rate ("LIBOR"). During the years ended December 31, 1995, 1996 and 1997, the Company recognized charges (income) under its interest rate swap agreements of $(275), $111 and $2,913, respectively. Because the interest rate swap agreements are with banks that are lenders under the Senior Credit Facility, the Company is not exposed to credit loss.

     The Term Loan Facility is payable in quarterly installments commencing on September 30, 2000 and ending June 30, 2005. The Revolving Loan Facility requires scheduled annual reductions of the commitment amount, payable in quarterly installments commencing on September 30, 2000 and ending on June 30, 2005. The capital stock of the Company's subsidiaries is pledged to secure the performance of the Company's obligations under the Senior Credit Facility, and each of the Company's subsidiaries have guaranteed those obligations.

  (b) Senior Notes

     The Company issued $20,000 of senior notes (the "Senior Notes") in 1989. The Senior Notes bear interest at 11.59% per annum payable quarterly and principal is payable in equal quarterly installments of $1,000 through May 1999. In connection with the amendment and restatement of the Senior Credit Facility, on April 25, 1997, the Company repaid all amounts outstanding under the Senior Notes.

  (c) 9 3/8% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"). Interest on the 9 3/8% Notes is payable semiannually, commencing on April 1, 1996. The 9 3/8% Notes mature on

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

October 1, 2004 and are redeemable, in whole or in part, at the option of the Company on or after February 1, 2000, at redemption prices ranging from 104.688% at February 1, 2000 and declining to 100% on or after February 1, 2003, plus in each case accrued and unpaid interest. In addition, on or prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the 9 3/8% Notes at a redemption price of 107.031% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 9 3/8% Notes), the holders of the 9 3/8% Notes have the right to require the Company to repurchase all or any part of the 9 3/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (d) 8 3/4% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes"). Interest on the 8 3/4% Notes is payable semiannually, commencing on December 15, 1997. The 8 3/4% Notes mature on June 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after June 15, 2002, at redemption prices ranging from 104.375% at June 15, 2002 and declining to 100% on or after June 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to June 15, 2000, the Company may redeem up to 25% of the original aggregate principal amount of the 8 3/4% Notes at a redemption price of 108.75% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 8 3/4% Notes) on or prior to June 15, 2000, the 8 3/4% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 3/4% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after June 15, 2000, the holders of the 8 3/4% Notes have the right to require the Company to repurchase all or any part of the 8 3/4% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (e) 10 1/2% Notes

     Upon consummation of the Katz Acquisition, on October 28, 1997, the Company assumed Katz Media Corporation's $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"). Interest on the
10 1/2% Notes is payable semiannually, commencing on July 15, 1997. The 10 1/2% Notes mature on January 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at redemption prices ranging from 105.25% at January 15, 2002 and declining to 100% on or after January 15, 2006, plus in each case accrued and unpaid interest. In addition, prior to January 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 10 1/2% Notes at a redemption price of 109.5% plus accrued and unpaid interest with the net proceeds of one or more offerings of equity interests of Chancellor Media, CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 10 1/2% Notes), the holders of the 10 1/2% Notes have the right to require the Company to repurchase all or any part of the 10 1/2% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (f) 8 1/8% Notes

     On December 22, 1997, the Company issued $500,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") for estimated net proceeds of $485,000. Interest on the 8 1/8% Notes is payable semiannually, commencing on June 15, 1998. The 8 1/8% Notes mature on December 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after December 15, 2002, at redemption prices ranging from 104.063% at December 15, 2002 and declining to 100% on or after December 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 8 1/8% Notes at a

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES redemption price of 108.125% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or the Company. Also, upon the occurrence of a change in control (as defined in the indenture governing the 8 1/8% Notes), the 8 1/8% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 1/8% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after December 15, 2000, the holders of the 8 1/8% Notes have the right to require the Company to repurchase all or any part of the 8 1/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (g) Summarized Financial Information of Subsidiary Guarantors

     The 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the 8 1/8% Notes (collectively, the "Notes") are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's direct and indirect subsidiaries other than certain inconsequential subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are wholly-owned subsidiaries of the Company. Summarized financial information of the Subsidiary Guarantors as of December 31, 1997 and for the year ended December 31, 1997 is presented below. Separate financial statements and other disclosures concerning the Subsidiary Guarantors are not presented because management has determined that they are not material to investors. There are no significant restrictions on distributions from each of the Subsidiary Guarantors to the Company.

                                                             1997
                                                           ---------
Current assets...........................................    223,913
Noncurrent assets........................................    987,028
Current liabilities......................................     89,362
Noncurrent liabilities...................................  1,130,105

Net revenues.............................................    495,485
Operating income.........................................     58,354
Net loss.................................................    (17,721)

  (h) Other

     The Senior Credit Facility and the indentures governing the Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. The Company is required under the Senior Credit Facility to maintain specified financial ratios, including leverage, cash flow and debt service coverage ratios (as defined).

     A summary of the future maturities of long-term debt at December 31, 1997 follows:

1998........................................................  $       --
1999........................................................          --
2000........................................................      67,500
2001........................................................     157,500
2002........................................................     180,000
Thereafter..................................................   2,168,000

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(8) REDEEMABLE PREFERRED STOCK

  (a) 12 1/4% Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772. The liquidation preference of each share of 12 1/4% Preferred Stock is $119.445 plus accrued and unpaid dividends of $1,829 at December 31, 1997. The dividend rate on the 12 1/4% Preferred Stock is 12.25% per annum of the liquidation preference and is payable quarterly. If any dividend payable on any dividend payment date on or before February 15, 2001 is not declared or paid in full in cash on such dividend payment date, the amount not paid on such dividend payment date will be added to the liquidation preference of the 12 1/4% Preferred Stock and will be deemed paid in full and will not accumulate. The 12 1/4% Preferred Stock is redeemable in whole or in part, at the option of the Company on or after February 15, 2001, at redemption prices ranging from 106.125% at February 15, 2001 and declining to 100.0% of the liquidation preference on or after February 15, 2006, plus in each case accrued and unpaid dividends. In addition, prior to February 15, 1999, the Company may redeem up to 25% of the shares of 12 1/4% Preferred Stock originally issued at a redemption price of 109.8% of the liquidation preference plus accrued and unpaid dividends with the net proceeds of one or more public equity offerings of the Company. The Company is required, subject to certain conditions, to redeem all of the 12 1/4% Preferred Stock outstanding on February 15, 2008, at a redemption price of 100% of the liquidation preference, plus accrued and unpaid dividends. The 12 1/4% Preferred Stock is exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, for 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Exchange Debentures") at a rate of $1.00 principal amount of 12 1/4% Exchange Debentures for each $1.00 in liquidation preference of 12 1/4% Preferred Stock. Upon the occurrence of a change in control (as defined in the certificate of designation governing the 12 1/4% Preferred Stock), the holders of the 12 1/4% Preferred Stock have the right to require the Company to repurchase all or any part of the 12 1/4% Preferred Stock at a price of 101% of the liquidation preference plus accrued and unpaid dividends. The 12 1/4% Preferred Stock is senior in liquidation preference to the Common Stock of the Company and to the 12% Preferred Stock.

  (b) 12% Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 2,117,629 shares of 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807. The liquidation preference of each share of 12% Preferred Stock is $100.00 plus accrued and unpaid dividends of $11,756 at December 31, 1997. The dividend rate on the 12% Preferred Stock is 12% per annum of the liquidation preference and is payable semi-annually. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of 12% Preferred Stock. The 12% Preferred Stock is redeemable in whole or in part, at the option of the Company, on or after January 15, 2002, at redemption prices ranging from 106% at January 15, 2002 and declining to 100% of the liquidation preference on or after January 15, 2007, plus in each case accrued and unpaid dividends. In addition, prior to January 15, 2000, the Company may redeem all but $150,000 of the aggregate liquidation preference of 12% Preferred Stock at a redemption price of 112% of the liquidation preference plus accrued and unpaid dividends with the net proceeds of one or more public equity offerings of the Company. The Company is required, subject to certain conditions, to redeem all of the 12% Preferred Stock outstanding on January 15, 2009, at a redemption price of 100% of the liquidation preference, plus accrued and unpaid dividends. The 12% Preferred Stock is exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, for 12% Subordinated Exchange Debentures due 2009 (the "12% Exchange Debentures") at a rate of $1.00 principal amount of 12% Exchange Debentures for each $1.00 in liquidation preference of 12% Preferred Stock. Upon the occurrence of a change in control (as defined in

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES the certificate of designation governing the 12% Preferred Stock), the holders of the 12% Preferred Stock have the right to require the Company to repurchase all or any part of the 12% Preferred Stock at a price of 101% of the liquidation preference plus accrued and unpaid dividends. In addition, upon the occurrence of a change in control, the Company may redeem the 12% Preferred Stock in whole but not in part at a redemption price of 112% of the liquidation preference plus accrued and unpaid dividends. The 12% Preferred Stock is senior in liquidation preference to the Common Stock of the Company and is subordinate to the 12 1/4% Preferred Stock.

(9) STOCKHOLDER'S EQUITY

  (a) On March 13, 1998, Chancellor Media completed a secondary public offering of 21,850,000 shares of its Common Stock (the "1998 Offering"). The net proceeds from the 1998 Offering of approximately $995.1 million were contributed to the Company by Chancellor Media.

  (b) Stock Options

     Chancellor Media has established the 1992, 1993 and 1995 Key Employee Stock Option Plans (the "Employee Option Plans") which provide for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Employee Option Plans make available for issuance an aggregate of 7,215,000 shares of Common Stock. Options issued under the Employee Option Plans have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued under the 1993 and 1995 Employee Option Plans are required to have exercise prices equal to or in excess of the fair market value of Chancellor Media Common Stock on the date of issuance.

     In May 1995, Chancellor Media also established the Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the issuance of stock options to non-employee directors of the Company. The Director Plan makes available for issuance an aggregate of 450,000 shares of Chancellor Media Common Stock. Options issued under the Director Plan have exercise prices equal to the fair market value of Chancellor Media Common Stock on the date of issuance, vest over a three year period and have an expiration date of ten years subsequent to the date of issuance.

     In connection with the BPI Acquisition, Chancellor Media assumed outstanding options to purchase 310,276 shares of Chancellor Media Common Stock (the "BPI Options"). The BPI Options vested and became exercisable on May 12, 1996 and have an expiration date of ten years subsequent to the original date of issuance by BPI.

     In connection with the Chancellor Merger, Chancellor Media assumed outstanding options to purchase 3,526,112 shares of Chancellor Media Common Stock (the "Chancellor Options") with a fair value of $34,977. The Chancellor Options have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the original date of issuance by Chancellor.

     The total options available for grant were 3,679,500 and 1,115,894 at December 31, 1996 and 1997, respectively.

     Chancellor Media applies APB Opinion No. 25 in accounting for its Employee Option Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had Chancellor Media determined compensation cost based on the fair value at the grant date for

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                       1995        1996        1997
                                                      -------    --------    --------
Net loss:
  As reported.......................................  $(5,850)   $(16,194)   $(31,745)
  Pro forma.........................................   (8,787)    (20,969)    (36,650)

     Pro forma net loss reflects only options granted in 1995, 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of one year and compensation cost for options granted prior to 1995 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: expected volatility of 44.5% for 1995 and 1996 and 41.9% for 1997; risk-free interest rate of 6.0% for 1995 and 1996 and 5.4% for 1997; dividend yield of 0% and expected lives ranging from three to seven years for 1995, 1996 and 1997.

     Following is a summary of activity in the employee option plans and agreements discussed above for the years ended December 31, 1995, 1996 and 1997:

                                      1995                   1996                   1997
                              --------------------   --------------------   --------------------
                                          WEIGHTED               WEIGHTED               WEIGHTED
                                          AVERAGE                AVERAGE                AVERAGE
                                          EXERCISE               EXERCISE               EXERCISE
                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                              ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year......................  1,956,000    $ 1.55    2,579,748    $ 3.46    3,559,984    $ 5.97
Granted.....................    516,000     10.08    1,174,500     11.56    2,773,590     22.89
Assumed in acquisitions.....    310,276      4.85           --        --    3,526,112      9.29
Exercised...................    (51,000)     0.65     (166,806)     4.27     (994,526)     5.43
Canceled....................   (151,528)     4.30      (27,458)     4.96      (38,464)    19.46
                              ---------    ------    ---------    ------    ---------    ------
Outstanding at end of
  year......................  2,579,748    $ 3.46    3,559,984    $ 5.97    8,826,696    $12.98
                              =========    ======    =========    ======    =========    ======
Options exercisable at year
  end.......................  1,890,000              1,935,484              5,687,960
                              =========              =========              =========
Weighted average fair value
  of options granted during
  the year..................       4.27                   4.88                  10.25
                              =========              =========              =========

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                         OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                          --------------------------------------------------   -------------------------------
                              NUMBER           WEIGHTED                            NUMBER
                          OUTSTANDING AT       AVERAGE           WEIGHTED      EXERCISABLE AT      WEIGHTED
        RANGE OF           DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,       AVERAGE
    EXERCISE PRICES            1997        CONTRACTUAL LIFE   EXERCISE PRICE        1997        EXERCISE PRICE
    ---------------       --------------   ----------------   --------------   --------------   --------------
$0.01...................    1,000,000         5.3 years           $ 0.01         1,000,000          $ 0.01
$4.13 to 6.17...........    2,186,056         7.2 years             4.58         2,039,692            4.60
$10.67 to 15.81.........    2,378,562         8.3 years            11.49           983,624           11.63
$17.05 to 23.75.........    2,769,078         9.5 years            21.38         1,464,644           22.50
$26.38 to 31.63.........      493,000         9.8 years            28.32           200,000           27.50
                            ---------                             ------         ---------          ------
                            8,826,696                              12.98         5,687,960           10.44
                            =========                             ======         =========          ======

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(10) EMPLOYEE BENEFIT PLANS

  (a) 401(k) Plan

     The Company offers substantially all of its employees voluntary participation in a 401(k) Plan. The Company may make discretionary contributions to the plan; however, no such contributions were made by the Company during 1995, 1996 or 1997.

  (b) Katz Savings and Profit Sharing Plan

     Katz has a defined contribution retirement plan, The Katz Media Group Savings and Profit Sharing Plan (the "Katz Plan"). The Katz Plan covers substantially all employees of Katz with greater than six months of service. The Katz Plan permits Katz to match a percentage of a participant's contribution up to a stated maximum percentage of an employee's salary. Cash contributions included in to operating expenses approximated $200 for the year ended December 31, 1997. Effective January 1, 1998, the Company elected to discontinue cash contributions under the matching provision of the Katz Plan. The Company intends to merge the Katz Plan into the Company's 401(k) Plan during 1998.

  (c) Katz Other Postretirement Benefits

     Prior to the Company's acquisition of Katz on October 28, 1997, Katz provided for certain medical, dental and life insurance benefits for employees who retire beginning at age 55 with a minimum of 15 years of service and for employees who retire at age 65 with a minimum of 10 years of service. The Company will continue providing this coverage only for retirees and beneficiaries currently receiving coverage and those active employees who have, or will have attained by December 31, 1998, the age and service necessary to receive coverage.

     The accumulated post retirement benefit obligation ("APBO") consists of $703 for retirees and $337 for active employees fully eligible for benefits for a total APBO of $1,040 at December 31, 1997. As of December 31, 1997, Katz and its subsidiaries have not funded any portion of the accumulated postretirement benefit obligation. The net periodic postretirement benefit cost consists of interest cost on the APBO of $11 for the year ended December 31, 1997. The APBO was determined using an assumed discount rate of 6.5% and a health care cost trend rate of 5% per annum for all future years. The effect of a 1% increase in the health care cost trend rate would increase the APBO by $368 and would increase the service and interest cost components of the net periodic postretirement benefit cost by $24.

(11) INCOME TAXES

     Income tax expense (benefit) from continuing operations consists of the following:

                                                          1995      1996       1997
                                                          -----    -------    -------
Current tax expense:
  Federal...............................................  $ 246    $   485    $ 6,840
  State.................................................    425        972      4,791
                                                          -----    -------    -------
Total current tax expense...............................    671      1,457     11,631
Deferred benefit........................................   (479)    (4,353)    (3,829)
                                                          -----    -------    -------
Total income tax expense (benefit)......................  $ 192    $(2,896)   $ 7,802
                                                          =====    =======    =======

     During 1997, the Company incurred an extraordinary loss on extinguishment of debt. The tax benefit related to the extraordinary loss is approximately $2,343. This tax benefit, which reduces current taxes payable, is separately allocated to the extraordinary item.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Total income tax expense (benefit) differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to loss from continuing operations for the years ended December 31, 1995, 1996 and 1997 as a result of the following:

                                                         1995       1996       1997
                                                        -------    -------    -------
Computed "expected" tax benefit.......................  $(1,980)   $(6,682)   $(2,342)
Amortization of goodwill..............................      788      2,477      5,744
Net operating loss carryforwards for which no tax
  benefit was recognized..............................      923         --         --
State income taxes, net of federal benefit............      276        632      2,533
Other, net............................................      185        677      1,867
                                                        -------    -------    -------
                                                        $   192    $(2,896)   $ 7,802
                                                        =======    =======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1997 are presented below:

                                                                1996         1997
                                                              ---------    ---------
Deferred tax assets:
  Net operating loss and credit carryforwards...............  $  13,519    $  38,552
  Accrued compensation primarily relating to stock
     options................................................      1,687        1,720
  Differences in book and tax bases related to media
     representation contracts...............................         --       39,908
  Differences in book and tax bases of lease liabilities....         --        4,727
  Other.....................................................      1,215        3,147
                                                              ---------    ---------
          Total deferred tax assets.........................     16,421       88,054
                                                              ---------    ---------
Deferred tax liabilities:
  Property and equipment and intangibles, primarily
     resulting from difference in bases from BPI, Pyramid,
     Chancellor Merger and Katz acquisitions................   (101,761)    (445,992)
  Other.....................................................       (758)      (3,702)
                                                              ---------    ---------
          Total deferred tax liabilities....................   (102,519)    (449,694)
                                                              ---------    ---------
          Net deferred tax liability........................  $ (86,098)   $(361,640)
                                                              =========    =========

     Deferred tax assets and liabilities are computed by applying the U.S. federal and state income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets at December 31, 1997 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the generation of taxable income in the carryforward period.

     At December 31, 1997, the Company has net operating loss carryforwards available to offset future taxable income of approximately $85,000, expiring from 1998 to 2012 and has alternative minimum tax credit carryforwards of approximately $3,600 that do not expire. All of the net operating loss and tax credit

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES carryforwards at December 31, 1997 are subject to annual use limitations under tax rules governing changes of ownership.

(12) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $3,073, $5,462 and $10,913 during 1995, 1996 and 1997, respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows:

Year ending December 31:
  1998.....................................................   30,784
  1999.....................................................   28,644
  2000.....................................................   26,533
  2001.....................................................   25,188
  2002.....................................................   23,506
  Thereafter...............................................  156,335

     In August 1993, the Company terminated an agreement with Sagittarius Broadcasting Company (an affiliate of Infinity Broadcasting Corporation) and One Twelve, Inc. (collectively, the "Claimants" or the "Plaintiffs") pursuant to which programming featuring radio personality Howard Stern was broadcast on radio station WLUP-AM (now WMVP-AM) in Chicago. The Claimants allege that termination of the agreement was wrongful and have sued the Company in the Supreme Court of the State of New York, County of New York (the "Court"). The agreement required payments to the Claimants in the amount of $2.6 million plus five percent of advertising revenues generated by the programming over the three-year term of the agreement. A total of approximately $680,000 was paid to the Claimants pursuant to the agreement prior to termination. Claimants' complaint alleged claims for breach of contract, indemnification, breach of fiduciary duty and fraud. Claimants' aggregate prayer for relief totaled $45.0 million. On July 12, 1994, the Court granted the Company's motion to dismiss Claimants' claims for fraud and breach of fiduciary duty. On June 6, 1995, the Court denied the Claimants' motion for summary judgment on their contract and indemnification claims and this order has been affirmed on appeal. On May 17, 1996, after the close of discovery, the Company filed a motion for summary judgment, seeking the dismissal of the remaining claims in the original complaint. On July 1, 1996, Claimants moved for leave to amend their complaint in order to add claims for breach of the covenant of good faith and fair dealing, tortious interference with business advantage and prima facia tort. In the proposed amended complaint, Claimants seek compensatory and punitive damages in excess of $25.0 million. On March 13, 1997, the Court denied the Company's motion for summary judgment, allowed Claimants' request to amend the complaint to add a claim for breach of the covenant of good faith and fair dealing and denied Claimants' request to amend the complaint to add claims for tortious interference with business advantage and prima facia tort. On April 25, 1997, the Company filed a notice of appeal of the denial of the Company's motion for summary judgment. In October 1997, the N.Y. State Supreme Court, Appellate Division, granted a portion of the appeal seeking to strike certain damages sought, but otherwise affirmed the denial of the motion for summary judgement and sent the case back to the trial court for trial. The Company believes that it acted within its rights in terminating the agreement.

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1997. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 1996                    1997
                                          -------------------   -----------------------
                                          CARRYING     FAIR      CARRYING       FAIR
                                           AMOUNT     VALUE       AMOUNT       VALUE
                                          --------   --------   ----------   ----------
Interest rate swaps.....................  $     --   $    199   $       --   $    3,919
Long-term debt -- Senior Credit
  Facility..............................   348,000    348,000    1,573,000    1,573,000
Long-term debt -- Senior Notes..........    10,000     10,572           --           --
Long-term debt -- 9 3/8% Notes..........        --         --      200,000      209,000
Long-term debt -- 8 3/4% Notes..........        --         --      200,000      205,000
Long-term debt -- 10 1/2% Notes.........        --         --      100,000      110,000
Long-term debt -- 8 1/8% Notes..........        --         --      500,000      500,000
Redeemable preferred stock -- 12 1/4%
  Preferred Stock.......................        --         --      119,444      133,000
Redeemable preferred stock -- 12%
  Preferred Stock.......................        --         --      211,764      239,821

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash and cash equivalents, accounts receivable and accounts payable: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

          Interest rate swaps: The fair value of the interest rate swap and cap contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would (receive) pay at the reporting date if the contracts were transferred to other parties or canceled by the broker.

          Long-term debt: The fair values of the Company's 9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes and 8 1/8% Notes are based on December 31, 1997 quoted market prices. As amounts outstanding under the Company's Senior Credit Facility agreements bear interest at current market rates, their carrying amounts approximate fair market value.

          Redeemable preferred stock: The fair values of the Company's 12 1/4% Preferred Stock and 12% Preferred Stock are based on December 31, 1997 quoted market prices.

(14) RELATED PARTY TRANSACTIONS

     As of December 31, 1997, Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate 18,727,028 shares of Common Stock of Chancellor Media. Mr. Hicks was elected Chairman of the Board and a director of the Company upon consummation of the Chancellor Merger.

     The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997, (the "Financial Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. Pursuant thereto, the Company pays to Hicks Muse Partners an annual fee of not less than $1,000 , subject to increase or decrease (but not below $1,000), based upon changes in the Consumer Price Index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the Financial Monitoring and Oversight Agreement. The Financial Monitoring and Oversight Agreement provides

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES that the agreement will terminate at such time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Chancellor Media Common Stock beneficially owned by them, collectively. The Company paid Hicks Muse Partners $333 in 1997 pursuant to the Financial Monitoring and Oversight Agreement which is included in corporate general and administrative expense in the accompanying consolidated statement of operations.

     In connection with the consummation of the Chancellor Merger, a Financial Advisory Agreement among Chancellor, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the Financial Advisory Agreement in respect of the transactions contemplated by the Chancellor Merger, HM2/Management was paid a fee of $10,000 in cash upon consummation of the Chancellor Merger which was accounted for as a direct acquisition cost. Notwithstanding the termination of the Financial Advisory Agreement, the Company paid Hicks Muse Partners $1,500 for financial advisory services in connection with the Katz Acquisition which was accounted for as a direct acquisition cost.

     Vernon E. Jordan, Jr., a director of the Company, also serves on the board of directors of Bankers Trust Company and Bankers Trust New York Corporation. Affiliates of Bankers Trust Company and Bankers Trust New York Corporation have provided a variety of commercial banking, investment banking and financial advisory services to the Company, and expect to continue to provide such services to the Company in the future.

(15) SEGMENT DATA

     The Company operated in two principal business segments -- radio broadcasting and media representation -- in 1997. The Company's radio broadcasting segment included a portfolio of 96 stations (68 FM and 28 AM) for which the Company owned at December 31, 1997 in 21 large markets, including each of the nation's 12 largest radio revenue markets. The Company entered into the media representation segment with the acquisition of Katz on October 28, 1997. Katz is a full-service media representation firm serving multiple types of electronic media, with leading market share in the representation of radio and television stations and cable television systems. Katz is retained on an exclusive basis by radio stations, television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas, to sell national spot advertising air time. The media representation segment data for 1997 includes the results of operations of Katz from the date of acquisition.

                                                          DEPRECIATION
                                     NET      OPERATING       AND        IDENTIFIABLE     CAPITAL
              1997                 REVENUES    INCOME     AMORTIZATION      ASSETS      EXPENDITURES
              ----                 --------   ---------   ------------   ------------   ------------
Radio broadcasting...............  $548,856    $52,219      $182,314      $4,465,526      $11,430
Media representation.............    33,222      6,187         3,668         495,951          436
                                   --------    -------      --------      ----------      -------
          Total..................  $582,078    $58,406      $185,982      $4,961,477      $11,866
                                   ========    =======      ========      ==========      =======

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(16) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             QUARTER ENDED
                                            ------------------------------------------------
                                            MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                            --------   --------   ------------   -----------
1996:
  Net revenues............................  $ 53,371   $ 72,991     $ 78,768      $ 88,720
  Operating income (loss).................    (8,223)     7,062        9,351         9,770
  Net income (loss) attributable to common
     stock................................   (14,273)    (2,222)        (793)        1,094
1997:
  Net revenues............................  $ 81,897   $106,364     $145,022      $248,795
  Operating income........................       568     16,968       15,002        25,868
  Income (loss) before extraordinary
     item.................................    (6,011)     9,870       (3,221)      (15,132)
  Net income (loss) attributable to common
     stock................................    (6,011)     5,520       (6,000)      (25,254)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Media Corporation of Los Angeles:

     Our report on the consolidated financial statements of Chancellor Media Corporation of Los Angeles and subsidiaries is included in this Registration Statement. In connection with our audit of such financial statements, we have also audited the related financial statement schedule of Chancellor Media Corporation of Los Angeles and subsidiaries as of and for the year ended December 31, 1997 included herein.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 10, 1998, except for notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(a) as to which the date is March 13, 1998

                                                                     SCHEDULE II
                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES
                                AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                          ADDITIONS    ADDITIONS
                                             BALANCE AT   CHARGED TO    CHARGED                  BALANCE
                                             BEGINNING    COSTS AND    TO OTHER                  AT END
                DESCRIPTION                  OF PERIOD     EXPENSES    ACCOUNTS     WRITEOFFS   OF PERIOD
                -----------                  ----------   ----------   ---------    ---------   ---------
Allowance for doubtful accounts:
  Year ended December 31, 1997.............   $ 2,292       5,174         7,049(1)    1,864      $12,651
                                              =======       =====       =======       =====      =======
  Year ended December 31, 1996.............   $ 2,000       2,179           156(1)    2,043      $ 2,292
                                              =======       =====       =======       =====      =======
  Year ended December 31, 1995.............   $   835         904         1,644(1)    1,383      $ 2,000
                                              =======       =====       =======       =====      =======
Deferred tax asset valuation allowance:
  Year ended December 31, 1997.............   $    --          --            --          --      $    --
                                              =======       =====       =======       =====      =======
  Year ended December 31, 1996.............   $    --          --            --          --      $    --
                                              =======       =====       =======       =====      =======
  Year ended December 31, 1995.............   $14,458          --       (14,458)         --      $    --
                                              =======       =====       =======       =====      =======

---------------

(1) Additions (deductions) result from the application of purchase accounting relating to the BPI Acquisition in 1995, the Pyramid Acquisition in 1996 and the Chancellor Merger, the Viacom Acquisition and the Katz Acquisition in 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:

     We have audited the accompanying consolidated balance sheets of Chancellor Radio Broadcasting Company and Subsidiaries (collectively the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 13, 1997,
except for Note 15 as
to which the date is
February 19, 1997

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1995            1996
                                                              ------------    ------------
Current assets:
  Cash......................................................  $  1,314,214    $  3,788,546
  Accounts receivable, net of allowance for doubtful
     accounts of $263,528 and $1,023,660, respectively......    13,243,292      46,584,705
  Prepaid expenses and other................................       546,405       2,753,731
                                                              ------------    ------------
          Total current assets..............................    15,103,911      53,126,982
  Restricted cash...........................................            --      20,363,329
  Property and equipment, net...............................    17,925,845      49,122,932
  Intangibles and other, net................................   203,808,395     551,406,094
  Deferred financing costs, net.............................     4,284,413      16,723,346
                                                              ------------    ------------
          Total assets......................................  $241,122,564    $690,742,683
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,873,888    $  4,409,389
  Accrued liabilities.......................................     4,692,948      12,529,831
  Accrued interest..........................................     2,710,891       6,868,839
  Current portion of long-term debt.........................     4,062,500         400,000
                                                              ------------    ------------
          Total current liabilities.........................    13,340,227      24,208,059
  Long-term debt............................................   168,107,242     354,913,499
  Deferred income taxes.....................................     4,952,361       2,606,314
  Other.....................................................            --         801,572
                                                              ------------    ------------
          Total liabilities.................................   186,399,830     382,529,444
                                                              ------------    ------------
Commitments (Note 11)
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  none and 1,000,000 shares issued and outstanding,
  respectively; preference in liquidation of $109,110,301...            --     107,222,416
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding,
     respectively...........................................            10              10
  Additional paid-in capital................................    66,359,990     219,520,102
  Accumulated deficit.......................................   (11,637,266)    (18,529,289)
                                                              ------------    ------------
          Total common stockholder's equity.................    54,722,734     200,990,823
                                                              ------------    ------------
          Total liabilities and stockholder's equity........  $241,122,564    $690,742,683
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
                                             1994            1995            1996
                                          -----------    ------------    ------------
Gross broadcasting revenues.............  $30,080,829    $ 73,278,860    $203,188,125
Less agency commissions.................    3,763,734       8,956,717      24,786,594
                                          -----------    ------------    ------------
          Net revenues..................   26,317,095      64,322,143     178,401,531
                                          -----------    ------------    ------------
Operating expenses:
  Programming, technical and news.......    5,678,829      11,734,285      40,987,411
  Sales and promotion...................    7,137,039      17,556,256      47,026,490
  General and administrative............    2,844,284       8,174,189      23,195,565
  Depreciation and amortization.........    2,954,159       8,256,268      20,877,374
  Corporate expenses....................      599,657       1,815,535       4,844,985
  Stock option compensation.............           --       6,360,000       3,800,000
                                          -----------    ------------    ------------
                                           19,213,968      53,896,533     140,731,825
                                          -----------    ------------    ------------
          Income from operations........    7,103,127      10,425,610      37,669,706
Other (income) expense:
  Interest expense......................    5,246,827      18,114,549      35,703,862
  Other, net............................      (19,265)         42,402          68,419
                                          -----------    ------------    ------------
          Income (loss) before provision
            for income taxes and
            extraordinary loss..........    1,875,565      (7,731,341)      1,897,425
Provision for income taxes..............    1,163,716       3,799,955       4,612,551
                                          -----------    ------------    ------------
          Net income (loss) before
            extraordinary loss..........      711,849     (11,531,296)     (2,715,126)
Extraordinary loss on early
  extinguishment of debt, net of income
  tax benefit...........................      817,819              --       4,176,897
                                          -----------    ------------    ------------
          Net loss......................     (105,970)    (11,531,296)     (6,892,023)
Dividends and accretion on preferred
  stock.................................           --              --      11,556,943
Loss on repurchase of preferred stock...           --              --      16,570,065
                                          -----------    ------------    ------------
          Net loss attributable to
            common stock................  $  (105,970)   $(11,531,296)   $(35,019,031)
                                          ===========    ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY

                                            COMMON STOCK
                                          ----------------      ADDITIONAL       ACCUMULATED
                                          SHARES    AMOUNT    PAID-IN CAPITAL      DEFICIT          TOTAL
                                          ------    ------    ---------------    ------------    ------------
Balance, December 31, 1993..............      --       --                --                --              --
  Issuance of common stock on January
     10, 1994...........................   1,000     $ 10      $ 25,499,990                --    $ 25,500,000
  Issuance of common stock on October
     12, 1994...........................   1,000       10        34,499,990                --      34,500,000
  Net loss..............................      --       --                --      $   (105,970)       (105,970)
                                          ------     ----      ------------      ------------    ------------
Balance, December 31, 1994..............   2,000       20        59,999,980          (105,970)     59,894,030
  Stock option compensation.............      --       --         6,360,000                --       6,360,000
  Contribution of stock held by
     affiliate of Hicks, Muse, Tate &
     Furst..............................  (1,000)     (10)               10                --              --
  Net loss..............................      --       --                --       (11,531,296)    (11,531,296)
                                          ------     ----      ------------      ------------    ------------
Balance, December 31, 1995..............   1,000       10        66,359,990       (11,637,266)     54,722,734
  Loss on repurchase of preferred
     stock..............................      --       --       (16,570,065)               --     (16,570,065)
  Dividends and accretion on preferred
     stock..............................      --       --       (11,556,943)               --     (11,556,943)
  Capital contributions.................      --       --       181,287,120                --     181,287,120
  Net loss..............................      --       --                --        (6,892,023)     (6,892,023)
                                          ------     ----      ------------      ------------    ------------
Balance, December 31, 1996..............   1,000     $ 10      $219,520,102      $(18,529,289)   $200,990,823
                                          ======     ====      ============      ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         1994            1995           1996
                                                     -------------   ------------   -------------
Cash flows from operating activities:
  Net loss.........................................  $    (105,970)  $(11,531,296)  $  (6,892,023)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.................      2,954,159      8,256,268      20,877,374
     Amortization of deferred financing costs......        226,000        791,000       2,633,583
     Stock option compensation.....................             --      6,360,000       3,800,000
     Deferred income taxes.........................      1,490,716      3,788,877       4,548,481
     Extraordinary loss............................        490,819             --       4,176,897
     Changes in assets and liabilities, net of the
       effects of acquired businesses:
       Accounts receivable, net....................     (9,675,567)    (2,343,520)    (13,408,364)
       Prepaids and other..........................        216,036       (214,868)       (982,637)
       Accounts payable............................      1,509,064       (541,914)      1,429,070
       Accrued liabilities.........................      1,334,397        447,196       3,706,725
       Accrued interest............................      2,251,654        459,237       4,157,948
                                                     -------------   ------------   -------------
          Net cash provided by operating
            activities.............................        691,308      5,470,980      24,047,054
                                                     -------------   ------------   -------------
Cash flows from investing activities:
  Purchases of broadcasting properties.............   (204,509,849)   (24,351,529)   (439,533,609)
  Purchases of other property and equipment........       (238,648)    (1,709,897)     (3,208,553)
                                                     -------------   ------------   -------------
          Net cash used in investing activities....   (204,748,497)   (26,061,426)   (442,742,162)
                                                     -------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........    168,910,299             --     277,627,630
  Proceeds from borrowings under revolving debt
     facility......................................      5,639,237     54,458,819     101,966,762
  Repayment of long-term debt......................    (25,000,000)    (2,437,500)   (109,816,233)
  Repayments of borrowings under revolving debt
     facility......................................     (3,975,539)   (31,633,467)   (105,540,183)
  Issuance of preferred stock......................             --             --     175,412,322
  Repurchase of preferred stock....................             --             --     (95,462,423)
  Additional capital contributions.................     60,000,000             --     178,525,254
  Distribution of additional paid in capital.......             --             --      (1,038,134)
  Payment of preferred stock dividends.............             --             --        (505,555)
                                                     -------------   ------------   -------------
          Net cash provided by financing
            activities.............................    205,573,997     20,387,852     421,169,440
                                                     -------------   ------------   -------------
          Net increase (decrease) in cash..........      1,516,808       (202,594)      2,474,332
Cash, at beginning of year.........................             --      1,516,808       1,314,214
                                                     -------------   ------------   -------------
Cash, at end of year...............................  $   1,516,808   $  1,314,214   $   3,788,546
                                                     =============   ============   =============
Supplemental Disclosure of Cash Flow Information
  (Note 5):
Cash paid during the period for:
  Interest.........................................  $   2,769,173   $ 16,864,312   $  28,912,331
  Income taxes.....................................  $          --   $         --   $      62,407
Non-cash financing:
  Dividends and accretion on preferred stock.......  $          --   $         --   $  11,556,943

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company ("Chancellor Radio Broadcasting") and its wholly owned subsidiaries (collectively, the "Company") operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in markets throughout the United States. Chancellor Radio Broadcasting, a wholly owned subsidiary of Chancellor Broadcasting Company, formerly Chancellor Corporation ("Chancellor"), was formed in June 1994 to acquire and operate radio stations owned by American Media, Inc. and two corporations and one partnership affiliated with American Media, Inc. (collectively, the "American Media Station Group") and by Chancellor Communications Corporation ("Chancellor Communications"). That transaction was consummated on October 12, 1994. Chancellor Communications was formed in 1993 to acquire and operate radio stations KGBY-FM and KFBK-AM. That transaction closed on January 10, 1994 and the consolidated financial statements include the activity of all the stations since their respective dates of acquisition.

     In June 1995, the 1,000 shares of common stock of Chancellor Communications held by an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") were exchanged for additional shares of common stock of Chancellor, which subsequently contributed these shares to Chancellor Radio Broadcasting as an additional capital contribution. As a result, Chancellor Communications became a wholly owned subsidiary of Chancellor Radio Broadcasting. Chancellor Communications was then merged with the Company. The transactions had no effect on the financial position or results of operations of the Company.

     Chancellor Broadcasting Licensee Company is a wholly-owned non-operating legal entity formed to hold title to the Company's broadcast licenses. Such entity has no significant other assets and no material liabilities, contingencies or commitments. Consistent with industry practice for financial reporting purposes, no material value has been specifically allocated to the licenses. Accordingly, no financial statement information has been provided herein due to its immateriality to investors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Chancellor and its subsidiaries Chancellor Broadcasting and Chancellor Broadcasting Licensee Company for all periods presented, and its subsidiaries Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. from their date of acquisition. All significant intercompany accounts and transactions have been eliminated.

  Cash

     The Company maintains cash in demand deposits with financial institutions. The Company had no cash equivalents during the periods presented. All highly liquid investments with an original maturity of less than Six months are considered cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty-five years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Intangibles

     Goodwill represents the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized over the straight-line method over forty years. Other intangible assets comprise amounts paid for pending acquisitions, agreements not to compete, a tower lease advantage and organization costs incurred in the incorporation of the Company. Other intangibles, excluding pending acquisition costs, are being amortized by the straight-line method over their estimated useful lives ranging from three to ten years. Pending acquisition costs are deferred and capitalized as part of completed acquisitions or expensed in the period in which the pending acquisition is terminated.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Financing Costs

     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt. As a result of refinancing the Company's original credit facility, during the year ended December 31, 1994 unamortized deferred financing costs of approximately $818,000 were expensed as an extraordinary item in the consolidated statements of operations. As a result of refinancing the Company's second credit facility, the early redemption of $20.0 million of its existing notes (defined) and the prepayment of $18.7 million of it's a Term Loan Facility (defined) from its third credit facility, during the year ended December 31, 1996 unamortized deferred financing costs of $3.4 million, less $543,500 of tax benefit, were expensed as an extraordinary item in the consolidated statements of operations. Approximately $5.1 million, $118,000 and $18.6 million of new financing costs were incurred for the years ended December 31, 1994, 1995 and 1996, respectively. Accumulated amortization at December 31, 1995 and 1996, amounted to approximately $959,000 and $2.8 million, respectively.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1.4 million, $4.2 million and $16.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Stock Option Compensation

     Stock option compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Chancellor, Chancellor Radio Broadcasting and Chancellor Broadcasting Licensee Company have elected to file consolidated federal income tax returns (the "Chancellor Group") and Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. have elected to file consolidated federal income tax returns (the "Shamrock Group"). Each of these groups have entered into a tax sharing agreement governing the allocation of any consolidated federal income tax liability among its members. In general, each subsidiary allocates and pays income taxes computed as if each subsidiary filed a separate federal income tax return. Similar principles apply to any consolidated state and local income tax liabilities.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1995           1996
                                                             -----------    -----------
Land.......................................................  $ 1,572,229    $ 3,036,663
Building and building improvements.........................    3,159,848      9,202,378
Towers and antenna systems.................................    3,689,972     14,476,104
Studio, technical and transmitting equipment...............    7,830,375     23,026,564
Office equipment, furniture and fixtures...................    2,484,261      5,521,010
Record library.............................................    1,800,510      2,193,236
Vehicles...................................................      362,787      1,117,908
Construction in progress...................................      503,504         78,877
                                                             -----------    -----------
                                                              21,403,486     58,652,740
Less accumulated depreciation..............................   (3,477,641)    (9,529,808)
                                                             -----------    -----------
                                                             $17,925,845    $49,122,932
                                                             ===========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $0.9 million, $2.6 million and $6.5 million, respectively.

4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                               1995            1996
                                                           ------------    ------------
Goodwill.................................................  $205,971,820    $567,377,120
Noncompete agreements....................................     1,950,000       2,025,000
Tower lease advantage....................................       305,000         305,000
Pending acquisition costs................................     3,246,265       2,620,474
Other....................................................        45,718         626,220
                                                           ------------    ------------
                                                            211,518,803     572,953,814
Less accumulated amortization............................    (7,710,408)    (21,547,720)
                                                           ------------    ------------
                                                           $203,808,395    $551,406,094
                                                           ============    ============

     Amortization expense for intangible assets for the years ended December 31, 1994, 1995 and 1996 was $2.0 million, $5.7 million and $14.3 million, respectively.

5. ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES

     On January 9, 1994, Chancellor Communications purchased substantially all the assets and assumed certain liabilities of KGBY-FM and KFBK-AM for approximately $49.5 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 4,921
  Goodwill and other intangibles............................   44,401
  Prepaid expenses and other assets.........................      413
  Accrued liabilities.......................................     (205)
                                                              -------
          Total acquisition.................................  $49,530
                                                              =======

     On October 12, 1994, Chancellor Radio Broadcasting purchased substantially all the assets and assumed certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of the American Media Station Group (other than KHYL-FM in Sacramento, California) for approximately $139.5 million in cash, including acquisition costs and payments in respect of agreements not to compete. On the same date, Chancellor Communications purchased all the assets and certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of KHYL-FM for approximately $15.5 million in cash, including acquisition costs and payments in respect of an agreement not to compete. These acquisitions have been accounted for as purchases and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 12,671
  Goodwill and other intangibles............................   142,618
  Prepaid expenses and other assets.........................       353
  Accrued liabilities.......................................      (662)
                                                              --------
          Total acquisition.................................  $154,980
                                                              ========

     Simultaneously with the closing of these transactions, Chancellor acquired all of Chancellor Communications' outstanding nonvoting stock in exchange for newly issued shares of Chancellor's nonvoting stock. Chancellor contributed all the acquired shares of Chancellor Communication's nonvoting stock to Chancellor Radio Broadcasting, as a result of which Chancellor Communications became a subsidiary of Chancellor Radio Broadcasting. Because these entities are under common management and control, this exchange has been accounted for at historical cost in a manner similar to a pooling of interests.

     On July 31, 1995, the Company purchased substantially all the assets and assumed certain liabilities of KDWB-FM for approximately $22.6 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment................   $ 1,866
  Goodwill and other intangibles........    21,032
  Prepaid expenses and other assets.....        82
  Other liabilities.....................      (383)
                                           -------
          Total acquisition.............   $22,597
                                           =======

     On February 14, 1996, the Company acquired all of the outstanding capital stock of Trefoil Communications, Inc. ("Trefoil") for approximately $408.0 million, including acquisition costs. Trefoil is a holding company, the sole asset of which is the capital stock of Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"). The acquisition of Trefoil was financed through a new credit agreement, new senior subordinated notes, Chancellor's initial public stock offering, senior exchangeable preferred stock and the issuance of unregistered common stock of Chancellor. The acquisition of Trefoil was accounted for as a purchase for financial accounting purposes and a non-taxable business combination for tax purposes and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Cash..................................  $     38
  Accounts receivable, net..............    18,636
  Prepaid expenses and other assets.....     1,274
  Property and equipment................    36,429
  Goodwill and other intangibles........   361,425
  Deferred tax asset....................     5,464
  Accrued liabilities...................   (14,564)
  Other noncurrent liabilities..........      (702)
                                          --------
          Total acquisition.............  $408,000
                                          ========

     Simultaneously with the acquisition of Trefoil, the Company entered into a time brokerage agreement with Evergreen Media Corporation for the outsourcing of certain limited functions of WWWW-FM and WDFN-AM, both Detroit stations acquired with Trefoil, and an option to purchase such stations for $30.0 million of cash. These stations were operated pursuant to this agreement until January 30, 1997, the date on which the disposition of these stations occurred. Subsequent to the acquisition of Trefoil, KTBZ-FM, a Houston station acquired with Trefoil, was operated by Secret Communications, L.P. ("Secret") under a Local Marketing Agreement ("LMA")/Exchange Agreement with the Company. In March 1996, the Company entered into an agreement to exchange KTBZ-FM and $5.6 million of cash to Secret for KALC-FM and KIMN-FM, Denver, Colorado. The Company began managing certain limited functions of these stations, pursuant to an LMA, effective April 1, 1996 and closed on the exchange of the stations effective July 31, 1996. The exchange has been accounted for using the fair values of the assets exchanged plus the $5.6 million of additional cash and $0.8 million of additional acquisition costs, and was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $28.7 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight line method.

     The exchange is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Prepaid expenses and other assets.........................  $   163
  Property and equipment....................................    2,363
  Goodwill and other intangibles............................   28,657
  Accrued liabilities.......................................     (138)
                                                              -------
          Total acquisition.................................  $31,045
                                                              =======

     On May 15, 1996, the Company entered into an agreement to acquire substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock. On June 24, 1996, the Company entered into an agreement with American Radio Systems Corporation ("American Radio") whereby it will exchange the West Palm Beach, Florida stations acquired from Omni for American Radio's KSTE-AM and $33.0 million of cash. KSTE-AM is located in Rancho Cordova, California and is part of the Sacramento market. On July 1, 1996, Chancellor entered into an agreement with SFX Broadcasting, Inc. ("SFX") whereby it will exchange the Jacksonville, Florida stations being acquired pursuant to the Omni acquisition agreement and $11.0 million of cash for SFX's WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM, Nassau-Suffolk, New York. Pursuant to various agreements, the Company began managing certain limited functions of the remaining Omni stations and the SFX stations beginning July 1, 1996, and station KSTE-AM beginning August 1, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On November 22, 1996, the Company acquired substantially all the assets of WKYN-AM, Florence, Kentucky, for approximately $1.4 million, including transaction costs. WKYN-AM serves the Cincinnati, Ohio market.

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications ("Colfax") for an aggregate price of $373.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee, Wisconsin stations acquired from Colfax, to Clear Channel Radio, Inc. for $40.0 million in cash.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of Omni. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase.

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of KDWB-FM, Shamrock Broadcasting Company and KIMN-FM and KALC-FM had occurred as of the beginning of 1995 (in thousands):

                                                      1995                       1996
                                            ------------------------   ------------------------
                                            HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                            ----------   -----------   ----------   -----------
                                                         (UNAUDITED)                (UNAUDITED)
Net revenue...............................   $ 64,322     $162,360      $178,402     $187,198
Net income (loss) before extraordinary
  loss....................................    (11,531)      (8,319)       (2,715)        (310)
Net loss..................................    (11,531)      (8,319)       (6,892)        (310)

     The following summarizes the unaudited consolidated pro forma balance sheet as of December 31, 1996 as though the acquisition of Colfax, the issuance of the Exchangeable Preferred Stock, the issuance of Chancellor's Convertible Preferred Stock (including the over-allotment), and the New Credit Agreement had occurred on that date (in thousands):

                                                              HISTORICAL     PRO FORMA
                                                              ----------    -----------
                                                                            (UNAUDITED)
Total assets................................................   $690,743     $1,053,833
                                                               ========     ==========
Current liabilities.........................................   $ 24,208     $   40,598
Long-term liabilities.......................................    358,322        410,359
Preferred stock.............................................    107,222        404,585
Common stockholder's equity.................................    200,991        198,291
                                                               --------     ----------
Total liabilities and stockholders' equity..................   $690,743     $1,053,833
                                                               ========     ==========

6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             ----------    -----------
Salaries...................................................  $  534,297    $ 3,697,072
Sales commissions..........................................     889,010      2,149,167
Rep commissions............................................     561,189      1,549,048
Other......................................................   2,708,452      5,134,544
                                                             ----------    -----------
                                                             $4,692,948    $12,529,831
                                                             ==========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1995            1996
                                                          ------------    ------------
Term loan...............................................  $ 67,562,500    $ 74,968,527
Revolving credit loan...................................    24,607,242      20,344,972
Subordinated notes due 2004.............................    80,000,000     260,000,000
                                                          ------------    ------------
                                                           172,169,742     355,313,499
Less current portion....................................     4,062,500         400,000
                                                          ------------    ------------
                                                          $168,107,242    $354,913,499
                                                          ============    ============

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax Communications under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. The New Credit Agreement includes a $225.0 million term loan facility (the "Term Loan Facility") and a revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loan, the "New Bank Financing"). The Revolving Loan Facility originally provides for borrowings up to $120.0 million, which is subsequently reduced as and when the Company receives the net cash proceeds of the pending station swaps and dispositions. In connection with the refinancing of the term and revolving loan facilities, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $4.5 million.

     The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The New Bank Financing also is guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock Chancellor Radio Broadcasting.

     The Term Loan Facility is due in increasing quarterly installments beginning in 1997 and matures in January 2003. All outstanding borrowings under the Revolving Facility mature in January 2003. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on December 31, 1996 accrued interest at the prime rate plus 1.25% (9.5%) on $3.3 million and the LIBOR rate plus 2.50% (8.125%) on $92.0 million of borrowings.

     In connection with the IPO (defined), the Company redeemed 25% of its Existing Notes (defined) for approximately $22.2 million. The redemption was completed in March 1996 and resulted in an extraordinary charge of $2.8 million. The remaining $60.0 million 12 1/2% Senior Subordinated Notes due 2004 (the "Existing Notes") mature October 1, 2004, and bear interest at 12.5% per annum. On February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc., the Company issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "New Notes" and, together with the Existing Notes, the "Notes"), which mature on October 1, 2004, and bear interest at 9.375% per annum. Interest on the Notes is paid semi-annually. The Existing and New Notes are redeemable, in whole or in part, at the option of the Company on or after October 1, 1999 and February 1, 2000, respectively, at redemption prices expressed as a percentage of the principal amount, ranging from 100.000% to 105.556%,

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES plus accrued interest thereon to the date of acquisition. In addition, prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the New Notes with the net proceeds of one or more public equity offerings. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior debt of the Company. The New Notes rank pari passu in right of payment to the Existing Notes. The Notes are guaranteed on a senior subordinated basis by Chancellor Radio Broadcasting Company's subsidiaries.

     Scheduled debt maturities for the Company's outstanding long-term debt at December 31, 1996 for each of the next five years and thereafter are as follows:

1997........................................................  $    400,000
1998........................................................       400,000
1999........................................................     9,874,886
2000........................................................    11,296,119
2001........................................................    17,469,864
Thereafter..................................................   315,872,630
                                                              ------------
                                                              $355,313,499
                                                              ============

     See Note 5 for pro forma effects of the New Bank Financing subsequent to year end. Both the New Bank Financing and Notes indentures contain certain covenants, including, among others, limitations on the incurrence of additional debt, in the case of the New Bank Financing; requirements to maintain certain financial ratios; and restrictions on the payment of dividends to stockholders and from the subsidiaries to Chancellor.

8. CAPITAL STRUCTURE

     In February 1996, Chancellor sold 7.7 million shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), in an initial public offering, (the "IPO"), which generated net proceeds of $142.4 million, and in a private placement, issued $100.0 million of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") of Chancellor Radio Broadcasting and 742,192 shares of Class A common stock of Chancellor to an affiliated entity and other investors.

     Immediately prior to the IPO, Chancellor effected a recapitalization of its current capital stock. Pursuant to the recapitalization, each six shares of Chancellor's Nonvoting Stock were reclassified into one share of Class A Common Stock. Each six shares of Chancellor's Voting Stock were reclassified into one share of Class B Common Stock and each six shares of Convertible Nonvoting Stock were reclassified into one share of Class C Common Stock. In connection with the recapitalization, 63,334 shares of Class A Common Stock were exchanged for an equal number of shares of Class B Common Stock, and an additional 8,484,410 shares of Class A Common Stock were exchanged for an equal number of shares of Class C Common Stock. The recapitalization has been given retroactive effect in the financial statements.

     In February 1996, subsequent to the IPO, the Company completed a private placement of $100.0 million of newly authorized Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock"). Upon completion, the proceeds of the Old Preferred Stock were used to redeem the Acquisition Preferred Stock and 55,664 shares of Class A Common Stock. The redemption resulted in a charge to net loss attributable to common stock of approximately $16.6 million and an additional reduction of paid-in capital of approximately $1.0 million.

     In June 1996, the holders of Chancellor's Class C Common Stock filed an application with the FCC to convert the stock into Chancellor's Class B Common Stock. The holders of Class C Common Stock received approval of their applications and subsequently converted their stock on October 22, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     In August 1996 pursuant to an agreement entered into at the time of the IPO, Chancellor sold 1.2 million shares of Class A Common Stock in a private placement to an affiliated entity, which generated proceeds of $23.0 million which were contributed to Chancellor Radio Broadcasting.

     In September 1996, the Company completed an exchange offering whereby it exchanged the Old Preferred Stock for 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") in a transaction registered under the Securities Act of 1933, as amended. The terms of the Senior Exchangeable Preferred Stock are substantially identical to those of the Old Preferred Stock. Dividends on the Senior Exchangeable Preferred Stock accrue from its date of issuance and are payable quarterly commencing November 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the Senior Exchangeable Preferred Stock. The Senior Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at various redemption prices, plus, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices, plus, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of Senior Exchangeable Preferred Stock originally issued.

     The Company is required, subject to certain conditions, to redeem all of the Senior Exchangeable Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a change of control (as defined), the Company must offer to purchase all of the then outstanding shares of Senior Exchangeable Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of purchase. Subject to certain conditions, the Senior Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% subordinated exchange debentures due 2008.

     On January 23, 1997, Chancellor completed a private placement of $100.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The liquidation preference of the Convertible Preferred Stock is $50.00 per share, and requires cash dividends of $7.7 million per year. Because Chancellor is a holding company with no assets other than the common stock of the Company, Chancellor will rely solely on the dividends from the Company to satisfy its dividend payment obligation on the 7% Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The liquidation preference of the Exchangeable Preferred Stock will be $100.00 per share. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Senior Exchangeable Preferred Stock. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock includes or will include an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

9. INCOME TAXES

     All of the Company's revenues were generated in the United States. The provision for income taxes for continuing operations consists of the following:

                                                                    YEAR ENDED DECEMBER 31
                                                             ------------------------------------
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
Current:
  State....................................................  $       --   $   11,098   $   64,070
Deferred:
  Federal..................................................   1,267,109    3,220,528    3,866,209
  State....................................................     223,607      568,329      682,272
                                                             ----------   ----------   ----------
          Total provision..................................  $1,490,716   $3,799,955   $4,612,551
                                                             ==========   ==========   ==========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Income tax expense differs from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the following reasons:

                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1994          1995           1996
                                          ----------    -----------    ----------
U.S. federal income tax at statutory
  rate..................................  $  637,692    $(2,628,656)   $  645,125
State income taxes, net of federal
  benefit...............................     112,533       (463,880)      113,846
Valuation allowance provided for loss
  carryforward generated during the
  current period........................     720,490      6,589,750       307,000
Reconciliation of return to estimate....          --         71,510            --
Permanent difference....................      20,001        231,231     3,546,580
                                          ----------    -----------    ----------
                                          $1,490,716    $ 3,799,955    $4,612,551
                                          ==========    ===========    ==========

                                                 DECEMBER 31,
                                          ---------------------------
                                             1995            1996
                                          -----------    ------------
The deferred tax assets (liabilities)
  consist of the following:
  Loss carryforwards expiring 2009 and
     2010...............................  $ 4,766,240    $ 11,806,985
  Deferred stock option compensation
     deduction..........................    2,544,000       4,064,000
  Tax credits...........................           --       2,951,555
  Other.................................      105,411         680,819
                                          -----------    ------------
     Gross deferred tax assets..........    7,415,651      19,503,359
                                          -----------    ------------
  Depreciation and amortization.........   (5,057,772)    (21,488,463)
                                          -----------    ------------
  Deferred tax assets valuation
     allowance..........................   (7,310,240)       (621,210)
                                          -----------    ------------
     Net deferred tax liabilities.......  $(4,952,361)   $ (2,606,314)
                                          ===========    ============

     The deferred tax valuation allowance was originally established due to the uncertainty surrounding the realizability of the Company's deferred tax assets using the "more likely than not" criteria. During the fourth quarter of 1996, the Company revised its estimate of the likelihood that it will realize the majority of its deferred tax assets and adjusted its valuation allowance accordingly. This revised estimate was the direct result of the acquisition of Trefoil. Reversal of the valuation allowance related to deferred tax assets which existed on the date of acquisition or which were acquired as a result of the Trefoil acquisition were credited against the original purchase accounting allocation to goodwill. The reversal of the valuation allowance related to deferred tax assets generated subsequent to the acquisition were credited as a reduction of income tax expense and extraordinary losses as appropriate.

     The Company's tax credits and net operating loss carryforwards at December 31, 1996 begin expiring in 1997 and 2001, respectively. The Company has provided a valuation allowance for those tax credits which do not meet a "more likely than not" realizability test.

10. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan, whereby eligible employees can contribute up to either 15% of their salary, per year, subject to certain maximum contribution amounts. Prior to 1996, the Company had not made any contributions to the plan, nor is it required to in future periods. However, the Company did elect to make a discretionary match for 1996 of approximately $250,000. Employees become eligible to participate in the plan after the completion of one year of service and the attainment of age twenty-one.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

11. COMMITMENTS

     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancellable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options. In addition, the Company assumed lease obligations in connection with the acquisition of Trefoil on February 14, 1996. The Company also has employment and rating survey agreements in excess of one year, and has entered into a twelve-year financial monitoring and oversight agreement with Hicks Muse & Co. Partners, L.P., which is an affiliate of Hicks, Muse, Tate & Furst Incorporated.

     Future minimum payments under the noncancellable operating lease agreements at December 31, 1996 are approximately as follows:

1997........................................................  $ 6,023,586
1998........................................................    4,865,095
1999........................................................    4,277,779
2000........................................................    3,564,247
2001........................................................    2,805,282
Thereafter..................................................   13,080,261
                                                              -----------
                                                              $34,616,250
                                                              ===========

     Rent expense was approximately $227,000, $1.3 million and $4.8 million for the years ended December 31, 1994, 1995 and 1996, respectively.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash, short-term debt, and other current amounts receivable and payable, and the variable-rate term debt, the carrying amount approximates fair value.

     For the fixed-rate long-term debt, the fair value is estimated based on quoted market prices. The carrying values at December 31, 1995 and 1996 was $80.0 million and $260.0 million, respectively, and the estimated fair values at each date were $85.4 million and $267.8 million, respectively.

     For Chancellor Radio Broadcasting's Senior Exchangeable Preferred Stock, the fair value of $113.75 per share at December 31, 1996 is estimated based on quoted market prices.

13. STOCK-BASED COMPENSATION

     During 1994, Chancellor's Board of Directors granted options to purchase 996,068 shares of its common stock to the senior management of the Company at exercise prices of $6.00 and $7.50. The option agreements vest over a five year period and originally contained certain performance criteria and indexed exercise prices. On September 30, 1995, Chancellor entered into an agreement with its senior management to substantially revise and amend these option agreements to eliminate certain of the performance criteria provisions and to adjust and fix the exercise prices at $7.50 and $8.40, respectively. Management developed an estimate of the fair value of the stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, the Company recognized stock option compensation expense and a corresponding credit to equity of $6.4 million in 1995, with the remaining amount to be amortized over an approximate four year period.

     During 1994, Chancellor's Board of Directors adopted a stock option plan for its non-employee directors providing for the grant of options and stock awards for up to 480,000 shares of its common stock. Upon

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES election to the Board of Directors, each person shall be granted a stock option to purchase a number of shares of common stock equal to the number of shares of common stock acquired by purchase by such person upon their initial election to the Board of Directors. Each option shall be immediately vested, will have a maximum term of ten years and an exercise price, as determined by the plan committee, equal to or greater than the fair market value of the common stock on the respective dates of grant.

     In February 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors, elected after the date of adoption of the plan, providing for the grant of options and stock awards for up to 916,456 shares of Chancellor's Class A Common Stock. The Company's compensation committee has the sole authority to grant stock options and to establish option exercise prices and vesting schedules. However, per-share exercise prices shall not be less than the fair market value of the stock on the respective date of grant and if the compensation committee does not determine a vesting schedule, such option shall vest 20% on the first anniversary of the respective date of grant and the remaining 80% shall vest pro rata on a monthly basis over the four-year period following the first anniversary of the date of grant. Non-employee directors elected after the effective date of this plan automatically are granted a fully-vested option to purchase 5,000 shares of Chancellor's Class A Common Stock on the date he or she first becomes a member of the Board of Directors. Terms of all options are limited to ten years.

     A summary of the Company's option activity follows. The Company has elected to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and accordingly, has included certain required pro forma information. Estimates of weighted-average grant-date fair values of options granted and pro forma option compensation amounts were determined using the Black-Scholes Single Option approach assuming an expected option term of 6 years, interest rates ranging from 5.5% to 7.2%, a dividend yield of zero and a volatility factor of .4 (zero for options issued prior to the Company's initial public offering in February 1996).

                                                   FOR THE YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------------------
                                  1994                          1995                           1996
                       --------------------------   ----------------------------   ----------------------------
                                 WEIGHTED AVERAGE               WEIGHTED AVERAGE               WEIGHTED AVERAGE
                       SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                       -------   ----------------   ---------   ----------------   ---------   ----------------
Beginning of year....       --        $  --           996,068        $7.27         1,022,734        $ 7.89
  Granted:
     Exercise price:
     equals FMV......  996,068         7.27            26,666         7.50           713,916         26.03
     less than FMV...       --           --           996,068         7.90                --            --
  Exercised..........       --           --                --           --                --            --
  Canceled...........       --           --          (996,068)        7.27            (9,000)        24.51
                       -------        -----         ---------        -----         ---------        ------
End of year..........  996,068        $7.27         1,022,734        $7.89         1,727,650        $15.30
                       =======        =====         =========        =====         =========        ======
Exercisable as of end
  of year............       --        $  --           225,879        $7.85           431,758        $ 8.06
                       =======        =====         =========        =====         =========        ======
Weighted-average
  grant-date fair
  value of options
  granted:
     Exercise price:
     equals FMV......                    --                           3.59                           12.69
     less than FMV...                    --                          21.56                              --

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 ---------------------------------------   ---------------------------
                                  WEIGHTED AVERAGE
                             ---------------------------
   RANGE OF                     REMAINING       EXERCISE             WEIGHTED AVERAGE
EXERCISE PRICES   SHARES     CONTRACTUAL LIFE    PRICE     SHARES     EXERCISE PRICE
---------------  ---------   ----------------   --------   -------   -----------------
$ 7.50 -- $ 7.50   577,971         7.06          $ 7.50    247,188         $7.50
  8.40 --   8.40   444,763         7.83            8.40    177,904          8.40
 20.00 --  25.25   431,916         9.14           20.51      6,666         20.00
 31.00 --  36.75   273,000         9.75           34.81         --            --
                 ---------         ----          ------    -------         -----
$ 7.50 -- $36.75 1,727,650         8.20          $15.30    431,758         $8.06
                 =========         ====          ======    =======         =====

                                                         YEAR ENDED           YEAR ENDED
                                                      DECEMBER 31, 1995    DECEMBER 31, 1996
                                                      -----------------    -----------------
Historical net loss.................................    $(11,531,296)         $(6,892,023)
Pro forma adjustment for stock option
  compensation......................................        (781,465)          (1,524,302)
Pro forma tax benefit...............................         312,586              609,721
                                                        ------------          -----------
Pro forma net loss..................................    $(12,000,175)         $(7,806,604)
                                                        ============          ===========

14. RELATED PARTY TRANSACTIONS

     The Company has entered into a twelve-year agreement (the "Financial Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and HM2/Management Partners, L.P. ("HM2"), each of which is an affiliate of Hicks Muse. Chancellor and the Company paid Hicks Muse Partners an annual fee of $82,000, $200,000 and $408,000 for financial oversight and monitoring services for the years ended December 31, 1994, 1995 and 1996, respectively. The annual fee is adjustable each December 31, according to a formula based on changes in the consumer price index. HM2 received fees of approximately $0.3 million, $2.4 million and $6.2 million upon consummation of the acquisitions of KDWB-FM, the American Media Station Group and Trefoil Communications, Inc., respectively, and is entitled to receive a fee equal to 1.5% of the transaction value (as defined) upon the consummation of each add-on transaction (as defined) involving Chancellor or any of its subsidiaries.

     Effective April 1, 1996, the Company entered into a revised financial monitoring and oversight agreement with Hicks & Muse & Co. Partners, L.P. and HM2/Management Partners, L.P., each of which is an affiliate of Hicks, Muse, Tate & Furst Incorporated. The annual fee for financial oversight and monitoring services to the Company has been adjusted to $500,000. The annual fee is adjustable each January 1, to an amount equal to the budgeted consolidated annual net sales of the Company for the then-current fiscal year, multiplied by 0.25%, provided, however, that in no event shall the annual fee be less than $500,000.

     The Financial Monitoring and Oversight Agreement makes available the resources of HM2 and Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by HM2 and Hicks Muse Partners could not otherwise be obtained by Chancellor and the Company without the addition of personnel or the engagement of outside professional advisors.

     In February of 1996, the Company lent $200,000 to an affiliate of the Company. The loan is unsecured, does not bear interest and will be forgiven during the next three years.

15. SUBSEQUENT EVENTS

     On February 14, 1997, Chancellor Radio Broadcasting completed a private placement of an additional $10.0 million of Convertible Preferred Stock pursuant to its over-allotment option. The net proceeds of this offering were used to repay borrowings under the Revolving Credit Facility.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen Media Corporation ("Evergreen") in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation (the "Surviving Company"). Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurs prior to the consummation of the Merger, the Company will be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million and Evergreen will be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million. In the event that consummation of the stock purchase agreement between Evergreen and Viacom occurs after the consummation of the Merger, the Surviving Company will acquire the stock of certain Viacom subsidiaries which own and operate ten radio stations in five major markets. Consummation of the transaction is dependent upon certain closing conditions, including regulatory approval.

16. UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC"), to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its radio stations and to acquire more properties; at the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Communications Commission.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

17. RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" in March 1997, which establishes standards for computing and presenting earnings per share. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning in 1997. Management has not yet determined the impact that the adoption of SFAS No. 128 will have on the financial statements of the Company.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
Current assets:
  Cash......................................................    $  3,789     $    5,889
  Accounts receivable, net of allowance for doubtful
     accounts of $1,024 and $1,182, respectively............      46,585         63,576
  Prepaid expenses and other................................       2,754          2,887
                                                                --------     ----------
          Total current assets..............................      53,128         72,352
Restricted cash.............................................      20,363         53,750
Property and equipment, net.................................      49,123         69,581
Intangibles and other, net..................................     551,406        970,080
Deferred financing costs, net...............................      16,723         16,827
Deferred income tax benefit.................................          --          1,183
                                                                --------     ----------
          Total assets......................................    $690,743     $1,183,773
                                                                ========     ==========

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $  4,409     $    4,989
  Accrued liabilities.......................................      12,530         16,248
  Accrued interest..........................................       6,869          5,702
  Current portion of long-term debt.........................         400          1,928
                                                                --------     ----------
          Total current liabilities.........................      24,208         28,867
Long-term debt..............................................     354,914        545,335
Deferred income taxes.......................................       2,606             --
Other.......................................................         802            997
                                                                --------     ----------
          Total liabilities.................................     382,530        575,199
                                                                --------     ----------
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  issued and outstanding; preference in liquidation of
  $117,670..................................................     107,222        114,271
Redeemable cumulative exchangeable preferred stock, par
  value $.01 per share; none and 3,600,000 shares
  authorized, respectively, none and 2,000,000 shares issued and outstanding, respectively; preference in liquidation
  of $210,774...............................................          --        202,891
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding........           1              1
  Additional paid-in capital................................     219,519        322,216
  Accumulated deficit.......................................     (18,529)       (30,805)
                                                                --------     ----------
          Total stockholder's equity........................     200,991        291,412
                                                                --------     ----------
          Total liabilities and stockholder's equity........    $690,743     $1,183,773
                                                                ========     ==========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                              ----------------------------   -------------------------
                                                  1996            1997          1996          1997
                                              ------------    ------------   -----------   -----------
Gross broadcasting revenues.................   $   50,759      $   83,538    $   79,848    $  147,015
Less agency commissions.....................        6,333          10,450         9,780        18,073
                                               ----------      ----------    ----------    ----------
     Net revenues...........................       44,426          73,088        70,068       128,942
                                               ----------      ----------    ----------    ----------
Operating expenses:
  Programming, technical and news...........        7,865          12,829        13,010        26,700
  Sales and promotion.......................       12,367          20,785        19,310        36,748
  General and administrative................        6,002           8,051        10,405        16,404
  Depreciation and amortization.............        5,148           8,605         9,675        16,714
  Corporate expenses........................          832           2,222         1,839         3,934
  Merger expense............................           --             459            --         2,515
  Stock option compensation.................          950             950         1,900         1,900
                                               ----------      ----------    ----------    ----------
                                                   33,164          53,901        56,139       104,915
                                               ----------      ----------    ----------    ----------
     Income from operations.................       11,262          19,187        13,929        24,027
Other (income) expense:
  Interest expense..........................        9,680          12,488        17,327        23,908
  Other, net................................           92              25            98        (1,607)
                                               ----------      ----------    ----------    ----------
     Income (loss) before provision for
       income taxes and extraordinary
       loss.................................        1,490           6,674        (3,496)        1,726
Provision for income taxes..................          662           3,727         1,601         3,327
                                               ----------      ----------    ----------    ----------
     Income (loss) before extraordinary
       loss.................................          828           2,947        (5,097)       (1,601)
Extraordinary loss on early extinguishment
  of debt, net of income tax benefit........           --           7,926         4,646        10,675
                                               ----------      ----------    ----------    ----------
     Net Income (loss)......................          828          (4,979)       (9,743)      (12,276)
Loss on repurchase of preferred stock.......           --              --        16,570            --
Dividends and accretion on preferred
  stock.....................................        3,183           9,987         4,843        18,122
                                               ----------      ----------    ----------    ----------
     Net loss attributable to common
       stock................................   $   (2,355)     $  (14,966)   $  (31,156)   $  (30,398)
                                               ==========      ==========    ==========    ==========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                ADDITIONAL
                                                                 PAID-IN     ACCUMULATED
                                              SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                              ------   ------   ----------   -----------   --------
Balance, January 1, 1997....................  1,000      $1      $219,519     $(18,529)    $200,991
  Dividends and accretion on preferred
     stock..................................     --      --       (18,122)          --      (18,122)
  Capital contributions, net................     --      --       120,819           --      120,819
  Net loss..................................     --      --            --      (12,276)     (12,276)
                                              -----      --      --------     --------     --------
Balance, June 30, 1997......................  1,000      $1      $322,216     $(30,805)    $291,412
                                              =====      ==      ========     ========     ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................   $  (9,743)     $ (12,276)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       9,675         16,714
     Amortization of deferred financing costs...............       1,393          1,236
     Stock option compensation..............................       1,900          1,900
     Deferred income taxes..................................       1,539          3,327
     Gain on disposition of stations........................          --         (1,409)
     Extraordinary loss.....................................       4,646         10,675
     Changes in assets and liabilities, net of the effects
      of acquired businesses:
       Accounts receivable..................................      (2,632)        (3,741)
       Prepaids and other...................................      (1,380)           365
       Accounts payable.....................................         (87)          (806)
       Accrued liabilities..................................         (66)         1,564
       Accrued interest.....................................       4,243         (1,167)
                                                               ---------      ---------
          Net cash provided by operating activities.........       9,488         16,382
                                                               ---------      ---------
Cash flows from investing activities:
  Purchases of broadcasting properties......................    (406,140)      (582,383)
  Dispositions of broadcasting properties...................          --        103,259
  Purchases of other property and equipment.................      (1,374)        (3,690)
                                                               ---------      ---------
          Net cash used in investing activities.............    (407,514)      (482,814)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................     277,628        417,632
  Proceeds from borrowings under revolving debt facility....      46,764        255,441
  Repayments of long-term debt..............................     (90,885)      (342,856)
  Repayments of borrowings under revolving debt facility....     (68,432)      (157,399)
  Issuances of preferred stock..............................     175,119        191,817
  Repurchase of preferred stock.............................     (95,462)            --
  Additional capital contributions..........................     155,475        105,672
  Distribution of additional paid in capital................      (1,038)        (1,775)
  Payment of preferred stock dividends......................        (506)
                                                               ---------      ---------
          Net cash provided by financing activities.........     398,663        468,532
                                                               ---------      ---------
          Net increase in cash..............................         637          2,100
Cash, at beginning of period................................       1,314          3,789
                                                               ---------      ---------
Cash, at end of period......................................   $   1,951      $   5,889
                                                               =========      =========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Chancellor Radio Broadcasting Company ("Chancellor Radio Broadcasting") and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Chancellor Radio Broadcasting is a direct subsidiary of Chancellor Broadcasting Company ("Chancellor"). Certain prior year amounts have been reclassified to conform with the current year's presentation, which had no effect on net income or stockholder's equity.

2. ACQUISITIONS AND DISPOSITIONS

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications, Inc. and its affiliates ("Colfax") for an aggregate price of $383.7 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee stations acquired in this transaction, to Clear Channel Radio, Inc. for $41.3 million in cash. Accordingly, theses stations were recorded as assets held for sale with no results of operations or gain or loss recognized. Interest capitalized on this investment amounted to $580,000. The disposition of these stations was completed on March 31, 1997.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Accounts receivable, net..................................  $ 13,234
  Prepaid and other assets..................................       470
  Property and equipment....................................    14,624
  Goodwill and other intangibles............................   317,894
  Other noncurrent assets...................................        46
  Assets held for sale......................................    41,253
  Accrued liabilities.......................................    (3,821)
                                                              --------
                                                              $383,700

     On January 31, 1997, the Company completed the sale of WWWW-FM and WDFN-AM in Detroit to Evergreen Media Corporation ("Evergreen") for $30.0 million in cash. The pre-tax gain of $1.4 million is included in other income.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for $166.0 million of cash and $15.0 million of Chancellor Class A Common Stock. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $  9,209
  Goodwill and other intangibles............................   171,837
                                                              --------
                                                              $181,046

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation. Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval. The Company has incurred certain costs related to the Merger which have been expensed in the period incurred.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurred prior to the consummation of the Merger, the Company would be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million, plus net working capital, and Evergreen would be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million, plus net working capital. On July 2, 1997, the Company acquired KIBB-FM and KYSR-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit from Viacom for approximately $489.8 million, plus various other direct acquisition costs (the "Chancellor Viacom Acquisition").

     On March 24, 1997, the Company exchanged the West Palm Beach stations acquired from Omni for one AM station in Sacramento and approximately $33.0 million in cash from American Radio Systems Corporation (the "American Radio Exchange").

     On July 7, 1997, the Company entered into a time brokerage agreement with Evergreen whereby Evergreen began managing certain limited functions of the Company's station in San Francisco which broadcasts on frequency 94.9 (formerly KSAN-FM).

     On July 14, 1997, the Company and Evergreen entered into an agreement pursuant to which a jointly-owned affiliate of Evergreen and the Company will acquire Katz Media Group, Inc. ("Katz"), a full-service media representation firm, in a tender offer transaction valued at approximately $373.0 million. Debt of Katz of approximately $218.0 million will also be assumed in the transaction.

     On July 21, 1997, the Company entered into a time brokerage agreement with Evergreen whereby Evergreen began managing certain limited functions of the Company's stations KBGG-FM, KNEW-AM and KABL-AM in San Francisco.

     On July 30, 1997, the Company entered into an agreement to acquire KXPK-FM in Denver from Evergreen Wireless LLC (which is unrelated to Evergreen) for $26.0 million in cash (including $1.7 million paid by the Company in escrow). The Company also entered into an agreement to operate KXPK-FM under a time brokerage agreement to be effective upon receipt of HSR Act approval. Although there can be no assurance, the Company expects that the acquisition will be completed in the first quarter of 1998, after completion of the Merger.

     On August 7, 1997, the Company and Evergreen announced that they had acquired, for $3.0 million, an option from Bonneville International Corporation ("Bonneville") to exchange Evergreen's station WTOP-AM in Washington, the Company's stations KZLA-FM in Los Angeles and WGMS-FM in Washington and $57.0 million of cash for Bonneville's stations WDBZ-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles. The option expires on December 31, 1997.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On August 11, 1997, the Company completed the sale of WDRQ-FM in Detroit to Capital Cities/ABC for $37.0 million. The proceeds were used to repay borrowings under Chancellor's Interim Loan (as defined).

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of Shamrock Broadcasting Company, KIMN-FM and KALC-FM, Colfax, Omni and KSTE-AM, the dispositions of KTBZ-FM, WWWW-FM and WDFN-AM and the related financing transactions had occurred as of the beginning of 1996 (in thousands, except per share amounts):

                                                  SIX MONTHS ENDED         SIX MONTHS ENDED
                                                   JUNE 30, 1996            JUNE 30, 1997
                                               ----------------------   ----------------------
                                               HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                               ----------   ---------   ----------   ---------
Net revenue..................................   $ 70,068    $109,422     $128,942    $131,149
Loss before extraordinary loss...............     (5,097)     (9,428)      (1,601)     (1,687)
Net loss attributable to common stock........    (31,156)    (28,148)     (30,398)    (22,687)

3. LONG-TERM DEBT

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax under a new bank credit agreement. In connection with the refinancing of the term and revolving loan facilities in January 1997, the Company incurred an extraordinary charge to write-off deferred finance costs of $4.6 million.

     On June 5, 1997, the Company closed on the tender offer for all $60.0 million of its outstanding 12 1/2% Senior Subordinated Notes for approximately $70.1 million, which included a premium. The redemption was funded through additional borrowings under the bank credit agreement and resulted in an extraordinary charge of $11.8 million.

     On June 24, 1997, the Company completed its private offering of $200.0 million of Chancellor Radio Broadcasting Company's 8 3/4% Senior Notes, which mature on June 15, 2007 and bear interest at 8.75% per annum. The proceeds were used to pay down borrowings under the bank credit agreement, which resulted in an extraordinary charge to write-off deferred finance costs of $1.4 million.

     On July 2, 1997, the Company entered into a restated credit agreement (the "Restated Credit Agreement") in order to finance the Chancellor Viacom Acquisition. The Restated Credit Agreement consists of a $400.0 million term loan facility and a $350.0 million revolving loan facility. Also, Chancellor received an interim loan of $170.0 million (the "Interim Loan"), the proceeds from which were contributed to Chancellor Radio Broadcasting in connection with the Viacom acquisition.

     The Restated Credit Agreement is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The Restated Credit Agreement is also guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock of Chancellor Radio Broadcasting. The term loan facility is due in increasing quarterly installments beginning in 1997 and matures in June 2004. All outstanding borrowings under the revolving facility mature in June 2004. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

4.5:1, respectively. The bank financing facilities which existed on June 30, 1997 accrued interest at the prime rate plus 1.00% (9.50%) on $11.9 million and the LIBOR rate plus 2.00% (7.6875%) on $135.4 million of borrowings.

     The Interim Loan is an unsecured obligation of Chancellor and is due on the earlier of the consummation of the Merger or July 2, 1999. Outstanding borrowings under the Interim Loan bear interest at a rate equal to the three-month LIBOR plus an applicable margin rate beginning at 3.25% and increasing to 9.00% at various intervals during the loan period.

     Scheduled debt maturities for the Company's outstanding long-term debt under the Restated Credit Agreement as of July 2, 1997, after completion of the Chancellor Viacom Acquisition, for each of the next five calendar years and thereafter were as follows, in thousands:

1997........................................................  $     --
1998........................................................    20,000
1999........................................................    50,000
2000........................................................    60,000
2001........................................................    60,000
2002........................................................    70,000
Thereafter..................................................   153,000
                                                              --------
                                                              $413,000
                                                              ========

4. CAPITAL STRUCTURE

     During the first quarter of 1997, Chancellor completed a private placement of $110.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Company's 12 1/4% Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock"). Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock and the Exchangeable Preferred Stock includes an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

5. INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 34% to income (loss) before income taxes and extraordinary loss for the following reasons, dollars in thousands:

                                                   THREE MONTHS     SIX MONTHS ENDED
                                                  ENDED JUNE 30,        JUNE 30,
                                                  --------------    -----------------
                                                  1996     1997      1996       1997
                                                  ----    ------    -------    ------
U.S. federal income tax at statutory rate.......  $507    $2,269    $(1,189)   $  587
State income taxes, net of federal benefit......    89       401       (210)      104
Valuation allowance provided for loss
  carryforward generated during the current
  period........................................   (59)       --      2,750        --
Permanent difference............................    --     1,072         --     2,636
Other...........................................   125       (15)       250        --
                                                  ----    ------    -------    ------
                                                  $662    $3,727    $ 1,601    $3,327
                                                  ====    ======    =======    ======

6. SUBSEQUENT EVENT

     In July 1997, the Company incurred non-cash stock option and severance compensation of approximately $685,000 and $1.4 million, respectively, for terminations associated with the Merger. In addition, the Company paid $945,000 for a two year consulting and non-compete agreement which will be deferred and amortized over the related period.

7. NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard No. 128, "Earnings per Share" was issued in February 1997, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning with the annual report for 1997. Management does not believe that the implementation of SFAS 128 will have a material effect on its financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" was issued in June 1997, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The reporting and display requirements of SFAS No. 130 will be effective for the Company's financial statements beginning with the first quarterly report for 1998. Management does not believe that the implementation of SFAS 130 will have a material effect on its financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying combined balance sheets of Riverside Broadcasting Co., Inc. and WAXQ Inc. as of December 31, 1995 and 1996, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Riverside Broadcasting Inc. and WAXQ Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                             DECEMBER 31,
                                          ------------------     JUNE 30,
                                           1995       1996         1997
                                          -------    -------    -----------
                                                                (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $99 in
     1995, $208 in 1996 and $170 in
     1997...............................  $ 5,507    $ 9,713      $10,489
  Prepaid expenses and other current
     assets.............................      178        381          162
  Deferred income taxes.................       45        829          829
                                          -------    -------      -------
          Total current assets..........    5,730     10,923       11,480
Property and equipment, net (note 4)....    1,075      4,177        2,668
Intangible assets, net (note 5).........   47,422     66,626       74,038
                                          -------    -------      -------
                                          $54,227    $81,726      $88,186
                                          =======    =======      =======

                          LIABILITIES AND EQUITY

Current liabilities -- accounts payable
  and accrued expenses..................  $ 1,167    $ 3,669       $2,894
Deferred income taxes...................      222      4,373        4,373
Equity (note 9).........................   52,838     73,684       80,919
Commitments and contingencies (note
  10)...................................
                                          -------    -------      -------
                                          $54,227    $81,726      $88,186
                                          =======    =======      =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                           SIX MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Gross revenues..........................  $28,254   $25,862   $36,121   $14,274   $25,135
  Less agency commissions and national
     rep fees...........................    4,700     4,342     5,892     2,107     3,652
                                          -------   -------   -------   -------   -------
          Net revenues..................   23,554    21,520    30,229    12,167    21,483
                                          -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization......    9,212     9,069    12,447     5,192     8,893
  Depreciation and amortization.........    1,662     1,676     4,528       838     1,290
  Corporate general and
     administrative.....................      945       980       943       510       442
                                          -------   -------   -------   -------   -------
     Operating expenses.................   11,819    11,725    17,918     6,540    10,625
                                          -------   -------   -------   -------   -------
     Operating income...................   11,735     9,795    12,311     5,627    10,858
Other (income) expense (note 3).........       --        --      (741)       --        --
                                          -------   -------   -------   -------   -------
     Earnings before income taxes.......   11,735     9,795    13,052     5,627    10,858
Income tax expense (note 6).............    6,053     5,154     6,683     2,881     4,336
                                          -------   -------   -------   -------   -------
          Net earnings..................  $ 5,682   $ 4,641   $ 6,369   $ 2,746   $ 6,522
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                    SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings...................................  $ 5,682   $ 4,641   $ 6,369   $ 2,746   $ 6,522
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Depreciation................................      153       168       286        84       266
     Amortization of goodwill....................    1,509     1,508     1,811       754     1,024
     Changes in certain assets and liabilities:
       Deferred income taxes.....................       32       110      (603)       --        --
       Accounts receivable, net..................     (676)      659    (4,172)     (984)     (776)
       Prepaid expenses and other current
          assets.................................       12       103      (203)      128       219
       Accounts payable and accrued expenses.....     (192)     (483)    2,502       765      (775)
                                                   -------   -------   -------   -------   -------
          Net cash provided by operating
            activities...........................    6,520     6,706     5,990     3,493     6,480
                                                   -------   -------   -------   -------   -------
Cash flows used by investing activities --capital
  expenditures...................................     (150)     (129)     (695)     (250)     (417)
                                                   -------   -------   -------   -------   -------
Net cash used by financing
  activities -- distribution to parent...........   (6,370)   (6,577)   (5,295)   (3,243)   (6,063)
                                                   -------   -------   -------   -------   -------
Increase (decrease) in cash......................       --        --        --        --        --
Cash at beginning of period......................       --        --        --        --        --
                                                   -------   -------   -------   -------   -------
Cash at end of period............................  $    --   $    --   $    --   $    --   $    --
                                                   =======   =======   =======   =======   =======
Noncash financing activities -- contribution of
  radio station net assets by parent (note 3)....  $    --   $    --   $19,772   $    --   $    --
                                                   =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of Riverside Broadcasting Co., Inc. and WAXQ Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the New York City market -- WLTW-FM and WAXQ-FM and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany accounts and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom radio properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of Riverside Broadcasting Co., Inc. and WAXQ Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items,

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) ACQUISITIONS AND DISPOSITIONS

     On August 1, 1996, Viacom exchanged the assets of KBSG-AM/FM and KNDD-FM in Seattle for the assets of WAXQ-FM in New York. The transaction was accounted for as a nonmonetary exchange and was based on the recorded amounts of the nonmonetary assets relinquished. For the period from July 1, 1996 to July 31, 1996, Viacom operated WAXQ-FM under a time brokerage agreement.

     Station start-up costs, including fees paid pursuant to the time brokerage agreement, amounting to $2,431,000, were capitalized and amortized during 1996. Acquisition-related costs are reflected in the accompanying financial statements as other expense.

     A summary of net assets relinquished by Viacom in connection with the exchange is as follows:

Working capital.............................................  $    34
Property and equipment......................................    2,693
Intangible assets...........................................   21,015
Deferred taxes..............................................   (3,970)
                                                              -------
                                                              $19,772
                                                              =======

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Broadcast facilities..................................  8-20 years     $1,971    $4,783
Office equipment and other............................  5-8 years         557       754
Construction in progress..............................                     10       389
                                                                       ------    ------
                                                                        2,538     5,926
Accumulated depreciation..............................                  1,463     1,749
                                                                       ------    ------
                                                                       $1,075    $4,177
                                                                       ======    ======

(5) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $13,177 and $14,988, respectively.

(6) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             ------   ------   ------
Current:
  Federal..................................................  $3,889   $3,258   $4,672
  State and local..........................................   2,132    1,786    2,614
Deferred:
  Federal..................................................      21       71     (356)
  State....................................................      11       39     (247)
                                                             ------   ------   ------
                                                             $6,053   $5,154   $6,683
                                                             ======   ======   ======

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
Amortization of intangibles.................................   4.6     5.4     4.3
State and local taxes, net of federal tax benefit...........  11.9    12.1    11.8
Other, net..................................................   0.1     0.1     0.1
                                                              ----    ----    ----
  Effective tax rate........................................  51.6%   52.6%   51.2%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense.

(7) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(8) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 9).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources and information systems. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars. The Company recognized expense related to these costs in the amounts of $63, $41 and $97 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(9) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                            1994        1995        1996
                                          --------    --------    --------
Balance at beginning of period..........  $ 55,462    $ 54,774    $ 52,838
Net earnings............................     5,682       4,641       6,369
Net intercompany activity...............    (6,370)     (6,577)     14,477
                                          --------    --------    --------
Balance at end of period................  $ 54,774    $ 52,838    $ 73,684
                                          ========    ========    ========

(10) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $192, $155 and $442 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997....................................   $  709
1998....................................      722
1999....................................      759
2000....................................      795
2001....................................      818
Thereafter..............................    2,411
                                           ------
                                           $6,214
                                           ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying combined balance sheets of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997, except for note 10,
  which is as of April 14, 1997

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                             DECEMBER 31
                                          ------------------     JUNE 30,
                                           1995       1996         1997
                                          -------    -------    -----------
                                                                (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $150 in
     1995, $235 in 1996 and $136 in
     1997...............................  $ 4,893    $ 5,401      $ 5,407
  Prepaid expenses and other current
     assets.............................      467        629           55
  Deferred income taxes (note 5)........       60         94           94
                                          -------    -------      -------
          Total current assets..........    5,420      6,124        5,556
Property and equipment, net (note 3)....    2,407      2,316        2,408
Intangible assets, net (note 4).........   50,204     48,695       50,399
                                          -------    -------      -------
                                          $58,031    $57,135      $58,363
                                          =======    =======      =======

                          LIABILITIES AND EQUITY

Current liabilities -- accounts payable
  and accrued expenses..................  $ 2,411    $ 2,458      $ 1,814
Deferred income taxes (note 5)..........    1,899      2,121        2,123
Equity (note 8).........................   53,721     52,556       54,426
Commitments and contingencies (note
  9)....................................
                                          -------    -------      -------
                                          $58,031    $57,135      $58,363
                                          =======    =======      =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,         JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Gross revenues...................................  $21,389   $25,656   $26,584   $13,422   $13,837
  Less agency commissions and national rep
     fees........................................    3,321     4,131     4,075     1,624     1,818
                                                   -------   -------   -------   -------   -------
          Net revenues...........................   18,068    21,525    22,509    11,798    12,019
                                                   -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization...............   10,398    11,445    11,362     6,394     6,043
  Depreciation and amortization..................    1,798     1,814     1,884       906       989
  Corporate general and administrative...........      694       940       674       436       240
                                                   -------   -------   -------   -------   -------
     Operating expenses..........................   12,890    14,199    13,920     7,736     7,272
                                                   -------   -------   -------   -------   -------
     Earnings before income taxes................    5,178     7,326     8,589     4,062     4,747
Income tax expense (note 5)......................    2,607     3,437     3,929     1,858     1,556
                                                   -------   -------   -------   -------   -------
          Net earnings...........................  $ 2,571   $ 3,889   $ 4,660   $ 2,204   $ 3,191
                                                   =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                           SIX MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,571   $ 3,889   $ 4,660   $ 2,204   $ 3,191
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      289       305       375       150       237
     Amortization of goodwill...........    1,509     1,509     1,509       756       752
     Deferred income tax expense........      323       302       188        --        --
     Changes in certain assets and
       liabilities, net of effects of
       acquisitions:
       Accounts receivable, net.........      179    (1,485)     (508)     (445)       (6)
       Prepaid expenses and other
          current assets................       14      (121)     (162)     (730)      574
       Accounts payable and accrued
          expenses......................     (559)       20        47     2,446      (644)
                                          -------   -------   -------   -------   -------
          Net cash provided by operating
            activities..................    4,326     4,419     6,109     4,381     4,104
                                          -------   -------   -------   -------   -------
Cash flows used by investing
  activities -- capital expenditures....     (194)     (491)     (284)     (142)     (232)
                                          -------   -------   -------   -------   -------
Cash flows used by financing
  activities -- distribution to
  Parent................................   (4,132)   (3,928)   (5,825)   (4,239)   (3,872)
                                          -------   -------   -------   -------   -------
Increase (decrease) in cash.............       --        --        --        --        --
Cash at beginning of period.............       --        --        --        --        --
                                          -------   -------   -------   -------   -------
Cash at end of period...................  $    --   $    --   $    --   $    --   $    --
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of WMZQ Inc. and Viacom Broadcasting East Inc. (collectively, the "Company"). The Company owns and operates four commercial radio stations in the Washington, DC market, WMZQ-FM, WJZW-FM, WBZS-AM and WZHF-AM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany accounts and transactions have been eliminated in combination.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively the "Viacom Radio Properties") to Evergreen Media Corporation for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of WMZQ Inc. and Viacom Broadcasting East, Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items,

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                            ESTIMATED
                                                           USEFUL LIFE     1995     1996
                                                         ---------------  ------   ------
Broadcast facilities...................................  8 - 20 years     $2,268   $2,366
Land...................................................                      440      440
Building...............................................  30 - 40 years       146      146
Office equipment and other.............................  5 - 8 years       1,866    1,808
Construction in progress...............................                       --        5
                                                                          ------   ------
                                                                           4,720    4,765
                                                                          ------   ------
Accumulated depreciation...............................                    2,313    2,449
                                                                          ------   ------
                                                                          $2,407   $2,316
                                                                          ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $10,714 and $12,223, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense consists of:

                                                               1994     1995     1996
                                                              ------   ------   ------
Current:
  Federal...................................................  $1,704   $2,434   $2,943
  State and local...........................................     580      701      798
Deferred federal and state..................................     323      302      188
                                                              ------   ------   ------
                                                              $2,607   $3,437   $3,929
                                                              ======   ======   ======

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                          1994     1995     1996
                                          ----     ----     ----
Statutory U.S. tax rate.................  35.0%    35.0%    35.0%
Amortization of intangibles.............   7.4      5.2      4.5
State and local taxes, net of federal
  tax benefit...........................   7.9      6.7      6.2
Other, net..............................   0.0      0.0      0.0
                                          ----     ----     ----
  Effective tax rate....................  50.3%    46.9%    45.7%
                                          ====     ====     ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to these costs in the amounts of $77, $74 and $242 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded centrally upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                             1994      1995      1996
                                                            -------   -------   -------
Balance at beginning of period............................  $55,321   $53,760   $53,721
Net earnings..............................................    2,571     3,889     4,660
Net intercompany activity.................................   (4,132)   (3,928)   (5,825)
                                                            -------   -------   -------
Balance at end of period..................................  $53,760   $53,721   $52,556
                                                            =======   =======   =======

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $332, $356 and $373 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997........................................................  $  506
1998........................................................     523
1999........................................................     310
2000........................................................     222
2001........................................................     200
Thereafter..................................................     814
                                                              ------
                                                              $2,575
                                                              ======

(10) SUBSEQUENT EVENT

     On April 14, 1997, Evergreen Media Corporation and Chancellor Broadcasting Company entered into an agreement with ABC Radio ("ABC"), a division of The Walt Disney Company, whereby ABC will purchase from Evergreen and Chancellor two radio stations, WDRQ-FM and WJZW-FM for a total of $105 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Beasley FM Acquisition Corp.:

     We have audited the accompanying balance sheet of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.) as of December 31, 1996, and the related statements of earnings and station equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WDAS-AM/FM as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                     KPMG Peat Marwick LLP

St. Petersburg, Florida
March 28, 1997

                                   WDAS-AM/FM
                         (STATION OWNED AND OPERATED BY
                         BEASLEY FM ACQUISITION CORP.)

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
Current assets:
  Cash......................................................    $ 2,111         $ 2,805
  Accounts receivable, less allowance for doubtful accounts
     of $166 and $138 in 1996 and 1997......................      3,693           2,938
  Trade sales receivable....................................        359              29
  Prepaid expense and other.................................        150             130
                                                                -------         -------
          Total current assets..............................      6,313           5,902
Property and equipment, net (note 2)........................      3,297           3,523
Notes receivable from related parties (note 5)..............      2,766           3,625
Intangibles, less accumulated amortization..................     17,738          17,122
                                                                -------         -------
                                                                $30,114         $30,172
                                                                =======         =======

                             LIABILITIES AND STATION EQUITY

Current liabilities:
  Current installments of long-term debt (note 3)...........    $    49         $    49
  Notes payable to related parties (note 5).................        352             494
  Accounts payable..........................................        269             191
  Accrued expenses..........................................        515             313
  Trade sales payable.......................................         39              12
                                                                -------         -------
          Total current liabilities.........................      1,224           1,059
Long-term debt, less current installments (note 3)..........        627             627
                                                                -------         -------
          Total liabilities.................................      1,851           1,686
Station equity..............................................     28,263          28,486
Commitments and related party transactions (notes 4 and
  5)........................................................
                                                                -------         -------
                                                                $30,114         $30,172
                                                                =======         =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
                         (STATION OWNED AND OPERATED BY
                         BEASLEY FM ACQUISITION CORP.)

                   STATEMENTS OF EARNINGS AND STATION EQUITY

                                                                                THREE MONTHS
                                                              YEAR ENDED      ENDED MARCH 31,
                                                             DECEMBER 31,    ------------------
                                                                 1996         1996       1997
                                                             ------------    -------    -------
                                                                                (UNAUDITED)
                                                                       (IN THOUSANDS)
Net revenues...............................................    $14,667       $ 2,623    $ 3,000
                                                               -------       -------    -------
Costs and expenses:
  Program and production...................................      2,028           445        620
  Technical................................................        212            59         50
  Sales and advertising....................................      3,514           660        802
  General and administrative...............................      2,005           497        459
                                                               -------       -------    -------
                                                                 7,759         1,661      1,931
                                                               -------       -------    -------
          Operating income, excluding items shown
            separately
            below..........................................      6,908           962      1,069
Management fees (note 5)...................................       (620)         (156)      (128)
Depreciation and amortization..............................     (2,763)         (651)      (657)
Interest income (expense), net.............................        (40)          (13)         7
Other......................................................         --            --        (78)
                                                               -------       -------    -------
          Net income.......................................      3,485           142        213
Station equity, beginning of period........................     25,367        25,367     28,273
Forgiveness of related party note receivable (note 5)......       (589)           --         --
                                                               -------       -------    -------
Station equity, end of period..............................    $28,263       $25,509    $28,486
                                                               =======       =======    =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                            STATEMENTS OF CASH FLOWS

                                                                                 THREE MONTHS
                                                          YEAR ENDED            ENDED MARCH 31,
                                                         DECEMBER 31,   -------------------------------
                                                             1996            1996             1997
                                                         ------------   ---------------   -------------
                                                                                  (UNAUDITED)
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income...........................................    $ 3,485           $ 142           $  213
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................      2,763             651              657
     Allowance for doubtful accounts...................          8             (56)             (28)
     Decrease (increase) in receivables................       (398)            792            1,113
     (Increase) decrease) in prepaid expense and other
       assets..........................................        (96)           (104)              20
     Decrease in payables and accrued expenses.........       (507)           (331)            (297)
                                                           -------           -----           ------
          Net cash provided by operating activities....      5,255           1,094            1,678
                                                           -------           -----           ------

Cash flows from investing activities -- capital
  expenditures for property and equipment..............       (775)           (572)            (267)
                                                           -------           -----           ------

Cash flows from financing activities:
  Proceeds from issuance of indebtedness...............        676               -                -
  Principal payments on indebtedness...................       (820)              -                -
  Payment of loan fees.................................         (6)              -                -
  Net change in borrowings to/from affiliates..........     (2,647)           (305)            (717)
                                                           -------           -----           ------
          Net cash used in financing activities........     (2,797)           (305)            (717)
                                                           -------           -----           ------
Net increase in cash...................................      1,683             217              694
Cash at beginning of period............................        428             428            2,111
                                                           -------           -----           ------
Cash at end of period..................................    $ 2,111           $ 645           $2,805
                                                           =======           =====           ======
Noncash transactions:
Forgiveness of related note receivable
  Release of WDAS-AM/FM's obligations under a note
  payable which related to obtaining an easement.
  WDAS-AM/FM is now directly responsible for the costs
  necessary to obtain this easement and has included
  these costs in accrued expenses in the accompanying
  balance sheet........................................    $   350
                                                           =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     WDAS-AM/FM (the Station) is a radio station operating in Philadelphia, Pennsylvania. The assets, liabilities and operations of WDAS-AM/FM are part of Beasley FM Acquisition Corp. (BFMA). These financial statements reflect only the assets, liabilities and operations relating to radio station WDAS-AM/FM and are not representative of the financial statements of BFMA.

  (b) Revenue Recognition

     Revenue is recognized as advertising air time is broadcast and is net of advertising agency commissions.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated lives of the assets, which range from 5 to 31 years.

  (d) Intangibles

     Intangibles consist primarily of FCC licenses, which are amortized straight-line over ten years. Other intangibles are amortized straight-line over 5 to 10 years.

  (e) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     BFMA adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Station's financial position, results of operations, or liquidity.

  (f) Barter Transactions

     Trade sales are recorded at the fair value of the products or services received and totaled approximately $676 for the year ended December 31, 1996. Products and services received and expensed totaled approximately $449 for the year ended December 31, 1996.

  (g) Income Taxes

     BFMA has elected to be treated as an "S" Corporation under provisions of the Internal Revenue Code. Under this corporate status, the stockholders of BFMA are individually responsible for reporting their share of taxable income or loss. Accordingly, no provision for federal or state income taxes has been reflected in the accompanying financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Defined Contribution Plan

     BFMA has a defined contribution plan which conforms with Section 401(k) of the Internal Revenue Code. Under this plan, employees may contribute a minimum of 1% of their compensation (no maximum) to the Plan. The Internal Revenue Code, however, limited contributions to $9,500 in 1996. There are no employer matching contributions.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. To the extent management's estimates prove to be incorrect, financial results for future periods may be adversely affected.

  (j) Interim Financial Statements

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations, and cash flows of the Station for the three-month periods ended March 31, 1997 and 1996 and as of June 30, 1997.

(2) PROPERTY AND EQUIPMENT

     Property and equipment, at cost, is comprised of the following at December 31, 1996:

Land, buildings, and improvements...........................  $2,204
Broadcast equipment.........................................   1,200
Office equipment and other..................................     477
Transportation equipment....................................      79
                                                              ------
                                                               3,960
          Less accumulated depreciation.....................    (663)
                                                              ------
                                                              $3,297
                                                              ======

(3) LONG-TERM DEBT

     BFMA and six affiliates (the Group) refinanced their $100,000 revolving credit loan on June 24, 1996. Under terms of the new agreement, the Group was provided a revolving credit loan with an initial maximum commitment of $115,000. The credit agreement was subsequently amended and the maximum commitment was increased to $120,000. The Group's borrowings under the revolving credit loan totaled $115,784 at December 31, 1996, of which $676 was allocated to WDAS-AM/FM. The loan bears interest at either the base rate or LIBOR plus a margin which is determined by the Group's debt to cash flow ratio. The base rate is equal to the higher of the prime rate or the overnight federal funds effective rate plus 0.5%. At December 31, 1996, the revolving credit loan carried interest at an average rate of 8.61%. Interest is generally payable monthly. The Group has entered into interest rate hedge agreements as discussed in note 6.

     The amount available under the Group's revolving credit loan will be reduced quarterly beginning September 30, 1997 through its maturity on December 31, 2003. The loan agreement includes restrictive covenants and requires the Group to maintain certain financial ratios. The loans are secured by the common stock and substantially all assets of the Group.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Annual maturities on the Group's revolving credit loan for the next five years are as follows:

                                                                 DEBT
                                                              MATURITIES
                                                              ----------
1997........................................................   $  8,434
1998........................................................     12,650
1999........................................................     13,800
2000........................................................     14,950
2001........................................................     15,525
Thereafter..................................................     50,425
                                                               --------
          Total.............................................   $115,784
                                                               ========

     S-AM/FM paid interest of approximately $79 in 1996.

(4) COMMITMENTS

     On September 19, 1996, BFMA entered into an asset purchase agreement (APA) with Evergreen Media Corporation of Los Angeles (Evergreen) for the sale of WDAS-AM/FM. Under the terms of the APA, BFMA will convey substantially all of the assets used in the operation of the station to Evergreen in exchange for a purchase price of $103,000, subject to adjustment, to be paid in cash. BFMA expects to close on this sale before July 1, 1997.

     WDAS-AM/FM leases facilities and a tower under 10-year operating leases which expire in July 2004 and January 2007, respectively. WDAS-AM/FM also leases certain other office equipment on a month-to-month basis. Lease expense was approximately $215 in 1996. Future minimum lease payments by year are summarized as follows:

1997........................................................  $  236
1998........................................................     247
1999........................................................     258
2000........................................................     270
2001........................................................     283
Thereafter..................................................   1,275
                                                              ------
                                                              $2,569
                                                              ======

     In the normal course of business, the Station is party to various legal matters. The ultimate disposition of these matters will not, in management's judgment, have a material adverse effect on the Station's financial position.

(5) RELATED PARTY TRANSACTIONS

     The Company has a management agreement with Beasley Management Company, an affiliate of the Company's principal stockholder. Management fee expense under the agreement was $620 in 1996.

     The notes receivable from/payable to related parties are non-interest bearing and are due on demand. A note receivable due from a related party of $589 was forgiven in 1996.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) FINANCIAL INSTRUMENTS

     WDAS-AM/FM's significant financial instruments and the methods used to estimate their fair value are as follows:

          Revolving credit loan -- The fair value approximates carrying value due to the loan being refinanced on June 24, 1996 and the interest rate being based on current market rates.

          Notes receivable from/payable to related parties -- It is not practicable to estimate the fair value of these notes payable due to their related party nature.

          Interest rate swap, cap and collar agreements -- The Group entered into an interest rate swap agreement with a notional amount of $15,000, an interest rate cap agreement with a notional amount of $3,100, and an interest rate collar agreement with a notional amount of $15,000 to act as a hedge by reducing the potential impact of increases in interest rates on the revolving credit loan. These agreements expire on various dates in 1999. The Group is exposed to credit loss in the event of nonperformance by the other parties to the agreements. The Group, however, does not anticipate nonperformance by the counterparties. The fair value of the interest rate swap agreement is estimated using the difference between the present value of discounted cash flows using the base rate stated in the swap agreement (5.37%) and the present value of discounted cash flows using the LIBOR rate at December 31, 1996. The fair values of the interest rate cap agreement, which establishes a maximum base rate of 7.50%, and the interest rate collar agreement, which establishes a minimum base rate of 4.93% and a maximum base rate of 6%, are estimated based on the amounts the Group would expect to receive or pay to terminate the agreement. The estimated fair value of each of these agreements is negligible.

                          INDEPENDENT AUDITORS' REPORT
                 ---------------------------------------------

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying combined balance sheets of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                            KYSR INC. AND KIBB INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                            --------------------     JUNE 30,
                                                              1995        1996         1997
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful
     accounts of $218 in 1995 and $246 in 1996 and $321 in
     1997.................................................  $  6,253    $  7,283     $  7,403
  Prepaid expenses and other..............................       412         609           18
  Deferred income taxes (note 5)..........................        89         101          101
                                                            --------    --------     --------
          Total current assets............................     6,754       7,993        7,522
Property and equipment, net (note 3)......................     4,172       4,082        4,195
Intangible assets, net (note 4)...........................   116,946     113,644      111,984
Other assets, net.........................................        22          22           22
                                                            --------    --------     --------
                                                            $127,894    $125,741     $123,723
                                                            ========    ========     ========
                             LIABILITIES AND EQUITY
Current liabilities -- accounts payable and accrued
  expenses................................................  $  3,883    $  3,624     $  2,082
Deferred income taxes (note 5)............................     9,683      11,027       11,027
Equity (note 8)...........................................   114,328     111,090      110,614
Commitments and contingencies (note 9)....................
                                                            --------    --------     --------
                                                            $127,894    $125,741     $123,723
                                                            ========    ========     ========

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Gross revenues..........................  $28,590   $30,571   $33,769   $15,762   $16,784
  Less agency commissions and national
     rep fees...........................    4,490     4,882     5,462     2,196     2,385
                                          -------   -------   -------   -------   -------
          Net revenues..................   24,100    25,689    28,307    13,566    14,399
                                          -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses, excluding
     depreciation and amortization......   13,407    12,901    13,378     6,834     7,119
  Depreciation and amortization.........    3,640     3,661     3,627     1,826     1,844
  Corporate general and
     administrative.....................      892     1,094       844       542       302
                                          -------   -------   -------   -------   -------
     Operating expenses.................   17,939    17,656    17,849     9,202     9,265
                                          -------   -------   -------   -------   -------
     Operating income...................    6,161     8,033    10,458     4,364     5,134
Interest expense (note 7)...............    6,374     6,374     6,374     3,187     3,178
                                          -------   -------   -------   -------   -------
  Earnings (loss) before income taxes...     (213)    1,659     4,084     1,177     1,956
Income tax expense (benefit) (note 5)...      (70)      699     1,694       494       296
                                          -------   -------   -------   -------   -------
          Net earnings (loss)...........  $  (143)  $   960   $ 2,390   $   683   $ 1,660
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,    ENDED JUNE 30,
                                                  ------------------------   -----------------
                                                   1994     1995     1996     1996      1997
                                                  ------   ------   ------   -------   -------
                                                                                (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings (loss)...........................  $ (143)  $  960   $2,390   $   683   $ 1,660
  Adjustments to reconcile net earnings (loss)
     to net cash provided by operating
     activities:
     Depreciation...............................     338      359      325       175       193
     Amortization of intangibles................   3,302    3,302    3,302     1,651     1,651
     Deferred tax expense.......................   1,597    1,412    1,332        --        --
     Changes in certain assets and liabilities:
       Accounts receivable, net.................  (1,452)    (120)  (1,030)     (330)     (120)
       Prepaid expenses and other current
          assets................................     372     (149)    (197)   (1,468)      591
       Accounts payable and accrued expenses....    (345)     265     (259)    2,236    (1,542)
                                                  ------   ------   ------   -------   -------
          Net cash provided by operating
            activities..........................   3,669    6,029    5,863     2,947     2,433
                                                  ------   ------   ------   -------   -------
Cash used by investing activities -- capital
  expenditures..................................    (280)    (223)    (235)      (80)     (296)
                                                  ------   ------   ------   -------   -------
Cash flows used by financing
  activities -- distributions to Parent.........  (3,389)  (5,806)  (5,628)   (2,867)   (2,137)
                                                  ------   ------   ------   -------   -------
Increase (decrease) in cash.....................      --       --       --        --        --
Cash at beginning of period.....................      --       --       --        --        --
                                                  ------   ------   ------   -------   -------
Cash at end of period...........................  $   --   $   --   $   --   $    --   $    --
                                                  ======   ======   ======   =======   =======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KYSR Inc. and KIBB Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the Los Angeles market, KYSR-FM and KIBB-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany balances and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HRS Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of KYSR Inc. and KIBB Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the period presented.

     The combined financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying combined statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

                            KYSR INC. AND KIBB INC.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one advertiser accounted for more than 10% of net revenues in 1994, 1995, or 1996. Certain

                            KYSR INC. AND KIBB INC.

advertisers purchase the advertising of the stations through a third party buying service. Approximately 22%, 20% and 19% of total revenue was derived through the use of this service in 1994, 1995 and 1996, respectively.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Land..................................................                 $2,875    $2,875
Building..............................................   40 years         474       474
Broadcast facilities..................................  8-20 years      1,501     1,572
Office equipment and other............................  5-8 years         725       902
Construction in progress..............................                     36        24
                                                                       ------    ------
                                                                        5,611     5,847
Accumulated depreciation..............................                  1,439     1,765
                                                                       ------    ------
                                                                       $4,172    $4,082
                                                                       ======    ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $15,148 and $18,450, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                            1994      1995      1996
                                                           -------    -----    ------
Current:
  Federal................................................  $(1,289)   $(551)   $  278
  State and local........................................     (378)    (162)       84
Deferred federal.........................................    1,597    1,412     1,332
                                                           -------    -----    ------
                                                           $   (70)   $ 699    $1,694
                                                           =======    =====    ======

                            KYSR INC. AND KIBB INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings (loss) before income taxes is as follows:

                                                              1994     1995    1996
                                                              -----    ----    ----
Statutory U.S. tax rate.....................................  (35.0)%  35.0%   35.0%
State and local taxes, net of federal tax benefit...........    6.2     6.2     6.1
Other, net..................................................   (8.3)    0.9     0.4
                                                              -----    ----    ----
Effective tax rate..........................................  (32.9)%  42.1%   41.5%
                                                              =====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     On January 25, 1990, KYSR, Inc., formerly KXEZ, Inc., issued an intercompany demand note to Viacom in the amount of $66,400. The note bears interest at 9.6% per year payable on the last day of each calendar year. The principal and final interest payment are payable on January 25, 2000. However, immediately prior to closing of the Proposed Transaction, all debts between the Company and Viacom will be canceled. As such, the promissory note issued to Viacom is reflected as an increase to equity and included in intercompany activity in the amount of $66,400 at December 31, 1995 and 1996 (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to this plan in the amounts of $70, $56 and $191 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services rendered from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                            KYSR INC. AND KIBB INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                       1994        1995        1996
                                                     --------    --------    --------
Balance at beginning of period.....................  $122,706    $119,174    $114,328
Net earnings (loss)................................      (143)        960       2,390
Net intercompany activity..........................    (3,389)     (5,806)     (5,628)
                                                     --------    --------    --------
Balance at end of period...........................  $119,174    $114,328    $111,090
                                                     ========    ========    ========

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $377, $365 and $405 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
        1997...............................................................  $  365
        1998...............................................................     366
        1999...............................................................     312
        2000...............................................................      19
        Thereafter.........................................................      --
                                                                             ------
                                                                             $1,062
                                                                             ======

                          INDEPENDENT AUDITORS' REPORT
                 ---------------------------------------------

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying balance sheets of WLIT Inc. as of December 31, 1995 and 1996, and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WLIT Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                                   WLIT INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------    JUNE 30,
                                                               1995       1996        1997
                                                              -------    -------   -----------
                                                                                   (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
     of $79 in 1995 and $87 in 1996 and $110 in 1997........  $ 3,110    $ 3,627     $ 3,836
  Prepaid expenses and other current assets.................      592        490         200
  Deferred income taxes (note 5)............................       37         44          44
                                                              -------    -------     -------
          Total current assets..............................    3,739      4,161       4,080
Property and equipment, net (note 3)........................      461        457         545
Intangible assets, net (note 4).............................   16,958     16,415      16,143
                                                              -------    -------     -------
                                                              $21,158    $21,033     $20,768
                                                              =======    =======     =======
                             LIABILITIES AND EQUITY
Current liabilities -- accounts payable and accrued
  expenses..................................................  $ 1,442    $ 1,195     $ 1,376
Deferred income taxes (note 5)..............................       58         53          53
Equity (note 8).............................................   19,658     19,785      19,339
Commitment and contingencies (note 9).......................
                                                              -------    -------     -------
                                                              $21,158    $21,033     $20,768
                                                              =======    =======     =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                             STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                ---------------------------   ----------------
                                                 1994      1995      1996      1996     1997
                                                -------   -------   -------   ------   -------
                                                                                (UNAUDITED)
Gross revenues................................  $14,367   $16,720   $18,294   $8,080   $10,035
  Less agency commissions and national rep
     fees.....................................    2,523     2,848     3,071    1,144     1,410
                                                -------   -------   -------   ------   -------
          Net revenues........................   11,844    13,872    15,223    6,936     8,625
                                                -------   -------   -------   ------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization............    6,555     6,977     7,508    3,839     4,221
  Depreciation and amortization...............      655       653       659      327       340
  Corporate general and administrative........      478       630       479      274       172
                                                -------   -------   -------   ------   -------
     Operating expenses.......................    7,688     8,260     8,646    4,440     4,733
                                                -------   -------   -------   ------   -------
     Earnings before income taxes.............    4,156     5,612     6,577    2,496     3,892
Income tax expense (note 5)...................    1,804     2,359     2,728    1,048     1,280
                                                -------   -------   -------   ------   -------
          Net earnings........................  $ 2,352   $ 3,253   $ 3,849   $1,448   $ 2,612
                                                =======   =======   =======   ======   =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,           JUNE 30,
                                          ---------------------------    ------------------
                                           1994      1995      1996       1996       1997
                                          -------   -------   -------    -------    -------
                                                                            (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,352   $ 3,253   $ 3,849    $ 1,448    $ 2,612
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      114       114       116         55         68
     Amortization of intangibles........      541       539       543        272        272
     Deferred income taxes..............      (13)        5        (8)        --         --
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........      (73)     (460)     (517)      (476)      (209)
       Prepaid expenses and other
          current assets................     (101)     (181)       98       (577)       295
       Accounts payable and accrued
          expenses......................     (384)      173      (247)     1,461     (1,542)
                                          -------   -------   -------    -------    -------
          Net cash provided by operating
            activities..................    2,436     3,443     3,834      2,183      1,496
                                          -------   -------   -------    -------    -------
Cash flows used by investing
  activities -- capital expenditures....     (180)     (110)     (112)       (45)      (156)
                                          -------   -------   -------    -------    -------
Cash flows used by financing
  activities -- distributions to
  Parent................................   (2,256)   (3,333)   (3,722)    (2,138)    (1,340)
                                          -------   -------   -------    -------    -------
Increase (decrease) in cash.............       --        --        --         --         --
Cash at beginning of period.............       --        --        --         --         --
                                          -------   -------   -------    -------    -------
Cash at end of period...................  $    --   $    --   $    --    $    --    $    --
                                          =======   =======   =======    =======    =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of WLIT Inc. (the "Company"). The Company owns and operates a commercial radio station in the Chicago market, WLIT-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation ("Evergreen") for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying financial statements reflect the carve-out historical results of operations and financial position of WLIT Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                                   WLIT INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

                                   WLIT INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Broadcast facilities..................................  8-20 years     $1,116    $1,141
Office equipment and other............................  5-8 years         791       868
Construction in progress..............................                     13        13
                                                                       ------    ------
                                                                        1,920     2,022
Accumulated depreciation..............................                  1,459     1,565
                                                                       ------    ------
                                                                       $  461    $  457
                                                                       ======    ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $5,585 and $6,128, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                            1994      1995      1996
                                                           ------    ------    ------
Current:
  Federal................................................  $1,588    $2,058    $2,391
  State and local........................................     229       296       345
Deferred federal.........................................     (13)        5        (8)
                                                           ------    ------    ------
                                                           $1,804    $2,359    $2,728
                                                           ======    ======    ======

     A reconciliation of the U.S. Federal Statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
Amortization of intangibles.................................   4.7     3.4     2.9
State and local taxes, net of federal tax benefit...........   3.6     3.4     3.4
Other, net..................................................   0.2     0.2     0.2
                                                              ----    ----    ----
          Effective tax rate................................  43.5%   42.0%   41.5%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

                                   WLIT INC.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, tax and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars. The Company recognized expense related to this plan in the amounts of $67, $46 and $126 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                         1994       1995       1996
                                                        -------    -------    -------
Balance at beginning of period........................  $19,642    $19,738    $19,658
Net earnings..........................................    2,352      3,253      3,849
Net intercompany activity.............................   (2,256)    (3,333)    (3,722)
                                                        -------    -------    -------
Balance at end of period..............................  $19,738    $19,658    $19,785
                                                        =======    =======    =======

                                   WLIT INC.

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $319, $337 and $327 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
        1997...............................................................  $  266
        1998...............................................................     291
        1999...............................................................     298
        2000...............................................................     287
        2001...............................................................     296
        Thereafter.........................................................     103
                                                                             ------
                                                                             $1,541
                                                                             ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Colfax Communications, Inc. Radio Group:

     We have audited the accompanying combined balance sheets of the Colfax Communications, Inc. Radio Group (the "Company") as of December 31, 1996, 1995, and 1994, and the related combined statements of income (loss), changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In January 1997, substantially all of the assets and liabilities of the Company were sold.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995, and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/  ARTHUR ANDERSEN LLP

Washington, D.C.
March 31, 1997

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                            COMBINED BALANCE SHEETS
                    AS OF DECEMBER 31, 1996, 1995, AND 1994

                                                         1996           1995           1994
                                                     ------------    -----------    -----------
Current assets:
  Cash.............................................  $  1,718,589    $   682,672    $   216,414
  Accounts receivable, net of allowance for
     doubtful accounts of $710,813, $441,889, and
     $238,801, respectively........................    15,514,187      7,626,579      8,978,881
  Prepaid expenses and other current assets........       520,358        286,774        343,441
                                                     ------------    -----------    -----------
          Total current assets.....................    17,753,134      8,596,025      9,538,736
Property and equipment at cost, net of
  depreciation.....................................    14,508,097      8,675,724      9,608,603
Intangibles and other noncurrent assets at cost,
  net of amortization..............................   147,579,599     32,383,587     37,653,803
                                                     ------------    -----------    -----------
          Total assets.............................  $179,840,830    $49,655,336    $56,801,142
                                                     ============    ===========    ===========
Liabilities:
  Accounts payable and accrued expenses............  $  5,116,890    $ 3,224,139    $ 3,883,242
  Current maturities of long-term debt.............            --             --        900,000
                                                     ------------    -----------    -----------
          Total current liabilities................     5,116,890      3,224,139      4,783,242
  Long-term debt...................................    55,650,000     39,225,000      7,100,000
                                                     ------------    -----------    -----------
          Total liabilities........................    60,766,890     42,449,139     11,883,242
                                                     ------------    -----------    -----------
Commitments (Note 8):
Partners' equity:
  Radio Acquisition Associates.....................    (1,141,558)    (2,783,226)    (3,121,671)
  Equity Group Holdings............................   119,013,080      9,888,902     47,558,478
  Colfax Communications, Inc.......................     1,202,418        100,521        481,093
  Class B Limited Partners.........................            --             --             --
                                                     ------------    -----------    -----------
          Total partners' equity...................   119,073,940      7,206,197     44,917,900
                                                     ------------    -----------    -----------
          Total liabilities and partners' equity...  $179,840,830    $49,655,336    $56,801,142
                                                     ============    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                         COMBINED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
Advertising revenues:
  Local sponsors....................................  $37,496,454    $23,425,588    $24,147,363
  National sponsors.................................   12,885,713      9,151,724      8,221,228
  Other.............................................    2,518,200      1,910,483      2,090,737
                                                      -----------    -----------    -----------
          Gross advertising revenues................   52,900,367     34,487,795     34,459,328
  Less -- Commissions...............................   (6,785,322)    (4,345,062)    (4,283,386)
                                                      -----------    -----------    -----------
          Net advertising revenues..................   46,115,045     30,142,733     30,175,942
                                                      -----------    -----------    -----------
Operating expenses:
  Programming.......................................    7,675,793      5,461,691      9,604,067
  Sales and advertising.............................   14,507,662     11,360,597     10,885,717
  General and administrative........................    5,793,377      4,332,286      3,651,832
  Engineering.......................................    1,260,447      1,014,375      1,084,282
  Depreciation and amortization.....................    4,617,958      6,505,492      7,599,901
                                                      -----------    -----------    -----------
          Total operating expenses..................   33,855,237     28,674,441     32,825,799
                                                      -----------    -----------    -----------
          Income (loss) from operations.............   12,259,808      1,468,292     (2,649,857)
Interest expense....................................    4,368,669        655,795        531,387
Loss on sale of fixed assets........................           --        770,689             --
Other expense (income)..............................     (184,289)            --         75,364
                                                      -----------    -----------    -----------
          Net income (loss).........................  $ 8,075,428    $    41,808    $(3,256,608)
                                                      ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

               COMBINED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                RADIO                         EQUITY       CLASS B
                             ACQUISITION      COLFAX          GROUP        LIMITED
                             ASSOCIATES     COMM., INC.      HOLDINGS      PARTNERS       TOTAL
                             -----------    -----------    ------------    --------    ------------
Balance, December 31,
  1993.....................  $(2,464,398)   $  528,938     $ 52,305,936      $--       $ 50,370,476
  Capital contributions
     from partners.........      368,281        60,023        5,949,744       --          6,378,048
  Capital distributions to
     partners..............   (1,678,638)      (68,618)      (6,826,760)      --         (8,574,016)
  Net income (loss)........      653,084       (39,250)      (3,870,442)      --         (3,256,608)
                             -----------    ----------     ------------      ---       ------------
Balance, December 31,
  1994.....................   (3,121,671)      481,093       47,558,478       --         44,917,900
  Capital contributions
     from partners.........           --         5,735          567,746       --            573,481
  Capital distributions to
     partners..............   (1,031,464)     (372,709)     (36,922,819)      --        (38,326,992)
  Net income (loss)........    1,369,909       (13,598)      (1,314,503)      --             41,808
                             -----------    ----------     ------------      ---       ------------
Balance, December 31,
  1995.....................   (2,783,226)      100,521        9,888,902       --          7,206,197
  Capital contributions
     from partners.........        5,104     1,130,725      111,941,654       --        113,077,483
  Capital distributions to
     partners..............     (981,106)      (82,845)      (8,221,217)      --         (9,285,168)
  Net income (loss)........    2,617,670        54,017        5,403,741       --          8,075,428
                             -----------    ----------     ------------      ---       ------------
Balance, December 31,
  1996.....................  $(1,141,558)   $1,202,418     $119,013,080      $--       $119,073,940
                             ===========    ==========     ============      ===       ============

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                       1996             1995           1994
                                                   -------------    ------------    -----------
Cash flows from operating activities:
  Net income (loss)..............................  $   8,075,428    $     41,808    $(3,256,608)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Depreciation and amortization...............      4,617,958       6,505,492      7,599,901
     Loss on asset disposal......................             --         770,689         57,398
     Restructuring charge........................             --         737,729             --
     Change in assets and liabilities:
       (Increase) decrease in accounts
          receivable.............................     (7,888,416)      1,352,302     (1,664,323)
       (Increase) decrease in prepaid expenses
          and other current assets...............       (233,584)         56,667        170,619
       Increase (decrease) in accounts payable
          and accrued expenses...................      1,892,751      (1,396,832)       708,448
                                                   -------------    ------------    -----------
          Net cash provided by operating
            activities...........................      6,464,137       8,067,855      3,615,435
                                                   -------------    ------------    -----------
Cash flows from investing activities:
  Cash paid for acquisition of intangibles and
     other noncurrent assets.....................   (126,017,951)       (363,174)       (12,944)
  Payments for additions to property and
     equipment...................................     (5,907,584)       (823,737)      (968,929)
  Disposal of intangible assets..................      6,280,000              --             --
  Disposal of fixed assets.......................             --         113,825             --
                                                   -------------    ------------    -----------
          Net cash used in investing
            activities...........................   (125,645,535)     (1,073,086)      (981,873)
                                                   -------------    ------------    -----------
Cash flows from financing activities:
  Repayment of note payable......................     (5,800,000)     (8,000,000)      (800,000)
  Loan proceeds..................................     22,225,000      39,225,000             --
  Capital contributions from partners............    113,077,483         573,481      6,378,048
  Capital distributions to partners..............     (9,285,168)    (38,326,992)    (8,190,101)
                                                   -------------    ------------    -----------
          Net cash provided by (used in)
            financing activities.................    120,217,315      (6,528,511)    (2,612,053)
                                                   -------------    ------------    -----------
Net increase (decrease) in cash..................      1,035,917         466,258         21,509
Cash, beginning of period........................        682,672         216,414        194,905
                                                   -------------    ------------    -----------
Cash, end of period..............................  $   1,718,589    $    682,672    $   216,414
                                                   =============    ============    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........  $   4,391,300    $    615,900    $   514,213
                                                   =============    ============    ===========

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1996, 1995, AND 1994

1. BASIS OF PRESENTATION:

     The accompanying combined financial statements include the radio station holdings of Colfax Communications, Inc. ("Colfax"), a Maryland Corporation. Three of the stations serve the Washington, D.C., market: WGMS-FM (classical format), WBIG-FM (oldies format), and WTEM(AM) (all-sports format). Two stations, WBOB-FM (country format) and KQQL(FM) (oldies format), serve the Minneapolis-St. Paul market. Five of the stations serve the Phoenix market:
KOOL-FM (oldies format), KOY(AM) (nostalgia format), KZON-FM (alternative format), KISO(AM) (urban adult contemporary format), and KYOT-FM (new adult contemporary format). Two stations serve the Milwaukee market: WMIL-FM (country format) and WOKY(AM) (adult standard format). Three stations serve the Boise market: KIDO(AM) (news/talk format), KLTB(FM) (oldies format), and KARO(FM) (class rock format). All stations are owned by entities under the common control of Colfax and its affiliates.

2. DESCRIPTION OF COLFAX COMMUNICATIONS, INC., RADIO GROUP:

  Classical Acquisition Limited Partnership

     Classical Acquisition Limited Partnership ("CALP") is a Maryland limited partnership formed to acquire and operate radio stations WGMS(AM) (currently WTEM(AM)) and WGMS-FM. Radio Acquisition Associates Limited Partnership, a Maryland limited partnership, had a 98.04 percent general partner interest and Equity Group Holdings, a District of Columbia general partnership, had a 1.96 percent limited partner interest in CALP prior to the admission of the Class B Limited Partners as discussed below. Radio Acquisition Associates Limited Partnership has Colfax as a 1 percent general partner and Equity Group Holdings as a 99 percent limited partner.

     Certain Class B Limited Partners were admitted to the partnership on January 1, 1993 and on January 1, 1995. The Class B Limited Partners have a
13.25 percent interest in CALP and Equity Group Holdings' limited partnership interest in CALP was reduced to 1.813 percent effective January 1, 1993. Radio Acquisition Associates' Limited Partnership general partnership interest was reduced to 90.687 percent and 84.937 percent effective January 1, 1993 and January 1, 1995, respectively.

  Radio 570 Limited Partnership

     Radio 570 Limited Partnership ("Radio 570") is a Maryland limited partnership formed on December 10, 1991, to operate radio station WTEM-AM (formerly WGMS-AM). Radio 570 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. WTEM began broadcasting on May 24, 1992.

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. On September 15, 1995, a Class B Limited Partner was redeemed of his partnership interest. As of December 31, 1996 and 1995, the Class B Limited Partners had a 9.25 percent interest and Equity Group Holdings had an 89.75 percent Class A Limited Partnership interest.

  Radio 100 Limited Partnership

     Radio 100 Limited Partnership ("Radio 100") was formed on August 11, 1992, to acquire and operate radio stations. Radio 100 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner.

     In 1993, Radio 100 completed its acquisition of two radio stations in Minnesota for $25,500,000. WBOB-FM (formerly WCTS-FM) and KQQL(FM) began on-air operations under Radio 100 ownership on May 7, 1993, and February 18, 1993, respectively.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. The Class B Limited Partners have a 10.25 percent interest and the Equity Group Holdings Class A Limited Partnership interest was reduced to 88.75 percent.

  Radio 100 of Maryland Limited Partnership

     Radio 100 of Maryland Limited Partnership ("Radio 100 of Maryland") was formed on December 2, 1992 to acquire and operate radio stations. Radio 100 of Maryland was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner.

     On June 3, 1993, Radio 100 of Maryland acquired WBIG-FM (formerly WJZE-FM) in Washington, D.C. for $19,500,000.

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. On September 15, 1995, a Class B Limited Partner was redeemed of his partnership interest. On October 1, 1995, a Class B Limited Partner was admitted to the partnership. As of December 31, 1996 and 1995, the Class B Limited Partners had an 11.25 percent interest and Equity Group Holdings had an 87.75 percent Class A Limited Partnership interest.

  Radio 94 of Phoenix Limited Partnership

     Radio 94 of Phoenix Limited Partnership ("Radio 94") was formed on January 3, 1996, to acquire and operate radio stations. Radio 94 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. On April 1, 1996, Radio 94 acquired KOOL(AM) and KOOL-FM in Phoenix, Arizona for $35,000,000. Effective April 5, 1996, certain Class B Limited Partners were admitted to the partnership. The Class B Limited Partners have an 8.25 percent interest and the Equity Group Holdings Class A Limited Partnership interest was reduced to 90.75 percent. On October 4, 1996, Radio 94 sold KOOL(AM) to Salem Media of Arizona, Inc.

  Radio 95 of Phoenix Limited Partnership

     Radio 95 of Phoenix Limited Partnership ("Radio 95") was formed on May 3, 1996, to acquire and operate radio stations. Radio 95 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. On September 12, 1996, Radio 95 acquired KYOT-FM, KZON-FM, KOY(AM), and KISO(AM), each in Phoenix, Arizona; KIDO(AM) and KLTB(FM), each in Boise, Idaho; KARO(FM) in Caldwell, Idaho; WMIL-FM in Waukesha, Wisconsin; and WOKY(AM) in Milwaukee, Wisconsin, for $95,000,000.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

  Sale of Stations

     On August 24, 1996, Chancellor Radio Broadcasting Company ("Chancellor"), a Delaware Corporation, agreed to purchase substantially all of the assets of CALP, Radio 570, Radio 100, Radio 100 of Maryland, Radio 94 (with the exception of KOOL(AM)), and Radio 95 (with the exception of KIDO(AM), KLTB(FM), and KARO(FM)) for total consideration of $365,000,000 plus the net working capital of the stations. The transaction closed on January 23, 1997. The agreement stipulates that the purchase price for the assets be allocated among the limited partnerships as follows:


CALP........................................................  $ 50,000,000
Radio 570...................................................    21,000,000
Radio 100...................................................    85,000,000
Radio 100 of Maryland.......................................    90,000,000
Radio 94....................................................    30,000,000
Radio 95....................................................    89,000,000
                                                              ------------
                                                              $365,000,000
                                                              ============

     On October 28, 1996, Jacor Broadcasting of Idaho, Inc., an Ohio corporation, entered into an agreement to purchase substantially all of the assets of radio stations KIDO(AM), KLTB(FM), and KARO(FM) for $11,000,000. The transaction closed on January 31, 1997.

  Partnership Allocations

     The partnerships distribute cash from operations and allocate net profits or losses to the partners, in general, in accordance with their stated interests except that no partner shall receive any distribution from a partnership until such time as the net invested capital of the general partner and Class A Limited Partner have been distributed, along with a cumulative priority return on the average net invested capital at an annual rate equal to the prime rate plus one quarter of one percent compounded monthly.

     In accordance with the Company's debt agreement (described below) distributions to partners may be permitted on a quarterly basis if certain requirements are met.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Accounting

     The accompanying financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  Barter Transactions

     The partnerships enter into barter transactions in which they provide on-air advertising in exchange for goods and services. Revenues and expenses from barter transactions are presented in the accompanying statement of revenues and expenses based on the estimated fair market value of the goods or services received. Barter revenue approximated $1,925,000, $1,590,000, and $1,870,000 for the years ended December 31, 1996, 1995, and 1994, respectively; while barter expense approximated $1,763,000, $1,486,000, and $1,520,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

  Income Taxes

     Provision for Federal and state income taxes has not been made in the accompanying financial statements since the partnerships do not pay Federal and state income taxes but rather allocate profits and losses to the partners for inclusion in their respective income tax returns.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

  Buildings and Leasehold Improvements

     Buildings and leasehold improvements are recorded at cost or appraised value at acquisition. Depreciation is recorded using the straight-line method over 31.5 or 40 years as prescribed by the Internal Revenue Code.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are recorded at cost or appraised value at acquisition. Depreciation is recorded using the straight-line method over the estimated useful life of the assets, which is typically 5 to 7 years.

  Intangible Assets

     Intangible assets are recorded at cost or appraised value at acquisition. Amortization is recorded over their useful lives. The estimated useful lives of intangible assets as of December 31, 1996, are as follows:

                                                              USEFUL LIFE
                                                              -----------
FCC Licenses................................................  7-25 years
Covenants Not to Compete....................................    3 years
Employment Agreements.......................................    2 years
Organizational Costs........................................    5 years
Start-up Costs..............................................    5 years

  Land

     Certain partners have contributed to Radio 570 a parcel of land in Germantown, Maryland which is being used as the site for a new array of broadcasting towers. The land has been recorded at its original purchase price plus costs related to preparing the land for its intended use.

     Radio 100 of Maryland acquired a parcel of land and property in Washington, D.C., in connection with the acquisition of WJZE-FM. This parcel of land was recorded at its appraised value at acquisition. This land was sold in February 1995.

     Radio 100 acquired a parcel of land in Nowthen, Minnesota, through the purchase of KQQL-FM. This parcel of land was recorded at its appraised value at acquisition.

     Radio 95 acquired various parcels of land located in Phoenix, Milwaukee, and Boise in connection with its purchase of nine stations during 1996. These parcels of land were recorded at their estimated market value at acquisition.

  Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     In 1995 the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

     The carrying amount reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, approximate their fair value due to the immediate or short-term maturity of such instruments. The carrying amount reported for long-term debt approximates fair value due to the debt being priced at floating rates (see Note 7 for additional information).

4. PROPERTY AND EQUIPMENT:

     The components of property and equipment at December 31, 1996 and 1995, are summarized below:

                                             1996           1995           1994
                                          -----------    -----------    -----------
Land....................................  $ 3,719,572    $ 1,901,663    $ 2,233,341
Buildings...............................    1,372,161         26,453        604,927
Construction in progress................       27,660         27,232        201,404
Furniture, fixtures and equipment.......   11,323,175      8,520,853      7,690,841
Leasehold improvements..................      835,407        816,031        522,806
                                          -----------    -----------    -----------
                                           17,277,975     11,292,232     11,253,319
Less -- Accumulated depreciation........   (2,769,878)    (2,616,508)    (1,644,716)
                                          -----------    -----------    -----------
                                          $14,508,097    $ 8,675,724    $ 9,608,603
                                          ===========    ===========    ===========

5. FCC LICENSES AND OTHER NONCURRENT ASSETS:

     The components of FCC licenses and other noncurrent assets at December 31, 1996 and 1995, are summarized below:

                                                       AS OF DECEMBER 31,
                                          --------------------------------------------
                                              1996            1995            1994
                                          ------------    ------------    ------------
FCC licenses............................  $163,988,330    $ 39,505,773    $ 39,505,773
Covenants not to compete................     1,931,834       8,493,147       8,493,147
Start-up and organization costs.........     2,489,973       2,132,587       2,153,036
Other...................................     1,376,763         958,245       1,891,395
                                          ------------    ------------    ------------
                                           169,786,900      51,089,752      52,043,351
Less -- Accumulated amortization........   (22,207,301)    (18,706,165)    (14,389,548)
                                          ------------    ------------    ------------
                                          $147,579,599    $ 32,383,587    $ 37,653,803
                                          ============    ============    ============

6. RELATED-PARTY TRANSACTIONS:

     Each partnership is involved in certain transactions with other partnerships in the radio group related to sharing of services and purchasing. These transactions are settled on a current basis through adjustments to partners' equity accounts.

     On January 18, 1995, CALP and Radio 100 of Maryland each entered into a 10 year agreement to lease tower space from Colfax Towers, Inc. The annual rental payment for CALP equaled $31,200 and $30,000 for the years ended December 31, 1996 and 1995, respectively. The annual rental payment for Radio 100 of Maryland equaled $37,200 and $36,000 for the years ended December 31, 1996 and 1995, respectively. Colfax Towers, Inc., is owned by the shareholders of Colfax Communications, Inc.

     Employees of Colfax perform activities on behalf of and oversee the operations of the radio stations included in the radio group. Colfax does not charge any fees to the radio stations for the performance of such services. Corporate expenses of $1,240,253, $1,354,296, and $1,144,082 related to those services are not included in the financial statements of the radio group for the years ending December 31, 1996, 1995, and 1994, respectively. These corporate expenses were funded directly by the owners of Colfax Communications, Inc.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

7. LONG-TERM DEBT:

     On December 27, 1995, CALP, Radio 570, Radio 100, and Radio 100 of Maryland entered into a $40 million revolving loan agreement. On April 2, 1996, under an amendment to the loan agreement, CALP, Radio 570, Radio 100, Radio 100 of Maryland, and Radio 94 (collectively, the "Borrowers") increased the amount available under the revolving loan agreement to $60 million. At December 31, 1996, $55,650,000 was outstanding under this agreement. The proceeds were allocated to each borrower on the basis of each station's capital account as follows:

CALP........................................................  $ 5,702,360
Radio 570...................................................    4,156,587
Radio 100...................................................   16,423,860
Radio 100 of Maryland.......................................    9,214,544
Radio 94....................................................   20,152,649
                                                              -----------
                                                              $55,650,000
                                                              ===========

     The initial proceeds were used to repay the indebtedness of CALP to make certain permitted distributions to partners of the Borrowers, and for working capital purposes in the operations of the Borrowers. Borrowings under this agreement bear interest at floating rates equal to prime and/or LIBOR (as defined in the loan agreement) plus an applicable margin determined by a leverage ratio. The expiration date of the loan agreement is December 31, 2002. Under the loan agreement, the Borrowers are required to maintain a specific leverage ratio and certain ratios pertaining to cash flow coverage.

     In connection with the sale of the stations (discussed in Note 2), the debt was repaid in full in January 1997.

8. COMMITMENTS:

     The Radio Group has entered into various contracts for exclusive radio broadcasting rights and other programming. In addition, the partnerships lease office space and have entered into various service contracts, including certain personal service contracts. These broadcasting rights, leases and service contracts expire over periods ranging from 1997 to 2012. The minimum future commitments under these agreements, leases and service contracts are as follows:

1997........................................................  $ 3,766,028
1998........................................................    2,826,433
1999........................................................    1,178,594
2000........................................................    1,140,345
2001........................................................      646,234
Thereafter..................................................    2,077,616
                                                              -----------
                                                              $11,635,250
                                                              ===========

9. RESTRUCTURING CHARGES:

     During 1995, the Radio Group recorded restructuring costs of $737,729 at certain radio stations. These costs included severance and salary payments to terminated employees of $357,563, costs related to hiring a new general manager at one of the radio stations of $135,519 and costs related to a loss on space vacated by one of the radio stations of $244,647.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    v
Prospectus Summary.....................    1
Risk Factors...........................   14
The Exchange Offer.....................   23
Use of Proceeds........................   32
Capitalization.........................   32
Selected Consolidated Historical
  Financial Data.......................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   36
Business...............................   41
Management and Board of Directors......   61
Security Ownership of Certain
  Beneficial
  Owners and Management................   71
Certain Relationships and Related
  Transactions.........................   73
Description of the Exchange Notes......   74
Book-Entry; Delivery and Form..........   96
Description of Certain Indebtedness....   97
Description of Capital Stock...........  104
Material United States Federal Income
  Tax Considerations...................  115
Plan of Distribution...................  116
Legal Matters..........................  116
Experts................................  117
Pro Forma Financial Information........  P-1
Index to Financial Statements..........  F-1

             ======================================================

             ======================================================
                        CHANCELLOR MEDIA CORPORATION OF
                                  LOS ANGELES

                               OFFER TO EXCHANGE

                           8 1/8% SENIOR SUBORDINATED
                            NOTES DUE 2007, SERIES B
                           FOR ALL OUTSTANDING 8 1/8%
                           SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES A

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                APRIL    , 1998
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or, while a director or officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A. Exhibits

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       1.1+              -- Securities Purchase Agreement, dated as of December 22,
                            1997, by and among Chancellor Media Corporation of Los
                            Angeles, BT Alex. Brown, Credit Suisse First Boston,
                            Goldman, Sachs & Co., Morgan Stanley Dean Witter and
                            Salomon Smith Barney.
       2.11(h)           -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
       2.11A(i)          -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.11B(i)          -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
       2.12(j)           -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
       2.13(n)           -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
       2.14(o)           -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
       2.15(o)           -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
       2.16(o)           -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
       2.17(p)           -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
       2.18(p)           -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
       2.19(p)           -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles.
                            (See table of contents for list of omitted schedules)
       2.20(p)           -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.
       2.21(p)           -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles
                            and Evergreen Media Corporation of Chicago.
       2.22(p)           -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
       2.23(p)           -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM).
                            (See table of contents for list of omitted exhibits and
                            schedules)
       2.24(p)           -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles. (See table of
                            contents for list of omitted schedules)
       2.25(q)           -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.26(q)           -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
       2.27(q)           -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
       2.28(r)           -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
       2.29(r)           -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19, 1997.
       2.30(r)           -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund II, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.
       2.31(r)           -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.
       2.32(s)           -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).
       2.33(s)           -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
       2.34(t)           -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits)
       2.35(t)           -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits)
       2.36(t)           -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.41(y)           -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
       2.42(gg)          -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
       2.43(ss)          -- Letter Agreement, dated February 20, 1998, between the
                            Company and Capstar Broadcasting Corporation.
       3.3(ff)           -- Certificate of Incorporation of Chancellor Media
                            Corporation of Los Angeles (formerly known as Evergreen
                            Media Corporation of Los Angeles).
       3.3A(pp)          -- Amendment to Certificate of Incorporation of Chancellor
                            Media Corporation of Los Angeles, filed September 5,
                            1997.
       3.3B(tt)          -- Amendment to Certificate of Incorporation of Chancellor
                            Media Corporation of Los Angeles, filed October 28, 1997.
       3.4(ff)           -- Bylaws of Chancellor Media Corporation of Los Angeles.
       4.10(t)           -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits.
       4.11(z)           -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
       4.15(aa)          -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of the Company.
       4.16(bb)          -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of the
                            Company.
       4.17(cc)          -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of the
                            Company.
       4.18(dd)          -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of the
                            Company.
       4.19(ee)          -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of the Company.
       4.21(ff)          -- Specimen of the 12 1/4% Series A Senior Cumulative
                            Exchangeable Preferred Stock Certificate of the Company.
       4.22(ff)          -- Specimen of the 12% Exchangeable Preferred Stock
                            Certificate of the Company.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       4.23(ff)          -- Form of Certificate of Designation for the 12 1/4% Series
                            A Senior Cumulative Exchangeable Preferred Stock of the
                            Company.
       4.24(ff)          -- Form of Certificate of Designation for the 12%
                            Exchangeable Preferred Stock of the Company.
       4.25(pp)          -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
       4.26(hh)          -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of the
                            Company.
       4.27(pp)          -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of the
                            Company.
       4.28(pp)          -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of the Company.
       4.29(pp)          -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12 1/4% Subordinated Exchange Debentures due 2008 of
                            the Company.
       4.30(pp)          -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of the
                            Company.
       4.34(tt)          -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of the Company.
       4.35(tt)          -- Second Supplement Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of the Company.
       4.36(tt)          -- Third Amendment to Second Amended and Restated Loan
                            Agreement, dated October 28, 1997, among the Company, the
                            Lenders, the Agents and the Administrative Agent.
       4.37(tt)          -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among the Company,
                            the Lenders, the Agents and the Administrative Agent.
       4.38+             -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of the Company.
       5.1+              -- Opinion of Latham & Watkins.
       8.1+              -- Tax Matters Opinion of Latham & Watkins.
      10.23(f)           -- Evergreen Media Corporation Stock Option Plan for
                            Non-employee Directors.
      10.26(n)           -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
      10.28(o)           -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
      10.30(pp)          -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
      10.31(pp)          -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
      10.32(pp)          -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
      10.33(pp)          -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
      10.34(pp)          -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
      10.35(ii)          -- Employment Agreement dated February 14, 1996 by and among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
      10.36(jj)          -- Chancellor Broadcasting Company 1996 Stock Award Plan.
      10.37(kk)          -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
      10.38(ll)          -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Steven Dinetz.
      10.39(mm)          -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Eric W. Neumann.
      10.40(nn)          -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Marvin Dinetz.
      10.41(oo)          -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
      10.43+             -- Registration Rights Agreement, dated December 22, 1997, by and among Chancellor Media Corporation of Los Angeles
                            and the initial purchasers of the 8 1/8% Senior
                            Subordinated Notes due 2007.
      10.44*             -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
      12.1+              -- Chancellor Media Corporation of Los Angeles Computation
                            of Ratio of Earnings to Combined Fixed Charges and
                            Preferred Stock Dividends.
      21.2(tt)           -- Subsidiaries of Chancellor Media Corporation of Los
                            Angeles.
      23.1+              -- Consent of Latham & Watkins (included as part of their
                            opinion listed as Exhibit 5.1).
      23.2+              -- Consent of Coopers & Lybrand L.L.P., independent
                            accountants.
      23.3+              -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
      23.4+              -- Consent of Coopers & Lybrand L.L.P., independent
                            accountants.
      23.5+              -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
      23.6+              -- Consent of Arthur Andersen LLP, independent accountants.
      23.7+              -- Consent of Latham & Watkins (included as part of their
                            opinion listed as Exhibit 8.1).
      24.1               -- Powers of Attorney (included on signature pages)
      25.1+              -- Statement of Eligibility on Form T-1 of The Bank of New
                            York under the Indenture.
      99.1*              -- Letter Of Transmittal for the Exchange Offer.
      99.2*              -- Notice of Guaranteed Delivery for the Exchange Offer.

     B. Financial Statements

        1. Consolidated Financial Statements of Chancellor Media Corporation of Los Angeles and Subsidiaries as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997.

        2. Consolidated Financial Statements of Chancellor Radio Broadcasting Company and Subsidiaries as of December 31, 1995 and 1996 and June 30, 1997 and for the years ended December 31, 1994, 1995 and 1996 and for the three and six months ended June 30, 1996 and 1997.

        3. Combined Financial Statements of Riverside Broadcasting Co., Inc. and WAXQ Inc. as of December 31, 1995 and 1996 and June 30, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

        4. Combined Financial Statements of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996 and June 30, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

        5. Financial Statements of WDAS-AM/FM (Station owned and operated by Beasley FM Acquisition Corp.) as of December 31, 1996 and March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997.

        6. Combined Financial Statements of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996 and June 30, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

        7. Financial Statements of WLIT Inc. as of December 31, 1995 and 1996 and June 30, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

        8. Combined Financial Statements of Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1996, 1995 and 1994.
---------------

 *    To be filed by amendment.

 +    Filed herewith.

(a) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-60036).

(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.

(i) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated January 17, 1996.

(j) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.

(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.

(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

(q)

      Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).

(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.

(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.

(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.

(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.

(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.

(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.

(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.

(ff) Incorporated by reference to the identically-numbered exhibit to EMCLA's Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended.

(gg) Incorporated by reference to the identically-numbered exhibit to the Quarterly Report on Form 10-Q of Evergreen and EMCLA for the quarterly period ending June 30, 1997.

(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor and CRBC for the quarterly period ending March 31, 1997.

(ii) Incorporated by reference to Exhibit 10.6 to Chancellor's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.

(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(pp) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.

(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and the Company, dated as of February 23, 1998 and filed as of February 27, 1998.

(tt)

      Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and the Company for the fiscal year ended December 31, 1997.

     The Company hereby agrees to furnish supplementarily a copy of any omitted schedule or exhibit to the Commission upon request.

ITEM 22. UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     E. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 17, 1998.

                                            CHANCELLOR MEDIA CORPORATION
                                            OF LOS ANGELES

                                            By:    /s/ MATTHEW E. DEVINE
                                              ----------------------------------
                                                      Matthew E. Devine
                                                  Senior Vice President and
                                                   Chief Financial Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew
E. Devine as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----

                 /s/ THOMAS O. HICKS                   Chairman of the Board and interim     April 20, 1998
-----------------------------------------------------    Chief Executive Officer
                   Thomas O. Hicks                       (Principal Executive Officer)

               /s/ JAMES E. DE CASTRO                  Chief Operating Officer and           April 21, 1998
-----------------------------------------------------    Director
                 James E. de Castro

                /s/ MATTHEW E. DEVINE                  Senior Vice President and Chief       April 17, 1998
-----------------------------------------------------    Financial Officer (Principal
                  Matthew E. Devine                      Financial Officer and Principal
                                                         Accounting Officer)

                /s/ THOMAS J. HODSON                   Director                              April 20, 1998
-----------------------------------------------------
                  Thomas J. Hodson

                 /s/ PERRY J. LEWIS                    Director                              April 20, 1998
-----------------------------------------------------
                   Perry J. Lewis

                 /s/ ERIC C. NEUMAN                    Director                              April 20, 1998
-----------------------------------------------------
                   Eric C. Neuman

                 /s/ JOHN H. MASSEY                    Director                              April 17, 1998
-----------------------------------------------------
                   John H. Massey

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----

                /s/ JEFFREY A. MARCUS                  Director                              April 17, 1998
-----------------------------------------------------
                  Jeffrey A. Marcus

             /s/ LAWRENCE D. STUART, JR.               Director                              April 20, 1998
-----------------------------------------------------
               Lawrence D. Stuart, Jr.

                  /s/ STEVEN DINETZ                    Director                              April 17, 1998
-----------------------------------------------------
                    Steven Dinetz

              /s/ VERNON E. JORDAN, JR.                Director                              April 21, 1998
-----------------------------------------------------
                Vernon E. Jordan, Jr.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each co-registrant listed on Attachment A hereto has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 17, 1998.

                                            THE CO-REGISTRANTS LISTED ON
                                            ATTACHMENT A HERETO

                                            By:    /s/ MATTHEW E. DEVINE
                                              ----------------------------------
                                                      Matthew E. Devine
                                                        Vice President
                                                    of Each Co-Registrant

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew
E. Devine as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURES                                     TITLE                    DATE
                     ----------                                     -----                    ----

                 /s/ THOMAS O. HICKS                   Chief Executive Officer of Each   April 20, 1998
-----------------------------------------------------    Co-Registrant (Principal
                   Thomas O. Hicks                       Executive Officer of Each Co-
                                                         Registrant)

                /s/ MATTHEW E. DEVINE                  Vice President and Director of    April 17, 1998
-----------------------------------------------------    Each Co-Registrant (Principal
                  Matthew E. Devine                      Financial Officer and
                                                         Principal Accounting Officer
                                                         of Each Co-Registrant)

                 /s/ ERIC C. NEUMAN                    Director of Each Co-Registrant    April 20, 1998
-----------------------------------------------------
                   Eric C. Neuman

             /s/ LAWRENCE D. STUART, JR.               Director of Each Co-Registrant    April 20, 1998
-----------------------------------------------------
               Lawrence D. Stuart, Jr.

                                  ATTACHMENT A

                       NAME
Chancellor Media Corporation of the Lone Star
  State
Chancellor KZPS/KDGE License Corp.
Chancellor Media Corporation of the Bay Area
KIOI License Corp.
Chancellor Media Corporation of Illinois
WRCX License Corp.
Chancellor Media Corporation of Chicago AM
WMVP-AM License Corp.
Chancellor Media Corporation of Dade County
WVCG License Corp.
Chancellor Media/Pyramid Corporation
Chancellor Media/Pyramid Holdings Corporation
Broadcast Architecture, Inc.
Chancellor Media Corporation of Massachusetts
WJMN License Corp.
Chancellor Media Corporation of the Nation's
  Capital
WWRC License Corp.
Chancellor Media Partners Corporation
Chancellor Media Corporation of Gotham
Chancellor Media Corporation of New York
WYNY License Corp.
Chancellor Media Corporation of Detroit
WKQI/WDOZ/WNIC License Corp.
Chancellor Media Corporation of Chicagoland
WEJM/WEJM-FM/WVAZ License Corp.
Chancellor Media Corporation of Charlotte
WIOQ License Corp.
Chancellor Media Corporation of Dallas
KSKY License Corp.
Chancellor Media Corporation of San Francisco
KMEL License Corp.
Chancellor Media Corporation of Houston
Chancellor Media of Houston Limited Partnership
  (through its general partner, Chancellor Media
  Corporation of Houston)
KLOL License Limited Partnership (through its general partner, Chancellor Media Corporation of Houston)
Chancellor Media Corporation of Tiburon
KKSF License Corp.
Chancellor Media Corporation of Washington, D.C.
Chancellor Media Corporation of St. Louis
WTOP License Limited Partnership (through its general partner, Chancellor Media Corporation of Washington, D.C.)
Chancellor Media Corporation of the Motor City
WJLB License Corp.
Chancellor Media Corporation of Michigan
WMXD License Corp.
Chancellor Media/WAXQ Inc.
WAXQ License Corp.
Chancellor Media/WMZQ Inc.
WMZQ License Corp.

                       NAME
Chancellor Media Corporation of the Liberty City
WDAS (FM) License Corp.
WDAS (AM) License Corp.
Chancellor Media/Riverside Broadcasting Co. Inc.
WLTW License Corp.
Chancellor Media Corporation of the Great Lakes
WWWW/WDFN License Corp.
Chancellor Media Corporation of the Capital City
WGAY License Corp.
Chancellor Media Licensee Company
Chancellor Media/Trefoil Communications, Inc.
Chancellor Media/Shamrock Broadcasting, Inc.
Chancellor Media/Shamrock Radio Licenses, Inc.
Chancellor Media/Shamrock Broadcasting of Texas,
  Inc.
Chancellor Media/Shamrock Broadcasting Licenses of
  Denver, Inc.
Chancellor Media/KCMG Inc.
Chancellor Media/KYSR Inc.
Chancellor Media/WLIT Inc.
Radio 100 L.L.C. (through its sole member,
  Chancellor Media Corporation of Los Angeles)
Chancellor Media Corporation of Pennsylvania
WJJZ License Corp.
Chancellor Media Corporation of Miami
WEDR License Corp.
Chancellor Media Corporation of Boston
WXKS (AM) License Corp.
WXKS (FM) License Corp.
Chancellor Media Corporation of the Windy City
WNUA License Corp.
Chancellor Media Corporation of Philadelphia
Chancellor Media Corporation of the Keystone State
WYXR License Corp.
WUSL License Corp.
KKBT License Corp.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the co-registrant identified below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 20, 1998.

                                            KATZ MEDIA CORPORATION

                                            By:    /s/ RICHARD E. VENDIG
                                              ----------------------------------
                                                      Richard E. Vendig
                                                 Senior Vice President, Chief
                                                  Financial and Administrative
                                                       Officer, Treasurer

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew
E. Devine as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----

                 /s/ THOMAS F. OLSON                   Chief Executive Officer,          April 20, 1998
-----------------------------------------------------    President and Director
                   Thomas F. Olson                       (Principal Executive
                                                         Officer)

                /s/ RICHARD E. VENDIG                  Senior Vice President, Chief      April 20, 1998
-----------------------------------------------------    Financial and
                  Richard E. Vendig                      Administrative Officer,
                                                         Treasurer (Principal
                                                         Financial Officer and
                                                         Principal Accounting
                                                         Officer)

               /s/ JAMES E. DE CASTRO                  Director                          April 21, 1998
-----------------------------------------------------
                 James E. de Castro

                /s/ MATTHEW E. DEVINE                  Director                          April 17, 1998
-----------------------------------------------------
                  Matthew E. Devine

               /s/ KENNETH J. O'KEEFE                  Director                          April 17, 1998
-----------------------------------------------------
                 Kenneth J. O'Keefe

               /s/ JAMES E. BELOYIANIS                 Director                          April 20, 1998
-----------------------------------------------------
                 James E. Beloyianis

                 /s/ STUART O. OLDS                    Director                          April 20, 1998
-----------------------------------------------------
                   Stuart O. Olds

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants listed on Attachment B hereto has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 20, 1998.

                                            THE CO-REGISTRANTS LISTED ON
                                            ATTACHMENT B HERETO.

                                            By:    /s/ RICHARD E. VENDIG
                                              ----------------------------------
                                                      Richard E. Vendig
                                                 Senior Vice President, Chief
                                                  Financial and Administrative
                                                   Officer, Treasurer of Each
                                                    Co-Registrant Listed on
                                                          Attachment B

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew
E. Devine as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----

                 /s/ THOMAS F. OLSON                   Chief Executive Officer,          April 20, 1998
-----------------------------------------------------    President and Director
                   Thomas F. Olson                       (Principal Executive
                                                         Officer of Each
                                                         Co-Registrant Listed on
                                                         Attachment B)

                /s/ RICHARD E. VENDIG                  Senior Vice President, Chief      April 20, 1998
-----------------------------------------------------    Financial and
                  Richard E. Vendig                      Administrative Officer,
                                                         Treasurer (Principal
                                                         Financial Officer and
                                                         Principal Accounting
                                                         Officer of Each
                                                         Co-Registrant Listed on
                                                         Attachment B)

               /s/ JAMES E. DE CASTRO                  Director of Each                  April 21, 1998
-----------------------------------------------------    Co-Registrant Listed on
                 James E. De Castro                      Attachment B

                /s/ MATTHEW E. DEVINE                  Director of Each                  April 17, 1998
-----------------------------------------------------    Co-Registrant Listed on
                  Matthew E. Devine                      Attachment B

               /s/ KENNETH J. O'KEEFE                  Director of Each                  April 17, 1998
-----------------------------------------------------    Co-Registrant Listed on
                 Kenneth J. O'Keefe                      Attachment B

                                  ATTACHMENT B

                            NAME

Seltel, Inc.
The National Payroll Company, Inc.
Katz Cable Corporation
Katz Communications, Inc.
Christal Radio Sales, Inc.
Eastman Radio Sales, Inc.
Amcast Radio Sales, Inc.
Katz Millennium Marketing, Inc.

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        1.1+             -- Securities Purchase Agreement, dated as of December 22,
                            1997, by and among Chancellor Media Corporation of Los
                            Angeles, BT Alex. Brown, Credit Suisse First Boston,
                            Goldman, Sachs & Co., Morgan Stanley Dean Witter and
                            Salomon Smith Barney.
        2.11(h)          -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
        2.11A(i)         -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
        2.11B(i)         -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
        2.12(j)          -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
        2.13(n)          -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
        2.14(o)          -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
        2.15(o)          -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
        2.16(o)          -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
        2.17(p)          -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
        2.18(p)          -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
        2.19(p)          -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles.
                            (See table of contents for list of omitted schedules)
        2.20(p)          -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.
        2.21(p)          -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles,
                            and Evergreen Media Corporation of Chicago.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.22(p)          -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
        2.23(p)          -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM).
                            (See table of contents for list of omitted exhibits and
                            schedules)
        2.24(p)          -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles. (See table of
                            contents for list of omitted schedules)
        2.25(q)          -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
        2.26(q)          -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
        2.27(q)          -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
        2.28(r)          -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
        2.29(r)          -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19, 1997.
        2.30(r)          -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund II, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.
        2.31(r)          -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.
        2.32(s)          -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.33(s)          -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
        2.34(t)          -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
        2.35(t)          -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits)
        2.36(t)          -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).
        2.41(y)          -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
        2.42(gg)         -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
        2.43(ss)         -- Letter Agreement, dated February 20, 1998, between the
                            Company and Capstar Broadcasting Corporation.
        3.3(ff)          -- Certificate of Incorporation of Chancellor Media
                            Corporation of Los Angeles formerly known as Evergreen
                            Media Corporation of Los Angeles.
        3.3A(pp)         -- Amendment to Certificate of Incorporation of Chancellor
                            Media Corporation of Los Angeles, filed September 5,
                            1997.
        3.3B(tt)         -- Amendment to the Certificate of Incorporation of
                            Chancellor Media Corporation of Los Angeles, filed
                            October 28, 1997.
        3.4(ff)          -- Bylaws of Chancellor Media Corporation of Los Angeles.
        4.10(t)          -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits).
        4.11(z)          -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        4.15(aa)         -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of the Company.
        4.16(bb)         -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of the
                            Company.
        4.17(cc)         -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of the
                            Company.
        4.18(dd)         -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of the
                            Company.
        4.19(ee)         -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of the Company.
        4.21(ff)         -- Specimen of the 12 1/4% Series A Senior Cumulative
                            Exchangeable Preferred Stock Certificate of the Company.
        4.22(ff)         -- Specimen of the 12% Exchangeable Preferred Stock
                            Certificate of the Company.
        4.23(ff)         -- Form of Certificate of Designation for the 12 1/4% Series
                            A Senior Cumulative Exchangeable Preferred Stock of the
                            Company.
        4.24(ff)         -- Form of Certificate of Designation for the 12%
                            Exchangeable Preferred Stock of the Company.
        4.25(pp)         -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
        4.26(hh)         -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of the
                            Company.
        4.27(pp)         -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of the
                            Company.
        4.28(pp)         -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of the Company.
        4.29(pp)         -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12 1/4% Subordinated Exchange Debentures due 2008 of
                            the Company.
        4.30(pp)         -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of the
                            Company.
        4.34(tt)         -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of the Company.
        4.35(tt)         -- Second Supplemental Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of the Company.
        4.36(tt)         -- Third Amendment to Second Amended and Restated Loan
                            Agreement dated October 28, 1997, among the Company, the
                            Lenders, the Agents and the Administrative Agent.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        4.37(tt)         -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among the Company,
                            the Lenders, the Agents and the Administrative Agent.
        4.38+            -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of the Company.
        5.1+             -- Opinion of Latham & Watkins.
        8.1+             -- Tax Matters Opinion of Latham & Watkins.
       10.23(f)          -- Evergreen Media Corporation Stock Option Plan for
                            Non-employee Directors.
       10.26(n)          -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
       10.28(o)          -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
       10.30(pp)         -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
       10.31(pp)         -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.
       10.32(pp)         -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
       10.33(pp)         -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
       10.34(pp)         -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
       10.35(ii)         -- Employment Agreement dated February 14, 1996 by and among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
       10.36(jj)         -- Chancellor Broadcasting Company 1996 Stock Award Plan.
       10.37(kk)         -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
       10.38(ll)         -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Steven Dinetz.
       10.39(mm)         -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Eric W. Neumann.
       10.40(nn)         -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Marvin Dinetz.
       10.41(oo)         -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
       10.43+            -- Registration Rights Agreement, dated December 22, 1997, by and among Chancellor Media Corporation of Los Angeles
                            and the initial purchasers of the 8 1/8% Senior
                            Subordinated Notes due 2007.
       10.44*            -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
       12.1+             -- Chancellor Media Corporation of Los Angeles Computation
                            of Ratio of Earnings to Combined Fixed Charges and
                            Preferred Stock Dividends.
       21.2(tt)          -- Subsidiaries of Chancellor Media Corporation of Los
                            Angeles.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       23.1+             -- Consent of Latham & Watkins (included as part of their
                            opinion listed as Exhibit 5.1).
       23.2+             -- Consent of Coopers & Lybrand L.L.P., independent
                            accountants.
       23.3+             -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
       23.4+             -- Consent of Coopers & Lybrand L.L.P., independent
                            accountants.
       23.5+             -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
       23.6+             -- Consent of Arthur Andersen LLP, independent accountants.
       23.7+             -- Consent of Latham & Watkins (included as part of their
                            opinion listed as Exhibit 8.1).
       24.1              -- Powers of Attorney (included on signature pages)
       25.1+             -- Statement of Eligibility on Form T-1 of U.S. Trust
                            Company of Texas, N.A. under the Indenture.
       99.1*             -- Letter Of Transmittal for the Exchange Offer.
       99.2*             -- Notice of Guaranteed Delivery for the Exchange Offer.

---------------

 *    To be filed by amendment

 +    Filed herewith

(a) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-60036).

(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.

(i) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated January 17, 1996.

(j) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1995.

(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.

(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).

(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.

(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.

(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.

(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.

(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.

(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.

(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.

(ff) Incorporated by reference to the identically-numbered exhibit to EMCLA's Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended.

(gg) Incorporated by reference to the identically-numbered exhibit to the Quarterly Report on Form 10-Q of Evergreen and EMCLA for the quarterly period ending June 30, 1997.

(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor and CRBC for the quarterly period ending March 31, 1997.

(ii) Incorporated by reference to Exhibit 10.6 to Chancellor's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.

(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(pp) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.

(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and the Company, dated as of February 23, 1998 and filed as of February 27, 1998.

(tt) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and the Company for the fiscal year ended December 31, 1997.